Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-188927

PROSPECTUS

CHC Helicopter S.A.

Offer to Exchange (the “exchange offer”)

$300,000,000 aggregate principal amount of its 9.375% Senior Notes due 2021 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered 9.375% Senior Notes due 2021 (the “outstanding notes”). We refer to the outstanding notes and the exchange notes collectively as the “notes.”

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The exchange offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on July 10, 2013, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the exchange offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 20 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is June 11, 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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INDUSTRY AND MARKET DATA

The market data and other statistical information (such as the size of certain markets and our position and the position of our competitors within these markets, oil and gas production and market information) used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

BASIS OF PRESENTATION

The audited consolidated financial statements of the top-most parent guarantor, 6922767 Holding S.à r.l. (the “Successor”, the “Company”, “we”, “us” or “our”), consist of the Successor’s consolidated balance sheets as of April 30, 2012 and 2011 and the Successor’s consolidated statements of operations, comprehensive income (loss), changes in shareholder’s equity and cash flows for the years ended April 30, 2012, 2011, and 2010.

6922767 Holding S.à r.l. was incorporated on February 20, 2008 under the laws of Luxembourg and is a private limited liability company (société à responsabilité limitée) (S.à r.l.) whose sole purpose was to acquire CHC Helicopter Corporation (the “Predecessor”). The Company completed its acquisition of the Predecessor on September 16, 2008 and has included the results of operations and cash flows of the entity formerly known as CHC Helicopter Corporation from September 16, 2008 to April 30, 2009 in its audited consolidated financial statements for the fiscal year ended April 30, 2009, which are not included in this prospectus. The Company’s results of operations also include organizational expenses and losses related to the acquisition as it was not previously operating in the helicopter transportation services industry from May 1, 2008 up to the date of the acquisition. The acquisition of CHC Helicopter Corporation was accounted for using the purchase method of accounting. The application of the purchase method of accounting requires the allocation of the acquisition purchase price to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the acquisition. As a result, the assets and liabilities acquired from the Predecessor on the date of acquisition are recorded at fair values and these became the Successor’s cost basis. Accordingly, the Predecessor period from May 1, 2008 to September 15, 2008 and the Successor period from May 1, 2008 to April 30, 2009 have a different basis of accounting.

The Predecessor adopted the U.S. dollar as its reporting currency on May 1, 2008. As such, historical figures previously reported in Canadian dollars have been translated into U.S. dollars using the current rate method. Under this method, the statement of operations and cash flow statement items have been translated into U.S. dollars using the rates in effect at the date of the transactions. Assets and liabilities have been translated using the exchange rate in effect at the balance sheet date. The Predecessor applied this method retrospectively to all activity that commenced May 1, 2004. Equity balances which arose prior to May 1, 2004 have been translated to the reporting currency at the exchange rate in effect on May 1, 2004.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company and CHC Helicopter S.A. (the “Issuer”) are organized under the laws of Luxembourg. In addition, most of the guarantors of the notes are organized outside of the United States. Many of the Issuer’s and the guarantors’ directors, officers, and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against them, either inside or outside the United States, judgments obtained against them in U.S. courts, or to enforce in U.S. courts judgments obtained against them in courts in jurisdictions outside the United States, in each case, in any action predicated upon civil liabilities under the U.S. federal securities laws. We have been advised by Loyens & Loeff, our Luxembourg counsel, that there is doubt as to the enforceability against these persons in Luxembourg, whether in original actions or in actions for enforcements of judgments of U.S. courts, of liabilities predicated solely upon the U.S. federal securities laws and there are similar limitations in other jurisdictions. In addition, there are similar or additional limitations on the enforceability of civil liabilities in the other jurisdictions where our guarantors or their assets are located or our guarantors’ directors, officers and controlling persons are located. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

Therefore, it may not be possible to enforce judgments against us, our non-U.S. guarantors and certain of our and our guarantors’ directors and officers or some of the experts named in this prospectus.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

The information included in this prospectus contains “forward-looking statements”, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act, about our future expectations, plans or prospects and our business. All statements contained in this prospectus, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although these forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events, actual results may differ materially from those stated in or implied by these forward-looking statements. Such factors include, but are not limited to, the following:

•	competition in the markets we serve;

•	loss of any of our large, long-term support contracts;

•	failure to maintain standards of acceptable safety performance;

•	political, economic and regulatory uncertainty;

•	problems with our non-wholly owned entities, including potential conflicts with the other owners of such entities;

•	exposure to credit risks;

•	assimilation of acquisitions and the impact of any future material acquisitions;

•	inability to fund our working capital requirements;

•	unanticipated costs or cost increases associated with our business operations, including replacement aircraft and replacement aircraft parts;

•	risks inherent in the operation of helicopters;

•	reduced activity in the oil and gas industry;

•	inability to obtain or maintain necessary aircraft, aircraft parts, insurance or lease financing;

•	exchange rate fluctuations;

•	loss of key personnel;

•	labor problems;

•	global financial market instability;

•	insufficient assets in our defined benefit pension plan;

•	allocation of risk between our customers and us;

•	inability to dispose of our older aircraft and parts;

•	inability to service our debt obligations or comply with our obligations under our operating leases;

•	compliance risks associated with international activities;

•	application of tax laws in various jurisdictions;

•	inability to upgrade our technology;

•	reduction or cancellation of services for government agencies;

•	our sponsor may have interests that conflict with ours;

•	risk related to our operations under local law; and

•	inability to maintain government issued licenses.

We caution you that the above list of cautionary statements is not exhaustive and should be considered with the risks described under “Risk Factors” and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We disclaim any intentions or obligations to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws.

GLOSSARY

Embedded equity	Embedded equity, an intangible asset, represents the amount by which the estimated market value of a leased aircraft exceeded the leased aircraft purchase option price at September 16, 2008, the acquisition date. Embedded equity is assessed on an ongoing basis for impairment. Impairment, if any, is recognized in the consolidated statements of operations.

EMS	Emergency medical services.

Heavy helicopter	A category of twin-engine helicopters that requires two pilots, can accommodate 19 to 26 passengers and can operate under instrument flight rules, which allow daytime and nighttime flying in a variety of weather conditions. The greater passenger capacity, larger cabin, longer flight range, and ability to operate in adverse weather conditions make heavy aircraft more suitable than single engine aircraft for offshore support. Heavy helicopters are generally utilized to support the oil and gas sector, construction and forestry industries and SAR and EMS customer requirements.

Long-term contracts	Contracts of three years or longer in duration.

Medium helicopter	A category of twin-engine helicopters that generally requires two pilots, can accommodate nine to 15 passengers and can operate under instrument flight rules, which allow daytime and nighttime flying in a variety of weather conditions. The greater passenger capacity, longer flight range, and ability to operate in adverse weather conditions make medium aircraft more suitable than single engine aircraft for offshore support. Medium helicopters are generally utilized to support the oil and gas sector, construction and forestry industries and SAR and EMS customer bases in certain jurisdictions. Medium helicopters can also be used to support the utility and mining sectors, as well as certain parts of the construction and forestry industries, where transporting a smaller number of passengers or carrying light loads over shorter distances is required.

Medium-term contracts	Contracts of greater than one year and less than three years in duration.

MRO	Maintenance, repair and overhaul.

New technology	When used herein to classify our aircraft, a category of higher value, recently produced, more sophisticated and more comfortable aircraft, including Eurocopter’s EC225, EC135, EC145 and EC155; Agusta’s AW139; and Sikorsky’ S76C+, S76C++ and S92A.

OEM	Original equipment manufacturer.

PBH	Power-by-the-hour. A program where an aircraft operator pays a fee per flight hour to an MRO provider as compensation for repair and overhaul components required in order for the aircraft to maintain an airworthy condition.

SAR	Search and rescue.

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PROSPECTUS SUMMARY

This summary highlights selected information in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the information set forth under the heading “Risk Factors” and the consolidated financial statements included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, (i) references in this prospectus to “Company,” “CHC,” “we,” “us” and “our” refer to 6922767 Holding S.à r.l., a Luxembourg société à responsabilité limitée and its consolidated subsidiaries; (ii) references to the “Issuer” refer to CHC Helicopter S.A., a Luxembourg société anonyme and the issuer of the notes; and (iii) references to “guarantors” refer to 6922767 Holding S.à r.l., the Issuer’s indirect parent, CHC Helicopter Holding S.à r.l., the Issuer’s direct parent, and all of 6922767 Holding S.à r.l.’s existing and future restricted subsidiaries that guarantee our senior secured revolving credit facility and our 9.250% Senior Secured Notes due 2020 (the “Senior Secured Notes”), subject to certain exceptions.

Our Company

We are a world-leading commercial operator of medium and heavy helicopters, providing mission-critical services to the offshore oil and gas industry, as well as search and rescue (“SAR”) and emergency medical services (“EMS”) to government agencies. We believe the services we provide to the oil and gas industry are critical for the continued production of hydrocarbons from existing offshore oil and gas platforms and the exploration and development of new oil fields, while our SAR and EMS services are crucial for saving lives. In addition, our maintenance, repair and overhaul (“MRO”) segment, Heli-One, is a world leading independent commercial provider of helicopter support services, with offerings that include MRO, integrated logistics support and the complete outsourcing of all maintenance activities for helicopter operators. Heli-One services our own flight operations as well as third-party customers around the world.

We have been providing helicopter services for more than 60 years through our subsidiaries and predecessor companies, and we currently operate in approximately 30 countries, covering most major offshore oil and gas producing regions of the world. Our major operations are in Norway, the United Kingdom, Ireland, the Netherlands, Australia, Brazil, Canada and Africa. As of January 31, 2013, our fleet consisted of 252 aircraft, comprising 117 heavy and 135 medium helicopters. For the fiscal years ended April 30, 2012 and April 30, 2011, helicopter transportation services for the oil and gas industry accounted for approximately 79% and 78% of our total revenue, respectively, SAR and EMS activities accounted for approximately 9% and 10% of our total revenue, respectively, while MRO and other helicopter support services represented approximately 12% and 12% of our total revenue, respectively. For the nine months ended January 31, 2013 and the fiscal years ended April 30, 2012, April 30, 2011 and April 30, 2010, the Company earned revenues of $1,304.7 million, $1,692.5 million, $1,445.5 million and $1,313.6 million and incurred net losses of $87.3 million, $95.0 million, $65.3 million and $76.5 million, respectively.

The following map shows our aircraft distribution as of January 31, 2013:

Aircraft in Europe and North America include aircraft undergoing post-delivery modifications, base maintenance and aircraft held for sale.

Helicopter Services

Our Helicopter Services segment consists of flying operations in the Eastern North Sea, the Western North Sea, the Americas, the Australasia region and the Africa-Euro Asia region serving the offshore oil and gas, SAR and EMS. The Eastern North Sea is comprised mainly of Norway while the Western North Sea includes the United Kingdom, Ireland and the Netherlands. The Americas is comprised of Brazil and North and South American countries. The Australasia region includes Australia and Southeast Asian countries and the Africa-Euro Asia region includes Nigeria, Kazakhstan, Turkey, Mozambique, Tanzania and other African and European countries.

We are one of two global helicopter service providers to the offshore oil and gas industry. We provide transportation services to and from production platforms, drilling rigs and other offshore installations and facilities.

•	Our helicopter services in the oil and gas industry are largely characterized by medium to long-term contracts (i.e., two to eight years in duration, with an average of four years).

•	The majority of our customers are large national and multinational companies.

•

We believe our services are critical to customers as helicopter transportation is a cost-effective, viable means to transport crews from land to offshore platforms. Substantially all of our fuel costs are passed through to our customers.

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Maintaining a strong safety record is a primary concern for our customers, and as of January 31, 2013, our five-year rolling average was 0.24 accidents per 100,000 flight hours. The accident rate is calculated using the number of accidents, as defined by the International Civil Aviation Organization, divided by the number of hours flown in the same period and then multiplied by 100,000.

We particularly target opportunities for long-term contracts that require medium and heavy helicopters, operated by highly trained personnel with state-of-the-art safety management systems and a world-class operating track record. We are a market leader in most of the regions we serve, with a well-established reputation for safety, customer service and aircraft reliability. We are a major operator in the North Sea, one of the world’s largest oil-producing regions. We operate a large fleet of heavy helicopters in Brazil to service our customers in the oil and gas sector, a market that is shifting to heavy helicopter technology as pre-salt fields in ultra deepwater environments have been further developed, and we service the industry in Africa, Europe, Australia and Southeast Asia. For the fiscal years ended April 30, 2012 and April 30, 2011, revenues generated by helicopter transportation services for the oil and gas industry accounted for approximately 79% and 78% of our total revenues, respectively.

We believe providing helicopter services to oil and gas production customers generally provides our company with a less cyclical revenue stream, since oil and gas exploration and development activities are more cyclical in nature. Offshore production platforms generally run at full capacity, irrespective of commodity prices, until the economic end-life of the respective field. These production platforms generally have expected lives of 20 years or more depending on the size and characteristics of the field.

We are one of the world’s leading commercial providers of SAR and EMS services through our Helicopter Services segment. We have long-term contracts with government agencies and commercial operators in the United Kingdom, Ireland and Australia. Our SAR and EMS contracts average eight years in duration. Contracts are generally entered into directly with state and federal governments.

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We utilize state-of-the-art aircraft specifically configured and equipped with emergency medical and rescue equipment. Our crews are multidisciplined professionals with extensive training for the high level of expertise required for maritime search and rescue, thus ensuring maximum safety during rescue operations.

•	We provide services to transport medical personnel and equipment directly to the scene of an accident, and the rapid transport of victims to and between hospitals.

•	We expect further increased demand for SAR and EMS helicopter services as governments increasingly outsource these activities.

•

We believe our revenue streams from SAR and EMS services are not driven by general economic conditions or short-term hydrocarbon prices. For the fiscal years ended April 30, 2012 and April 30, 2011, revenues generated by SAR and EMS services accounted for approximately 9% and 10% of our total revenues, respectively.

Maintenance, Repair and Overhaul

Our MRO segment, Heli-One, is a world-leading independent commercial provider of helicopter support and MRO services. Our comprehensive range of capabilities and broad geographic footprint allow us to offer a full suite of aftermarket services including engine, airframe and component MRO, logistics support, parts sales and distribution, and high-value engineering and design. We provide these services individually or as part of multi-year, complete maintenance outsourcing. We operate independent licensed commercial engine and major-component MRO facilities for the Eurocopter SuperPuma and Eurocopter EC225 helicopters. Additionally, we service a wide variety of other helicopter types, including the Eurocopter Dauphin, Sikorsky S61N, Sikorsky S76 series, Sikorsky S92A, Agusta AW139, Bell 212 and Bell 412. We provide sophisticated avionics integration services to the armed forces of European nations, and we partner with helicopter manufacturers around the world to provide MRO services to their direct customers.

We believe our MRO segment enhances our business model in several respects:

•	Third-party demand for MRO services by governments, militaries and the civil sector provides a diverse stream of revenue to CHC’s business.

•

Air worthiness regulations, which are established by civil aviation authorities and manufacturers, require that every dynamic component of a helicopter be replaced or overhauled on a scheduled basis, resulting in steady demand for our MRO services.

•	Our in-house repair and overhaul capabilities provide operational control and flexibility over the maintenance of our fleet, lowering operating cost and providing a competitive advantage.

OUR COMPETITIVE STRENGTHS

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Global Footprint. We currently operate helicopter transportation services in approximately 30 countries. In addition, we have our own internal MRO operations, Heli-One, which services aircraft in most of the countries in which we maintain flying operations. Our broad geographic coverage enables us to respond to customer needs and new business opportunities, while adhering to international safety standards, local market regulations and customs. Additionally, as multinational oil and gas companies seek helicopter operators that can provide one standard of service in many locations around the world, our geographic coverage allows us to effectively compete for many of these contracts. We have a record of obtaining the required licenses and permits to operate in new jurisdictions, including, where necessary, through local alliances.

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Safety Record. We believe we have sophisticated safety and training programs and practices and we are proud of our safety record. We have implemented a global safety management system, and we meet or exceed the stringent safety and performance audits conducted by our customers. We also host a highly regarded annual international safety summit, which is a manifestation of our single-minded commitment to safe operations. Attendees include our customers, manufacturers, competitors and regulators.

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Strong Long-Term Relationships with Leading Companies and Organizations. We have multi-year relationships with major oil and gas companies and with SAR and EMS customers around the world, including Ireland, the United Kingdom and Australia, where many have been our customers continuously for more than two decades. We believe these long-term customer relationships are enabled, in large part, because of our focus on and accomplishments in safety and flight training, our crews’ experience, and service quality that consistently meets or exceeds customer standards. In addition to helicopter transportation, certain customers rely on us for ancillary services, including our computerized logistics systems that enhance crew scheduling and passenger handling services, which further strengthens our relationships with our clients and often generates additional revenue.

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Large, Modern and Diversified Fleet of Helicopters. We are a world-leading commercial operator of medium and heavy helicopters. Our large fleet allows us to meet the diverse operational requirements of our customers and minimize disruptions in service. To meet customer-specific requirements and ensure that we and our customers are not overly reliant on any one aircraft type or manufacturer, we most commonly operate Sikorsky S92A and Eurocopter EC225 heavy aircraft and Sikorsky S76 series and Agusta AW139 medium aircraft. Our fleet includes some of the most advanced civilian aircraft in the world.

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Retention of Asset Value in Our Owned Fleet. A significant portion of a helicopter’s value resides in its major components, including engines, gearboxes, transmissions and rotable parts. Because these components are replaced or upgraded on a regular basis, older models of helicopters remain capable of meeting many of the same performance standards as newer aircraft.

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In-House Repair and Overhaul Business. Our MRO business, Heli-One, diversifies our revenue streams, reduces our costs and positions us as a full-service, high-quality helicopter operator. We are a market leader and operate independent licensed commercial-engine and major-component MRO facilities for the Eurocopter Super Puma and Eurocopter EC225 helicopters. We also have the capability to support several other helicopter types including the Eurocopter Dauphin, Sikorsky S61N, Sikorsky S76 series, Sikorsky S92A, Agusta AW139, Bell 212 and Bell 412. This allows us to control the quality and cost of our helicopter maintenance, repair and refurbishment.

OUR BUSINESS STRATEGY

Our goal is to enhance our leadership position and to create superior value by consistently and efficiently providing safe, reliable value-added services to our customers while maximizing return on assets, earnings and cash flow. We intend to focus on the following key initiatives:

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Strengthening Our Competitive Position in Existing Markets. We intend to improve our ability to win new contracts, renew existing contracts, strengthen our existing customer relationships and enhance our competitive positions by increasing our focus on customer needs and reducing costs, while maintaining high standards for safety and reliability. We believe our global footprint, safety record and diversified fleet of large and medium helicopters ideally position us to serve increased demand from existing customers and new customers.

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Expanding Our Helicopter Transportation Operations. We intend to capitalize on our broad geographic coverage, long-term customer relationships and our fleet capabilities to fulfill new opportunities in developing oil and gas regions. Some of these geographic regions, including Brazil, Australia, Europe, Africa and Southeast Asia, where we currently have infrastructure and operations, are expected to be the fastest growing markets for offshore helicopter transportation services.

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Growing the MRO Business. We plan to expand our Heli-One revenue by further penetrating markets for overhaul of major components and engines and by pursuing new opportunities in heavy and medium aircraft maintenance, as well as military helicopter support.

•	Growth Through Acquisition. We may evaluate acquisition opportunities for both our flying and MRO businesses to further strengthen our position in existing markets and establish ourselves in new ones.

•	Focusing on Long-Term Contracts. We are prioritizing long-term contracts with our major customers to maximize the stability of our revenue.

COMPANY INFORMATION

The Issuer was formed in June 2008 in connection with the acquisition of the predecessor of CHC Helicopter LLC (which has converted to a Luxembourg société à responsabilité limitée as CHC Helicopter Holding S.à r.l.), the Issuer’s direct parent, by funds affiliated with First Reserve Management, L.P. (“First Reserve”). In connection with the initial issuance of the $1.1 billion in outstanding Senior Secured Notes, the Issuer converted from a Luxembourg société à responsabilité limitée (private limited liability company) to a société anonyme (public company limited by shares).

The Issuer’s registered office is located at 13-15 Avenue de la Liberté, L-1931 Luxembourg and its registration number is B 139673.

The corporate headquarters of Heli-One Canada Inc. is located at 4740 Agar Drive, Richmond, British Columbia, V7B 1A3 Canada and our telephone number at that location is (604) 276-7500. The Issuer has entered into an agreement with Heli-One Canada Inc. to provide certain management services, subject to authority limits as determined by our board of directors and set out in such agreement.

THE ACQUISITION AND OUR OWNERSHIP STRUCTURE

On September 16, 2008, a corporation controlled by funds affiliated with First Reserve acquired the predecessor of the Issuer’s direct parent for an aggregate purchase price of $2,376.5 million. Subsequent to the acquisition, the Issuer became a privately-held company.

The following chart shows a summary of our capital structure as of January 31, 2013 as adjusted for the private placement of the outstanding notes on May 13, 2013 and the use of proceeds therefrom.

(1)	On October 4, 2010, we issued $1.1 billion aggregate principal amount of our Senior Secured Notes at an issue price of 98.399%. On October 5, 2012, we issued an additional $200.0 million aggregate principal amount of our Senior Secured Notes at an issue price of 101%. On May 13, 2013, we issued $300.0 million aggregate principal amount of notes to which this prospectus and the exchange offer discussed herein relates to, at an issue price of 100% of par value.
(2)

As of January 31, 2013, we had $130.0 million aggregate principal amount of borrowings outstanding under our senior secured revolving credit facility and an outstanding overdraft of $2.1 million. Our senior secured revolving credit facility currently matures in 2015. We used a portion of the net proceeds from the $300.0 million private placement of the outstanding notes on May 13, 2013 to repay the borrowings outstanding under our senior secured revolving credit facility. As of January 31, 2013, after giving effect to the May 13, 2013 private placement of $300.0 million aggregate principal amount of outstanding notes, we would have had $314.1 million of available committed capacity under our senior secured revolving credit facility, all of which would be secured, net of $60.9 million in outstanding letters of credit, which reduces the availability under the senior secured revolving credit facility.
(3)	For information about the financial positions and results of operations of our non-guarantor subsidiaries, see Note 20 of our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 29 of our audited annual consolidated financial statements for the year ended April 30, 2012, each of which are included elsewhere in this prospectus.

Recent Developments

On October 22, 2012, one of our EC225 helicopters was forced to make a controlled water landing in the North Sea. The aircraft that made the controlled water landing was fully insured and has been recovered. There were no reported injuries to any of the 19 passengers and crew, and no uninsured losses to third party property.

The UK Air Accidents Investigation Branch (AAIB) issued a special bulletin with a preliminary determination about the cause of the incident. (See http://www.aaib.gov.uk/publications/special_bulletins/s6_2012    ec225_lp_super_puma__g_chcn.cfm) Neither the foregoing website nor the report accessible through such website shall be deemed incorporated into, and neither shall be a part of, this prospectus or the registration statement of which it forms a part. The AAIB’s primary finding is that the failure of the main gearbox and emergency lubrication systems in this incident mirror those related to a controlled water landing of another EC225 (Bond Helicopter’s G-REDW) on May 10, 2012. Namely, that a bevel vertical gear shaft driving the main gear box oil pumps failed. With this significant information, the European Helicopter Operators Committee (EHOC) and U.K. Helicopter Safety Steering Group (HSSG)—variously representing major oil-and-gas helicopter operators, O&G companies, employee unions and other groups—reconvened on October 25, 2012 with the following outcome: Flights using EC225 aircraft and other Super Puma aircraft with the same type of bevel gear vertical shafts will remain on hold worldwide pending more information and a plan to assure their airworthiness. The UK and Norwegian Civil Aviation Authorities have since issued operational directives prohibiting the use of the new vertical bevel gear shaft for offshore transport.

We are working closely with our customers to provide alternate aircraft to meet customer needs and to mutually agree to modified service obligations in order to compensate for the hold imposed by the directives of the UK and Norwegian Civilian Aviation Authorities on the EC225 and other Super Puma aircraft with the new shaft design. We are also working closely with the investigators, other operators and Eurocopter to find an adequate solution that will lift the hold. We are taking all measures to mitigate our losses and to preserve our rights to recover any losses we may experience and remain committed to our primary objective of safety.

The Exchange Offer

$300.0 million aggregate principal amount of the outstanding notes were issued in a private offering on May 13, 2013. The term “notes” refers collectively to the outstanding notes and the exchange notes.

General	In connection with the private offering, the Issuer and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to use commercially reasonable efforts to complete the exchange offer no later than 360 days after May 13, 2013, the closing date of the issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for the exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the additional interest provision of the registration rights agreement is no longer applicable.

The Exchange Offer	The Issuer is offering to exchange $300.0 million aggregate principal amount of the exchange notes, which have been registered under the Securities Act, for any and all of the outstanding notes. You may only exchange outstanding notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” or an “affiliate” of any guarantor within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate or an affiliate of any guarantor;

•	does not acquire exchange notes in the ordinary course of its business; or

•

tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on July 10, 2013, unless extended by us. We do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our sole discretion. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” or an “affiliate” of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of, all validly tendered outstanding notes pursuant to the terms of the exchange offer, we and the guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture; however, we and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that the outstanding notes are tendered and accepted in the exchange offer, the trading market for the outstanding notes that are not so tendered and accepted could be adversely affected. See “Risk Factors—Risks Related to the Exchange Offer—There may be adverse consequences if you do not exchange your outstanding notes.”

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we and the guarantors of the notes do not currently anticipate that we will register the outstanding notes under the Securities Act.

United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event to holders for United States federal income tax purposes. See “Material United States Federal Income Tax and Luxembourg Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the corresponding outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the applicable registration rights agreement.

Issuer	CHC Helicopter S.A.

Securities Offered	$300.0 million aggregate principal amount of 9.375% Senior Notes due 2021 (the “exchange notes”).

Maturity	The exchange notes will mature on June 1, 2021, unless earlier redeemed or repurchased.

Interest	Interest on the exchange notes will be payable semi-annually in arrears on each June 1 and December 1, commencing on December 1, 2013.

Guarantees	6922767 Holding S.à r.l., the Issuer’s indirect parent, CHC Helicopter Holding S.à r.l., the Issuer’s direct parent, and all of 6922767 Holding S.à r.l.’s existing and future restricted subsidiaries that guarantee our senior secured revolving credit facility and our Senior Secured Notes will guarantee the exchange notes on a senior unsecured basis, except for the Liquidating Entities. Each of the Liquidating Entities is currently being liquidated, and as a result, will not guarantee the exchange notes. Upon liquidation, each of the Liquidating Entities will no longer be a guarantor of our senior secured revolving credit facility or our Senior Secured Notes. Upon liquidation, the assets of each of the Liquidating Entities will be contributed to an entity that is a guarantor of our senior secured revolving credit facility and our Senior Secured Notes and which is a guarantor of the exchange notes.

For information about the financial positions and results of operations of our guarantor subsidiaries, see Note 20 of our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 29 of our audited annual consolidated financial statements for the year ended April 30, 2012, each of which is included elsewhere in this prospectus. The information about the financial positions and results of operations of our guarantor subsidiaries included elsewhere in this prospectus includes the Liquidating Entities, each of which is a guarantor of our senior secured revolving credit facility and our Senior Secured Notes. However, each of the Liquidating Entities is currently being liquidated, and as a result, will not guarantee the exchange notes. Upon liquidation, each of the Liquidating Entities will no longer be a guarantor of our senior secured revolving credit facility or our Senior

Secured Notes. These assets will be contributed to an entity that is a guarantor of our senior secured revolving credit facility and our Senior Secured Notes, which is a guarantor of the exchange notes.

The validity and enforceability of the Guarantees will be subject to the limitations described in “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

Ranking	The exchange notes and the related guarantees will be general senior unsecured obligations of the Issuer and the guarantors and will be:

•	senior in right of payment to the Issuer’s and the guarantors’ future subordinated indebtedness;

•	equal in right of payment with all of the Issuer’s and the guarantors’ existing and future senior indebtedness;

•

effectively subordinated to all of the Issuer’s and the guarantors’ existing and future secured indebtedness, including our senior secured revolving credit facility and our Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to all of the existing and future liabilities (including trade payables) of each of the Issuer’s and the guarantors’ subsidiaries that do not guarantee the exchange notes;

As of January 31, 2013, after giving effect to the private placement of $300.0 million aggregate principal amount of outstanding notes on May 13, 2013 and the use of proceeds therefrom, we had:

•	$1,684.2 million of total indebtedness outstanding, of which $1,384.2 million was senior secured indebtedness, which included our Senior Secured Notes; and

•

$314.1 million of available committed capacity under our senior secured revolving credit facility, all of which was secured indebtedness, net of $60.9 million in outstanding letters of credit, which reduced the availability under the senior secured revolving credit facility.

For further discussion, see “Description of Other Indebtedness—Senior Secured Revolving Credit Facility” and “Description of Other Indebtedness—Senior Secured Notes.”

Optional Redemption	The Issuer may redeem the exchange notes, in whole or in part, at any time on or after June 1, 2016, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par plus accrued and unpaid interest as set forth under “Description of Notes—Optional Redemption.”

At any time before June 1, 2016, the Issuer may redeem up to 35% of the aggregate principal amount of the exchange notes issued under the indenture (including any additional notes issued after the issue date) with the net cash proceeds of one or more equity offerings at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest; provided that:

•

at least 50% of the aggregate principal amount of the exchange notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (unless all of such notes are redeemed); and

•	such redemption occurs within 180 days of the date of the closing of any such equity offering.

In addition, the Issuer may redeem some or all of the exchange notes prior to June 1, 2016 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium as set forth under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest to the date of such redemption.

Tax Redemption	If, as a result of certain tax law changes, the Issuer would be obligated to pay additional amounts in respect of withholding taxes or certain other tax indemnification payments, and such obligation cannot be avoided by taking reasonable measures available to the Issuer, the Issuer may redeem the exchange notes in whole, but not in part, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, and all additional amounts, if any, then due or becoming due on the redemption date. See “Description of Notes—Optional Redemption.”

Mandatory Offers to Purchase	Upon a change of control, if the Issuer does not otherwise redeem the exchange notes, each holder of exchange notes will be entitled to require the Issuer to repurchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” The Issuer’s ability to purchase the exchange notes upon a change of control will be limited by the terms of our debt agreements, including our senior secured revolving credit facility, which may result in a default under the exchange notes. We cannot assure you that the Issuer will have the financial resources to purchase the exchange notes in such circumstances.

Certain asset dispositions may be triggering events which may require us to use the excess proceeds (as such term is defined in the indenture) from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any. See Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends or repurchase or redeem equity interests;

•	limit dividends or other payments by restricted subsidiaries that are not guarantors to us or our other subsidiaries;

•	make certain investments;

•	incur liens;

•	engage in other business activities;

•	enter into certain types of transactions with our affiliates; and

•	sell assets or consolidate or merge with or into other companies.

These and other covenants contained in the indenture governing the exchange notes are subject to important exceptions and qualifications, which are described under “Description of Notes.” In addition, if and for as long as the notes have an investment grade rating from both Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc., and no default or event of default exists under the indenture, we will not be subject to certain of the covenants listed above. See “Description of Notes—Certain Covenants—Covenant Suspension.”

Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop. See “Risk Factors—Risks Related to Our Indebtedness and the Exchange Notes—The notes currently have no established trading or other public market.”

You should carefully consider all the information in the prospectus prior to exchanging your outstanding notes. In particular, we urge you to carefully consider the factors set forth under the “Risk Factors” section.

Summary Historical Consolidated Financial Data

The following table shows our summary historical consolidated financial data for the periods and as of the dates indicated. The summary statement of operations and cash flow data for the years ended April 30, 2012, 2011 and 2010, and the balance sheet data as of April 30, 2012 and 2011 are derived from our audited consolidated financial statements for the respective periods included elsewhere in this prospectus. The balance sheet data as of April 30, 2010 are derived from our audited consolidated financial statements, which are not included in this prospectus.

The summary statement of operations and cash flow data for the nine months ended January 31, 2013 and 2012 and balance sheet data as of January 31, 2013 are derived from our unaudited interim consolidated financial statements for the respective periods included elsewhere in this prospectus. The balance sheet data as of January 31, 2012 are derived from our unaudited interim consolidated financial statements for the respective period, which is not included in this prospectus. In the opinion of management, such summary of unaudited interim consolidated financial data reflects all adjustments (consisting of normal and recurring adjustments) considered necessary to fairly present our financial position for the periods presented. The results of operations for the nine month periods are not necessarily indicative of the results that may be expected for the full year.

The summary financial data presented below is qualified in its entirety by reference to, and should be read in conjunction with, the “Risk Factors” section included elsewhere in this prospectus, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As at and for the year ended April 30,			As at and for the nine months ended January 31,
(in thousands of U.S. dollars)	2012	2011 (i)	2010 (i)	2013	2012
Revenue	$1,692,539	$1,445,460	$1,313,566	$1,304,694	$1,239,582
Direct costs	(1,205,215)	(1,046,852)	(884,810)	(903,739)	(884,388)
Earnings from equity accounted investees	2,844	2,159	1,436	2,687	1,642
General and administration expenses	(69,590)	(65,391)	(61,157)	(56,110)	(47,483)

Segment EBITDAR (adjusted) (ii)	420,578	335,376	369,035	347,532	309,353
Aircraft lease and associated costs	(176,685)	(164,828)	(145,072)	(149,390)	(128,968)
Amortization	(112,967)	(99,625)	(77,738)	(84,646)	(80,891)
Restructuring costs	(22,511)	(4,751)	(4,855)	(8,617)	(15,612)
Recovery (impairment) of receivables and funded residual value guarantee	272	(1,919)	(13,266)	(1,036)	(161)
Impairment of intangible assets	(4,218)	(20,608)	(53,903)	(6,943)	(2,712)
Impairment of assets held for sale	(13,469)	(5,239)	(26,585)	(11,457)	(12,554)
Impairment of assets held for use	—	—	(36,240)	(4,724)	—
Gain (loss) on disposal of assets	8,169	7,193	(2,686)	(9,019)	2,946

Operating earnings	99,169	45,599	8,690	71,700	71,401

Interest on long term debt	(116,578)	(91,462)	(69,520)	(93,949)	(89,256)
Foreign exchange gain (loss)	1,795	17,916	16,520	7,015	(7,798)
Other financing charges (iii)	(15,062)	(67,036)	(21,459)	(22,465)	(14,017)

	As at and for the year ended April 30,			As at and for the nine months ended January 31,
(in thousands of U.S. dollars)	2012	2011 (i)	2010 (i)	2013	2012
Loss from continuing operations, before income tax	(30,676)	(94,983)	(65,769)	(37,699)	(39,670)
Income tax recovery (expense)	(48,217)	32,916	(9,297)	(50,606)	1,882

Loss from continuing operations	(78,893)	(62,067)	(75,066)	(88,305)	(37,788)
Income (loss) from discontinued operations, net of tax	(16,107)	(3,202)	(1,436)	1,024	(9,528)

Net loss	$(95,000)	$(65,269)	$(76,502)	$(87,281)	$(47,316)

Net earnings (loss) attributable to:
Controlling interest	$(107,422)	(70,338)	(70,607)	(84,356)	(58,118)
Non-controlling interest	12,422	5,069	(5,895)	(2,925)	10,802

Net loss	$(95,000)	$(65,269)	$(76,502)	$(87,281)	$(47,316)

Balance sheet data:
Cash and cash equivalents	$55,547	$68,921	$174,690	$59,320	$46,674
Total assets	2,715,982	2,788,155	2,587,769	2,878,844	2,770,667
Total long-term debt and capital lease obligations (including the current portion) (iv)	1,287,080	1,291,486	1,071,159	1,503,326	1,274,666
Total liabilities	2,053,515	2,040,792	1,920,293	2,290,741	2,064,727
Capital stock	1,607,101	1,547,101	1,546,955	1,607,101	1,607,101
Shareholder’s equity	$660,792	$744,276	$692,503	$589,749	$693,816
Cash flow information:

Cash flow provided by (used in) operating activities	$15,601	$42,290	$74,300	$(26,283)	$(250)

Cash flow provided by (used in) financing activities	207,215	(3,005)	22,736	187,041	156,914

Cash flow used in investing activities	(217,673)	(160,755)	(116,001)	(157,027)	(159,212)
Total capital expenditures	$376,624	$228,804	$162,737	$318,558	$253,048

	For the year ended April 30,		For the 12 months ended January 31,	For the 12 months ended January 31, (as adjusted)
(in millions of U.S. dollars)	2012	2011	2013	2013
Other Financial Information:
Adjusted EBITDA (v)	$258,726	$225,997	$268,229	$319,053

(i)	Certain figures in the summary of consolidated historical financial data have been reclassified to conform with the current year presentation.
(ii)	Segment EBITDAR (adjusted) is defined as earnings before interest, taxes, depreciation, amortization and aircraft lease and associated costs plus earnings from equity accounted investees or revenue less direct costs, general and administration expenses plus earnings from equity accounted investees. See Note 19 to our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 27 to our audited consolidated financial statements for the year ended April 30, 2012, each of which are included elsewhere in this prospectus for a reconciliation and additional segment financial information.

(iii)	Other financing charges includes amortization of deferred financing costs, net gain (loss) on fair value of derivative financial instruments, interest income and expense and the other items set forth in Note 10 to our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 16 to our audited annual consolidated financial statements for the year ended April 30, 2012, each of which are included elsewhere in this prospectus.
(iv)	Total long-term debt and capital lease obligations is presented with the premium on the issuance of the $200.0 million aggregate principal amount of Senior Secured Notes, net of the discount on the issuance of the $1.1 billion aggregate principal amount of Senior Secured Notes, and excludes a facility secured by accounts receivables. As of January 31, 2013, the facility secured by accounts receivable had a balance of $41.3 million. See Note 2 to our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 4 to our audited annual consolidated financial statements for the year ended April 30, 2012, each of which are included elsewhere in this prospectus.
(v)	Adjusted EBITDA is defined as shown below and includes adjustments permitted in calculating covenant compliance under the indenture governing our Senior Secured Notes, our senior secured revolving credit facility and the notes. See “Description of Notes” and “Description of Other Indebtedness.” We have chosen to include Adjusted EBITDA as it provides useful information to investors as a measure to calculate certain financial covenants related to our senior secured revolving credit facility and certain covenants in the indenture governing our Senior Secured Notes and the indenture governing the notes. Adjusted EBITDA is a non-GAAP presentation. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” for a discussion of the non-GAAP measures.

Set forth below is a reconciliation of net loss to Adjusted EBITDA.

	For the year ended April 30,		For the 12 months ended January 31,
			Actual	As adjusted
(in thousands of U.S. dollars)	2012	2011	2013	2013
Net loss	$(95,000)	$(65,269)	$(134,965)	$(168,856)
Discontinued operations	16,107	3,202	5,555	5,555
Earnings from equity accounted investees, net of cash distributions received	(1,710)	(2,159)	(2,946)	(2,946)
Fixed charges (a)	112,192	105,174	122,106	155,997
Other financing charges	17,653	35,408	6,067	6,067
Income tax provision (recovery)	48,217	(32,916)	100,705	100,705
Amortization	112,967	99,625	116,722	116,722
Asset impairment charge (b)	17,415	27,766	26,148	26,148
Loss (gain) on disposal of assets	(8,169)	(7,193)	3,796	3,796
Restructuring costs	12,269	13,026	16,246	16,246
Business optimization costs	19,315	9,596	7,713	7,713
Stock-based compensation expense	735	1,655	298	298
Amortization of deferred charges (c)	2,715	2,301	3,456	3,456
Amortization of advanced aircraft rental payments	4,999	2,947	4,960	4,960
Unusual/non-recurring costs (d)	—	235	—	—
Investment/acquisition/permitted disposal (e)	139	20,914	12	12
Pension adjustment (f)	(1,118)	2,140	(7,644)	(7,644)
Pro-forma capital lease adjustment (g)	—	9,545	—	—
Pro-forma aircraft adjustment (h)	—	—	—	50,824

Adjusted EBITDA	$258,726	$225,997	$268,229	$319,053

(a)	Fixed charges include interest expense, the interest component of payments associated with capital lease obligations, net of interest income and pro-forma adjustments pursuant to the indenture governing our Senior Secured Notes. The amortization of debt issuance costs and financing fees are excluded from fixed charges.
(b)	Asset impairment charge includes impairment (recovery) of funded residual value guarantees, impairment of assets held for sale, impairment of intangible assets and impairment of assets held for use.
(c)	Amortization of initial costs on leased aircraft.
(d)	Unusual or non-recurring costs that include professional fees.
(e)	Costs incurred related to potential investment, acquisitions, and divestures.
(f)	This is an adjustment to arrive at the current service cost of the pension.
(g)	This is a pro-forma adjustment pursuant to the indenture governing our Senior Secured Notes and the indenture governing the notes resulting from the capitalization of certain operating leases.
(h)	Includes the pro-forma effect to EBITDA as permitted under our senior secured revolving credit facility, the indenture governing our Senior Secured Notes and the indenture governing the notes of approximately $40.7 million of aircraft additions, approximately $0.1 million of aircraft dispositions and lease returns and approximately $10.0 million of lease buyouts during the reference period ended January 31, 2013. Such adjustments had not previously been made to periods prior to the 12 months ended January 31, 2013 (as adjusted).

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only risks we face. Our ability to achieve our operating and financial goals is subject to a number of risks, including risks relating to our business operations, our debt level and government regulations. If any of the following risks actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount or “float” of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes not exchanged in the exchange offer due to a reduction in liquidity.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act in connection with a transfer of the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks Related to Our Indebtedness and the Exchange Notes

We may not be able to generate sufficient cash flow to meet our debt obligations, including our obligations and commitments under the notes, our Senior Secured Notes and our senior secured revolving credit facility.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes, and our senior secured revolving credit facility. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors may affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. The indenture governing the notes allows us to incur additional indebtedness. The incurrence of additional indebtedness could negatively affect our ability to pay principal and interest on our debt, including the notes.

As of January 31, 2013, after giving effect to the private placement of $300.0 million aggregate principal amount of outstanding notes on May 13, 2013 and the use of proceeds therefrom, the total outstanding principal amount of our long term indebtedness would have been approximately $1,684.2 million, $1,384.2 million of which would have been senior secured indebtedness, and we would have been able to incur $314.1 million of additional secured indebtedness under our senior secured revolving credit facility, net of $60.9 million of outstanding letters of credit, which reduces the availability under the senior secured revolving credit facility.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our business or our industry and place us at a competitive disadvantage.

Our debt could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our indebtedness, our lenders may have the right to accelerate the maturity of that debt and, in the case of secured debt, foreclose upon the collateral securing that debt. Realization of any of these factors could adversely affect our financial condition.

The notes are structurally subordinated to all indebtedness of our existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by the Issuer’s direct parent entity, CHC Helicopter Holding S.à r.l., and by its direct parent entity, 6922767 Holding S.à r.l., and by each of our direct and indirect restricted subsidiaries existing on the consummation of the private placement of $300.0 million aggregate principal amount of outstanding notes on May 13, 2013 that guarantee indebtedness under our senior secured revolving credit facility and our Senior Secured Notes (other than receivables subsidiaries), except for the Liquidating Entities. See “Description of Notes—Note Guarantees.”

Except for such subsidiary guarantors of the notes, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of such subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment.

For information about the financial positions and results of operations of our guarantor subsidiaries, including the Liquidating Entities, see Note 20 of our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 29 of our audited annual consolidated financial statements for the year ended April 30, 2012, each of which is included elsewhere in this prospectus. This information about the financial positions and results of operations of our guarantor subsidiaries included elsewhere in this prospectus includes the Liquidating Entities, each of which is a guarantor of our senior secured revolving credit facility and our Senior Secured Notes. As the liquidating Entities are currently being liquidated, they will not guarantee the exchange notes. Similarly, upon liquidation, each of the Liquidating Entities will no longer be a guarantor of our senior secured revolving credit facility or our Senior Secured Notes. The assets of the Liquidating Entities will be contributed to an entity that is a guarantor of our senior secured revolving credit facility and our Senior Secured Notes, which is a guarantor of the exchange notes.

There are circumstances other than repayment or discharge of the notes under which the note guarantees will be released automatically, without your consent or the consent of the trustee.

The note guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction permitted under the indenture.

The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under such indenture. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim relative to the notes on the assets of such unrestricted subsidiary and its subsidiaries.

Luxembourg insolvency laws may not be as favorable as insolvency laws in other jurisdictions.

The Issuer and certain guarantors are incorporated in Luxembourg. Accordingly, insolvency proceedings with respect to the Issuer may proceed under, and be governed by, Luxembourg insolvency laws. The insolvency laws of Luxembourg may not be as favorable to holders of notes as insolvency laws of jurisdictions with which investors may be familiar. The following is a brief description of certain aspects of insolvency laws in Luxembourg.

Under Luxembourg insolvency laws, the following types of proceedings (together referred to as insolvency proceedings) may be opened against the Issuer:

•

bankruptcy proceedings (faillite), the opening of which may be requested by the Issuer, by any of its creditors or by the Luxembourg public prosecutor. Following such a request, the courts having jurisdiction may open bankruptcy proceedings, if the Issuer (a) is in default of payment (cessation de paiements) and (b) has lost its commercial creditworthiness (ébranlement de crédit). If a court considers that these conditions are met, it may also open bankruptcy proceedings, absent a request made by the Issuer or a creditor. The main effect of such proceedings is the suspension of all measures of enforcement against the company, except, subject to certain limited exceptions, only for secured creditors and the payment of the creditors in accordance with their rank upon realization of the assets;

•	controlled management proceedings (gestion contrôlée), the opening of which may only be requested by the Issuer and not by its creditors; and

•

composition proceedings (concordat préventif de la faillite), which may be requested only by the Issuer (having received prior consent of a majority of its creditors) and not by its creditors. The court’s decision to admit a company to the composition proceedings triggers a provisional stay on enforcement of claims of creditors.

In addition to these proceedings, the ability of the holders of notes to receive payment on the notes may be affected by a decision of a court to grant a reprieve from payments (sursis de paiements) or to put the Issuer into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious violation of the commercial code or of the Luxembourg act dated 10 August 1915 on commercial companies, as amended. The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.

The liabilities of the Issuer and the guarantors incorporated under Luxembourg law in respect of the notes will, in the event of a liquidation of the Issuer following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the debts of the Issuer and the guarantors incorporated under Luxembourg law that are entitled to priority under Luxembourg law. Preferential debts under Luxembourg law for instance include, among others:

•	certain amounts owed to the Luxembourg Revenue;

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Issuer during the period before bankruptcy, the so-called suspect period (période suspecte) which is a maximum of six months and ten days preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date. In particular:

•

pursuant to article 445 of the Luxembourg code of commerce, some specific transactions (such as, in particular, the granting of a security interest for antecedent debts, save in respect of financial collateral arrangements within the meaning of the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets without consideration or with substantially inadequate consideration) entered into during the suspect period (or the ten days preceding it) must be set aside or declared null and void, if so requested by the insolvency receiver;

•

pursuant to article 446 of the Luxembourg code of commerce payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments;

•

in case of bankruptcy, article 448 of the Luxembourg code of commerce and article 1167 of the civil code (action paulienne) gives the insolvency receiver (acting on behalf of the creditors) the right to challenge any fraudulent payments and transactions, including the granting of security with an intent to defraud, made prior to the bankruptcy, without any time limit.

In principle, a bankruptcy order rendered by a Luxembourg court does not result in automatic termination of contracts except for intuitu personae contracts, that is, contracts for which the identity of the company or its solvency were crucial. The contracts, therefore, subsist after the bankruptcy order. However, the insolvency receiver may choose to terminate certain contracts. However, as of the date of adjudication of bankruptcy, no interest on any unsecured claim will accrue vis-á-vis the bankruptcy estate. The bankruptcy order provides for a period of time during which creditors must file their claims with the clerk’s office of the Luxembourg district court sitting in commercial matters.

After having converted all available assets of the company into cash and after having determined all the company’s liabilities, the insolvency receiver will distribute the proceeds of the sale, on a pro rata basis, to the creditors after deduction of the receiver fees and the bankruptcy administration costs.

Any international aspects of Luxembourg bankruptcy, controlled management and composition proceedings may be subject to the Council Regulation (EC) No. 134612000 of May 29, 2000 on insolvency proceedings. Insolvency proceedings may hence have a material adverse effect on the Issuer’s and the Luxembourg guarantors’ business and its obligations under the notes. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities—Luxembourg.”

A guarantee could be voided if it constitutes a fraudulent transfer under bankruptcy or similar state or foreign law, which would prevent the holders of the notes from relying on that guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state and foreign fraudulent transfer laws, the guarantees can be voided, or claims under the guarantees may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

The guarantees may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Notwithstanding the above, other bankruptcy limitations could apply in other jurisdictions. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

To the extent such concept is relevant under applicable law, the indenture contains a provision intended to limit each guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. Such provision may not be effective to protect the guarantees from being voided under fraudulent transfer law.

Local insolvency laws may not be as favorable to you as U.S. bankruptcy laws or those of another jurisdiction with which you are familiar.

The Company and certain of the guarantors are incorporated in one of Luxembourg, the United Kingdom, Australia, Canada, the Netherlands, Norway, Ireland and Barbados. The insolvency laws of these jurisdictions may not be as favorable to your interests as the laws of the United States or other jurisdictions with which you are familiar. In the event that any one or more of the Company, the guarantors or any other of the Company’s subsidiaries experienced financial difficulty, it is not possible to predict with certainty in which jurisdictions insolvency or similar proceedings would be commenced nor the outcome of such proceedings. A brief description of certain aspects of insolvency law in such jurisdictions is set forth under “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture governing the notes could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness on the notes.

We may be able to incur substantially more debt. This could increase the risks associated with the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness, which may be secured or unsecured, in the future. The terms of the indenture governing our Senior Secured Notes and our senior secured revolving credit facility do not, and the indenture governing the notes does not, subject to certain limitations, prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of January 31, 2013, after giving effect to the private placement of $300.0 million aggregate principal amount of outstanding notes on May 13, 2013 and the use of proceeds therefrom, the total outstanding principal amount of our long term indebtedness would have been approximately $1,684.2 million, which includes the notes, and $1,384.2 million of which would have been senior secured indebtedness, and we would have been able to incur $314.1 million of additional secured indebtedness under our senior secured revolving credit facility, net of $60.9 million in outstanding letters of credit, which reduces the availability under the senior secured revolving credit facility.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•

increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, and could put us at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their businesses;

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our level of indebtedness may limit our flexibility in operating our business and prevent us from engaging in certain transactions that might otherwise be beneficial to us.

Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, the indenture governing the notes will require us to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. Such a change of control event may also constitute a default under our senior secured revolving credit facility and trigger a put right for the benefit of the holders of the Senior Secured Notes at 101% of the principal amount thereof. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and acceleration of, any other debt that we may have outstanding from time to time. The source of funds for any repurchase or repayment of your notes or other debt required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	borrowing under our senior secured revolving credit facility or other sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds will be available at the time of any change of control to repurchase your notes, in addition to payment or repurchase of any other indebtedness then due and payable. Moreover, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all our assets to another person may be uncertain.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

Our senior secured revolving credit facility and the indenture governing our Senior Secured Notes contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. Our senior secured revolving credit facility also requires us, among other things, to maintain certain financial ratios or reduce our debt. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the indenture governing the notes, the indenture governing our Senior Secured Notes and our senior secured revolving credit facility impose on us. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

A breach of any covenant in our senior secured revolving credit facility or the agreements and indentures governing any other indebtedness (including the indenture governing the notes and the indenture governing our Senior Secured Notes) that we may have outstanding from time to time would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if one or more new financing options were available at that time, they may not be on terms acceptable to us. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected. See “Description of Other Indebtedness” and “Description of Notes—Events of Default and Remedies.”

Our ability to repay our indebtedness, including the notes, is dependent on the cash flow generated by our operating subsidiaries.

Our operating subsidiaries own substantially all of our assets and conduct all of our operations. Accordingly, repayment of our indebtedness, including the notes, will be dependent on the generation of cash flow by our operating subsidiaries and their ability to make such cash available to us, directly or indirectly, by dividend, debt repayment or otherwise. The operating subsidiaries may not be able, or may not be permitted, to make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each operating subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our operating subsidiaries. While the indenture governing the notes and the indenture governing the Senior Secured Notes limit the ability of the operating subsidiaries that are not guarantors to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments, those limitations are subject to waiver and certain qualifications and exceptions.

We face risks related to rating agency downgrades.

We expect one or more rating agencies to rate the notes. If such rating agencies either assign the notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our senior secured revolving credit facility and other future borrowings may increase and the market price of the notes may decrease.

If the notes are rated investment grade at any time by both Moody’s and S&P, most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes and the indenture governing the Senior Secured Notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Moody’s and S&P, equals or exceeds Baa3 and BBB, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the indenture governing the notes and the indenture governing our Senior Secured Notes. Any restrictive covenants or corresponding events of default that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the indenture governing the notes and the indenture governing the Senior Secured Notes even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the notes will have less credit protection than at the time the notes are issued. See “Description of Notes—Certain Covenants—Covenant Suspension.”

Enforcing your rights as a holder of the notes or under the guarantees across multiple jurisdictions may be difficult.

The notes will be issued by a Luxemburg corporation and will be guaranteed by certain of our subsidiaries which are organized under the laws of Luxembourg, the Netherlands, Barbados, Canada, Norway, the United Kingdom, Ireland and Australia. Your rights under the notes and the guarantees will therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s law should apply which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the guarantees. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

Corporate benefit, capital maintenance laws and other limitations on the guarantees may adversely affect the validity and enforceability of the guarantees of the notes.

The laws of certain of the jurisdictions in which the guarantors are organized limit the ability of these subsidiaries to guarantee debt of a related company. These limitations arise under various provisions or principles of corporate law which include corporate benefit or interest restrictions, rules governing capital maintenance, under which, among others, the risks associated with a guarantee need to be reasonable and economically and operationally justified from the guarantor’s perspective, as well as thin capitalization, unlawful financial assistance and fraudulent transfer principles. If these limitations were not observed, the guarantees by these guarantors could be subject to legal challenge. In some of these jurisdictions, the guarantees will contain language limiting the amount of debt guaranteed or qualifying that the guarantee must be in the guarantor’s corporate interest, in order to seek to ensure (to the extent possible) that applicable local law restrictions will not be violated. Accordingly if you were to enforce the guarantees by a guarantor in one of these jurisdictions, your claims are likely to be limited. In some cases, where the amount that can be guaranteed is limited by reference to the net assets and legal capital of the guarantor or by reference to the outstanding debt owed by the relevant guarantor to us under intercompany loans that amount might have reached zero or close to zero at the time of any insolvency or enforcement. Furthermore, although we believe that the guarantees by these guarantors will be validly given in accordance with local law restrictions, there can be no assurance that a third-party creditor would not challenge these guarantees and prevail in court. In particular, we cannot assure you that the Norwegian guarantors are not prohibited from providing guarantees due to the rules under Norwegian law governing (i) the prohibition of financial assistance and/or (ii) the restrictions on providing loans and guarantees to shareholders. Therefore, there is a significant risk that the guarantees granted by the Norwegian guarantors will be ineffective to the extent that these cover refinanced acquisition debt and/or to the extent the group exemption under Norwegian law for providing guarantees cannot be relied on. See “Limitations on Validity and Enforceability of the Guarantee and Enforceability of Civil Liabilities.”

The notes currently have no established trading or other public market.

The notes are a new issue of securities for which there is no established trading market. We do not intend to apply for listing of any of the notes on a security exchange. The initial purchasers of the $300.0 million notes issued on May 13, 2013 have informed us that they currently intend to make a market in the notes. However, the initial purchasers may cease their market making at any time. We cannot assure you that an active trading market will develop for any of the notes. Historically, the market for senior notes has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our operating performance and financial condition, as well as other factors. Even after the registration statement of which this prospectus forms a part is declared effective, there can be no assurance that any market for the notes will develop or, if developed, will be maintained.

We may not be subject to the Sarbanes-Oxley Act of 2002.

We are temporarily subject to the reporting requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) until the end of our April 30, 2014 fiscal year. If our bonds are held by less than 300 persons on that date, our obligations under the Sarbanes-Oxley Act will cease. Those obligations require, among other things, public companies to have and maintain effective disclosure controls and procedures to ensure timely disclosure of material information, and have management review the effectiveness of those controls on a quarterly basis. The Sarbanes-Oxley Act requires public companies to have and maintain effective internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements, and have management review the effectiveness of those controls on an annual basis. We are in compliance with all applicable requirements. However, we are not required to, and do not, have independent auditor attestation of such internal control over financial reporting, which is required for public companies.

Future accounting changes and the impact to certain financial covenants.

If in the future we elect or are required to report financial information under the International Financial Reporting Standards (IFRS), then the indenture governing the notes and the indenture governing the Senior Secured Notes will require us to report according to such standards, and the covenant calculations will generally be based on the relevant standards in effect on the date of our election. We will not be required to reconcile these differences. In addition, our covenants may become more or less restrictive from time to time, depending upon the effect of the standards that we adopt. This could result in our being able to take actions which might be to your detriment, such as incurring greater debt than would otherwise have been possible, or not take actions that would otherwise be to your benefit, such as making profitable investments or consummating acquisitions.

Moreover, we do not intend to, and the indenture governing the notes and the indenture governing the Senior Secured Notes will not require us to, reconcile future financial statements to IFRS.

You may have difficulty enforcing civil liabilities against us in the United States.

The Company and the Issuer are organized under the laws of Luxembourg. In addition, most of the guarantors of the notes are organized outside of the United States. Most of the Issuer’s and the guarantors’ directors, officers, and controlling persons, as well as certain experts named in this prospectus, reside outside the United States, and all or a substantial portion of their assets and our assets are located outside of the United States. Because these persons are located outside the United States, it may not be possible for you to effect service of process on them within the United States. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in United States courts, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Loyens & Loeff, our Luxembourg counsel, that there is doubt as to the enforceability, in original actions in Luxembourg courts, of liabilities based on the United States federal securities laws. Therefore, it may not be possible to enforce those judgments against us, our directors and officers or some of the experts named in this prospectus. In addition, there are similar or additional limitations on the enforceability of civil liabilities in the other jurisdictions where our guarantors or their assets are located or where our guarantors’ directors, officers and controlling persons are located. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

Risks Relating to Our Business

Many of the markets in which we operate are highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins.

Many of the markets in which we operate are highly competitive, which may result in a loss of market share or a decrease in revenue or profit margins. Contracting for helicopter services is usually done through a competitive bidding process among those having the necessary equipment and resources. Factors that affect competition in our industry include price, reliability, safety, professional reputation, availability, equipment and quality of service. We compete against a number of helicopter operators including the other major global commercial helicopter operator, and other local and regional operators. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. In addition, many oil and gas companies and government agencies to which we provide services have the financial ability to perform their own helicopter flying operations in-house should they elect to do so.

Our main competitors within the repair and overhaul business are the OEMs of helicopters and helicopter components. As such, our main competitors in this industry are also our main parts suppliers and MRO license providers. A conflict with the OEMs could result in our inability to obtain parts and licenses in a timely manner in required quantities and at competitive prices.

We rely on a limited number of large offshore helicopter support contracts from a limited number of customers. If any of these are not renewed or terminated early, our revenues could decline.

We rely on a limited number of large offshore helicopter support contracts. For the fiscal year ended April 30, 2012, revenue from Statoil ASA totaling $262.7 million and Petrobras totaling $187.8 million was greater than 10% of the Company’s total revenues. Many of our contracts contain clauses that allow for early termination by the customer for convenience, which could have a material adverse effect on our business, financial condition and results of operation.

Failure to maintain standards of acceptable safety performance may have an adverse impact on our ability to attract and retain customers and could adversely impact our reputation, operations and financial performance.

Our customers consider safety and reliability as the two primary attributes when selecting a provider of helicopter transportation services. If we fail to maintain standards of safety and reliability that are satisfactory to our customers, our ability to retain current customers and attract new customers may be adversely affected. Moreover, helicopter crashes or similar disasters of another helicopter operator could impact customer confidence and lead to a reduction in customer contracts, particularly if such helicopter crash or disaster were due to a safety fault in a type of helicopter used in our fleet. In addition, the loss of aircraft as a result of an accident could cause significant adverse publicity and the interruption of air services to our customers, which could adversely impact our reputation, operations and financial results. Our aircraft have been involved in accidents in the past, some of which have included loss of life and property damage. For example, on October 22, 2012, one of our EC 225 helicopters made a controlled water landing in the North Sea, and flights using the same type of aircraft have since been suspended pending investigation and corrective action from the manufacturer. See “Prospectus Summary—Recent Developments.” No assurance can be given that we will be successful in our stated efforts to fully mitigate our losses or to preserve our rights to recover any losses we may experience. We may experience similar incidents in the future.

Our operations are subject to extensive regulations which may increase our costs and adversely affect us.

The helicopter industry is regulated by various laws and regulations in the jurisdictions in which we operate. The scope of such regulation includes infrastructure and operational issues relating to helicopters, maintenance, spare parts and route flying rights as well as safety and security requirements. We cannot fully anticipate all changes that might be made to the laws and regulations to which we are subject nor the possible impact of such changes.

Our ability to conduct our business is dependent on our ability to maintain authorizations, licenses and certificates, which in many jurisdictions requires us to subcontract with third parties to obtain required aircraft operating leases. We are routinely audited to ensure compliance with all flight operation and aircraft maintenance requirements. There can be no assurance that we will pass all such audits. Our failure to pass such audits or any breach of regulations applicable to us could result in fines, adverse publicity or grounding of our aircraft, all of which could have a material adverse effect on our business, results of operations and financial condition, especially if a regulatory breach were to lead to a helicopter crash or accident. Changes in laws or regulations could have a material adverse impact on our cost of operations or revenues from operations.

If we are unable to maintain required government-issued licenses for our operations, we will be unable to conduct helicopter operations in the applicable jurisdiction, as outlined below.

Europe

Approximately 25% of our revenue for the fiscal year ended April 30, 2012 originated from helicopter flying services provided by subsidiaries of EEA Helicopter Operations B.V. (“EHOB”), a Dutch Company 49.9% owned by us. These subsidiaries operate in the United Kingdom, Denmark, the Netherlands and Ireland (member states of the European Union (the “EU”)), and Norway (member state of the EEA). To operate helicopters in the EU and EEA, an operator must be licensed by the applicable national Civil Aviation Authority. Under applicable European law, an operator must be “effectively controlled” and “majority owned” by nationals of member states of the EU or the EEA to maintain its license. We believe that the majority shareholder in EHOB is an EU national and therefore these subsidiaries are currently “majority owned” and “effectively controlled” within the meaning of European Union and European Economic Area licensing requirements. Any change in the national status of the majority shareholder could affect the licenses of these subsidiaries.

Canada

Our helicopter operations in Canada are conducted through CHC Helicopters Canada Inc., a company wherein we hold a minority interest. That company’s flying operations are regulated by Transport Canada and are conducted under that company’s air operator’s certificate (the “AOC”). Our ability to conduct our helicopter operating business in Canada is dependent on our ability to maintain our relationship with CHC Helicopters Canada Inc. Our helicopter operations in certain other countries are conducted pursuant to an AOC issued by the Minister of Transport (Canada) under the provisions of the Aeronautics Act (Canada) for which our wholly owned subsidiary holds an exemption until 2015. If we are unable to extend the ministerial exemption pursuant to which this certificate is issued, we will need to obtain licenses and certificates issued by the countries in which we conduct such operations or reach an agreement with CHC Helicopters Canada Inc. and/or customers in such countries to transfer the operations there to CHC Helicopters Canada Inc. We cannot guarantee that we will be able to either extend the ministerial exemption, obtain local licenses and certificates or transfer such operations to CHC Helicopters Canada Inc., either at all or on acceptable terms.

Australia

Civil aviation in Australia is governed by the Civil Aviation Act 1988 (Cwlth) of Australia, and regulations made thereunder. To operate an aircraft in Australia, it must be registered with the Australian Civil Aviation Safety Authority and a Certificate of Airworthiness must be obtained, be valid and in effect. The operation of an aircraft for a commercial purpose into, out of, or within Australian territory can only be undertaken as authorized by an Air Operators’ Certificate. Our ability to offer our helicopter transportation services in Australia is dependent on maintaining this certificate.

Other Countries

Our operations in other foreign jurisdictions are regulated to various degrees by the governments of such jurisdictions and must be conducted in compliance with those regulations and, where applicable, in accordance with our air service licenses and air operator certificates. These regulations may require us to obtain a license to operate in that country, may favor local companies or require operating permits that can only be obtained by locally registered companies and may impose other nationality requirements. In such cases, we partner with local persons, but there is no assurance regarding which foreign governmental regulations may be applicable in the future to our helicopter operations and whether we would be able to comply with them.

The revocation of any of the licenses discussed above or the termination of any of the relationships with local parties discussed above could have a material adverse effect on our business, financial condition and results of operations.

Our operations may suffer due to political and economic uncertainty.

Risks associated with some of our operations include political, social and economic instability, war and civil disturbances or other events that may limit or disrupt markets, expropriation without fair compensation, requirements to award contracts, concessions or licenses to nationals, international exchange restrictions and currency fluctuations, changing political conditions and monetary policies of foreign governments. Any of these events could materially adversely affect our ability to provide services to our international customers. Certain of our helicopter leases and loan agreements impose limitations on our ability, including requiring the prior approval of the lessor or the lender, to locate particular helicopters in certain countries. We cannot provide assurance that these limitations will not affect our ability to allocate resources in the future.

We derive significant revenue from non-wholly owned entities, which, if we develop problems with the other owners of such non-wholly owned entities, could adversely affect our financial condition and results of operations.

Aviation regulatory requirements often require us to operate through non-wholly owned entities with local shareholders. We depend to some extent upon good relations with our local shareholders to ensure profitable operations. In the event shareholder disputes arise, these could negatively impact our revenues and profit sharing from these entities.

We are exposed to credit risks.

We are exposed to credit risk on our financial investments which depends on the ability of our counterparties to fulfill their obligations to us. We manage credit risk by entering into arrangements with established counterparties and through the establishment of credit policies and limits, which are applied in the selection of counterparties.

Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations and is limited to those contracts where we would incur a loss in replacing the instrument. We limit our credit risk by dealing only with counterparties that possess investment grade credit ratings and monitor our concentration risk with counterparties on an ongoing basis. The carrying amount of financial assets represents the maximum credit exposure for financial assets.

Credit risk arises on our trade receivables from the unexpected loss in cash and earnings when a customer cannot meet its obligation to us or when the value of security provided declines. To mitigate trade credit risk, we have developed credit policies that include the review, approval and monitoring of new customers, annual credit evaluations and credit limits. There can be no assurances that our risk mitigation strategies will be effective and that credit risk will not adversely affect our results of operations and financial position.

Assimilating any future material acquisitions into our corporate structure may strain our resources and have an adverse impact on our business.

The assimilation of any future material acquisitions we may make will require substantial time, effort, attention and dedication of management resources and may distract management from ordinary operations. The transition process could create a number of potential challenges and adverse consequences, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of revenues or an increase in operating or other costs. Inefficiencies and difficulties may arise because of unfamiliarity with new assets and the business associated with them, new geographic areas and new regulatory systems. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to effectively manage the combined operations and assets or realize any of the anticipated benefits of future material acquisitions.

Our indebtedness and lease obligations could adversely affect our business and liquidity position.

We have a substantial amount of financial debt and lease obligations. If we fail to meet our payment or covenant obligations or otherwise default under the agreements governing indebtedness or lease obligations, the lenders under those agreements will have the right to accelerate the indebtedness or terminate the leases and exercise other rights and remedies against us. These rights and remedies include the right to repossess and foreclose upon the assets that serve as collateral, initiate judicial foreclosure against us, petition a court to appoint a receiver for us, and initiate involuntary bankruptcy proceedings against us. If lenders or lessors exercise their rights and remedies, our assets may not be sufficient to repay outstanding indebtedness and lease obligations, and we may not have sufficient liquidity after payment of indebtedness and rental obligations to continue our business operations. In some instances, we may enter into discussions with the lessor for a covenant reset, amendment or waiver if we anticipate to fail or fail to meet our covenant obligations.

Failure to comply with covenants contained in certain of our lease agreements could limit our ability to maintain our leased helicopter fleet and could adversely affect our business.

The terms of certain of our helicopter lease agreements contain covenants that impose operating and financial limitations on us. Such lease agreements limit, among other things, our ability to utilize aircraft in certain jurisdictions and/or sublease the aircraft, and may contain restrictions upon a change of control. A breach of lease covenants could result in an obligation to repay amounts outstanding under the lease. If such an event occurs, we may not be able to pay all amounts due under the leases or refinance such leases on terms satisfactory to us or at all, which could have a material adverse effect on our business, financial condition and results of operations.

Our business requires substantial capital expenditures, lease and working capital financing. Any deterioration of current economic conditions could adversely impact our business and financial condition and we may be unable to obtain needed capital or financing on satisfactory terms or at all. In addition, financial market instability could leave our creditors unable to meet their obligations to us.

Our business requires significant capital expenditure including significant ongoing investment to purchase or lease new aircraft, refinance existing leases and maintain our existing fleet. To the extent that we do not generate sufficient cash from our operations, we will need to raise additional funds through operating lease financing or other debt financing to execute our growth strategy and make the capital expenditures required to successfully operate our business.

Concerns about a systemic impact of a potential long-term and wide-spread economic recession, increased energy costs, the availability and cost of credit, diminished business and consumer confidence and increased unemployment rates contribute to increased market volatility and diminish expectations for western and emerging economies, including the jurisdictions in which we operate. In particular, the cost of raising money in the credit markets may increase substantially as many lenders and institutional investors, concerned about the stability of the financial markets generally and about the solvency of counterparties, may increase interest rates, enact tighter lending standards and reduce and, in some cases, cease to provide funding, to borrowers.

Our ability to access capital and bank markets or availability of lease or other financings may be restricted at any time, which could have an impact on our growth plans or on our flexibility to react to changing economic and business conditions. In addition, our credit facilities and helicopter leases will have maintenance covenants which may, need to be, renegotiated from time to time, and the financial market instability could have an impact on the lenders or lessors willingness to renegotiate these covenants at reasonable terms.

Our fixed operating expenses and long-term contracts with customers could adversely affect our business under certain circumstances.

Our profitability is directly related to demand for our helicopter services. Because of the significant expenses related to aircraft financing, crew wage and benefits, lease costs, insurance and maintenance programs, a substantial portion of our operating expenses are fixed and must be paid even when certain aircraft are not actively servicing customers and thereby generating income. A decrease in our revenues could therefore result in a disproportionate decrease in our earnings, as a substantial portion of our operating expenses would remain unchanged.

Our long-term customer contracts contain pre-determined price escalation terms and conditions. Although supplier costs and other cost increases are passed through to our customers through rate increases, where possible, these escalations may not be sufficient to enable us to fully recoup increased costs. In addition, because many of our contracts are long-term in nature, cost increases may not be adjusted in our contract rates until the contracts are up for renewal. There can be no assurance that we will be able to accurately estimate costs or recover increased costs by passing these costs on to our customers. In the event that we are unable to do so, the profitability of our customer contracts and our business, financial condition and results of operations could be materially and adversely affected.

Operation of helicopters involves a degree of inherent risk and we are exposed to the risk of losses from safety incidents.

Hazards, such as aircraft accidents, adverse weather conditions, collisions and fire are inherent in furnishing helicopter services and can cause personal injury and loss of life, severe damage to and destruction of property and equipment and suspension of operations. We attempt to protect ourselves against potential losses through our safety management system and insurance coverage. However, our insurance coverage is subject to deductibles and maximum coverage amounts, and we do not carry insurance against all types of losses. We cannot ensure that our existing coverage will be sufficient to protect against all losses, that we will be able to maintain our existing coverage in the future or that the premiums will not increase substantially. Our safety management system may not be effective. In addition, terrorist activity, risk of war, accidents or other events could increase our insurance premiums. Our inability to renew our aviation insurance coverage or the loss, expropriation or confiscation of, or severe damage to, a large number of our helicopters could adversely affect our operations and possibly our financial condition. Furthermore, we are not insured for loss of profit or loss of use of our helicopters. The loss of, or limited availability of, our liability insurance coverage, inadequate coverage from our liability insurance or substantial increases in future premiums could have a material adverse effect on our business, financial condition and results of operation.

Our operations are largely dependent upon the level of activity in the oil and gas industry.

To varying degrees, activity level in the oil and gas industry are affected by long-term trends in oil and gas prices. Historically, the prices for oil and gas have been volatile and subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. We cannot predict future oil and gas price movements. Any prolonged reduction in oil and gas prices could depress the level of helicopter activity in support of exploration and, to a lesser extent, production activity and, therefore have a material adverse effect on our business, financial condition and results of operations. For the fiscal year ended April 30, 2012, revenue generated by helicopter transportation services for the oil and gas industry was approximately 79% of our total revenues.

We are highly dependent upon the level of activity in the North Sea, which is a mature exploration and production region.

For the fiscal year ended April 30, 2012, approximately 45% of our gross revenue was derived from helicopter services provided to customers operating in the North Sea. The North Sea is a mature exploration and production region that has undergone substantial seismic survey and exploration activity for many years. Because a large number of oil and gas properties in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. Generally, the production from these drilled oil and gas properties is declining. In the future, production may decline to the point that such properties are no longer economical to operate, in which case, our services with respect to such properties will no longer be needed. Oil and gas companies may not identify sufficient additional drilling sites to replace those that become depleted. If activity in oil and gas exploration, development and production in the North Sea materially declines, our business, financial condition and results of operations could be materially and adversely affected. We cannot predict the levels of activity in this or any other geographic area.

If oil and gas companies undertake cost reduction methods, there may be an adverse effect on our business.

Companies in the oil and gas production and exploration sector continually seek to implement measures aimed at reducing costs, including helicopter support operations. For example, oil and gas companies in some circumstances have reduced manning levels on both old and new installations by using new technology to permit unmanned installations, which may increase the length of offshore shifts and reduce the frequency of transportation of employees. The implementation of such measures could reduce the demand for helicopter transportation services and have a material adverse effect on our business, financial condition and results of operations.

If we are unable to acquire the necessary aircraft, we may not be able to take advantage of growth opportunities.

If we are unable to acquire the necessary aircraft, we may not be able to take advantage of growth opportunities. Helicopter manufacturers have limited availability of aircraft, particularly heavy helicopters, and we have limited alternative sources of new aircraft. Currently, lead times of up to one year are necessary to obtain heavy helicopters. We contract with a small number of manufacturers for most of our aircraft expansion and replacement needs. If any of these manufacturers faced production delays due to, for example, natural disasters, labor strikes or unavailability of skilled labor, we may experience a significant delay in the delivery of previously ordered aircraft. During these periods, we may not be able to obtain orders for additional aircraft with acceptable pricing, delivery dates or other terms. Delivery delays or our inability to obtain acceptable aircraft orders would adversely affect our revenue and profitability and could jeopardize our ability to meet the demands of our customers and execute our growth strategy. Although we have been able to acquire sufficient aircraft to date, a lack of available aircraft or the failure of our suppliers to deliver the aircraft we have ordered on a timely basis could limit our ability to take advantage of growth opportunities or jeopardize our ability to meet the demands of our customers. Additionally, lack of availability of new aircraft could result in an increase in prices for certain types of used helicopters.

We depend on a limited number of third party suppliers for aircraft parts and subcontract services.

We rely on a few key vendors for the supply of parts and subcontract services required to maintain our aircraft. Due to high demand, these vendors may experience backlogs in their manufacturing schedules and some parts may be in limited supply from time to time, which could have an adverse impact upon our ability to maintain and repair our aircraft.

We currently obtain a substantial portion of our helicopter spare parts and components from helicopter manufacturers and maintain supply arrangements with other key suppliers. To the extent that these suppliers also supply parts for aircraft used by the U.S. military, parts delivery for our aircraft may be delayed during periods in which there are high levels of military operations. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized which could have an adverse impact on our operating results. Furthermore, our operations in remote locations, where delivery of these components and parts could take a significant period of time, may also impact our ability to maintain and repair our aircraft. While every effort is made to mitigate such impact, this may pose a risk to our operating results. We do not have an alternative source of supply for parts and components supplied by the main helicopter manufacturers including Sikorsky, Eurocopter and Agusta. Failure or significant delay by these vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our business, including the withholding of payments by customers in certain cases. Due to our dependence on helicopter manufacturers for helicopter parts and components, we may also be subject to adverse impacts from unusually high price increases that are greater than overall inflationary trends. Cost increases may not result in an increase in our contract rates. An unusually high increase in the price of parts or components that cannot be fully passed on to our customers could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to foreign currency risks.

Our consolidated financial statements are presented in U.S. dollars. However, a significant portion of revenue and operating expenses are denominated in currencies consisting primarily of Pound Sterling, Norwegian Kroner, Canadian Dollars, Australian Dollars and the Euro. The functional currencies of many of our subsidiaries are in non-U.S. currencies. There can be no assurances that our foreign currency risk management strategies will be effective and that foreign currency fluctuations will not adversely affect our results of operations and financial position. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Quantitative and Qualitative Disclosures About Market Risk” elsewhere in this prospectus.

The loss of key personnel could affect our growth and future success.

Loss of the services of key management personnel at our corporate and regional headquarters without being able to attract personnel of equal ability could have a material adverse effect upon us.

Our ability to attract and retain qualified pilots, mechanics, technicians and other highly-trained personnel is an important factor in determining our future success. The market for these experienced and highly trained personnel is competitive and may become more competitive. Accordingly, we cannot be assured that we will be successful in our efforts to attract and retain such personnel in the future. A limited supply of qualified applicants may contribute to wage increases that increase the related costs to us. Our failure to attract and retain qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

Labor problems could adversely affect us.

Certain of our employees in the UK, Ireland, the Netherlands, Norway, Brazil, Canada and Australia (collectively, approximately 65% of our employees as of April 30, 2012) are represented under collective bargaining or union agreements. Any disputes over the terms of these agreements or our potential inability to negotiate acceptable contracts with the unions that represent our employees could result in strikes, work stoppages or other slowdowns by the affected workers. Periodically, certain groups of our employees who are not covered under a collective bargaining agreement consider entering into such an agreement.

If our unionized workers engage in a strike, work stoppage or other slowdown, other employees elect to become unionized, existing labor agreements are renegotiated, or future labor agreements contain terms that are unfavorable to us, we could experience a disruption of our operations or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

If the assets in our defined benefit pension plans are not sufficient to meet the plans’ obligations, we may be required to make substantial cash contributions and our liquidity may be adversely affected.

We sponsor funded and unfunded defined benefit pension plans for our employees principally in Canada, the UK, the Netherlands and Norway. As of April 30, 2012, there was a $88.3 million funding deficit related to our various defined benefit pension plans which require ongoing funding by us.

Our estimate of liabilities and expenses for pensions incorporates significant assumptions, including the interest rate used to discount future liabilities and expected long-term rates of return on plan assets. Our pension contributions and expenses, results of operations, liquidity or shareholders’ equity in a particular period could be materially adversely affected by market returns that are less than the plans’ expected long-term rates of return, a decline in the rate used to discount future liabilities and changes in the currency exchange rates. If the assets of our pension plans do not achieve expected investment returns for a fiscal year, such deficiency may result in increases in pension expense. Changing economic conditions, poor pension investment returns or other factors may require us to make substantial cash contributions to the pension plans in the future, preventing the use of such cash for other purposes and adversely affecting our liquidity.

Our customers may seek to shift risk to us.

We give to and receive from our customers indemnities relating to damages caused or sustained by us in connection with our operations. Our customers’ changing views on risk allocation may cause us to accept greater risk to win new business or may result in us losing business if we are not prepared to take such risks.

We rely on the secondary used aircraft market to dispose of our older aircraft and parts due to our on-going fleet modernization efforts.

We are dependent upon the secondary used aircraft and parts market to dispose of older models of aircraft as part of our ongoing fleet modernization efforts and any spare aircraft capacity associated with the termination or non-renewal of existing contracts. If we are unable to dispose of our older aircraft and parts due to a lack of demand in the secondary market, our aircraft and part carrying costs may increase above requirements for our current operations, or we may accept lower selling prices, resulting in losses on disposition. A failure to dispose of aircraft and parts in the secondary market could impair our ability to operate our fleet efficiently and service existing contracts or win new mandates and could have a material adverse effect on our financial condition and results of operations.

We are subject to extensive environmental, health and safety laws, rules and regulations, which may have an adverse impact on our business.

We are subject to extensive laws, rules, regulations and ordinances in the various jurisdictions in which we operate relating to pollution and protection of the environment and to human health and safety, including those relating to discharge of noise, emissions to the air, releases or discharges to soil or water, the use, storage and disposal of petroleum and other regulated materials and the remediation of contaminated sites.

Our operations, including aircraft maintenance and aircraft fueling, involve the use, handling, storage and disposal of materials that may be classified as hazardous to human health and safety and to the environment. Laws protecting the environment have become more stringent in recent years and may, in certain circumstances, impose liability for the investigation and cleanup of releases of regulated materials and related environmental damage without regard to negligence or fault. These laws also may expose us to liability for the conduct of, or conditions caused by, others such as historic spills of regulated materials at our facilities, for acts that were in compliance with all applicable laws at the time such acts were performed, and for contamination at third-party sites where substances were sent for off-site treatment or disposal. Additionally, any failure by us to comply with applicable environmental, health and safety or planning laws and regulations may result in governmental authorities or other third parties taking action against our business that could adversely impact our operations and financial condition, including the:

•	issuance of administrative, civil and criminal penalties;

•	denial or revocation of permits or other authorizations;

•	imposition of limitations on our operations; and

•	performance of site investigatory, remedial or other corrective actions.

We cannot predict the likelihood of change to any of these laws or in their enforcement nor the impact that any such change, or any discovery of previously unknown conditions, may have on our costs and financial position.

Our business in countries with a history of corruption and transactions with foreign governments increases the compliance risks associated with our international activities.

Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations. The U.S. Department of Justice (the “DOJ”), and

other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trading sanctions laws, the Foreign Corrupt Practices Act (the “FCPA”) and other federal statutes. Under trading sanctions laws, the government may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. If any of the risks described above materialize, they could adversely impact our operating results and financial condition.

These laws also prohibit improper payments or offers of payments to foreign governments and their officials and political parties for the purpose of obtaining or retaining business. We have operations, deal with government entities and have contracts in countries known to experience corruption. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or associates that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. Our existing safeguards and procedures may prove to be less than fully effective, and our employees, consultants, sales agents or associates may engage in conduct for which we may be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

In addition, from time to time, the Company and its subsidiaries are subject to investigation by various government agencies in the jurisdictions in which we operate. In 2006, we voluntarily disclosed to the U.S. Office of Foreign Asset Control (“OFAC”) that our subsidiary formerly operating as Schreiner Airways may have violated applicable U.S. laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and aircraft parts for third party customers. OFAC’s investigation is ongoing and the Company continues to fully cooperate. Should the U.S. government determine that these activities violated applicable laws and regulations, we or our subsidiaries could be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to the U.S. jurisdiction. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and results of operations.

Our customers are primarily in the oil and gas industry and, as a result, changes in the economic and industry conditions may expose us to additional credit risk.

The majority of our customers are engaged in oil and gas production and exploration. For the fiscal year ended April 30, 2012, revenue generated by helicopter transportation services from oil and gas customers represented approximately 79% of our total revenues. This concentration may impact the overall exposure to credit risk because changes in economic and industry conditions that adversely affect the oil and gas industry could affect the majority of our customers. We generally do not require letters of credit or other collateral to support our trade receivables. Accordingly, a sudden or protracted downturn in the economic condition of the oil and gas industry could adversely impact our ability to collect our receivables and thus, impact our financial condition.

We are subject to many different forms of taxation in various jurisdictions throughout the world, which may lead to disagreements with tax authorities regarding the application of tax law.

We are subject to many different forms of taxation including, but not limited to, income tax, withholding tax, commodity tax and payroll-related taxes. Tax law and administration is extremely complex and often requires us to make subjective determinations. The tax authorities in the various jurisdictions where we carry on business may not agree with the determinations that are made by us with respect to the application of tax law. Such disagreements could result in lengthy legal disputes and, ultimately, in the payment of substantial funds to the government authorities of foreign and local jurisdictions where we carry on business or provide goods or services, which could have a material effect on our results of operations.

Our estimate of tax related assets, liabilities, recoveries and expenses incorporates significant assumptions. These assumptions include, but are not limited to, the tax laws in various jurisdictions, the effect of tax treaties between jurisdictions, taxable income projections, and the benefits of various restructuring plans. To the extent that such assumptions differ from actual results, we may have to record additional income tax expenses and liabilities.

Failure to develop or implement new technology and disruption to our systems could affect the results of our operations.

Many of the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services which compete with our services may result in our revenues decreasing over time. If we are unable to upgrade our operations with the latest technological advances in a timely manner, or at all, our business, financial condition and results of operations could suffer. Any disruption to computer, communication systems or other technical equipment used by us and our fleet could significantly impair our ability to operate our business efficiently and could have a material adverse effect on our financial condition and results of operations.

Reductions in spending on helicopter services by government agencies could lead to modifications of SAR and EMS contract terms or delays in receiving payments which could adversely impact our business, financial condition and results of operations.

We receive significant revenue from government agencies in Ireland, the United Kingdom and Australia. Any reductions in the budgets of government agencies for spending on helicopter services, implementations of cost savings measures by government agencies, imposed modifications of contract terms or delays in collecting receivables owed to us by our government agency customers could have an adverse effect on our business, results of operations and financial condition.

In addition, there are inherent risks in contracting with government agencies. Applicable laws and regulations in the countries in which we operate may enable our government agency customers to (i) terminate contracts for convenience, (ii) reduce, modify or cancel contracts or subcontracts if requirements or budgetary constraints change and (iii) terminate contracts or adjust their terms.

We are controlled by our sponsor, which may have interests that conflict with ours.

We are controlled by First Reserve, which can determine the outcome of matters to be decided by our shareholders. Circumstances may occur in which the interests of First Reserve could be in conflict with our interests. For example, First Reserve is in the business of making investments in companies and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Further, if First Reserve pursues such acquisitions or makes further investments in our industry, those acquisitions and investment opportunities may not be available to us. So long as First Reserve continues to directly or indirectly own a significant amount of our equity, even if such amount is less than 50%, it will continue to be able to influence our decisions.

If our Norwegian operating subsidiaries incur substantial losses, they may be subject to liquidation under Norwegian law.

The corporate laws under which our Norwegian subsidiaries operate differ from Canadian and U.S. laws in a number of areas, including with respect to corporate liquidation. Under Norwegian law, if the losses of any of the Norwegian subsidiaries reduce that subsidiary’s equity to an amount assumed to be less than 50% of its share capital or the equity of the subsidiary is assumed inadequate compared to the risks and the size of the subsidiary’s business, the directors of the subsidiary would be obligated by law to convene a general shareholders’ meeting to resolve to balance the amount of such equity and share capital by either:

•

increasing the equity in an amount sufficient to achieve such balance and to ensure that the equity of the subsidiary becomes adequate compared to the risks and the size of the subsidiary’s business; or

•	reducing the share capital to pay off losses in an amount sufficient to achieve such balance.

To the extent reductions in the share capital of the Norwegian subsidiaries are substantial and if no appropriate resolutions are made, they could ultimately result in liquidation, which could have a material adverse effect on our business, financial condition and results of operations.

Our MRO business, Heli-One, could suffer if licenses issued by the OEMs are not renewed or we cannot obtain additional licenses.

Our MRO business, Heli-One, receives a significant portion of its third party revenue from activities that require licenses from the OEMs. The Heli-One business may require additional licenses to grow. We cannot guarantee we will be able to obtain such licenses from the OEMs on acceptable terms or at all. Furthermore, our MRO business could decline if existing licenses are revoked or cannot be renewed upon the expiry of existing terms.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated.

	As at and for the nine months ended January 31,				Successor								Predecessor
					As at and for the year ended April 30,								Period from May 1, 2008 to September 15, 2008		As at and for the year ended April 30, 2008
	2013		2012		2012		2011		2010		2009
Ratio of earnings to fixed charges (1)	—	(2)	—	(3)	—	(4)	—	(5)	—	(6)	—	(7)	—	(8)	—	(9)

(1)	Earnings represent (a) pre-tax income from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; and (d) distributed income of equity investees; less (e) interest capitalized. Fixed charges represent (a) interest expensed and capitalized, (b) amortized discounts and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense.
(2)	Earnings were insufficient to cover fixed charges by $39.6 million for the nine months ended January 31, 2013.
(3)	Earnings were insufficient to cover fixed charges by $40.4 million for the nine months ended January 31, 2012.
(4)	Earnings were insufficient to cover fixed charges by $33.5 million for the year ended April 30, 2012.
(5)	Earnings were insufficient to cover fixed charges by $97.1 million for the year ended April 30, 2011.
(6)	Earnings were insufficient to cover fixed charges by $65.9 million for the year ended April 30, 2010.
(7)	Earnings were insufficient to cover fixed charges by $714.5 million for the year ended April 30, 2009.
(8)	Earnings were insufficient to cover fixed charges by $61.1 million for the period from May 1, 2008 to September 15, 2008.
(9)	Earnings were insufficient to cover fixed charges by $4.6 million for the year ended April 30, 2008.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of January 31, 2013 on:

•	an actual basis; and

•	an as adjusted basis, after giving effect to the offering of the notes and the application of the net proceeds as if they had occurred on such date.

This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical financial statements and related notes included elsewhere in this prospectus.

(in millions of U.S. dollars)	As of January 31, 2013
	Actual	As adjusted
Cash and cash equivalents	$59.3	$227.2	(1)

Indebtedness:
Senior secured revolving credit facilities (2)	132.1	—
Senior Secured Notes (3)	1,300.0	1,300.0
Notes (4)	—	300.0
Other long-term obligations	84.2	84.2

Total indebtedness (5)	1,516.3	1,684.2
Total shareholder’s equity	589.7	589.7

Total capitalization	$2,106.0	$2,273.9

(1)	As adjusted does not include the fees and expenses incurred in connection with the offering of the notes.
(2)	As of January 31, 2013, we had $130.0 million aggregate principal amount of borrowings outstanding under our senior secured revolving credit facility and an outstanding overdraft of $2.1 million. Our senior secured revolving credit facility currently matures in 2015. We used a portion of the net proceeds from the private placement of the outstanding notes offered on May 13, 2013 to repay the borrowings outstanding under our senior secured revolving credit facility. As of January 31, 2013, after giving effect to the private placement of the outstanding notes on May 13, 2013, we would have had $314.1 million of available committed capacity under our senior secured revolving credit facility, net of $60.9 million in outstanding letters of credit, which reduces the availability under our senior secured revolving credit facility.
(3)	Presented on a gross basis prior to an adjustment for the discount or premium relating to the Senior Secured Notes.
(4)	Represents the gross principal amount of notes.
(5)	Indebtedness excludes a facility secured by accounts receivable which is related to the securitization of trade receivables. As of January 31, 2013, the facility secured by accounts receivable had a balance of $41.3 million. See Note 2 to our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 included elsewhere in this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected financial data set forth below should be read in conjunction with the Company’s consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table sets forth summary historical consolidated financial data of the Predecessor and the Successor for the periods indicated. See “Basis of Presentation” above. 6922767 Holding S.à r.l., the Successor, was incorporated on February 20, 2008 under the laws of Luxembourg and is a private limited liability company (société à responsabilité limitée) (S.à r.l.) whose sole purpose was to acquire CHC Helicopter Corporation, the Predecessor. The Company completed its acquisition of the Predecessor on September 16, 2008 and has included the results of operations of the entity formerly known as CHC Helicopter Corporation from September 16, 2008 to April 30, 2009 in its audited consolidated financial statements for the fiscal 2009 year. In addition to the operating results of the entity formerly known as CHC Helicopter Corporation, the Company’s results of operations also include organizational expenses and losses from May 1, 2008 up to the date of the acquisition. The acquisition of CHC Helicopter Corporation was accounted for using the purchase method of accounting and the application of the purchase method of accounting requires the allocation of the acquisition purchase price to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the date of the acquisition. Accordingly, the Predecessor period from May 1, 2008 to September 15, 2008 and the Successor period from May 1, 2008 to April 30, 2009 have a different basis of accounting. The comparability of the financial information presented below for the Predecessor and Successor periods has been impacted by the application of the acquisition accounting.

The selected Successor’s consolidated statements of operations for the nine months ended January 31, 2013 and 2012 and balance sheet data as of January 31, 2013 are derived from our unaudited interim consolidated financial statements for the respective periods, included elsewhere in this prospectus. The selected Successor’s consolidated statements of operations for the years ended April 30, 2012, 2011 and 2010 and the Successor’s balance sheet data as of April 30, 2012 and 2011 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The selected Successor’s consolidated statement of operations for the year ended April 30, 2009 and the selected balance sheet data as of April 30, 2010 and 2009 are derived from the audited financial statements, which are not included in this prospectus. The selected Predecessor’s consolidated statement of operations for the period from May 1, 2008 to September 15, 2008 and for the year ended April 30, 2008 and the selected Predecessor’s balance sheet data as of April 30, 2008 are derived from the audited financial statements, which are not included in this prospectus. Our historical operating results are not necessarily indicative of future operating results.

	Successor						Predecessor
(in thousands of U.S. dollars)	For the nine months ended January 31, (i)		For the year ended April 30, (i)				For the period from May 1, 2008 to September 15, (i)	For the year ended April 30, (i)
	2013	2012	2012	2011	2010	2009	2008	2008
Operating data:
Revenue	$1,304,694	$1,239,582	$1,692,539	$1,445,460	$1,313,566	$761,895	$510,090	$1,252,956
Direct Costs	(1,053,129)	(1,013,356)	(1,381,900)	(1,211,680)	(1,029,882)	(612,428)	(446,823)	(1,056,715)
Earnings (loss) from equity accounted investees	2,687	1,642	2,844	2,159	1,436	1,118	311	(327)
General and administration costs	(56,110)	(47,483)	(69,590)	(65,391)	(61,157)	(26,910)	(12,479)	(34,512)
Amortization	(84,646)	(80,891)	(112,967)	(99,625)	(77,738)	(51,978)	(46,816)	(77,438)
Restructuring costs	(8,617)	(15,612)	(22,511)	(4,751)	(4,855)	(5,568)	(15)	—
Recovery (impairment) of receivables and funded residual value guarantees	(1,036)	(161)	272	(1,919)	(13,266)	(19,900)	(38,300)	—
Impairment of intangible assets	(6,943)	(2,712)	(4,218)	(20,608)	(53,903)	(25,000)	—	—
Impairment of assets held for sale	(11,457)	(12,554)	(13,469)	(5,239)	(26,585)	(4,900)	(13,300)	(7,400)
Impairment of assets held for use	(4,724)	—	—	—	(36,240)	—	—	—
Gain (loss) on disposal of assets	(9,019)	2,946	8,169	7,193	(2,686)	1,346	545	(724)
Goodwill impairment charge	—	—	—	—	—	(639,187)	—	—

Operating Income (loss)	71,700	71,401	99,169	45,599	8,690	(621,512)	(46,787)	75,840
Financing charges	(109,399)	(111,071)	(129,845)	(140,582)	(74,459)	(91,822)	(14,027)	(72,465)

Earnings (loss) from continuing operations before income tax	(37,699)	(39,670)	(30,676)	(94,983)	(65,769)	(713,334)	(60,814)	3,375
Income tax recovery (expense)	(50,606)	1,882	(48,217)	32,916	(9,297)	9,204	3,521	(5,175)

Loss from continuing operations	(88,305)	(37,788)	(78,893)	(62,067)	(75,066)	(704,130)	(57,293)	(1,800)
Earnings (loss) from discontinued operations, net of tax	1,024	(9,528)	(16,107)	(3,202)	(1,436)	(380)	114	16,004

Net earnings (loss)	$(87,281)	$(47,316)	$(95,000)	$(65,269)	$(76,502)	$(704,510)	$(57,179)	$14,204

Net earnings (loss) attributable to the Company	$(84,356)	$(58,118)	$(107,422)	$(70,338)	$(70,607)	$(691,222)	$(57,179)	$14,204
Net earnings (loss) attributable to Non-controlling interest	(2,925)	10,802	12,422	5,069	(5,895)	(13,288)	—	—

Net earnings (loss)	$(87,281)	$(47,316)	$(95,000)	$(65,269)	$(76,502)	$(704,510)	$(57,179)	$14,204

Balance sheet data:
Cash and cash equivalents	$59,320		$55,547	$68,921	$174,690	$199,267		$71,733
Total assets	2,878,844		2,715,982	2,788,155	2,587,769	2,572,789		2,364,010
Total long-term debt and capital lease obligations (ii)	1,503,326		1,287,080	1,291,486	1,071,159	1,075,970		945,205
Total liabilities	2,290,741		2,053,515	2,040,792	1,920,293	1,816,772		1,918,531
Capital stock	1,607,101		1,607,101	1,547,101	1,546,955	19		179,803
Shareholder’s equity	$589,749		$660,792	$744,276	$692,503	$756,017		$445,479

(i)	See “Basis of Presentation” above for a further discussion of the Predecessor and Successor periods.
(ii)	Total long-term debt and capital lease obligations includes the premium and excludes the discount on the Senior Secured Notes and excludes a facility secured by accounts receivables. As of January 31, 2013, the facility secured by accounts receivables had a balance of $41.3 million (April 30, 2012—$45.6 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to provide an understanding of our results of operations, financial condition and where appropriate, factors that may affect future performance. The following discussion of our results of operations and financial condition should be read in conjunction with the “Selected Historical Consolidated Financial Data” and our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. The following discussions include forward-looking statements that involve certain risks and uncertainties. See “Cautionary Note on Forward-Looking Statements”.

This MD&A also contains non-GAAP financial measures, segment earnings before interest, taxes, depreciation, amortization and aircraft lease rent and associated costs (“segment EBITDAR (adjusted)”) and Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) that are not required by, or presented in accordance with GAAP. These non-GAAP measures are not performance measures under GAAP and should not be considered as alternatives to net earnings (loss) or any other performance or liquidity measures derived in accordance with GAAP. In addition, these measures may not be comparable to similarly titled measures of other companies.

We have chosen to include segment EBITDAR (adjusted) as we consider this measure to be a significant indicator of our financial performance and use this measure to assist us in allocating available capital resources. Segment EBITDAR (adjusted), which is defined as earnings before interest, taxes, depreciation, amortization and aircraft lease and associated costs or total segment revenue plus earnings from equity accounted investees less direct costs excluding aircraft lease and associated costs less general and administration expenses. Segment EBITDAR (adjusted) also excludes restructuring costs, recovery ( impairment) of receivables and funded residual value guarantees, impairment of intangible assets, impairment of assets held for use, impairment of assets held for sale, gain (loss) on disposal of assets and goodwill impairment if any. These items are significant components to understanding and assessing financial performance and liquidity. For additional information about our segment revenue and segment EBITDAR (adjusted), including a reconciliation of these measures to its consolidated financial statements, see Note 19 of the unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 27 of the audited annual consolidated financial statements for the fiscal year ended April 30, 2012 included elsewhere in the prospectus.

We have also chosen to include Adjusted EBITDA as it provides useful information to investors as a measure to calculate certain financial covenants related to our revolving credit facility and certain covenants in the indenture. Adjusted EBITDA has limitations and should not be considered as discretionary cash available to us to reinvest in the growth of our business or a measure of cash that will be available to meet our obligations.

Overview of Business

We are a world-leading commercial operator of medium and heavy helicopters, providing mission-critical services to the offshore oil and gas industry, as well as SAR and EMS to government agencies. We believe the services we provide to the oil and gas industry are critical for the continued production of hydrocarbons from existing offshore oil and gas platforms and the exploration and development of new oil fields, while our SAR and EMS services are crucial for saving lives. In addition, our MRO segment, Heli-One, is a world leading independent commercial provider of helicopter support services, with offerings that include MRO, integrated logistics support and the complete outsourcing of all maintenance activities for helicopter operators. Heli-One services our own flight operations as well as third-party customers around the world.

Through our subsidiaries and predecessor companies, we have been providing helicopter services for more than 60 years, and we currently operate in approximately 30 countries, covering most major offshore oil and gas producing regions of the world. Our major operations are in Norway, the United Kingdom, Ireland, the

Netherlands, Australia, Brazil, Canada and Africa. We earn the majority of our revenue from helicopter transportation services for the oil and gas industry, SAR and EMS activities and MRO services.

This MD&A provides certain financial and related information about our segments and also about our products and services, the geographic areas in which we operate and our major customers. Our objective is to provide information about the different types of business activities in which we engage and the different economic environments in which we operate in order to help users of our consolidated financial statements (i) better understand our performance, (ii) better assess our prospects for future net cash flows and (iii) make more informed judgments about us as a whole.

Segments

We operate under two operating segments and have a corporate and other segment comprised primarily of general and administration costs and the costs related to managing the fleet of aircraft.

The two operating segments are as follows:

Helicopter Services:

•

Helicopter Services consists of flying operations in the Eastern North Sea, Western North Sea, the Americas, the Australasia region and the Africa-Euro Asia region serving the offshore oil and gas, SAR, EMS and other industries. The Eastern North Sea is comprised mainly of Norway while the Western North Sea includes the United Kingdom, Ireland and the Netherlands. The Americas is comprised of Brazil and North and South American countries. The Australasia region includes Australia and Southeast Asian countries and the Africa-Euro Asia region includes Nigeria, Kazakhstan, Turkey, Mozambique, Tanzania and other African and European countries.

MRO:

•

The MRO segment includes helicopter repair and overhaul facilities in Norway, Poland, Canada, Australia and the United States, providing helicopter repair and overhaul services for our fleet and for a growing external customer base in Europe, Asia and North America.

Market Outlook

Oil and gas production customers are the principal source of our revenue, while exploration and development customers provide a lesser portion of our revenue. The production business is typically less cyclical than the exploration and development business because the production platforms remain in place over the long-term and are relatively unaffected by economic cycles, as the marginal cost of lifting a barrel of oil once the platform is in position is low. Our customers typically base their capital expenditure budgets on their long-term commodity price expectations and not exclusively on the current spot price.

Our MRO business is subject to economic cycles. Although aircraft maintenance is mandatory, during difficult economic times, many of our customers may cut maintenance expenditures by reducing flying hours and deferring certain expenditures.

We have seen growing confidence amongst our customers, which has led to increased spending and improvement in many metrics reflected in our fiscal 2012 and 2013 financial performance. We are cautiously optimistic that improvements will continue into fiscal 2014. We are continuing to see growth in the offshore production as new technology has allowed oil and gas companies to continue exploration and drilling farther offshore. To remain competitive and to service existing and new contracts in this industry, older aircraft in the fleet must be replaced with new aircraft technology to meet customers’ changing demands. The industry is constrained by the pace at which it renews its fleet due to the limited supply of new technology aircraft and the secondary market for aircraft resales. To address these constraints, we have continued efforts to secure commitments to obtain new technology aircraft to support our future growth.

At January 31, 2013, we have commitments to purchase 27 aircraft with the delivery of these aircraft beginning in the fourth quarter fiscal 2013 and continuing through to fiscal 2017. These aircraft will be purchased outright or financed through leases. Subsequently, we exercised two options to acquire aircraft for a total commitment of 29.

Australia, Norway, the U.K., Brazil and Nigeria and other countries in the Africa-Euro Asia region continue to be important growth areas for us due to an increase in oil and gas activity. In October 2012, we received our Nigerian air operating certificate and are in the process of setting up our interim base. We believe Nigeria is a growing market due to the number of deep water oil-and-gas discoveries.

Heli-One, our MRO operation is continuing to grow its third-party business with additional contract wins in the U.K., Europe, Brazil, and Southeast Asia. To further support the growth of the MRO business and expand our global footprint, we have opened an additional MRO facility in Poland. The MRO operation is also reviewing its global inventory management processes and implementing a number of lean process techniques to continue to drive efficiencies in the workshops and our supply chain. In November 2012, we reached a key milestone in our broad transformation initiatives as we turned on our new integrated MRO system. The system will support future growth as it replaces a number of legacy systems, creates improved productivity and standardizes processes across our worldwide MRO operations. As part of our continued growth and support of our supply chain for helicopter parts, we entered into a $100 million inventory purchase commitment over a three-year period during the third quarter of fiscal 2013.

We conduct our business in various foreign jurisdictions, and as such, our cash flows and earnings are subject to fluctuations and related risks from changes in foreign currency exchange rates. Throughout the nine months ended January 31, 2013, our primary foreign currency exposures were related to the Norwegian Kroner, Euro, British pound sterling, Canadian dollar and Australian dollar. For details on this exposure and the related impact on our results of operations, see “Quantitative and Qualitative Disclosures About Market Risk” included elsewhere in this prospectus.

To further support our growth, we are continuing with our broad transformation program. The program includes transformative thinking and technology to achieve cost efficiencies through the global standardization of processes and restructuring of the organization to allow us to continue to reshape our earnings and cash flows. Together, these qualities allow us to maximize our value proposition to our customers—allowing them to go further, do more, and come home safely. The transformation program looks at all major aspects of our operations and includes a number of work streams, each including a multitude of initiatives:

1. Overhead transformation—redesign the organizational structure of all indirect functions and improve and streamline global processes for support;

2. Base transformations—reengineer the entire operations at all 60 bases to standardize processes and share operational best practices around the world;

3. Optimizing contracts—working with customers to optimize terms and economics of all contracts;

4. MRO productivity improvement—dramatically increase MRO efficiency and reduce cost and inventory levels through lean processes and other techniques;

5. Overhauling the business management systems—launch a global key leading performance indicator dashboard to provide headlights on business performance; and

6. Overall project management—deploy centralized project management and analytical resources to assist business teams on various work streams.

The transformation program is progressing in accordance with our plan as we continue to consolidate, standardize and enhance our capabilities, tools, processes and systems. As of January 31, 2013, we achieved milestones including the standardization of key performance indicators, detailed reviews of operations in key bases in the Netherlands, Eastern and Western North Sea and Brazil, the opening of the centralized Integrated Operations Center in Dallas, Texas, and the opening of our new MRO facility in Poland. In November 2012, we also turned on our new integrated MRO system, which will standardize our global processes and support future growth in MRO Operations. We are proceeding with our plans to further implement global systems to further enhance operations such as pilot and line maintenance scheduling.

Fleet

As of January 31, 2013, our fleet was comprised of the following aircraft:

Aircraft Type:	Total
Medium
Sikorsky S76C+	22
Sikorsky S76C++	23
Sikorsky S76A/B/C	24
Eurocopter EC135/145/155	6
Eurocopter AS365 series	12
Bell 412	12
Bell 212	1
Agusta AW139	35

135
Heavy
Eurocopter Super Puma series	44
Eurocopter EC225	31
Sikorsky S92A	37
Sikorsky S61N	5

117

TOTAL AIRCRAFT	252

RESULTS OF OPERATIONS

The Nine Months Ended January 31, 2013 Compared to the Nine Months Ended January 31, 2012

Consolidated Results Summary For the nine months ended January 31, (In thousands of U.S. dollars, except flying hours, % change and # of aircraft)			Favorable (Unfavorable)
	2013	2012	$ Change	% Change
Helicopter Services (i)	$1,203,471	$1,131,879	$71,592	6.3%
MRO	96,503	103,707	(7,204)	(6.9)%
Corporate and other	4,720	3,996	724	18.1%

Total revenue	1,304,694	1,239,582	65,112	5.3%
Direct costs (ii)	(903,739)	(884,388)	(19,351)	(2.2)%
Aircraft lease and associated costs	(149,390)	(128,968)	(20,422)	(15.8)%

Total direct costs	$(1,053,129)	$(1,013,356)	$(39,773)	(3.9)%

Flying hours	125,225	131,245	(6,020)	(4.6)%
# of aircraft	252	260	(8)	(3.1)%

(i)	Includes revenue from the customer reimbursement of fuel costs of $76.8 million for the nine months ended January 31, 2013 and $73.3 million for the nine months ended January 31, 2012.
(ii)	Includes $78.6 million in fuel costs for the nine months ended January 31, 2013 and $75.9 million for the nine months ended January 31, 2012.

Consolidated Results of Operations

Revenue

Revenue increased by $65.1 million to $1,304.7 million compared to the prior year period. Helicopter Services revenue increased by $71.6 million due primarily to new flying contracts in the Americas, Australasia and the Western North Sea. These increases in revenue were partially offset by revenue decreases in the Eastern North Sea and Africa-Euro Asia. The Americas contributed an additional $65.3 million in revenues, due primarily to new contracts for heavy helicopters in Brazil. Australasia contributed an additional $35.2 million due primarily to new contracts, higher flying hours and deployment of all aircraft under a heavy helicopter contract for the current year period in Australia. These revenue increases were partially offset by decreases in Southeast Asia due to a reduction in flying hours and expired contracts. The Western North Sea contributed additional revenues of $13.5 million, due primarily to an increase in oil and gas activity resulting in new contracts in the current year period. The increase in the Western North Sea’s revenue was offset by a lost contract in Denmark. Eastern North Sea’s revenues decreased by $28.4 million due primarily to a contract expiry and a decrease in ad hoc flying hours partially offset by new contract revenues in the current year period. Revenues also decreased by $14.0 million in the Africa-Euro Asia region due primarily to lower flying hours in Nigeria, Chad and Turkey, partially offset by new contracts from an increase in oil and gas activity in Mozambique and Tanzania. Nigeria had a decrease in flying hours as we are transitioning to a new partner. In October 2012, we received our air operating certificate for Nigeria and are proceeding with the set-up of our interim base. Chad’s revenues decreased as there were no flying hours in the current year period as the fixed-wing aircraft were sold in the latter half of fiscal 2012. Turkey’s revenues also decreased due to a contract expiry.

MRO revenue decreased by $7.2 million due primarily to the timing of third-party airframe, components, and engine work where the related revenues are deferred until the completion of the projects. Third-party PBH revenue was also lower in the current year period.

Direct Costs

For the nine months ended January 31, (In thousands of U.S. dollars)
	2013	2012	Favorable (Unfavorable)
			$ Change	% Change
Crew costs	$(320,438)	$(302,512)	$(17,926)	(5.9)%
Base and operations and other costs	(272,726)	(273,746)	1,020	0.4%
Maintenance	(190,817)	(193,881)	3,064	1.6%
Support costs	(119,758)	(114,249)	(5,509)	(4.8)%

	$(903,739)	$(884,388)	$(19,351)	(2.2)%

Direct costs increased by $19.4 million to $903.7 million compared to the prior year period. The increase in direct costs was due primarily to an increase in crew and support costs partially offset by a decrease in maintenance.

Crew costs increased by $17.9 million to $320.4 million compared to the prior year period. The increase was due primarily to additional crew costs for new and existing contracts in Brazil, Australia, UK and Mozambique. These increases were partially offset by a decrease in Nigeria due to a reduction in flying hours and the sale of the fixed wing aircraft in Chad. In addition, we had decreases in crew costs due to lost and expired contracts in Denmark, Norway and Turkey.

Maintenance costs decreased by $3.1 million to $190.8 million compared to the prior year period due primarily to a decrease in the maintenance costs on leased aircraft that will be returned.

Support costs increased by $5.5 million to $119.8 million compared to the prior year period due primarily to an increase in costs to support the centralized flying operations center and consulting costs.

General and Administration Costs

General and administration costs included in the results of the Corporate and other segment increased by $8.6 million to $56.1 million compared to the prior year period. The increase is due primarily to information technology costs and personnel support costs, partially offset by a decrease in reported insurance claims. Information technology costs have increased as we incurred more training and consulting costs to support the go-live of the new integrated MRO system in November 2012 and to support other new global systems that are being implemented as part of the broad transformation initiative. Personnel support costs have increased due primarily to compensation costs where vacant roles have been filled.

Aircraft Lease and Associated Costs

Aircraft leasing costs increased by $20.4 million to $149.4 million, due primarily to the conversion of a number of capital leases to operating leases as part of the refinancing activities in fiscal 2012 and an increase in new technology aircraft additions that have higher lease costs. We are acquiring new technology aircraft to meet customers’ needs as they continue exploration and development into deeper waters. We anticipate that we will continue to finance aircraft through operating leases and may make strategic decisions as required to purchase certain aircraft outright. The purchase of aircraft allows for greater jurisdictional flexibility as some lease agreements restrict the movement of aircraft to certain countries.

Amortization

Amortization expense increased by $3.8 million to $84.6 million due primarily to an increase in rotables to service new technology aircraft.

Restructuring Costs

Restructuring costs decreased by $7.0 million to $8.6 million compared to the prior year period as there has been a decrease in the consulting costs incurred as part of the transformation program offset by higher severance costs in the current year period. Of the current year restructuring costs, $5.8 million related to the Corporate and other segment, $1.4 million related to the MRO segment and $1.4 million was related to the Helicopter Services segment.

Impairment of Assets Held For Use

Impairment of assets held for use is related to the Corporate and other segment and has increased to $4.7 million compared to the prior year period due to two aircraft types we will be exiting once all the aircraft have completed their flying obligations.

Impairment of Intangible Assets

Impairment of intangible assets related to the Corporate and other segment has increased by $4.2 million to $6.9 million compared to the prior year period as impairment of embedded equity recognized on the leased aircraft was higher.

Gain (Loss) on Disposal of Fixed Assets

Gain on disposal of fixed assets decreased by $12.0 million to a loss of $9.0 million compared to the prior year period. The gain on disposal of fixed assets has decreased as there was a $3.7 million gain on the sale of a building recognized in the prior year period that did not recur. The remaining $8.3 million relates to losses on the sale of aircraft in the current year period.

Interest on Long-Term Debt

Interest on long-term debt has increased by $4.7 million to $93.9 million compared to the prior year period due primarily to the interest accrued on the additional $200.0 million of senior secured notes issued on October 5, 2012. This increase was partially offset by a decrease in the interest on capital lease obligations from the refinancing of leases.

Foreign Exchange Gain (Loss)

Foreign exchange loss has decreased by $14.8 million to a gain of $7.0 million compared to the prior year period due primarily to the revaluation of net liability positions denominated in U.S. dollars in entities with Norwegian Kroner and Euro functional currencies.

Other Financing Charges

Other financing charges increased by $8.4 million to $22.5 million compared to the prior year period. The increase in financing charges is due primarily to an increase in overdraft interest expenses and banking fees.

Income Tax Recovery (Expense)

Income tax recovery decreased by $52.5 million to an income tax expense of $50.6 million compared to the prior year period. The effective tax rate for the current year period is (134.2%) compared to 4.7% in the prior year period. The below table provides a breakdown of the items which caused the change in tax recovery between the current year period and the prior year period:

In millions of US dollars	Increase (decrease) in tax recovery	Effective tax rate
Income tax recovery at January 31, 2012	$1.9	4.7%
Change in tax recovery calculated at statutory rate	(0.6)
Valuation allowance	(59.0)
Non-deductible items	(3.6)
Functional currency adjustments	9.3
Rate differences in various jurisdictions and other	1.4

Income tax expense at January 31, 2013	$(50.6)	(134.2%)

The decrease in the income tax recovery as compared to the prior year period was due primarily to an increase in the valuation allowance taken against deferred tax assets in certain jurisdictions, an increase in non-deductible items offset by an increase in functional currency adjustments.

The increase in valuation allowance compared to the prior year period was due to a change in our assessment of the future realization of certain tax assets in the current year period, which resulted in a net increase in the valuation allowance of $59.0 million. Of this amount, $28.4 million was primarily in relation to deferred tax assets in the U.S., Australia, the Netherlands and Norway in the current year quarter. The non-deductible items increased by $3.6 million due to an increase in non-deductible interest expense and general and administration expenses in certain jurisdictions. Other items including the tax rate differences of various jurisdictions and the restructure of intercompany debt created non-taxable income, which has decreased the income tax expense by $1.4 million. The income tax expense decreased by $9.3 million due to functional currency adjustments from foreign currency gains related to tax balances denominated in Norwegian Kroner, Euro and Canadian dollars in entities with a U.S. dollar functional currency.

Non-Controlling Interest

Net earnings allocated to non-controlling interest decreased by $13.7 million to a net loss of $2.9 million, due primarily to a decrease in net earnings in EEA Helicopters Operations B.V. (“EHOB”).

Segmented Results of Operations

During fiscal 2012, the segmented results of operations were reclassified to reflect the revenues earned by the MRO segment on helicopter parts and supplies provided to Helicopter Services for use at the bases. These expenses are included as direct costs for Helicopter Services. The prior year period comparatives have been reclassified to conform to the current year presentation.

Helicopter Services

For the nine months ended January 31, (In thousands of U.S. dollars, except EBITDAR Margin)
			Favorable (Unfavorable)
	2013	2012	$ Change	% Change
Third party revenue	$1,203,471	$1,131,879	$71,592	6.3%
Internal revenue	3,635	4,916	(1,281)	(26.1)%

Total revenue	1,207,106	1,136,795	70,311	6.2%
Direct costs	(863,298)	(827,255)	(36,043)	(4.4)%
Earnings from equity accounted investees	2,687	1,642	1,045	63.6%

Segment EBITDAR (adjusted)	$346,495	$311,182	$35,313	11.3%

Segment EBITDAR (adjusted) Margin	28.7%	27.4%	1.3%	4.7%
Flight Hours	125,225	131,245	(6,020)	(4.6)%
# of Aircraft	252	260	(8)	(3.1)%
Aircraft lease and associated costs	$(149,390)	$(128,968)	$(20,422)	(15.8)%

Helicopter Services segment EBITDAR (adjusted) increased by $35.3 million to $346.5 million compared to the prior year period. The increase in segment EBITDAR (adjusted) was due primarily to the Americas, Australasia and the Western North Sea, partially offset a decrease by the Eastern North Sea and the Africa-Euro Asia region. Americas’ segment EBITDAR (adjusted) increased by $27.9 million due primarily to new heavy helicopter contracts in Brazil and improved aircraft and crew availability. Australasia’s segment EBITDAR (adjusted) increased by $8.5 million due primarily to Australia from margins on new contracts, an increase in flying hours and the deployment of all aircraft under a heavy helicopter contract for the current year period. The increased margins in Australia are partially offset by higher crew, overtime and training costs to support the new contracts. The increase in Australia is partially offset by a decrease in Southeast Asia due to expired contracts and a decrease in flying hours. The Western North Sea’s segment EBITDAR (adjusted) increased by $7.5 million due primarily to an increase in oil and gas activities, resulting in margins from new contracts and an increase in flying hours. These increases in the Western North Sea’s segment EBITDAR (adjusted) were offset by a decrease in Denmark due to a lost contract. These increases in segment EBITDAR (adjusted) are partially offset by decreases in the Eastern North Sea of $5.1 million and the Africa-Euro Asia region of $3.0 million. The Eastern North Sea’s segment EBITDAR (adjusted) decreased as margins from new contracts and higher flying hours from existing contracts did not fully offset the impact from a contract expiry. Africa-Euro Asia’s segment EBITDAR (adjusted) decreased due primarily to Nigeria, where we are continuing to incur costs while we transition to our new operations, and Chad, where we sold our fixed wing operations in the latter half of fiscal 2012. The Nigerian air operating certificate was received in October 2012 and we are proceeding with the set-up of our interim base. These decreases were partially offset by the margins from new contracts generated from an increase in oil and gas activities in Mozambique, Tanzania and Kazakhstan.

Aircraft leasing costs increased by $20.4 million to $149.4 million, due primarily to the conversion of a number of capital leases to operating leases as part of the refinancing activities in fiscal 2012 and an increase in new technology aircraft additions that have higher lease costs. We are acquiring new technology aircraft to meet customers’ needs as they continue exploration and development into deeper waters. We anticipate that we will continue to finance aircraft through operating leases and may make strategic decisions as required to purchase certain aircraft outright. The purchase of aircraft allows for greater jurisdictional flexibility as some lease agreements restrict the movement of aircraft to certain countries.

MRO

For the nine months ended January 31, (In thousands of U.S. dollars)
	2013 (Unaudited)	2012	Favorable (Unfavorable)
			$ Change	% Change
Third-party revenue	$96,503	$103,707	$(7,204)	(6.9)%
Internal Revenue	215,649	204,208	11,441	5.6%

Total Revenue	312,152	307,915	4,237	1.4%
Direct Costs	(252,613)	(253,441)	828	0.3%

Segment EBITDAR (adjusted)	$59,539	$54,474	$5,065	9.3%

Segment EBITDAR (adjusted) Margin	19.1%	17.7%	1.4%	7.9%

MRO generates the majority of its revenue by supporting the internal flying operations. Services to third parties represent 30.9% of total revenues. Segment EBITDAR (adjusted) increased by $5.1 million to $59.5 million compared to the prior year period due primarily to increased margins from internal PBH revenues and lower support costs partially offset by a decrease in non-PBH revenues. Segment EBITDAR (adjusted) increased by $8.0 million due to an increase in margins from internal PBH revenues and lower PBH costs due to the timing of maintenance costs relative to revenue growth. This resulted in a favorable margin impact of 2.2%. Support costs were also lower in the current year period by $2.9 million with a favorable margin impact of 0.8% due to a decrease in consulting costs. Segment EBITDAR (adjusted) decreased by $5.7 million due primarily to the timing of completion of airframe, engine and component projects. This decrease in segment EBITDAR (adjusted) unfavorably impacted the segment EBITDAR (adjusted) margin by 1.6%. Revenues related to the airframe and components work are deferred and will be recognized on completion.

The Fiscal Year Ended April 30, 2012 Compared to the Fiscal Year Ended April 30, 2011

Consolidated Results Summary For the fiscal year ended April 30, (In thousands of U.S. dollars)			Favorable (Unfavorable)
	2012	2011	$ Change	% Change
Helicopter Services (i)	$1,520,223	$1,311,983	$208,240	15.9%
MRO	166,479	129,222	37,257	28.8%
Corporate and other	5,837	4,255	1,582	37.2%

Total revenue	1,692,539	1,445,460	247,079	17.1%
Direct costs (ii)	(1,205,215)	(1,046,852)	(158,363)	(15.1)%
Aircraft lease and associated costs	(176,685)	(164,828)	(11,857)	(7.2)%

Total direct costs	$(1,381,900)	$(1,211,680)	$(170,220)	(14.0)%

Flying hours	172,145	163,884	8,261	5.0%
# of aircraft	252	263	(11)	(4.2)%

(i)	Includes revenue from the customer reimbursement of fuel costs of $91.1 million for the fiscal year ended April 30, 2012 and $66.7 million for the fiscal year ended April 30, 2011.
(ii)	Includes $92.5 million in fuel costs for the fiscal year ended April 30, 2012 and $67.3 million for the fiscal year ended April 30, 2011.

Consolidated Results of Operations

Revenue

Revenue increased by $247.1 million to $1,692.5 million compared to fiscal 2011. Helicopter Services revenue increased by $208.2 million, due primarily to new flying contracts with increased flying hours in the Americas and Australasia and a significant increase in ad hoc flying hours in the Eastern and Western North Sea. Africa-Euro Asia’s revenues have also increased due to new flying contracts in fiscal 2012. The Americas contributed an additional $65.2 million in revenues, due primarily to new contracts for two new heavy helicopters in Brazil, partially offset by the expiry of some short-term contracts. In addition, there was a new short-term contract for two heavy helicopters in the Falkland Islands that began flying in July 2011. Australasia contributed an additional $59.7 million due primarily to a new contract that began in April 2011 in Australia, as all aircraft were deployed under the contract combined with an increase in the flight hours under this contract. As this contract also earns revenues based on the number of hours flown, the increase in flying hours generated greater revenues in fiscal 2012. The revenue increases in Australia were partially offset by a decrease in Southeast Asia from lost contracts and reduced flying hours. The Western North Sea contributed additional revenues of $34.2 million, due primarily to an increase in oil and gas activity in Scotland, England and the Netherlands that allowed aircraft from lost contracts to be redeployed to ad hoc flying contracts resulting in a significant increase in flying hours in fiscal 2012. The Eastern North Sea contributed an additional $34.8 million, due primarily to an increase in oil and gas activity in Norway resulting in higher ad hoc flying hours. This increase was offset by the release of an off-market contract credit in fiscal 2011 for $13.5 million when the customer advised they would not be exercising a renewal option. The off-market credits were recognized on the date of acquisition and were originally valued under the assumption that the customer would exercise all optional contract renewals. The Africa-Euro Asia region’s revenue increased by $13.2 million, due primarily to Kazakhstan, Mozambique and Tanzania, as increased oil and gas activities in these areas generated new contracts with existing customers partially offset by Nigeria. Nigeria’s revenue decreased as we exited our relationship with our previous partners, resulting in a decrease to flying hours and the redeployment of aircraft to other regions. We are currently in discussions with a potential new partner in order to recommence our flying operations in Nigeria.

MRO revenue increased by $37.3 million compared to fiscal 2011, due primarily to an increase in non-PBH revenues, which included an increase in airframes, engine and component work. The increase in airframe, engine and component work was primarily attributable to a newly reorganized sales team, which generated new contracts.

Direct Costs

For the fiscal year ended April 30, (in thousands of U.S. dollars)			Favorable (Unfavorable)
	2012	2011	$ Change	% Change
Crew costs	$(409,212)	$(358,184)	$(51,028)	(14.2)%
Base operations and other costs	(379,804)	(294,187)	(85,617)	(29.1)%
Maintenance	(258,506)	(240,584)	(17,922)	(7.4)%
Support costs	(157,693)	(153,897)	(3,796)	(2.5)%

	$(1,205,215)	$(1,046,852)	$(158,363)	(15.1)%

Direct costs increased by $158.4 million to $1,205.2 million compared to fiscal 2011. The increase in direct costs was due primarily to an increase in crew, base operations and other costs and maintenance costs to support the growth in the flying operations and MRO.

Crew costs increased by $51.0 million to $409.2 million compared to fiscal 2011. The increase was due to the hiring of additional crew for new and existing contracts in Australia, Brazil and the Falkland Islands of $39.8 million along with $6.5 million in associated training costs. In Brazil, there was an increase of $4.7 million in salary costs for existing employees from wage increases awarded as the result of tight labor markets.

Base operations and other costs increased by $85.6 million to $379.8 million compared to fiscal 2011. Base operations and other costs also included fuel costs re-chargeable to our customers, insurance and travel. New contracts and an increase in ad hoc flying hours in Brazil, Australia, Mozambique, Tanzania, and the North Sea resulted in a cost increase of $27.3 million due to the set up costs for new bases, increased fuel costs from new aircraft and higher flying hours, accommodation costs for additional base and crew employees, and training for new base employees. Existing contracts increased base operations and other costs by $43.6 million as higher flying hours generated higher fuel costs, landing costs and base costs. In fiscal 2011, the base operations and other costs included a $10.2 million write-off of bid costs previously capitalized and the legal and consulting fees incurred in connection with the planned procurement of the UK SARH contract.

Maintenance costs increased by $17.9 million to $258.5 million compared to fiscal 2011. MRO expenses increased due primarily to higher third party activity from airframe maintenance, engine and component work attributed to a newly reorganized sales team, which has focused its efforts in these areas. MRO expenses to support the internal fleet have also increased compared to fiscal 2011 due to an increase in flying hours from new and existing contracts.

Aircraft Lease and Associated Costs

Aircraft leasing costs increased by $11.9 million to $176.7 million compared to fiscal 2011, due primarily to new technology aircraft additions that have higher lease costs partially offset by a number of aircraft that were converted to capital leases during fiscal 2012. We are continuing to acquire expensive new technology aircraft to meet our customers’ needs as they continue exploration and development into deeper waters. We anticipate we will continue to finance aircraft through operating leases and may make strategic decisions as required to purchase certain aircraft outright. The purchase of aircraft allows for greater jurisdictional flexibility as some lease agreements restrict the movement of aircraft to certain countries.

General and Administration Costs

General and administration costs included in the results of the Corporate and other segment increased by $4.2 million to $69.6 million compared to fiscal 2011. The increase is due primarily to information technology costs, personnel support costs and insurance costs, partially offset by a decrease in consulting and legal costs. Information technology costs increased, due primarily to costs incurred to support the new global systems implemented in connection with our broad transformation initiatives. Personnel support costs are higher than fiscal 2011 as vacant positions in the senior leadership team were filled and there was an increase in the short term incentive compensation due to improved performance during the year. Insurance expense increased due to higher reported claims for self-insured benefits in fiscal 2011. This was partially offset by a decrease in consulting and legal fees, as we incurred costs in fiscal 2011 for strategic projects and activities that we did not incur in fiscal 2012.

Amortization

Amortization expense increased by $13.3 million to $113.0 million compared to fiscal 2011, due primarily to an increase in rotables to service the new technology aircraft. Of the fiscal 2012 amortization expense, $66.6 million related to MRO, $7.6 million related to Helicopter Services and the remainder related to the Corporate and other segment.

Restructuring Costs

Restructuring costs increased by $17.8 million to $22.5 million compared to fiscal 2011, due primarily to consulting costs and severance costs incurred as part of the transformation program to achieve long-term cost efficiencies through the implementation of new systems and processes allowing for global standardization. Of the fiscal 2012 restructuring costs, $17.8 million related to the Corporate and other segment, $4.5 million related to the Helicopter Services segment, and $0.2 million related to the MRO segment.

Impairment of Assets Held For Sale

Impairment of assets held for sale increased by $8.2 million to $13.5 million compared to fiscal 2011. The increase in impairment was due primarily to older technology aircraft that are being sold to increase the mix of new aircraft technology and a building classified as held for sale. In fiscal 2012, there were more aircraft impaired compared to fiscal 2011. Of the impairment of assets held for sale for the current year, $12.5 million related to the Corporate and other segment and the remainder related to the Helicopter Services segment.

Interest on Long-Term Debt

Interest on long-term debt increased by $25.1 million to $116.6 million compared to fiscal 2011 due primarily to the recognition of a full year of interest on the senior secured notes and an increase in capital lease interest expense from the refinancing of the operating leases.

Foreign Exchange Gains (Losses)

Foreign exchange gains have decreased by $16.1 million to $1.8 million compared to fiscal 2011 from the revaluation of net liability positions denominated in U.S. dollars in entities with Norwegian Kroner and Euro functional currencies.

Other Financing Charges

Other financing charges decreased by $52.0 million to $15.1 million compared to fiscal 2011. The decrease in the financing charges resulted from costs incurred in the prior year related to the long-term debt refinancing totaling $62.4 million that did not reoccur in the current year, partially offset by an increase in the net loss on derivative financial instruments of $10.9 million. As part of the refinancing of our long-term debt, we wrote-off the unamortized transaction costs related to the previous credit facility, settled the interest rate swap and incurred fees related to the short-term amendment of the previous credit facility. Net loss on derivative financial instruments increased due to the unfavorable movements in the foreign exchange rates as compared to fiscal 2011.

Income Tax Recovery (Expense)

Income tax recovery decreased by $81.1 million to an income tax expense of $48.2 million compared to fiscal 2011. The effective tax rate for fiscal 2012 is 157.2% compared to 34.7% in fiscal 2011. The below table provides a breakdown of the items which caused the change in tax recovery between the current year and the prior year:

	Increase/(decrease) in tax recovery	Effective tax rate
Income tax recovery at April 30, 2011	$32,916	(34.7)%
Change in tax recovery calculated at statutory rate	(18,386)
Rate differences in various jurisdictions	(27,408)
Non-deductible items	28,642
Functional currency adjustments	(27,536)
Valuation allowance	(36,410)
Other	(35)

Income tax expense at April 30, 2012	$(48,217)	157.2%

The decrease in the income tax recovery as compared to fiscal 2011 was due primarily to an increase in the valuation allowance taken against deferred tax assets in certain jurisdictions, a decrease in rate differences in various jurisdictions, a decrease in non-deductible items and the impact of functional currency adjustments.

During fiscal 2012, an adjustment was made to the opening balance of certain deferred tax assets due to a change in judgment about the realizability of these tax assets in future years that contributed to a net increase in the valuation allowance of $55.6 million. This was primarily in relation to deferred tax assets in Canada, Norway and the UK. This was offset by the reversal of certain valuation allowances in Brazil and Luxembourg. Brazil contributed to the decrease in the valuation allowance as a settlement was reached with the tax authorities that permitted interest and penalties related to certain non-income tax related liabilities to be settled using income tax losses of $20.0 million. A full valuation allowance was previously recognized against these income tax losses. In addition, we were able to reverse valuation allowances of $2.6 million representing $8.8 million of tax loss carry forwards as a result of a tax planning initiative related to Luxembourg. Also offsetting the increase was the impact of the capitalization of intercompany interest explained further below, for a net increase to the valuation allowance of $36.4 million.

Rate differences in various jurisdictions has decreased by $27.4 million as a lower proportion of our taxable profits were earned in low tax rate jurisdictions in fiscal 2012 as compared to fiscal 2011. Rate differences in various jurisdictions were impacted by an interest bearing intercompany loan that was capitalized towards the end of fiscal 2011, resulting in a reduction of interest expense in Luxembourg and interest income in Switzerland. As income in Switzerland is taxed at a comparatively low tax rate, this contributed to the decrease in rate differences in various jurisdictions. The capitalization of the loan also reduced the amount of deductible and non-deductible interest in Luxembourg and reduced the overall tax losses in this jurisdiction. As a valuation allowance was taken against deferred tax assets related to income tax losses in Luxembourg this transaction also contributed to a reduction in the valuation allowances that were taken when compared to fiscal 2011. The capitalization of the intercompany loan also contributed to the $28.6 million decrease in non-deductible items. The income tax recovery decreased by $27.5 million due to foreign currency losses related to tax balances denominated in Norwegian Kroner, Euro and Canadian dollars in entities with a U.S. dollar functional currency.

Non-Controlling Interest

Net earnings allocated to non-controlling interest increased by $7.4 million to $12.4 million compared to fiscal 2011, due primarily to an increase in net earnings in EEA Helicopters Operations B.V. (“EHOB”).

Segmented Results of Operations

During fiscal 2012, the segmented results of operations were reclassified to reflect the revenues earned by the MRO segment on helicopter parts and supplies provided to Helicopter Services for use at the bases. These expenses are included as direct costs for Helicopter Services. The prior year comparatives have been reclassified to conform to the current year presentation.

Helicopter Services

For the fiscal year ended April 30, (in thousands of U.S. dollars)			Favorable (Unfavorable)
	2012	2011	$ Change	% Change
Third party revenue	$1,520,223	$1,311,983	$208,240	15.9%
Internal revenue	7,550	7,508	42	0.6%

Total revenue	1,527,773	1,319,491	208,282	15.8%
Direct costs	(1,117,216)	(951,268)	(165,948)	(17.4)%
Earnings from equity accounted investees	2,844	2,159	685	31.7%

Segment EBITDAR (adjusted)	$413,401	$370,382	$43,019	11.6%

Segment EBITDAR (adjusted) Margin	27.1%	28.1%	(1.0)%	(3.6)%
Flight Hours	172,145	163,884	8,261	5.0%
# of Aircraft	252	263	(11)	(4.2)%
Aircraft lease and associated costs	$(176,685)	$(164,828)	$(11,857)	(7.2)%

Helicopter Services segment EBITDAR (adjusted) has increased by $43.0 million to $413.4 million compared to fiscal 2011. The increase in segment EBITDAR (adjusted) is due primarily to the Western and Eastern North Sea, Australasia, and the Americas partially offset by the Africa-Euro Asia region. The North Sea contributed an additional $28.2 million due primarily to an increase in oil and gas activities in Scotland, England and Norway, where the availability of aircraft resulted in a significant increase in ad hoc flying hours. Australasia’s increase in segment EBITDAR (adjusted) of $13.3 million is due primarily to the margins from a new contract that began in April 2011 in Australia as all aircraft have been deployed in the current year combined with an increase in flying hours during the current year and other contract wins. In fiscal 2011, Australia’s segment EBITDAR (adjusted) was lower as costs continued to be incurred on a lost customer contract. The segment EBITDAR (adjusted) increase in Australia is offset by Southeast Asia, where costs continued to be incurred on existing contracts with a reduction in flying hours and lost contracts. America’s segment EBITDAR (adjusted) increased by $5.7 million due primarily to new contracts in Brazil and margins from a new short-term contract in the Falkland Islands. The additional revenue earned in Brazil was offset by higher crew, base and support staff costs from a tight labor market, and aircraft availability issues from the supply of parts. We continue to review our parts management and supply chain processes to support the growth in the region. The Africa-Euro Asia region had a net decrease in segment EBITDAR (adjusted) of $2.5 million, due primarily to Nigeria, offset by an increase in Mozambique, Kazakhstan, Tanzania, and Romania. Segment EBITDAR (adjusted) increased in Mozambique, Kazakhstan, Tanzania, and Romania as there was an increase oil and gas activities that generated new contracts. Segment EBITDAR (adjusted) has decreased in Nigeria as we exited our relationship with our previous partners thereby resulting in a decrease in flying hours and the redeployment of aircraft to other regions. We have engaged in discussions with a potential new partner in order to recommence our flying operations in Nigeria.

Aircraft leasing costs increased by $11.9 million to $176.7 million compared to fiscal 2011, due primarily to new technology aircraft additions that have higher lease costs partially offset by a number of aircraft that were converted to capital leases during fiscal 2012. We are continuing to acquire expensive new technology aircraft to meet our customers’ needs as they continue exploration and development into deeper waters. We anticipate we will continue to finance aircraft through operating leases and may make strategic decisions as required to purchase certain aircraft outright. The purchase of aircraft allows for greater jurisdictional flexibility as some lease agreements restrict the movement of aircraft to certain countries.

MRO

For the fiscal year ended April 30, (In thousands of U.S. dollars)			Favorable (Unfavorable)
	2012	2011	$ Change	% Change
Third party revenue	$166,479	$129,222	$37,257	28.8%
Internal Revenue	275,920	238,397	37,523	15.7%

Total Revenue	442,399	367,619	74,780	20.3%
Direct costs	(353,485)	(324,057)	(29,428)	(9.1)%

Segment EBITDAR (adjusted)	$88,914	$43,562	$45,352	104.1%

Segment EBITDAR (adjusted) margin	20.1%	11.8%	8.3%	70.3%

MRO generates the majority of its revenue by supporting the internal flying operations and is continuing to expand its services to third parties, which represent 37.6% of the total revenues. Segment EBITDAR (adjusted) increased by $45.4 million to $88.9 million compared to fiscal 2011. In fiscal 2011, the decrease in internal revenues from lower flying hours combined with the increase in labor and materials to service the higher level of unscheduled maintenance events on the internal fleet resulted in a decrease to the segment EBITDAR (adjusted), which did not reoccur in fiscal 2012. In fiscal 2012, there has been an increase in internal revenues to support the growth in Helicopter Services and a decrease in the level of unscheduled maintenance events on the internal fleet. The higher revenues in fiscal 2012 have contributed approximately $16.8 million in additional segment EBITDAR (adjusted). The higher margins earned on these revenues resulted in a positive impact on the segment EBITDAR (adjusted) margin of 3.1%. Lower costs in fiscal 2012 combined with the termination of a third party PBH contract in April 2011 that earned negative margins from a high level of unscheduled maintenance events have contributed an additional $22.0 million in segment EBITDAR (adjusted) with a positive impact on the segment EBITDAR (adjusted) margin of 4.1%. Segment EBITDAR (adjusted) also increased by $4.0 million with a positive impact on the segment EBITDAR (adjusted) margin of 0.7% as costs incurred in fiscal 2011 related to inventory write-offs and consulting costs for strategic projects did not reoccur in fiscal 2012. In fiscal 2012, cost savings from the implementation of supply chain sourcing initiatives as part of the broad transformation program and vacant support positions that were not filled earlier in the year contributed an additional $2.5 million to segment EBITDAR (adjusted). These cost savings resulted in a positive impact to the segment EBITDAR (adjusted) margin of 0.4%. The MRO business is expected to continue to reduce costs and inventory levels through the implementation of lean process techniques to drive greater efficiencies in the workshops as part of the broad transformation program.

The Fiscal Year Ended April 30, 2011 Compared to the Fiscal Year Ended April 30, 2010

Consolidated Results of Operations

For the year ended April 30, (In thousands of U.S. dollars)			Favorable (Unfavorable)
	2011	2010	$ Change	% Change
Helicopter services (i)	$1,311,983	$1,186,898	$125,085	10.5%
MRO	129,222	112,470	16,752	14.9%
Corporate and other	4,255	14,198	(9,943)	(70.0)%

Total revenue	1,445,460	1,313,566	131,894	10.0%
Direct costs (ii)	(1,046,852)	(884,810)	(162,042)	(18.3)%
Aircraft lease and associated costs	(164,828)	(145,072)	(19,756)	(13.6)%

Total direct costs	$(1,211,680)	$(1,029,882)	$(181,798)	(17.7)%

Flying hours	163,884	174,909	(11,025)	(6.3)%
# of aircraft	263	278	(15)	(5.4)%

(i)	Includes revenue from the customer reimbursement of fuel costs of $66.7 million for the year ended April 30, 2011 and $54.3 million for the year ended April 30, 2010.
(ii)	Includes $67.3 million in fuel costs for the year ended April 30, 2011 and $55.2 million for the year ended April 30, 2010.

Revenue increased by $131.9 million to $1,445.5 million compared to fiscal 2010 due primarily to an increase in Helicopter Services of $125.1 million and MRO of $16.8 million, offset by a $10.0 million decrease in third party leasing revenues within Corporate and other. Helicopter Services’ revenue increased due primarily to new flying contracts in the Americas, the Eastern North Sea, Africa-Euro Asia and Australasia, offset by a decrease in the Western North Sea. The America’s contributed additional revenues of $54.5 million from the full year impact of a long-term contract in Brazil for nine new technology heavy aircraft. The Eastern North Sea contributed additional revenues of $47.3 million due to the full year impact of a long-term contract in Norway for twelve new technology heavy aircraft. Included in the Eastern North Sea revenues was the release of an off-market contract credit for $13.5 million which was realized in 2011 when the customer advised they would not be exercising a renewal option. The off-market credits were recognized on the date of acquisition and were originally valued under the assumption that the customer would exercise all optional contract renewals. Australasia’s revenues increased by $14.8 million due primarily to new oil and gas contracts and the start of a new long-term contract in April 2011. The increased revenues from these contracts were offset by the loss of a customer contract. Africa Euro-Asia’s revenues increased by $15.0 million due to increased oil and gas activity in Kazakhstan, Turkey and Tanzania that generated new contracts offset by a decrease in Nigeria. Nigeria’s revenue decreased by $17.0 million as we exited our relationship with our previous partners resulting in a decrease in flying hours and the redeployment of aircraft to other regions. Nigeria’s revenues also decreased as there was uncertainty in the collectability of the receivables that resulted in recognition of revenues on a cash basis beginning April 2010. The Western North Sea’s decrease in revenues of $6.6 million relates to lost contracts. MRO revenue has increased by $16.8 million due primarily to an increase in PBH contracts offset by a decrease in airframe revenues as there was less activity. Corporate and other, which earns incidental revenue leasing idle aircraft, has decreased due to the loss of a third party contract that has not been replaced. This resulted in the number of helicopters leased to third parties declining from twelve aircraft to six aircraft in 2011 and revenues declining accordingly.

Direct Costs

For the fiscal year ended April 30, (In thousands of U.S. dollars)			Favorable (Unfavorable)
	2011	2010	$ Change	% Change
Crew costs	$(358,184)	$(321,434)	$(36,750)	(11.4)%
Base operations and other costs	(294,187)	(210,577)	(83,610)	(39.7)%
Maintenance	(240,584)	(206,566)	(34,018)	(16.5)%
Support costs	(153,897)	(146,233)	(7,664)	(5.2)%

	$(1,046,852)	$(884,810)	$(162,042)	(18.3)%

Direct costs increased by $162.0 million to $1,046.9 million compared to fiscal 2010. The increase in direct costs is due primarily to an increase in crew costs, base operations and other costs and maintenance to support the growth in the flying operations and MRO.

Crew costs increased by $36.8 million to $358.2 million compared to fiscal 2010, due primarily to the hiring of additional crew for new and existing contracts in Brazil, Australia, Kazakhstan and Norway along with associated training costs of $21.5 million. Similarly, there were salary increases for existing crew. These increases in crew costs were partially offset by a restructuring of the UK operations, resulting in a decrease to crew costs of $7.6 million. Additional increases were due primarily to wage increases in other countries and numerous other smaller variances.

Base operations and other costs increased by $83.6 million to $294.2 million compared to fiscal 2010. Base operations and other costs also included costs re-chargeable to our customers, insurance and travel. New contracts in Brazil, Australia and Kazakhstan resulted in a cost increase of $13.2 million due to the set up costs for new bases, increased fuel for the new aircraft, accommodation costs for new base and crew employees. Existing contracts increased $42.5 million due to an increase in fuel costs, landing costs and base costs as a result of additional flying hours and increases in the pricing of the service or commodity. In fiscal 2011, the base operations and other costs included a $10.2 million write-off of bid costs previously capitalized and the legal and consulting fees incurred in connection with the planned procurement of the UK SARH contract. Additional increases were due primarily to wage increases for base employees, fuel price increases and numerous other smaller variances.

Maintenance increased by $34.0 million to $240.6 million compared to fiscal 2010. MRO expenses increased due primarily to a higher level of scheduled maintenance events on our internal fleet during fiscal 2011 and combined with a higher level of unscheduled maintenance activity on third party PBH contracts.

Aircraft Lease and Associated Costs

Aircraft leasing costs increased by $19.8 million to $164.8 million compared to fiscal 2010 due primarily to fleet additions, the majority of which were in new technology aircraft with higher lease costs.

Earnings from Equity Accounted Investees

Earnings from equity accounted investees included in the Helicopter Services segment increased by $0.7 million to $2.2 million compared to fiscal 2010 due primarily to an increase in earnings from Thai Aviation Services and Luchthaven Den Helder C.V.

General and Administration Costs

General and administration costs included in the Corporate and other segment increased by $4.2 million to $65.4 million compared to fiscal 2010, due primarily to an increase in consulting and legal fees.

Amortization

Amortization expense increased by $21.9 million to $99.6 million compared to fiscal 2010, due primarily to an increase in property and equipment balances. Of the fiscal 2011 amortization expense, $5.4 million related to the Helicopter Services segment, $56.2 million related to the MRO segment and $38.0 million related to the Corporate and other segment.

Restructuring Expense

In fiscal 2010, severance and termination costs related to restructuring activities in Helicopter Services and MRO were incurred, whereas in fiscal 2011, the restructuring was due to the relocation of the Australian office from Adelaide to Perth. The majority of the restructuring costs incurred during fiscal 2011 were related to severance and termination costs. Of the fiscal 2011 restructuring expense, $3.2 million related to the Helicopter Services segment, $1.4 million related to the MRO segment and the remainder with the Corporate and other segment.

Impairment of Receivables and Funded Residual Value Guarantees

Impairment of receivables and funded residual value guarantees decreased by $11.3 million to $1.9 million compared to fiscal 2010, due primarily to a decrease in the impairment of receivables of $9.5 million related to ACN and Heli-Van, which was recognized in fiscal 2010. The impairment of the receivables and funded residual value guarantees in fiscal 2011 related to the Corporate and other segment.

Impairment of Intangible Assets

Impairment of embedded equity, an intangible asset included in the Corporate and other segment, decreased by $33.3 million to $20.6 million compared to fiscal 2010, as aircraft values on older technology aircraft declined at a lower rate in fiscal 2011.

Impairment of Assets Held For Sale

Impairment of assets held for sale decreased by $21.3 million to $5.2 million compared to fiscal 2010. Impairment of assets held for sale related to older technology aircraft that were being sold to increase the mix of new aircraft technology. The impairment decreased as there were nine aircraft impaired compared to 26 aircraft in fiscal 2010, and the carrying value of aircraft in fiscal 2011 was lower than fiscal 2010 as an impairment loss was recognized at the end of fiscal 2010 on old technology aircraft. Of the fiscal 2011 impairment of the assets held for sale, $0.5 million related to the MRO segment and the remainder related to the Corporate and other segment.

Interest on Long-Term Debt

Interest on long-term debt increased by $21.9 million to $91.5 million compared to fiscal 2010 due primarily to the higher interest rate on the senior secured notes as compared to the senior credit facility.

Other Financing Charges

Other financing charges increased by $45.6 million to $67.0 million compared to fiscal 2010. The increase is due to the long-term debt refinancing which included a $62.4 million write-off of deferred financing fees on the senior credit facility and settlement of the interest rate swap offset by an increase in mark to market gains on the fair value of derivative instruments of $18.5 million.

Income Tax Recovery (Expense)

Income tax recovery increased by $42.2 million to $32.9 million compared to fiscal 2010. The effective tax rate for fiscal 2011 is 34.7%, as compared to 14.1% for fiscal 2010.

The decrease in the income tax expense as compared to fiscal 2010 is due primarily to a decrease in non-deductible items and functional currency adjustments, offset by an increase in rate differences in various jurisdictions and an increase in valuation allowances. The decrease in non-deductible items have reduced income tax expense by $30.1 million in fiscal 2011 compared to fiscal 2010 due primarily to an increase in the proportion of interest recorded in Norway that was considered deductible in fiscal 2011. The foreign currency adjustments have decreased income tax expense by $45.6 million in fiscal 2011 as compared to fiscal 2010 due to functional currency adjustments related to tax balances denominated in Euros, Canadian dollars and the Brazilian Real in entities with a U.S. dollar functional currency. These decreases to the income tax expense were offset by increases to income tax expense from rate differences in various jurisdictions and an increase in the valuation allowance. Rate differences in various jurisdictions increased income tax expense by $12.2 million as a lower proportion of our taxable profits were earned in jurisdictions that have low tax rates in fiscal 2011. The increase in the valuation allowance of $19.2 million in fiscal 2011 compared to fiscal 2010 results primarily from the higher level of losses made in fiscal 2011 and in particular further valuation allowances which were taken against losses in Luxembourg.

Non-Controlling Interest

Net earnings allocated to non-controlling interest increased by $11.0 million to $5.1 million compared to fiscal 2010 due primarily to an increase in net earnings in EHOB.

Segmented Results of Operations

During fiscal 2012, the segmented results of operations were reclassified to reflect the revenues earned by the MRO segment on helicopter parts and supplies provided to Helicopter Services for use at the bases. These expenses are included as direct costs for Helicopter Services. The prior year comparatives have been reclassified to conform to the current year presentation.

Helicopter Services

For the year ended April 30, (In thousands of U.S. dollars)
			Favorable (Unfavorable)
	2011	2010	$ Change	% Change
Third party revenue	$1,311,983	$1,186,898	$125,085	10.5%
Internal revenue	7,508	8,462	(954)	(11.3)%

Total revenue	1,319,491	1,195,360	124,131	10.4%
Direct Costs	(951,268)	(834,351)	(116,917)	(14.0)%
Earnings from equity accounted investees	2,159	1,436	723	50.3%

Segment EBITDAR (adjusted)	$370,382	$362,445	$7,937	2.2%

Segment EBITDAR (adjusted) margin	28.1%	30.3%	(2.2)%	(7.3)%
Flying hours	163,884	174,909	(11,025)	(6.3)%
# of aircraft	263	278	(15)	(5.4)%
Aircraft lease and associated costs	$(164,828)	$(145,072)	$(19,756)	(13.6)%

Helicopter Services segment EBITDAR (adjusted) increased by $7.9 million to $370.4 million compared to fiscal 2010. Segment EBITDAR (adjusted) for the Eastern North Sea increased by $23.4 million, due primarily to the margins from a contract in Norway for twelve heavy aircraft that were recognized for a full year in fiscal 2011 and a $13.5 million increase in revenues for the release of an off-market contract credit, which was realized in 2011 when the customer advised they would not be exercising a renewal option. The off-market credits were recognized on the date of acquisition and were originally valued under the assumption that the customer would exercise all optional contract renewals. The Americas contributed an additional $2.6 million in segment EBITDAR (adjusted) due primarily to the margins from a new long-term contract in Brazil for nine heavy aircraft for the full year as the aircraft deployment was staggered. These increases in segment EBITDAR (adjusted) were offset by decreases in segment EBITDAR (adjusted) from the Australasia region of $18.3 million as costs continued to be incurred in Australia following a lost customer contract.

Aircraft leasing costs increased by $19.8 million to $164.8 million compared to fiscal 2010, due primarily to fleet additions, the majority of which were in new technology aircraft with higher lease costs.

MRO

For the year ended April 30, (In thousands of U.S. dollars)
			Favorable (Unfavorable)
	2011	2010	$ Change	% Change
Third party revenue	$129,222	$112,470	$16,752	14.9%
Internal revenue	238,397	263,085	(24,688)	(9.4)%
Total revenue	367,619	375,555	(7,936)	(2.1)%
Direct Costs	(324,057)	(312,431)	(11,626)	(3.7)%

Segment EBITDAR (adjusted)	$43,562	$63,124	$(19,562)	(31.0)%

Segment EBITDAR (adjusted) margin	11.8%	16.8%	(5.0)%	(29.8)%

Segment EBITDAR (adjusted) for MRO decreased by $19.6 million to $43.6 million compared to fiscal 2010. Segment EBITDAR (adjusted) decreased in fiscal 2011 by $14.5 million due primarily to the negative margins from a third party PBH contract, which did not exist in fiscal 2010, combined with the increase in labor and material costs from unscheduled maintenance events on the our internal fleet. This resulting decrease in segment EBITDAR (adjusted) negatively impacted the segment EBITDAR (adjusted) margins by 4.0%. Segment EBITDAR (adjusted) also decreased by $4.0 million with a negative impact of 1.1% on the segment EBITDAR (adjusted) margin as costs incurred in fiscal 2011 related to inventory write-offs and consulting costs for strategic projects did not occur in fiscal 2010. The increase in direct costs have negatively impacted the segment EBITDAR (adjusted) margin in fiscal 2011 as there was insufficient incremental revenue to offset these costs.

FINANCIAL CONDITION AND SOURCES OF LIQUIDITY

Analysis of Historical Cash Flows

(In thousands of U.S. dollars)
	For the nine months ended		For the year ended
	January 31, 2013	January 31, 2012	April 30, 2012	April 30, 2011	April 30, 2010
Cash provided by (used in) operating activities	$(26,283)	$(250)	$15,601	$42,290	$74,300
Cash provided by (used in) financing activities	187,041	156,914	207,215	(3,005)	22,736
Cash provided by (used in) investing activities	(157,027)	(159,212)	(217,673)	(160,755)	(116,001)
Effect of exchange rate changes on cash and cash equivalents	42	(19,699)	(18,517)	15,431	853

Change in cash and cash equivalents during the period	$3,773	$(22,247)	$(13,374)	$(106,039)	$(18,112)

For the nine months ended January 31, 2013 and January 31, 2012

Cash Flows Used In Operating Activities

Cash flows used in operating activities increased by $26.0 million to $26.3 million compared to the prior year period due to operational improvements of $17.8 million and a decrease in pension contributions of $5.9 million offset by an unfavorable use in operating capital of $46.5 million. Pension contributions decreased due to the timing of funding. The unfavorable use in operating capital is driven by an increase in receivables and inventory and a decrease in payables and deferred revenue. The increase in receivables aged less than 30 days was due primarily to the operational improvements in Helicopter Services. Inventory has increased to allow for larger purchase discounts and from a decrease in usage. Payables have decreased due to the timing of supplier payments during the current year quarter.

One of our continued areas of focus is the improvement of our cash flows through operational growth. We have implemented a number of initiatives, but have not consistently decreased our use of cash in operations. No assurance can be given that our efforts to reduce operational cash requirements, including continued efforts to achieve greater cost efficiencies through our broad transformation program, will be effective. The business may not generate sufficient net cash from operating activities and future borrowings may not be available in amounts sufficient to enable us to service our debt or to fund our other liquidity needs. It is currently expected that the net cash from operating activities will, together with our ability to access financing through the revolving line of credit, other financing markets, new operating leases and proceeds from the sale of aircraft and other assets, be sufficient to meet the on-going cash flow requirements. If we are unable to meet our debt obligations or fund other liquidity needs, alternative financing plans may need to be undertaken, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments or raising additional capital. See “Risk Factors—Risks Relating to Our Business—Our indebtedness and lease obligations could adversely affect our business and liquidity position” elsewhere in this prospectus.

Cash Flows Provided By Financing Activities

Cash flows provided by financing activities increased by $30.1 million to $187.0 million compared to the prior year period, due primarily to net proceeds from the issuance of senior secured notes of $198.2 million on October 5, 2012, partially offset by a decrease in the draws on the revolving credit facility net of repayments of $39.4 million, a decrease in the securitization of accounts receivables of $48.7 million due to timing in the funding of receivables and the issuance of capital stock in the prior year period of $80.0 million that did not reoccur.

On October 5, 2012, we issued an additional $200.0 million of Senior Secured Notes which increased our overall liquidity. The gross proceeds from the notes of $202.0 million were used to repay a portion of the outstanding borrowings under our senior secured revolving credit facility. We also incurred financing fees of $3.8 million, which are being amortized over the term of the notes. The notes were issued under the same indenture that governs the $1.1 billion of senior secured notes which were previously issued in October 2010. The notes have an aggregate principal value of $200.0 million, were issued at 101.0% of par value, bear interest at an annual rate of 9.25% with semi-annual interest payments on April 15 and October 15 and mature on October 15, 2020.

Cash Flows Used In Investing Activities

Cash flows used in investing activities decreased by $2.2 million to $157.0 million compared to the prior year period due primarily to an increase in proceeds from disposal of property and equipment, a decrease in restricted cash and a decrease in aircraft deposits offset by an increase in property and equipment additions. Proceeds from disposal of property and equipment have increased by $42.7 million as there were more sale and lease back of aircraft during the current year period. Aircraft deposits have decreased by $9.8 million and restricted cash has decreased by $15.4 million in relation to the securitization of receivables. Property and equipment additions have increased by $65.5 million as there were more aircraft purchased off lease and there was an increase in rotables purchased to support the new technology aircraft during the current year period.

For the Fiscal Years Ended April 30, 2012 and April 30, 2011

Cash Flows Provided By Operating Activities

Cash flows provided by operating activities decreased by $26.7 million to $15.6 million compared to fiscal 2011, despite the improvements in the operational results of Helicopter Services and MRO. The improvements in operational results provided an additional $44.1 million in operating cash flows, which was more than offset by an increase in cash interest of $23.4 million, an increase in the pension contributions of $14.4 million, an increase in fees paid to finance leased aircraft of $4.4 million and unfavorable movements in working capital of $22.6 million. Cash interest increased due primarily to the higher interest rate on the senior secured notes as compared to the previous credit facilities. The increase in pension contributions was due primarily to the pension asset redemption of $7.5 million that occurred in fiscal 2011 and an increase in pension contributions. The Norwegian plan contributions increased $3.7 million due to the timing of the funding and increase in the pension obligation while the UK plan funded an additional $1.5 million in contributions. The unfavorable working capital movements are due to an increase in current receivables that have been invoiced, but are not due based on the customers’ payment terms. The increase in receivables was partially offset by an increase in accounts payable due to the timing of supplier payments at quarter end as part of cash management and liquidity initiatives. The increase in receivables aged less than 30 days was due primarily to the operational improvements in helicopter services and the MRO business, where the increased oil and gas activities and new sales teams have increased receivable balances with existing and new customers in the current year. During fiscal 2012, we were focused on reducing the cash used in operations through initiatives in the transformation program, including a reduction of overhead costs. These initiatives were designed to create greater profitability from operations, decrease the cash conversion cycle and reduce the overhead costs required to support current and future operations.

Cash Flows Used In Financing Activities

Cash flows provided by financing activities increased by $210.2 million to $207.2 million compared to fiscal 2011, due primarily to an increase in the proceeds from the issuance of share capital of $100.0 million and the securitization of accounts receivables of $52.5 million from the inclusion of two additional entities in the program and a $32.1 million increase in the revolving credit facility net of repayments of long-term debt and capital leases. In addition, cash flows provided by financing have increased as there were costs incurred in fiscal 2011 related to the refinancing of the senior credit facilities of $25.6 million that did not reoccur in fiscal 2012. The refinancing costs included the write-off of unamortized transaction costs of $41.7 million and an increase in transaction fees for the senior secured notes of $45.7 million offset by the net proceeds from the long-term debt refinancing of $61.8 million.

Cash Flows Used In Investing Activities

Cash flows used in investing activities increased by $56.9 million to $217.7 million compared to fiscal 2011, due primarily to an increase in property and equipment additions of $147.8 million, an increase in aircraft deposits net of lease inception refunds of $19.1 million and an increase in restricted cash of $17.9 million, offset by an increase in the proceeds from the disposal of property and equipment of $126.7 million. The increase in property and equipment results from the acquisition of new technology aircraft of $130.0 million combined with an increase in rotables of $14.1 million to support the new technology aircraft. Included in the aircraft additions is $97.0 million related to the buy-out of aircraft under operating leases as agreed during the 2011 lease covenant reset. During these negotiations in 2011, there were three lessors who took the opportunity as part of the covenant reset to exit the helicopter leasing market, requiring the Company to purchase these aircraft off lease in fiscal 2012. Management’s continued strategy is to primarily finance aircraft through leases and may make strategic decisions to continue to own certain of these aircraft outright for jurisdictional flexibility. Aircraft deposits increased as the Company advanced deposits for the purchase of the new technology aircraft. Restricted cash has increased as there was a delay in the payment for sold receivables as part of the accounts receivable securitization program. Proceeds on the disposal of aircraft increased due primarily to an increase in aircraft that were refinanced under sale and leaseback as part of the lease refinancing.

For the Fiscal Years Ended April 30, 2011 and April 30, 2010

Cash Flows Provided By Operating Activities

Net cash provided by operating activities decreased by $32.0 million to $42.3 million compared to fiscal 2010, due primarily to an increase in cash interest paid of $23.3 million and unfavorable working capital movements of $12.7 million, offset by a decrease in pension contributions of $3.8 million. The increase in cash interest paid was due to the refinancing of the Company’s senior credit facilities in October 2010 at a higher interest rate. The unfavorable working capital movements resulted in a decline in operating cash and were primarily the result of an increase in accounts receivable as the result of an increase in the receivables aged greater than 30 days due to certain new contracts in 2011 being slower in payment than existing contracts and due to increases in activity on certain existing contracts with customers that generally take more than 30 days to pay. This was partially offset by an increase in accounts payable due to delays in the timing of supplier payments around year end as the result of cash and liquidity management initiatives.

Cash Flows Used In Financing Activities

Cash flows used in financing activities increased $25.7 million to $3.0 million compared to fiscal 2010 due primarily to the decrease in cash flows from the securitization of accounts receivables, net of collections of $68.5 million, offset by a decrease in the redemption of ordinary shares of $20.0 million and an increase in the net proceeds from long-term debt. In October 2010, the Company refinanced its long-term debt by repaying the $1.02 billion senior credit facilities with the cash proceeds generated from the issuance of senior secured notes of $1.08 billion and entered into a new revolving credit facility agreement. As part of the long-term debt refinancing, the Company settled the interest rate swap related to the senior credit facilities for $45.7 million and paid $42.7 million in transaction costs to complete the issuance of the senior secured notes and the new revolving credit facility. The transaction costs are being amortized over the respective terms of the long-term debt obligations and resulted in a net cash outflow for financing activities in fiscal 2011.

Cash Flows Used In Investing Activities

Cash flows used in investing activities increased by $44.8 million to $160.8 million compared to fiscal 2010 due primarily to an increase in property and equipment additions of $66.1 million offset by a decrease in aircraft deposits net of lease inception refunds of $14.4 million and restricted cash of $8.6 million. Property and equipment additions increased as a greater number of higher cost new technology aircraft were purchased in the current year along with associated rotables to support the new technology aircraft. Aircraft deposits net of lease inceptions decreased as fewer deposits to purchase aircraft were made during fiscal 2011.

Liquidity and Sources of Liquidity

At January 31, 2013, our liquidity totaled $280.8 million, which was comprised of cash and cash equivalents of $59.3 million, unused capacity in the revolver of $184.1 million, net of letters of credit of $60.9 million plus undrawn overdraft facilities of $37.4 million. Our cash requirements include our normal operations as well as our debt and other contractual obligations as discussed under the caption “Future Cash Requirements” below. On May 13, 2013, we issued $300.0 million of unsecured senior notes which increased our overall liquidity. The aggregate principal value of $300.0 million in unsecured senior notes were issued at par value, bear interest at an annual rate of 9.375% with semi-annual interest payments on June 1 and December 1 and mature on June 1, 2021. The net proceeds from the notes were used to repay the borrowings under our senior secured revolving credit facility. After giving effect to the net proceeds from the $300.0 million of notes, we would have had $314.1 million of available committed capacity under our senior secured revolving credit facility, net of $60.9 million in outstanding letters of credit, which reduces the availability under the senior secured revolving credit facility. Our cash requirements include our normal operations as well as our debt and other contractual obligations as discussed under the caption “Future Cash Requirements” below. The $300.0 million unsecured senior notes issued on May 13, 2013 have not increased overall indebtedness as the net proceeds were used to repay the revolving credit facility, but annual cash requirements have increased by approximately $28.1 million due to the additional interest payment obligations.

The ability to satisfy long-term debt obligations, including repayment of principal and interest will depend on future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of the industry. As a result, the amount of debt that can be managed in some periods may not be appropriate in other periods. In addition, future cash flows may be insufficient to meet debt obligations and commitments, including the senior secured notes, and revolving credit facility. Any insufficiency could negatively impact the business. In addition, the indentures governing the senior secured notes, and the notes allow us to incur additional indebtedness. The incurrence of additional indebtedness could negatively affect the repayment of principal and interest on the debt, including the notes. We may face delays in obtaining cash from our subsidiaries in certain jurisdictions to fund future cash requirements due to central banking legislation or other regulations in these jurisdictions. These restrictions have not and are not expected to have an impact on our ability to meet our obligations. We believe that our existing and future cash flows, as well as our ability to access financing through the revolving line of credit, other financing markets, new operating leases and proceeds from the sale of aircraft and other assets are sufficient to meet our on-going cash flow requirements. Similarly, we expect that our transformation program will generate new initiatives to create greater liquidity. However, our earnings have been insufficient to cover our fixed charges since 2008. If cash flow from operations is insufficient to satisfy the debt obligations, alternative financing plans may need to be undertaken, such as refinancing or restructuring the debt, selling assets, reducing or delaying capital investments or raising additional capital or indebtedness. Any alternative financing plans that may be undertaken by us, if necessary, may not be sufficient to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including obligations under the notes, or to obtain alternative financing could materially and adversely affect our business, financial condition, results of operations and prospects. See “Risk Factors—Risks Relating to Our Business—Our indebtedness and lease obligations could adversely affect our business and liquidity position” elsewhere in this prospectus.

Sources of Liquidity

On May 13, 2013, we issued $300.0 million of unsecured senior notes which increased our overall liquidity. The aggregate principal value of $300.0 million in unsecured senior notes were issued at par value, bear interest at an annual rate of 9.375% with semi-annual interest payments on June 1 and December 1 and mature on June 1, 2021. The net proceeds from the notes were used to repay the borrowings under our senior secured revolving credit facility. After giving effect to the net proceeds from the $300.0 million of notes, we would have had $314.1 million of available committed capacity under our senior secured revolving credit facility, net of $60.9 million in outstanding letters of credit, which reduces the availability under the senior secured revolving credit facility. See “Description of Notes” for additional information.

On October 5, 2012, we issued an additional $200.0 million of senior secured notes. The additional senior secured notes were issued under the same indenture that governs the $1.1 billion of senior secured notes which were previously issued in October 2010. The additional senior secured notes with an aggregate principal value of $200.0 million were issued at 101.0% of par value, bear interest at an annual rate of 9.25% with semi-annual interest payments on April 15 and October 15 and mature on October 15, 2020. The gross proceeds from the senior secured notes of $202.0 million were used to repay a portion of the outstanding borrowings under our senior secured revolving credit facility. We also incurred financing fees of $3.8 million, which are being amortized over the term of the senior secured notes.

The senior secured revolving credit facility for $375.0 million is held with a syndicate of financial institutions for a term of five years and bears interest at the alternate base rate, LIBOR, Canadian Prime Rate or EURIBOR, plus an applicable margin that ranges from 2.75% to 4.50%. The revolving credit facility is secured on a super senior first priority basis and ranks equally with the senior secured note holders except for payments upon enforcement and insolvency, where the revolving credit facility will rank before the senior secured note holders. The senior secured notes and revolving credit facility are guaranteed on a first-priority lien basis by most of our subsidiaries through a general secured obligation. For information about the financial position and results of operations of our guarantor subsidiaries, see Note 20 of our unaudited interim consolidated financial statements for the three and nine months ended January 31, 2013 included elsewhere in this prospectus.

To assist with future growth opportunities, a key initiative of our transformation program is to create greater liquidity through the implementation of new cost control measures such as optimizing the procurement of capital expenditures and inventory, working capital improvements and the optimization of customer contracts and improved profit growth. A more detailed review of other sources of liquidity such as asset securitizations, additional lease financing and alternate market financing is currently underway.

Future Cash Requirements

Contractual Obligations and Off-Balance Sheet Arrangements

The following table summarizes the contractual obligations and other commercial commitments on an undiscounted basis as of April 30, 2012 and the period that the contractual obligation or commitment is expected to be settled in cash.

(in thousands of U.S. dollars)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Payables and accruals	$363,064	$363,064	$—	$—	$—
Current facility secured by accounts receivable	45,566	45,566	—	—	—
Long-term debt and capital lease obligations (i)	1,302,972	14,336	22,145	128,867	1,137,624
Interest on long-term debt (ii)	925,331	110,606	221,912	211,845	380,968
Operating leases (iii)	1,277,352	217,464	362,495	280,191	417,202
New aircraft commitments	558,000	118,600	160,000	279,400	—
Other derivative financial instruments	20,254	4,565	12,371	3,243	75

Total contractual obligations	$4,492,539	$874,201	$778,923	$903,546	$1,935,869

(i)	This excludes the unamortized discount on the senior secured notes of $15.9 million.
(ii)	Interest on variable rate debt was estimated based on applicable forward rates as of April 30, 2012.
(iii)	See “Operating Lease Commitments” for a discussion of our efforts to obtain a long-term covenant reset and the size of our remaining operating lease portfolio.

Operating Lease Commitments

We entered into aircraft operating leases with 17 lessors in respect of 165 aircraft included in our fleet as of January 31, 2013. As of January 31, 2013, these leases had expiry dates ranging from fiscal 2013 to 2023. We have the option to purchase the majority of the aircraft for agreed amounts that do not constitute bargain purchase options, but have no commitment to do so. With respect to such leased aircraft, substantially all of the costs of major inspections of airframes and the costs to perform inspections, major repairs and overhauls of major components are at our expense. We will either perform this work internally through our own repair and overhaul facilities or have the work performed by an external repair and overhaul service provider.

At January 31, 2013, we had commitments with respect to operating leases for aircraft, buildings, land and equipment. For aircraft leases expiring in the next twelve months, we have the option to refinance these leases, purchase the aircraft or return the aircraft under the agreement terms.

The terms of certain of our helicopter lease agreements impose operating and financial limitations on us. Such agreements limit the extent to which we may, among other things, incur indebtedness and fixed charges relative to our level of consolidated adjusted earnings before interest, taxes, depreciation and amortization.

Generally, in the event of a covenant breach, a lessor has the option to terminate the lease and require the return of the aircraft, with the repayment of any arrears of lease payments plus the present value of all future lease payments and certain other amounts, which could be material to our financial position. The aircraft would then be sold and the surplus, if any, returned to us. Alternatively, we could exercise our option to purchase the aircraft.

During the nine months ended January 31, 2013, a lessor that had been engaged in discussions with us approved a long-term covenant reset.

Other Commitments

As of January 31, 2013, we have committed to purchase 27 new aircraft, of which two aircraft are expected to be delivered in the remainder of fiscal 2013. The total required additional expenditures related to these purchase commitments is approximately $630.0 million. These aircraft will be deployed in our Helicopter Services segment. On November 30, 2012, we also entered into a commitment to acquire $100.0 million of helicopter parts over a three-year period.

Variable Interest Entities

We have variable interest entities that are not consolidated, as we are not the primary beneficiary, which provide operating lease financing to us and an entity that provides flying services to third-party customers. At January 31, 2013, we had operating leases for 31 aircraft with variable interest entities that were not consolidated. See Note 2 of the unaudited interim consolidated financial statements as of January 31, 2013 included elsewhere in this prospectus.

Guarantees

We have provided limited guarantees to third parties under some of our operating leases relating to a portion of the residual aircraft values at the termination of the leases. The leases have terms expiring between fiscal 2013 and 2022. At January 31, 2013, our exposure under the asset value guarantees including guarantees in the form of funded and unfunded residual value guarantees, rebateable advance rentals and deferred payments is approximately $228.1 million.

Contingencies

We have exposure for certain legal matters as disclosed in Note 18 to the unaudited interim consolidated financial statements for the nine months ended January 31, 2013 included elsewhere in this prospectus. There have been no material changes in our exposure to contingencies since January 31, 2013.

Covenants and Adjusted EBITDA

Our senior secured notes, revolving credit facility, other long-term debt obligations and certain helicopter lease agreements impose operating and financial limitations on us through financial covenants, which among other things, limit our ability to incur additional indebtedness, create liens, sell or sublease assets, engage in mergers or acquisitions and make dividend and other payments.

Adjusted EBITDA is calculated by adding to or subtracting from net earnings (loss) certain of the adjustment items permitted in calculating covenant compliance under the indenture governing the senior secured notes. We describe these adjustments to net earnings (loss) in the table below. Adjusted EBITDA is a supplemental measure of our ability to service indebtedness that is not required by, or presented in accordance with, U.S. GAAP. Adjusted EBITDA is not a measurement of our financial performance under U.S. GAAP and should not be considered as an alternative to net earnings (loss) or other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. In addition, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures of other companies. Management believes that the presentation of Adjusted EBITDA included in this prospectus provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance of our business. We will also use Adjusted EBITDA as a measure to calculate certain financial covenants related to our revolving credit facility and the senior secured notes indenture. Under the revolving credit facility agreement, we must maintain a maximum ratio of 2.5 to 1 of first priority net debt as defined in the revolving credit facility agreement to Adjusted EBITDA. If the financial covenant is not maintained, repayment of the revolving credit facility can be accelerated. Under the revolving credit facility agreement and senior secured notes indentures, we must meet certain Adjusted EBITDA ratios to incur additional indebtedness above the permitted indebtedness as defined in the revolving credit facility agreement and senior secured notes indenture. To incur additional indebtedness which is not otherwise permitted, we must have an Adjusted EBITDA to fixed charges ratio as defined in the revolving credit facility agreement and senior secured notes indenture that is equal to or greater than 2.0 to 1.0. However, if the indebtedness is secured by a lien then we must also have a total secured indebtedness, net of cash, to Adjusted EBITDA ratio as defined in the revolving credit facility agreement and senior secured notes indenture that is less than or equal to 5.0 to 1.0.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for net earnings (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the cash requirements necessary to service principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect the cash requirements to pay our taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	Adjusted EBITDA is not adjusted for all cash and non-cash income or expense items that are reflected in our statements of cash flow.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Set forth below is a reconciliation of net loss to Adjusted EBITDA derived from the fiscal years ended April 30, 2012 and 2011 and the last twelve months ended January 31, 2013. As of January 31, 2013, we were in compliance with all financial covenants contained in the agreements governing our outstanding indebtedness.

(in thousands of U.S. dollars)	For the year ended April 30, 2012	For the year ended April 30, 2011	For the last twelve months ended January 31, 2013
Net loss	$(95,000)	$(65,269)	$(134,965)
Discontinued operations	16,107	3,202	5,555
Earnings from equity accounted investees, net of cash distributions received	(1,710)	(2,159)	(2,946)
Fixed charges (a)	112,192	105,174	122,106
Other financing charges	17,653	35,408	6,067
Income tax expense (recovery)	48,217	(32,916)	100,705
Amortization	112,967	99,625	116,722
Asset impairment charge (b)	17,415	27,766	26,148
Loss (gain) on disposal of assets	(8,169)	(7,193)	3,796
Restructuring costs	12,269	13,026	16,246
Business optimization costs	19,315	9,596	7,713
Stock-based compensation expense	735	1,655	298
Amortization of deferred charges (c)	2,715	2,301	3,456
Amortization of advanced aircraft rental payments	4,999	2,947	4,960
Unusual/non-recurring costs (d)	—	235	—
Investment/acquisition/permitted disposal (e)	139	20,914	12
Pension adjustment (f)	(1,118)	2,140	(7,644)
Pro-forma capital lease adjustment (g)	—	9,545	—

Adjusted EBITDA	$258,726	$225,997	$268,229

(a)	Fixed charges include interest expense, the interest component of payments associated with capital lease obligations, net of interest income, and pro-forma adjustments as per the senior secured notes indenture. The amortization of debt issuance costs and financing fees are excluded from fixed charges.
(b)	Asset impairment charge includes impairment of receivables and funded residual value guarantees, impairment of assets held for sale, impairment of assets held for use and impairment of intangible assets.
(c)	Amortization of initial costs on leased aircraft.
(d)	Costs incurred related to potential investment, acquisitions and divestures.
(e)	This is an adjustment to arrive at the current service cost of the pension.
(f)	Adjusted EBITDA for the periods presented does not include the pro forma effect of aircraft acquisitions or disposals. However, the new revolving credit facility and the indenture governing the notes permit us to calculate Adjusted EBITDA for purposes of the applicable covenants contained therein, giving pro forma effect to aircraft acquisitions, net of disposals.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Areas where significant estimates and assumptions have been made include: classification of aircraft operating leases, consolidation of variable interest entities, property and equipment, goodwill, intangible and other long-lived asset impairment, pension benefits, contingent liabilities, income taxes and stock based compensation.

Classification of aircraft operating leases

In assessing the lease classification of an aircraft operating lease, management makes significant judgments and assumptions in determining the discount rate, fair value of the aircraft, estimated useful life and residual value. Changes in any of these assumptions at the lease inception or modification date could change the initial classification of the lease.

Consolidation of variable interest entities (“VIEs”)

The Company is required to consolidate a VIE if it is determined to be its primary beneficiary. Significant judgments are made in assessing whether the Company is the primary beneficiary, including determination of the activities that most significantly impact the VIE’s economic performance. This significant judgment is discussed further in Note 2 of the unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 4 of the Company’s audited annual consolidated financial statements for the year ended April 30, 2012 included elsewhere in this prospectus.

Property and equipment

Flying assets are amortized to their estimated residual value over their estimated service lives using the straight-line method. The estimated service lives and associated residual values are based on management estimates including an analysis of future values of the aircraft and Company experience.

In addition, the Company reviews the carrying amounts of the property and equipment either on an annual basis or earlier when the asset is classified as held for sale or when events or circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition.

Long-lived assets that have been classified as held for sale are measured at the lower of their carrying amount or fair value less costs to sell and are not amortized once they are classified as held for sale. An impairment loss is recognized as the excess of the carrying amount over the fair value less costs to sell.

In the nine months ended January 31, 2013 and the years ended April 30, 2012, April 30, 2011 and April 30, 2010, the Company has recognized impairment of $11.5 million, $13.5 million, $5.2 million, and $26.6 million respectively on assets classified as held for sale.

Where events or circumstances indicate that the carrying amount of held for use assets may not be recoverable, the carrying value of the assets or asset groups is compared to the future projected undiscounted cash flows. The Company estimates the future projected undiscounted cash flows for aircraft at the aircraft type level as this is the lowest level which earns independent cash flows. The cash flows are based on management’s expectation of future revenues and expenses including costs to maintain the assets over their respective service lives. Revenues are derived from the contracts for each aircraft. Costs are based on the budgeted amounts for crew, aircraft lease costs, insurance, PBH, consignment inventory and any other cost directly related to the operation of the aircraft. An impairment loss is recognized as the excess of the carrying value over the fair value when an asset or asset group is not recoverable. Fair value is based on third party appraisals. Significant estimates and judgments are applied in determining these cash flows and fair values.

In the year ended April 30, 2010, the Company determined that the future projected undiscounted cash flows of several of the Company’s older technology aircraft did not support its carrying amounts due to reductions in its future projected undiscounted cash flows and market valuation and recognized impairment of $36.2 million. No impairment for long-lived assets held for use was recognized for the year ended April 30, 2011 as the future projected undiscounted cash flows of the Company’s older technology aircraft exceeded its carrying amounts by $366.9 million. For the year ended April 30, 2012, no impairment testing was performed as there were no indicators of impairment identified. For the nine months ended January 31, 2013, $4.7 million of impairment on assets held for use was recognized, as their carrying values were not deemed to be recoverable as a strategic decision was made to exit certain aircraft type upon completion of their flying obligations.

Goodwill and intangible asset impairment

Embedded Equity

Embedded equity in aircraft lease contracts was recognized on the acquisition of the Predecessor and represents the excess of the market price of the aircraft on the date of acquisition over the fixed lease buyout prices contained in certain aircraft operating leases.

The Company reviews the carrying amounts of the embedded equity in aircraft leases (intangible asset) on an ongoing basis to determine if the carrying amount is recoverable.

In testing the recoverability of embedded equity, the costs to buyout the lease is compared to the fair value of the aircraft. An impairment loss is recognized as the excess of the costs to buyout the lease over the fair value and is applied first to the embedded equity and then to the funded residual value guarantee. Fair value is based on third party appraisals.

In the nine months ended January 31, 2013 and the years ended April 30, 2012, April 30, 2011 and April 30, 2010, the Company has recognized a recovery of $6.9 million and impairment losses of $4.2 million, $20.6 million and $53.9 million, respectively. The impairments are due to the fair value of the aircraft declining from when the embedded equity was first recognized at the time of the acquisition of the Predecessor.

Goodwill and Trade names and Trademarks

The recoverability of goodwill and indefinite life intangible assets is assessed on an annual basis or more frequently if events or circumstances indicate that the carrying value may not be recoverable. Goodwill is assessed for impairment at the reporting unit level by comparing the carrying value of the reporting units with their fair value.

The fair value of our reporting units is determined based on the present value of estimated future cash flows, discounted at a risk-adjusted rate. Management’s forecasts of future cash flows which incorporate anticipated future revenue growth and related expenses to support the growth and maintain its assets are used to calculate fair value. The discount rates used represent management’s estimate of the weighted average cost of capital for the reporting units considering the risks and uncertainty inherent in the cash flows of the reporting units and in our internally developed forecasts.

During the year ended April 30, 2012, the Company changed its testing date from April 30 to February 1. The Company adopted this change in timing in order to ensure that the annual impairment test would be completed by the required filing date of the Company’s annual financial statements. At February 1, 2012, April 30 2011 and 2010, the Company performed its annual impairment test of goodwill. All of the Company’s goodwill is contained in the Helicopter Services reporting unit. No impairment has been recognized in the years ended April 30, 2012, April 30, 2011 and April 30, 2010 as the fair value of this reporting unit exceeded its carrying amount by $400.4 million, $77.2 million and $177.9 million respectively. In the event that the carrying value exceeded the fair value, the Company would have performed the second step in the two step impairment test to determine the amount of the impairment loss.

The fair value of our reporting units is most significantly affected by the discount rate used, the expected future cash flows and the long-term growth rate. The Company operates in a competitive environment and derives a significant portion of revenue from the offshore oil and gas industry. The ability to win new contracts, retain existing customers as well as the continued demand for flying services in the oil and gas market will affect the Company’s future cash flows and future growth. Relatively minor changes in future cash flows, growth rates and discount rates could significantly affect the estimate of reporting unit fair value and the amount of impairment loss recognized, if any.

If the discount rates used in the Company’s goodwill impairment test were to increase by 0.5% the fair value of the goodwill would have exceeded the carrying value by $265.0 million, $48.4 million and $73.7 million as of April 30, 2012, April 30, 2011 and April 30, 2010 respectively.

No impairment has been recognized in the years ended April 30, 2012, April 30, 2011 and April 30, 2010 for trademarks and trade names as the fair value exceeded the carrying value by $26.1 million, $3.7 million and $52.3 million respectively.

Pension benefits

The Company maintains both funded and unfunded defined benefit employee pension plans. Approximately 30% of the Company’s active employees are covered by defined benefit pension plans. As of April 30, 2012, the Company had an unfunded deficit of $88.3 million compared to $88.6 million at April 30, 2011. The pension expense for fiscal 2012 was $15.6 million, compared to $22.0 million for fiscal 2011. The overall asset mix was 21% equities, 58% fixed income and 21% money market as of April 30, 2012. This asset mix varies by each plan.

Measuring the Company’s obligations under the plans and related periodic pension expense involves significant estimates. Our pension benefit costs are accrued based on our review of annual analyses performed by our actuaries. These factors include assumptions about the rate at which the pension obligation is discounted, the expected long-term rate of return on plan assets, the rate of future compensation increases and mortality rates. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. The Company has determined the discount rate using market based data in consultation with its actuaries. The overall expected long-term rates of return on plan assets have been determined in part by assessing current and expected asset allocations as well as historical and expected returns on various categories of the assets. Such expected rates of return ignore short-term fluctuations. The Company believes these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average discount rate of the various pension plans used to determine the pension benefit obligation was 4.40% as of April 30, 2012 compared to 5.35% as of April 30, 2011. The weighted average discount rate used to determine the pension expense is 4.98% as of April 30, 2012 compared to 4.97% at April 30, 2011.

The calculation of the estimate of the expected long-term rate of return on assets and additional discussion regarding pension and other postretirement plans is described in Note 20—Employee pension plans to our audited consolidated financial statements included elsewhere in this prospectus. The weighted average expected long-term rate of return on assets associated with our pension benefits was 5.60% at April 30, 2012 and 6.11% at April 30, 2011. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience.

The actuarial assumptions used to determine pension benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. Differing estimates may have a material impact on the amount of pension expense recorded and on the carrying value of prepaid pension costs and accrued pension obligations.

Contingent liabilities

The Company is subject to a variety of claims, lawsuits and investigations in the ordinary course of business as discussed in Note 18 of the unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 26 to the Company’s audited annual consolidated financial statements for the year ended April 30, 2012 included elsewhere in this prospectus. The Company determines whether an estimated loss from a contingency should be accrued by assessing whether a loss is deemed probable and can be reasonably estimated. Estimating liabilities and costs associated with these matters requires judgment and assessment based upon professional knowledge, experience of management and our internal and external legal counsel.

Income taxes

The Company is subject to taxes in numerous foreign jurisdictions. Income and other tax risks recognized in the Consolidated Financial Statements reflect management’s best estimate of the outcome based on the facts known at the balance sheet date in each individual country. These facts may include, but are not limited to, change in tax laws and interpretation thereof in the various jurisdictions where the Company operates. They may have an impact on the income tax as well as the resulting assets and liabilities. Any differences between tax estimates and final tax assessments are charged to the statement of operations in the period in which they are incurred.

In addition, the Company’s business and operations are complex and include a number of significant financings, acquisitions and dispositions. The determination of earnings, payroll and other taxes involves many factors including the interpretation of tax legislation in multiple jurisdictions in which the Company is subject to ongoing tax assessments. When applicable, the Company adjusts the previously recorded income tax expense, direct costs, interest and the associated assets and liabilities to reflect its change in estimates or assessments. These adjustments could materially change the Company’s results of operations.

The Company has assessed the realization of the deferred income tax asset (net of allowance) related to income tax losses as more likely than not that the asset will be realized. Judgment is required in determining whether the deferred tax assets will be realized in full or in part. At April 30, 2012, the Company had a valuation allowance of $227.8 million. The realization of the deferred tax asset was based on assumptions regarding the reversal of existing future tax liabilities and future earnings levels in the subsidiaries with accumulated losses, and an ability to implement tax planning measures. If, in the future, it is determined that it is more likely than not that all or part of the future tax asset will not be realized, a charge will be made to earnings in the period when such determination is made.

Stock based compensation

On December 30, 2011, the Company’s parent adopted a new equity compensation plan which permits the grant of time and performance options, performance options and restricted share units to eligible employees, directors or consultants of the Parent and its affiliates. The terms of the options are described in Note 19 of the Company’s annual audited consolidated financial statements for the fiscal year ended April 30, 2012 included elsewhere in this prospectus.

We estimate the grant date fair value of stock options using a Monte-Carlo simulation model. The key factors that will create value in these awards include: (1) the year of an Exit Event (either an initial public offering or subsequent public offering of the equity of the Company or the merger, consolidation, sale of interests or sale of assets of the Company), (2) the probability that an Exit Event will occur in a particular year, which is based on management’s assessment of when this is likely to occur, (3) the risk free interest rate, which is based on the U.S. Treasury yield curve in effect at the time of grant with maturities equal to the grant’s expected life and (4) the ultimate exit value of the Company, which is estimated using historical volatility and implied volatility data of ten peer companies’ stock price. If any of the assumptions used in the Monte Carlo simulation model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

We have determined that not being able to exercise the options until an Exit Event has occurred that results in the investors recovering their initial investment meets the definition of a performance condition. As of January 31, 2013, we have determined that it is not probable that the performance condition will occur and therefore, no stock compensation expense has been recognized to date.

Recent Accounting Pronouncements

See Note 1 in the unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 2 in the audited consolidated financial statements for the year ended April 30, 2012 contained elsewhere in this prospectus for a discussion of recent accounting pronouncements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of April 30, 2012 the Company had $1,260.1 million of debt outstanding excluding capital leases, $138.2 million of which carries a variable rate of interest. The fair value of our fixed rate long-term debt fluctuates with changes in interest rates and has been estimated based on quoted market prices.

The following table provides information about our interest rate sensitive financial instruments by expected maturity date as of April 30, 2012.

(in thousands of U.S. dollars)	2013	2014	2015	2016	2017	thereafter	Fair value
Long-term debt
Fixed rate	$1,259	152	165	179	195	$1,135,878	$1,129,578
Average interest rate	2.5%	6.93%	6.93%	6.93%	6.93%	9.18%
Variable rate	2,844	2,844	2,295	126,747	1,746	1,746	138,221
Average interest rate	3.77%	3.67%	4.08%	4.49%	3.13%	3.50%

Foreign Currency Risk

The Company is exposed to foreign exchange risk primarily from its subsidiaries which incur revenue and operating expenses in currencies other than U.S. dollars with the most significant being Pound Sterling, Norwegian Kroner, Canadian dollars, Australian dollars and Euros. The Company monitors these exposures through its rigorous cash forecasting process and regularly enters into foreign exchange forward contracts to manage its exposure to fluctuations in expected future cash flows from foreign operations and anticipated transactions in currencies other than the functional currency. In particular, the Company has entered into forward foreign exchange contracts to manage its exposure to anticipated payroll transaction costs incurred in Canadian dollars and aircraft purchase commitments incurred in Euros. In addition, the Company manages its exposure to foreign operations by attempting to match the contract currency for its flying services contracts with currency of the underlying costs of providing the services whenever possible.

The following tables provide information about our foreign exchange sensitive financial instruments, all of which are recorded in entities with U.S. functional currency, by expected maturity as of April 30, 2012:

(in thousands of U.S. dollars)	2013	2014	2015	2016	2017	thereafter	Fair value
Long-term debt denominated in foreign currencies:
Variable rate (CAD)	$2,844	$2,844	$2,295	$1,746	$1,746	$1,746	$13,221
Average interest rate	2.54%	2.25%	2.77%	2.95%	3.13%	3.50%
Fixed rate (CAD)	(3,364)	152	165	179	195	35,878	33,205
Average interest rate	6.93%	6.93%	6.93%	6.93%	6.93%	6.93%
Forward contracts to sell U.S. dollars and buy foreign currencies:
Notional amount	CAD 114,580	CAD 93,922	CAD 42,000	—	—	—	$6,743
Average contract rate	1.04	1.01	1.02	—	—	—
Notional amount	€16,872	—	—	—	—	—	(1,551)
Average contract rate	1.42	—	—	—	—	—

The following tables provide information about our foreign exchange sensitive financial instruments, all of which are recorded in entities with Pound Sterling functional currency, by expected maturity as of April 30, 2012:

(in thousands of U.S. dollars)	2013	2014	2015	2016	2017	thereafter	Fair value
Long-term debt denominated in foreign currencies:
Fixed rate (EUR)	4,623	—	—	—	—	—	4,623
Average interest rate	2.5%	—	—	—	—	—

Firmly committed sales contracts, forecasted payroll transactions and aircraft purchase commitments denominated in foreign currencies are not included in the above table. Trade accounts payable and receivable have been excluded because their carrying amounts approximate fair value.

Credit Risk

The Company is exposed to credit risk on its financial investments which depends on counterparties’ ability to fulfill their obligations to the Company. The Company manages credit risk by entering into arrangements with established counterparties and through the establishment of credit policies and limits, which are applied in the selection of counterparties.

Credit risk on financial instruments arises from the potential for counterparties to default on their contractual obligations and is limited to those contracts where the Company would incur a loss in replacing the instrument. The Company limits its credit risk by dealing only with counterparties that possess investment grade credit ratings and monitors its concentration risk with counterparties on an ongoing basis. The carrying amount of financial assets represents the maximum credit exposure for financial assets.

Credit risk arises on the Company’s trade receivables from the unexpected loss in cash and earnings when a customer cannot meet its obligation to the Company or the value of security provided declines. To mitigate trade credit risk, the Company has developed credit policies which include the review, approval and monitoring of new customers, annual credit evaluations and credit limits.

Recent Developments

On October 22, 2012, one of our EC225 helicopters was forced to make a controlled water landing in the North Sea. The aircraft that made the controlled water landing was fully insured and has been recovered. There were no reported injuries to any of the 19 passengers and crew, and no uninsured losses to third party property.

The UK Air Accidents Investigation Branch (AAIB) issued a special bulletin with a preliminary determination about the cause of the incident. (See http://www.aaib.gov.uk/publications/special_bulletins/s6_2012_ec225_lp_super_puma__g_chcn.cfm) Neither the foregoing website nor the report accessible through such website shall be deemed incorporated into, and neither shall be a part of, this prospectus or the registration statement of which it forms a part. The AAIB’s primary finding is that the failure of the main gearbox and emergency lubrication systems in this incident mirror those related to a controlled water landing of another EC225 (Bond Helicopter’s G-REDW) on May 10, 2012. Namely, that a bevel vertical gear shaft driving the main gear box oil pumps failed. With this significant information, the European Helicopter Operators Committee (EHOC) and U.K. Helicopter Safety Steering Group (HSSG)—variously representing major oil-and-gas helicopter operators, O&G companies, employee unions and other groups—reconvened on October 25, 2012 with the following outcome: Flights using EC225 aircraft and other Super Puma aircraft with the same type of bevel gear vertical shafts will remain on hold worldwide pending more information and a plan to assure their airworthiness. The UK and Norwegian Civil Aviation Authorities have since issued operational directives prohibiting the use of the new vertical bevel gear shaft for offshore transport.

We are working closely with our customers to provide alternate aircraft to meet customer needs and to mutually agree to modified service obligations in order to compensate for the hold imposed by the directives of the UK and Norwegian Civilian Aviation Authorities on the EC225 and other Super Puma aircraft with the new shaft design. We are also working closely with the investigators, other operators and Eurocopter to find an adequate solution that will lift the hold. We are taking all measures to mitigate our losses and to preserve our rights to recover any losses we may experience and remain committed to our primary objective of safety.

BUSINESS

Our Company

We are a world-leading commercial operator of medium and heavy helicopters, providing mission-critical services to the offshore oil and gas industry, as well as SAR and EMS to government agencies. We believe the services we provide to the oil and gas industry are critical for the continued production of hydrocarbons from existing offshore oil and gas platforms and the exploration and development of new oil fields, while our SAR and EMS services are crucial for saving lives. In addition, our MRO segment, Heli-One, is a world leading independent commercial provider of helicopter support services, with offerings that include MRO, integrated logistics support and the complete outsourcing of all maintenance activities for helicopter operators. Heli-One services our own flight operations as well as third-party customers around the world.

We have been providing helicopter services for more than 60 years through our subsidiaries and predecessor companies, and we currently operate in approximately 30 countries, covering most major offshore oil and gas producing regions of the world. Our major operations are in Norway, the United Kingdom, Ireland, the Netherlands, Australia, Brazil, Canada and Africa. As of January 31, 2013, our fleet consisted of 252 aircraft, comprising 117 heavy and 135 medium helicopters. For the fiscal years ended April 30, 2012 and April 30, 2011, helicopter transportation services for the oil and gas industry accounted for approximately 79% and 78% of our total revenue, respectively, SAR and EMS activities accounted for approximately 9% and 10% of our total revenue, respectively, while MRO and other helicopter support services represented approximately 12% and 12% of our total revenue, respectively. For the nine months ended January 31, 2013 and the fiscal years ended April 30, 2012, April 30, 2011 and April 30, 2010, the Company earned revenues of $1,304.7 million, $1,692.5 million, $1,445.5 million and $1,313.6 million and incurred net losses of $87.3 million, $95.0 million, $65.3 million and $76.5 million, respectively.

The following map shows our aircraft distribution as of January 31, 2013:

Aircraft in Europe and North America include aircraft undergoing post-delivery modification and base maintenance and aircraft held for sale.

Helicopter Services

Our Helicopter Services segment consists of flying operations in the Eastern North Sea, the Western North Sea, the Americas, the Australasia region and the Africa-Euro Asia region serving the offshore oil and gas, SAR and EMS. The Eastern North Sea is comprised mainly of Norway while the Western North Sea includes the United Kingdom, Ireland and the Netherlands. The Americas is comprised of Brazil and North and South American countries. The Australasia region includes Australia and Southeast Asian countries and the Africa-Euro Asia region includes Nigeria, Kazakhstan, Turkey, Mozambique, Tanzania and other African and European countries.

We are one of two global helicopter service providers to the offshore oil and gas industry. We provide transportation services to and from production platforms, drilling rigs and other offshore installations and facilities.

•	Our helicopter services in the oil and gas industry are largely characterized by medium to long-term contracts (i.e., two to eight years in duration, with an average of four years).

•	The majority of our customers are large national and multinational companies.

•

We believe our services are critical to customers as helicopter transportation is a cost-effective, viable means to transport crews from land to offshore platforms. Substantially all of our fuel costs are passed through to our customers.

•

Maintaining a strong safety record is a primary concern for our customers, and as of January 31, 2013, our five-year rolling average was 0.24 accidents per 100,000 flight hours. The accident rate is calculated using the number of accidents, as defined by the International Civil Aviation Organization, divided by the number of hours flown in the same period and then multiplied by 100,000.

We particularly target opportunities for long-term contracts that require medium and heavy helicopters, operated by highly trained personnel with state-of-the-art safety management systems and a world-class operating track record. We are a market leader in most of the regions we serve, with a well-established reputation for safety, customer service and aircraft reliability. We are a major operator in the North Sea, one of the world’s largest oil-producing regions. We operate a large fleet of heavy helicopters in Brazil to service our customers in the oil and gas sector, a market that is shifting to heavy helicopter technology as pre-salt fields in ultra deepwater environments have been further developed, and we service the industry in Africa, Europe, Australia and Southeast Asia. For the fiscal years ended April 30, 2012 and April 30, 2011, revenues generated by helicopter transportation services for the oil and gas industry accounted for approximately 79% and 78% of our total revenues, respectively.

We believe providing helicopter services to oil and gas production customers generally provides our company with a less cyclical revenue stream, since oil and gas exploration and development activities are more cyclical in nature. Offshore production platforms generally run at full capacity, irrespective of commodity prices, until the economic end-life of the respective field. These production platforms generally have expected lives of 20 years or more depending on the size and characteristics of the field.

We are one of the world’s leading commercial providers of SAR and EMS services through our Helicopter Services segment. We have long-term contracts with government agencies and commercial operators in the United Kingdom, Ireland and Australia. Our SAR and EMS contracts average eight years in duration. Contracts are generally entered into directly with state and federal governments.

•

We utilize state-of-the-art aircraft specifically configured and equipped with emergency medical and rescue equipment. Our crews are multidisciplined professionals with extensive training for the high level of expertise required for maritime search and rescue, thus ensuring maximum safety during rescue operations.

•	We provide services to transport medical personnel and equipment directly to the scene of an accident, and the rapid transport of victims to and between hospitals.

•	We expect further increased demand for SAR and EMS helicopter services as governments increasingly outsource these activities.

•

We believe our revenue streams from SAR and EMS services are not driven by general economic conditions or short-term hydrocarbon prices. For the fiscal years ended April 30, 2012 and April 30, 2011, revenues generated by SAR and EMS services accounted for approximately 9% and 10% of our total revenues, respectively.

Maintenance, Repair and Overhaul

Our MRO segment, Heli-One, is a world-leading independent commercial provider of helicopter support and MRO services. Our comprehensive range of capabilities and broad geographic footprint allow us to offer a full suite of aftermarket services including engine, airframe and component MRO, logistics support, parts sales and distribution, and high-value engineering and design. We provide these services individually or as part of multi-year, complete maintenance outsourcing. We operate independent licensed commercial engine and major-component MRO facilities for the Eurocopter SuperPuma and Eurocopter EC225 helicopters. Additionally, we service a wide variety of other helicopter types, including the Eurocopter Dauphin, Sikorsky S61N, Sikorsky S76 series, Sikorsky S92A, Agusta AW139, Bell 212 and Bell 412. We provide sophisticated avionics integration services to the armed forces of European nations, and we partner with helicopter manufacturers around the world to provide MRO services to their direct customers.

We believe our MRO segment enhances our business model in several respects:

•	Third-party demand for MRO services by governments, militaries and the civil sector provides a diverse stream of revenue to CHC’s business.

•

Air worthiness regulations, which are established by civil aviation authorities and manufacturers, require that every dynamic component of a helicopter be replaced or overhauled on a scheduled basis, resulting in steady demand for our MRO services.

•	Our in-house repair and overhaul capabilities provide operational control and flexibility over the maintenance of our fleet, lowering operating cost and providing a competitive advantage.

Our Customers

Our customer base includes a broad range of blue chip oil and gas companies, government agencies and commercial operators. Key customers include Statoil (year ended April 30, 2012-16% of revenues) and Petrobras (year ended April 30, 2012-11% of revenues).

Competitive Strengths

•

Global Footprint. We currently operate helicopter transportation services in approximately 30 countries. In addition, we have our own internal MRO operations, Heli-One, which services aircraft in most of the countries in which we maintain flying operations. Our broad geographic coverage enables us to respond quickly to customer needs and new business opportunities, while adhering to international safety standards, local market regulations and customs. Additionally, as multinational oil and gas companies seek helicopter operators that can provide one standard of service in many locations around the world, our geographic coverage allows us to effectively compete for many of these contracts. We have a record of obtaining the required licenses and permits to operate in new jurisdictions, including, where necessary, through local alliances.

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Safety Record. We believe we have sophisticated safety and training programs and practices and are proud of our safety record. We have implemented a single safety management system worldwide and meet or exceed the stringent safety and performance audits conducted by our customers. We also host a highly regarded annual international safety summit, which is a manifestation of our single-minded commitment to safe operations. Attendees include our customers, manufacturers, competitors and regulators.

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Strong Long-Term Relationships with Leading Companies and Organizations. We have multi-year relationships with major oil and gas companies and with SAR and EMS customers around the world, including in Ireland, the United Kingdom and Australia, where many have been our customers continuously for more than two decades. We believe these long-term customer relationships are enabled, in large part, because of our focus on and accomplishments in safety and flight training, our crews’ experience, and service quality that consistently meets or exceeds customer standards. In addition to helicopter transportation, certain customers rely on us for ancillary services, including our computerized logistics systems that enhance crew scheduling and passenger handling services, which further strengthen our relationships with our clients and often generates additional revenue.

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Large, Modern and Diversified Fleet of Helicopters. We are a world-leading commercial operator of medium and heavy helicopters. Our large fleet allows us to meet the diverse operational requirements of our customers and minimize disruptions in service. To meet customer-specific requirements and ensure that we and our customers are not overly reliant on any one aircraft type or manufacturer, we most commonly operate Sikorsky S92A and Eurocopter EC225 heavy aircraft and Sikorsky S76 series and Agusta AW139 medium aircraft. Our fleet includes some of the most advanced civilian aircraft in the world.

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Retention of Asset Value in Our Owned Fleet. A significant portion of a helicopter’s value resides in its major components, including engines, gearboxes, transmissions and rotable parts. Because these components are replaced or upgraded on a regular basis, older models of helicopters remain capable of meeting many of the same performance standards as newer aircraft.

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In-House Repair and Overhaul Business. Our MRO business, Heli-One diversifies our revenue streams, reduces our costs and positions us as a full-service, high-quality helicopter operator. We are a market leader and operate independent licensed commercial-engine and major-component MRO facilities for the Eurocopter Super Puma and Eurocopter EC225 helicopters. We also have the capability to support several other helicopter types including the Eurocopter Dauphin, Sikorsky S61N, Sikorsky S76 series, Sikorsky S92A, Agusta AW139, Bell 212 and Bell 412. This allows us to control the quality and cost of our helicopter maintenance, repair and refurbishment.

Our Business Strategy

Our goal is to enhance our leadership position and create superior value by consistently and efficiently providing safe, reliable value-added services to our customers while maximizing return on assets, earnings and cash flow. We intend to focus on the following key initiatives:

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Strengthening Our Competitive Position in Existing Markets. We intend to improve our ability to win new contracts, renew existing contracts, strengthen our existing customer relationships and enhance our competitive positions by increasing our focus on customer needs and reducing costs, while maintaining high standards for safety and reliability. We believe our global footprint, safety record and diversified fleet of large and medium helicopters ideally position us to serve increased demand from existing customers and new customers.

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Expanding Our Helicopter Transportation Operations. We intend to capitalize on our broad geographic coverage, long-term customer relationships and our fleet capabilities to fulfill new opportunities in developing oil and gas regions. Some of these geographic regions, including Brazil, Australia, Europe, Africa and Southeast Asia, where we currently have infrastructure and operations, are expected to be the fastest growing markets for offshore helicopter transportation services.

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Growing the MRO Business. We plan to expand our Heli-One revenue by further penetrating markets for overhaul of major components and engines and by pursuing new opportunities in heavy- and medium-aircraft maintenance, as well as military helicopter support.

•	Growth Through Acquisition. We may evaluate acquisition opportunities for both our flying and MRO businesses to further strengthen our position in existing markets and establish ourselves in new ones.

•	Focusing on Long-Term Contracts. We are prioritizing long-term contracts with our major customers to maximize the stability of our revenue.

Revenue by End Market

(in thousands of U.S. dollars)	For the nine months ended January 31,				For the year ended April 30,
	2013		2012		2012		2011		2010
Industry Sector
Oil and Gas	$1,068,582	82%	$999,036	81	$1,330,163	79%	$1,129,749	78%	$1,042,980	79%
Repair and Overhaul	96,503	7	103,707	8	166,479	10	129,222	9	112,470	9
EMS/SAR	128,010	10	115,850	9	158,505	9	151,101	10	138,012	11
Other	11,599	1	20,989	2	37,392	2	35,388	3	20,104	1

Total	1,304,694	100%	1,239,582	100%	$1,692,539	100%	$1,445,460	100%	$1,313,566	100%

Revenue by Geography

(in thousands of U.S. dollars)	For the nine months ended January 31,				For the year ended April 30,
	2013		2012		2012		2011		2010
Canada	$3,047	—%	$4,958	—%	$13,914	1%	$12,671	1%	$16,386	1%
United Kingdom	234,416	18	195,233	16	262,592	16	243,921	17	251,627	19
Norway	362,188	28	390,931	32	531,452	31	452,578	31	405,258	31
Africa	50,720	4	44,276	4	60,503	4	56,361	4	54,776	4
Australia	192,825	15	153,090	12	213,970	13	137,639	10	126,992	10
Denmark	138	—	22,600	2	29,538	2	29,108	2	29,535	2
The Netherlands	63,548	5	74,747	6	94,663	6	95,835	7	119,234	9
Brazil	216,552	16	152,091	12	210,347	12	163,928	11	105,856	8
Asia	65,372	5	71,761	6	93,782	6	107,305	7	93,671	7
Other European Countries	89,763	7	99,850	8	139,955	8	112,188	8	49,539	4
Other Countries	26,125	2	30,045	2	41,823	1	33,926	2	60,692	5

Consolidated total	$1,304,694	100%	1,239,582	100%	$1,692,539	100%	$1,445,460	100%	$1,313,566	100%

THE BUSINESS

Helicopter Flying Operations

Medium and heavy helicopters are generally used to support the oil and gas sector, as well as SAR and EMS. Where appropriate, specialized equipment is installed to support SAR and EMS services.

Contracts with oil and gas customers are typically two to eight years in duration, with an average of four years. Such contracts are ordinarily awarded following competitive bidding processes among pre-qualified operators.

A substantial number of our long-term contracts, defined as three years or longer, contain provisions permitting early termination by the customer without penalty. At the expiration of a contract, customers typically solicit new bids for the next contract period. Contracts are usually awarded based on a number of factors, including price, long-term relationships, safety record of the helicopter service provider and quality of customer service. An incumbent operator commonly has a competitive advantage because of its relationship with the customer, knowledge of site characteristics, investment in infrastructure and demonstrated ability to meet service-level requirements and provide the necessary aircraft and services. Also, customers often want to avoid start-up costs associated with switching to another operator.

Our contracts generally require that fuel be provided by the customer or be charged directly to the customer based on actual fuel costs. As a result, we have no significant exposure to changes in fuel prices. For the nine months ended January 31, 2013 and the year ended April 30, 2012, substantially all of our fuel costs were passed through to our clients.

Flying Operations Competition

CHC is one of two global helicopter service providers to the offshore oil and gas industry; other competitors are smaller, regional operators. The Company has a significant market position in all global offshore oil and gas markets, with the exception of the Gulf of Mexico. Oil and gas companies operating in the Gulf of Mexico utilize primarily light and medium helicopters under short term contracts and, as a result, the economics of providing services in the Gulf of Mexico would be less profitable for CHC than those in other regions of the world.

The Company is well positioned to capitalize on future growth opportunities. As oil and gas wells are depleted, oil companies are developing deep water reserves further offshore. The Company’s global presence, long-term customer relationships and modern fleet of aircraft position it to participate in new oil and gas developments in most offshore oil and gas regions.

Repair and Overhaul

All aircraft airframes, engines and components are required by manufacturer and government regulations to be serviced and overhauled based on flight hours, cycles or the actual condition of parts. The repair and overhaul process includes disassembling, cleaning, inspecting, repairing and reassembling engines, components and accessories, and testing complete engines and components. Operators typically consider the complexity and cost of tasks when choosing whether to perform them in-house or outsource the work to a third-party. MRO companies such as Heli-One are required to obtain licenses from government regulatory bodies and, in many cases, from aircraft manufacturers. Companies active in this industry include manufacturers of helicopters, components and accessories; manufacturer-authorized repair and overhaul operators; and small workshops typically not authorized by the manufacturers. The low cost of transporting components relative to the total cost of repair and overhaul services has resulted in development of a worldwide MRO market.

Our MRO segment, Heli-One, specializes in heavy structural repair, maintenance, overhaul and testing of helicopters and helicopter components in North America and Norway. Our comprehensive capabilities span aircraft including Sikorsky S61N, S76 series and S92A; Bell 212 and 412; Agusta AW139, 119 and 109; Eurocopter Super Puma, AS332, EC225, AS350, AS355, AS365 and BK117. Our engine expertise spans models including Pratt & Whitney PT6; Turbomeca Arriel 1 and 2; Makila; Artouste; Turmo; and GE CT58 and T58.

Heli-One’s main MRO competitors are helicopter manufacturers, which are also our main parts suppliers. Factors that affect competition within the repair and overhaul market include price, quality, safety record and customer service. To minimize issues related to availability and pricing of the parts we need to perform MRO work, Heli-One generally has long-term supply arrangements with the helicopter manufactures and works closely with them on items such as modifications and approvals of parts and components. In addition, we have certain negotiation leverage with the manufacturers on parts, since we are one of the major customers of these manufacturers for new aircraft.

We also provide customers with integrated logistics support, including 24-hour service for all scheduled and unscheduled MRO for engines, dynamic components, repairable components and consumable parts. We also support special mission equipment. Heli-One offers next-day delivery in most locations on a wide range of helicopter parts from all major manufacturers through a global distribution network that includes a global warehouse in the Netherlands. We believe our global buying power gives us competitive pricing on all major components. We believe we provide quality, competitively priced support services to civilian and military helicopter operators worldwide. In addition, we have extensive expertise in all areas of engineering and design for conversion upgrades and refurbishments, including avionics.

Seasonality

Our operations are not subject to seasonality.

PROPERTY AND EQUIPMENT

As of January 31, 2013, the Company’s fleet was comprised of the following aircraft:

Aircraft Type	Total
Medium
Sikorsky S76C+	22
Sikorsky S76C++	23
Sikorsky S76A/B/C	24
Eurocopter EC135/145/155	6
Eurocopter AS365 Series	12
Bell 412	12
Bell 212	1
Agusta AW139	35

135
Heavy
Eurocopter Super Puma series	44
Eurocopter EC225	31
Sikorsky S92A	37
Sikorsky S61N	5

117

Total Aircraft	252

Lease Obligations

We had entered into aircraft operating leases for 165 aircraft included in our fleet as of January 31, 2013. At January 31, 2013, the total minimum lease payments under aircraft operating leases with expiry dates ranging from fiscal 2013 to fiscal 2023 totaled $1,246.0 million. At our option, we have the right to purchase the majority of aircraft at agreed amounts that are not considered bargain purchase options. Substantially all of the costs to perform inspections, major repairs and overhauls of major components on such leased aircraft are at our expense. We may perform this work through Heli-One or have the work performed by an external MRO service provider. We have also provided guarantees to certain lessors in connection with these aircraft leases. See “Future Cash Requirements—Contractual Obligations and Off-Balance Sheet Arrangements.”

In addition to payment under aircraft operating leases, we had operating lease commitments as of January 31, 2013 for buildings, land and other equipment with minimum lease payments of $98.9 million and expiry dates ranging from fiscal 2013 to fiscal 2099.

For additional details see “Future Cash Requirements—Contractual Obligations and Off-Balance Sheet Arrangements” and see Note 17 to the unaudited interim consolidated financial statements for the three and nine months ended January 31, 2013 and Note 25 to the audited annual consolidated financial statements for the year ended April 30, 2012 included elsewhere in this prospectus.

Commitments to Acquire New Aircraft

As at January 31, 2013, we have committed to purchase $100 million of helicopter parts over a three year period and 27 new aircraft. On May 24, 2013, we exercised two options to purchase Sikorsky S92 for a total of 29 aircraft commitments. The total required additional expenditures related to the aircraft purchase commitments is approximately $630 million. These aircraft are expected to be delivered in fiscal 2013 to 2017 and will be deployed in our Helicopter Services segment. We intend to enter into leases for these aircraft or purchase them outright upon delivery from the manufacturer.

Safety and Insurance

Operation of helicopters involves some degree of risk. Hazards, such as aircraft accidents, collisions and fire, are inherent in providing helicopter services. We maintain a flight safety organization that is responsible for ensuring compliance with safety standards within our organization and the requisite proficiency among flight crews. Our safety organization is responsible for training flight crews, conducting regular safety audits and seminars for all flight personnel, and generally ensuring safe operating techniques and standards consistent with government regulations and customer requirements. In addition, aviation regulatory bodies and customers conduct safety audits to ensure that our standards meet their requirements.

We maintain comprehensive aviation hull and liability insurance coverage in amounts and on terms that reflect prudent helicopter operations. This includes engine and spare-parts coverage. The hull policies insure against the physical loss of or damage to our helicopters. In addition we purchase hull war coverage for losses due to terrorism, hijacking, war, expropriation, confiscation and nationalization. We self retain the risk of the loss of use or loss of profit from our operations, which is mitigated by the possible use of other aircraft given our fleet size.

In addition, we procure property all risks insurance, automobile liability and general liability insurance and the customary corporate insurances.

Facilities

We currently operate in approximately 30 countries worldwide, using facilities that include hangars, supply and service centers, engineering support facilities and offices. In Norway, the United Kingdom, the Netherlands and Australia, we generally own the hangars we use in our helicopter operations, which are located primarily on leased airport land. We typically lease supply and service centers, engineering support facilities and offices from third parties.

The principal properties from which we now conduct our operations are:

Location	Operations	Buildings (Sq. Feet)	Owned or Leased
			Land	Buildings
Richmond, British Columbia, Canada	Corporate Headquarters	80,000	Leased	Owned

Delta, British Columbia, Canada	Headquarters for MRO Segment	240,000	Leased	Leased

Aberdeen, Scotland	CHC Scotia Limited; Helicopter Services	42,000	Leased	Leased
	CHC Scotia Limited; Terminal Building	25,000	Leased	Owned

Stavanger, Norway	CHC Norway AS; Helicopter Services	199,000	Leased	Owned
	Heli-One Norway AS Headquarters; MRO Segment	179,000	Leased	Owned

Fort Collins, Colorado	Heli-One American Support, LLC	80,000	Leased	Leased

Hoofddorp, The Netherlands	CHC Netherlands BV; Heli-One (Netherlands) BV	39,000	Leased	Leased

Bergen, Norway	CHC Norway AS	66,000	Leased	Owned

Den Helder, The Netherlands	CHC Helicopter Netherlands BV; Helicopter Services	56,000	Owned	Owned

Perth, Australia	CHC Australia Headquarters	7,400	Leased	Leased

Fort Worth, Texas	CHC Operations Centre	26,926	Leased	Leased

AVIATION REGULATIONS

Most of the countries in which we conduct flying operations have laws that require us to hold either or both of an operating license and an air operator certificate. Most of these countries also have materiality requirements for issuance of operating licenses and/or air operator certificates that require the holder of such license or certificate to be a qualified national of such country. Companies holding such licenses and certificates must typically be both majority owned and effectively controlled, or controlled in fact, by citizens of the issuing state.

The European Union and the European Economic Area

We operate in the EU and the EEA through our 49.9% ownership in EEA Helicopter Operations B.V. (“EHOB”). EHOB’s five wholly-owned operating subsidiaries operate in four member states of the EU (the UK, the Netherlands, Denmark and Ireland) and Norway, a member state of the EEA. Each of Norway and the member states of the EU must comply with EU Directive 1008/2008 and common rules for the operation of aircraft. Among other things, this directive restricts the issuance of operating licenses to carry passengers for remuneration to those companies that are majority owned and effectively controlled by nationals of a member state of the EU or the EEA. We believe that EHOB, and therefore each of EHOB’s wholly-owned subsidiaries, are both majority owned and effectively controlled by nationals of a member state of the EU.

Canada

Our helicopter operations in Canada are conducted through CHC Helicopters Canada Inc., a company wherein we hold a minority interest. That company’s flying operations are regulated by Transport Canada and are conducted under that company’s air operator’s certificate (AOC). Our ability to conduct our helicopter operating business in Canada is dependent on our ability to maintain our relationship with CHC Helicopters Canada Inc. Our helicopter operations in certain other countries are conducted pursuant to an AOC issued by the Minister of Transport (Canada) under the provisions of the Aeronautics Act (Canada) for which our wholly owned subsidiary holds an exemption until 2015. If we are unable to extend the ministerial exemption pursuant to which this certificate is issued, we will need to obtain licenses and certificates issued by the countries in which we conduct such operations or reach an agreement with CHC Helicopters Canada Inc. and/or customers in such countries to transfer the operations there to CHC Helicopters Canada Inc. We cannot guarantee that we will be able to either extend the ministerial exemption, obtain local licenses and certificates or transfer such operations to CHC Helicopters Canada Inc., either at all or on acceptable terms.

Australia

Civil aviation in Australia is governed by the Civil Aviation Act, 1988, and regulations made thereunder. To operate an aircraft in Australia, it must be registered with the Australian Civil Aviation Safety Authority and a Certificate of Airworthiness must be obtained, be valid and in effect. The operation of an aircraft for a commercial purpose into, out of, or within Australian territory can only be undertaken as authorized by an Air Operators’ Certificate. Our ability to offer our helicopter transportation services in Australia is dependent on maintaining this certificate. Australia does not have a requirement for ownership or control by Australian nationals.

Other Countries

Our operations in other foreign jurisdictions are regulated to various degrees by the governments of such jurisdictions and must be conducted in compliance with those regulations and, where applicable, in accordance with our air service licenses and air operator certificates. These regulations may require us to obtain a license to operate in that country, may favor local companies or require operating permits that can only be obtained by locally registered companies and may impose other nationality requirements. In such cases, we partner with local persons, but there is no assurance regarding which foreign governmental regulations may be applicable in the future to our helicopter operations and whether we would be able to comply with them.

The revocation of any of the licenses discussed above or the termination of any of the relationships with local parties discussed above could have a material adverse effect on our business, financial condition and results of operations.

ENVIRONMENTAL MATTERS

We are subject to extensive laws, rules, regulations and ordinances in the various jurisdictions in which we operate relating to pollution and protection of the environment and to human health and safety, including those related to noise, emissions to the air, releases or discharges to soil or water, the use, storage and disposal of petroleum and other regulated materials, and the remediation of contaminated sites. Our operations, including aircraft maintenance and aircraft fueling, involve the use, handling, storage and disposal of materials that may be classified as hazardous to human health and safety and to the environment. Non-compliance with these regulations may result in significant fines or penalties or limitations on our operations. Many of the countries in which we operate have laws that may impose liability for the investigation and cleanup of releases of regulated materials and the remediation of related environmental damage without regard to negligence or fault. These laws may also expose us to liability for the conduct of, or conditions caused by, others, such as historic spills of regulated materials at our facilities, for acts that were in compliance with all applicable environmental laws at the time such acts were performed, and for contamination at third-party sites where substances were sent for off-site treatment or disposal. Additionally, any failure by us to comply with applicable environmental, health and safety or planning laws and regulations may result in governmental authorities or other third parties taking action against our business that could adversely impact our operations and financial condition. We believe we are in substantial compliance with applicable environmental laws and that ensuring compliance has not, to date, had a material adverse effect upon our financial position. We cannot, however, predict the likelihood of change to these laws or in their enforcement nor the impact that any such change, or any discovery of previously unknown conditions, may have on our costs and financial position. Please see Risk Factors—“We are subject to extensive environmental, health and safety laws, rules and regulations, which may have an adverse impact on our business”.

LEGAL PROCEEDINGS

One or more of our subsidiaries are, from time to time, named as defendants in lawsuits arising in the ordinary course of our business. Such disputes may involve, for example, breach of contract, employment, wrongful termination and tort claims. The Company maintains adequate insurance coverage to respond to most claims. We cannot predict the outcome of any such lawsuits with certainty, but our management team does not expect the outcome of pending or threatened legal matters to have a material adverse impact on our financial condition.

In addition, from time to time, the Company or its subsidiaries are involved in tax and other disputes with various government agencies. The following summarizes such presently pending disputes:

In 2006, we voluntarily disclosed to OFAC that several of our subsidiaries formerly operating as Schreiner Airways may have violated applicable U.S. laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and aircraft parts for third-party customers. OFAC’s investigation is ongoing and the Company continues to fully cooperate. Should the U.S. government determine that these activities violated applicable laws and regulations, we or our subsidiaries may be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to the U.S. jurisdiction. At this time, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Brazilian customs authorities seized one of the Company’s helicopters (valued at $10.0 million) as a result of allegations that the Company violated Brazilian customs law by failing to ensure its customs agent and the customs agent’s third party shipping company followed approved routing of the helicopter during transport. The Company secured release of the helicopter and is disputing through administrative court action any claim for penalties associated with the seizure and the alleged violation. The Company has preserved its rights by filing a civil action against its customs agent for any losses that may result. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is disputing a claim from the Brazilian tax authorities regarding eligibility for certain tax benefits that our subsidiary claimed in the past in connection with the importation of aircraft, parts and tooling. The tax authorities are seeking to assess up to $20 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation. On December 19, 2011, a First Level Administrative Panel decision reduced the assessment to $0.3 million, and on May 21, 2013, the appellate court further reduced this assessment to $0.1 million. We may appeal the remaining assessment and expect that the government will appeal the reductions. We will continue to defend this claim vigorously. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is also disputing claims from the Brazilian tax authorities that it was not entitled to certain credits in 2004 and 2007. The tax authorities are seeking up to $3.8 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation and plan to defend this claim vigorously. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

The Company received an inquiry from the Nigerian government regarding the tax treatment of certain of its agreements and operations in Nigeria. The Company is cooperating with the government of Nigeria but is unable to estimate the likelihood and magnitude of any impact of the inquiry at this time.

In the United Kingdom, the Ministry for Transport is investigating potential wrongdoing involving two ex-employees in conjunction with the SAR-H bid award processes. This arose from the Company self-reporting potential improprieties by these individuals upon their discovery in 2010. The SAR-H bid process was subsequently cancelled. At this time it is impossible to determine whether the government may take any action against the Company. The Company will continue to cooperate in all aspects of the investigation. At this time, it is not possible to determine the outcome of this matter or the significance, if any, to our business, financial condition and result of operations.

EMPLOYEES

As of April 30, 2012, we had approximately 4,350 full-time employees. We hire independent contractors on an as needed basis. We believe that our employee relationships are satisfactory.

Certain of our employees in the UK, Ireland, the Netherlands, Norway, Brazil, Canada and Australia (collectively, approximately 65% of our employees) are represented under collective bargaining or union agreements. Any disputes over the terms of these agreements or our potential inability to negotiate acceptable contracts with the unions that represent our employees could result in strikes, work stoppages or other slowdowns by the affected workers. Periodically, certain groups of our employees who are not covered under a collective bargaining agreement consider entering into such an agreement.

If our unionized workers engage in a strike, work stoppage or other slowdown, other employees elect to become unionized, existing labor agreements are renegotiated, or future labor agreements contain terms that are unfavorable to us, we could experience a disruption of our operations or higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

MANAGEMENT

6922767 Holding S.à r.l. is a Luxembourg société à responsabilité limitée and as such is managed by a board of managers. In the following discussion, we refer to our board of managers as our “board” and to the representatives who serve on the board as “directors.” Our board currently consists of seven directors. Information about our directors is set forth below.

DIRECTORS

The following were our directors as of April 30, 2013:

Name	Age	Position	Year first elected as director
Dod E. Wales	36	Manager	2008
Daren R. Schneider	44	Manager	2012
Johan G. M. Dejans	46	Manager	2008
Richard E.J. Brekelmans	52	Manager	2008
Hille-Paul Schut	35	Manager	2010
Joan Hooper	55	Manager	2012
ATC Management (Luxembourg) S.à r.l.	N/A	Manager	2008

Dod E. Wales

Dod E. Wales, Manager, joined First Reserve in 2004 and is currently a Director. His responsibilities at First Reserve range from deal origination and structuring to due diligence, execution and monitoring, with particular focus on the equipment, manufacturing and services sector. Prior to joining First Reserve, he was an Analyst in the Distressed Finance and Restructuring Group at Credit Suisse First Boston. Mr. Wales holds a B.A. in History from Stanford University. Mr. Wales was selected to serve on our board due to his expertise in finance and experience in the manufacturing, equipment and services sectors.

Daren R. Schneider

Daren R. Schneider, Manager, joined First Reserve in 2007 and is its Controller. He has responsibility for the financial aspects of First Reserve’s funds. Prior to joining First Reserve, he was a Vice President in Credit Suisse’s private equity division for three years. Prior to that time, he spent seven years with The Blackstone Group as the Controller of Merchant Banking. Mr. Schneider worked prior to Blackstone at Viacom Inc. and Deloitte & Touche. Mr. Schneider holds a B.S. in accounting and an M.B.A. in Finance from the School of Professional Accounting at Long Island University in New York. He is a Certified Public Accountant. Mr. Schneider was selected to serve on our board due to his extensive business and accounting experience.

Johan G. M. Dejans

Johan G. M. Dejans, Manager, joined ATC Corporate Services (Luxembourg) S.A. in 2006 and is currently a Managing Director. Prior to joining ATC, Mr. Dejans headed the “Financial and Patrimonial Structures” Department at what is now ING Group, before holding the position of Managing Director at ING Trust (Luxembourg) S.A. Mr. Dejans started his career as a tax lawyer for KPMG Tiberghien & Co., a reputable Belgian law firm, where he assisted private and corporate clients with their tax matters on both a national and international level. Mr. Dejans holds a Masters in Law from Katholieke Universiteit Leuven, a Masters in European Law from Université Libre de Bruxelles and a Certificate Ecole Spéciale des Sciences Fiscales from ICHEC. Mr. Dejans was selected to serve on our board due to his expertise in tax laws and his experience advising companies in tax matters in Luxembourg, where we are organized.

Richard E.J. Brekelmans

Richard E.J. Brekelmans, Manager, joined ATC Corporate Services Netherlands B.V. in 2000 and has been a director of ATC Corporate Services (Luxembourg) S.A. since its incorporation in 2004. Mr. Brekelmans offers ATC and its clients wide-ranging experience in the administration and domicile of companies in Luxembourg and other jurisdictions. Prior to joining ATC, Mr. Brekelmans assumed various positions within audit firms, principally in Amsterdam and on Curaçao, providing audit and controlling services to financial institutions and investment fund vehicles such as unit trusts, investment companies and investment funds, incorporated in various jurisdictions. Mr. Brekelmans holds a Business Administration degree from HEAO Amsterdam, School of Economics. Mr. Brekelmans was selected to serve on our board due to his expertise in Luxembourg corporate law and experience advising companies organized in Luxembourg.

Hille-Paul Schut

Hille-Paul Schut, Manager, joined ATC Corporate Services (Luxembourg) S.A. in 2010 and is currently a Team Director. Mr. Schut has served as a legal trust officer at trust companies in the Netherlands and Luxembourg, including as an Assistant Managing Director at Citco REIF Services (Luxembourg) SA from 2007 to 2010. He holds an MSc in Fiscal Economics from the Erasmus University Rotterdam. Mr. Schut was selected to serve on our board due to his expertise in Luxembourg corporate law and experience advising companies organized in Luxembourg.

Joan Hooper

Ms. Hooper, age 55, was appointed senior vice president and chief financial officer in October 2011. Previously she led finance organizations for Dell’s Global Public and Americas business units, and also oversaw corporate finance and was the chief accounting officer for the Company. Before Dell, Ms. Hooper was executive vice president and CFO of FreeMarkets, an innovative provider of procurement tools and services, which she helped take public in 1999 in a highly successful IPO. At AT&T she held a variety of senior finance positions. A finance graduate from Creighton University, Ms. Hooper holds a master’s degree in business administration from Northwestern University’s Kellogg Graduate School of Management. She has earned public and management accounting certifications.

ATC Management (Luxembourg) S.à r.l.

Part of the ATC Group, ATC Management (Luxembourg) S.à r.l. offers domiciliation, management, bookkeeping and legal and compliance services to a wide range of clients, working with their professional advisers to form, administer and manage such structures.

EXECUTIVES

We have entered into an agreement with our wholly owned Canadian subsidiary, Heli-One Canada Inc., to provide certain management services subject to the authority limits as determined by our board and set out in such agreement. Information about the executives of Heli-One Canada Inc. is set forth below.

William Amelio (President and Chief Executive Officer)

Mr. Amelio, age 54, has extensive international experience with several major corporations. He was President and CEO of the Lenovo Group, the global personal computer maker, where he managed the integration of the IBM personal computer business, implemented a business transformation program and globalized the Lenovo computer brand. During his career Mr. Amelio has also led businesses in leading companies such as Dell, NCR and AlliedSignal. He serves on the board of directors of National Semiconductor, a major designer and manufacturer of analog semiconductor devices.

Mr. Amelio holds a master’s degree in Management from Stanford University and a bachelor of science degree in Chemical Engineering from Lehigh University. Through the Amelio Foundation, Mr. Amelio and his wife founded Caring for Cambodia, a non-profit organization that aims to educate the children of Cambodia through building schools, training teachers and providing for basic human needs.

Mr. Amelio joined us on August 10, 2010.

Larry Alexandre (President, Heli-One)

Mr. Alexandre, age 43, was appointed President of Heli-One in June of 2011. Mr. Alexandre has extensive leadership experience in aerospace manufacturing and MRO. The former CEO of Sagem Avionics, a member of the Safran group of companies, Mr. Alexandre has also held leadership positions with Turbomeca as COO of that company’s businesses in the United States, Canada, and Brazil, as well as Teleflex’s aerospace division. Mr. Alexandre has a record of driving cultural change in the companies he has led around the world, with a unique focus on lean deployment as an enabler for change. He has successfully led initiatives globally to increase synergies between business units, reduce inventory, improve productivity and reduce lead times, while relentlessly driving customer focus and satisfaction into every process of the organization. Mr. Alexandre holds a master’s degree in Business Administration from The Ohio State University and a bachelor degree in International Business from the EPSCI-ESSEC Group business school in France.

Joan Hooper (Senior Vice President and Chief Financial Officer)

Ms. Hooper’s biography is set forth under the heading “Management—Directors” above.

Michael O’Neill (Chief Legal Officer)

Mr. O’Neill, age 56, was appointed Chief Legal Officer of CHC on February 15, 2011. Previously, Mr. O’Neill served as Senior Vice President and General Counsel for the Lenovo Group, the global personal computer maker, where he was responsible for all legal, contracts, government affairs, and security for the Company. In addition to his work with the Lenovo Group, Mr. O’Neill was the General Counsel for international practices for Howrey Simon Arnold & White, LLP, where he was responsible for the legal and administrative matters of the firm outside of the United States. Mr. O’Neill earned his JD and M.B.A. (Finance) from the University of Baltimore after completing his B.A. in Business Administration/Economics from Belmont Abbey College. Mr. O’Neill also completed George Washington University’s Postgraduate Masters Program in Government and Technology Contracting and Duke University’s Postgraduate Corporate Counsels Program.

Daniel M. McDonald (Senior Vice President, Fleet and Commercial)

Mr. McDonald, age 47, is an accomplished finance and transportation consultant with more than eighteen years of experience leading business through strategic initiatives in the financing, acquisition and optimization of aircraft. He has previously held senior positions at Northwest Airlines, Delta Airlines, US Airways and DHL Express. He holds a Masters of Business Administration and a Master of Science (Aerospace).

Mr. McDonald served as a consultant for a year and joined the Company on July 12, 2010.

Peter Bartolotta (President and Chief Operating Officer of the Helicopter Services business)

Mr. Bartolotta, age 53, joined CHC Helicopter in June 2012. Prior to joining the Company Mr. Bartolotta worked for Lenovo Corporation, where he most recently served as Senior Vice President of Lenovo Global Services. Prior to Lenovo, Mr. Bartolotta led NCR Corporation’s Global Retail Product Management function; was Vice President, Operations and Six Sigma, for AlliedSignal’s Turbocharging Systems business; led operations for AlliedSignal’s Honeywell avionics business; and held positions at IBM Corporation including director and site manager of operations for IBM’s personal-computer manufacturing facility. Mr. Bartolotta holds an MBA from the University of Texas at Austin and a Bachelor of Science degree in Chemistry from the State University of New York at Binghamton.

Michael Summers (Senior Vice President, Human Resources)

Mr. Summers, age 57, joined CHC in 2010 after spending the past 29 years as both a Senior Human Resources executive and consultant in Human Resources functions. Mr. Summers has 15 years of experience in Senior Human Resources positions with Fortune 500 corporations and as a member of the senior executive teams, worked as an active contributor to the business performance by providing effective organizational design, leadership acquisition and development, and human resource strategies well integrated with business objectives. During his time working with clients such as Celanese, Dell Computer, Allied Signal, Nabisco Brands, Quaker Oats and Newport News Shipbuilding, Mr. Summers provided insight to business leadership on executive development, assessment and organization design, and talent management strategies, while influencing successful organizational change efforts resulting in significant business improvements in the areas of productivity, operating expense reduction, customer focus and market strategy, and lower labor costs. Mr. Summers received his Bachelor of Science in Industrial Psychology from Fairmont State College and completed his Masters of Science in Industrial Relations from West Virginia University.

6922767 HOLDING (CAYMAN) INC.

6922767 Holding S.à r.l. is a wholly-owned subsidiary of 6922767 Holding (Cayman) Inc. (“CHC Cayman”), which indirectly owns all of its issued and outstanding capital stock. As of June 30, 2012, the board of directors of CHC Cayman was comprised of William E. Macaulay, William Amelio, Jonathan Lewis, John Mogford, Kenneth M. Moore, and Dod E. Wales.

William E. Macaulay

William E. Macaulay, Chairman and Chief Executive Officer of First Reserve, has been with the firm since its founding in 1983. He is responsible for supervision of all aspects of the firm’s investment program and strategy, as well as overall management of the firm. Prior to participating in the acquisition of First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance with responsibility for investing Oppenheimer’s capital in private equity transactions. At Oppenheimer, he also served as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. He was the founder and largest stockholder of Peppermill Oil Company. Mr. Macaulay holds a B.B.A. degree Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania, where he also has served as a member of the Executive Board. Mr. Macaulay was selected to serve on our board due to his extensive international business and private equity experience, particularly in the manufacturing, equipment and services sectors, as well as in view of his familiarity with and control over First Reserve, one of our controlling stockholders.

Jonathan Lewis

Jonathan Lewis is senior vice president, Europe Sub-Saharan Africa Region of Halliburton, which he joined in 1996. Prior to joining Halliburton, Dr. Lewis taught graduate students and managed commercially funded research groups through academic positions at Imperial College in London, England and Heriot—Watt University in Edinburgh, Scotland. Dr. Lewis has been Chairman of the board of directors of the Petrotechnical Open Standards Consortium and a member of the board of directors of ASF Portal. Dr. Lewis holds a Bachelor of Science in Geology from Kingston University, a P.h.D. in Geology/Sedimentology from the University of Reading, and is a graduate of the Stanford Executive Program of the Stanford University Graduate School of Business.

Kenneth M. Moore

Kenneth W. Moore is a managing director of First Reserve, which he joined in 2004. Prior to joining First Reserve, Mr. Moore spent four years with Morgan Stanley in New York. Mr. Moore served as a director of Chart Industries, Inc. from October 2005 to November 2007 and Dresser-Rand Group Inc. from October 2004 to May 2007. He has been a member of the board of directors of Cobalt International Energy, Inc. since August 2007. Mr. Moore holds a Bachelor of Arts from Tufts University and a Master in Business Administration from the Johnson School of Management at Cornell University.

John Mogford

John Mogford is a managing director of First Reserve, which he joined in 2009. Mr. Mogford’s responsibilities at First Reserve include providing direct operational support and guidance to First Reserve’s portfolio company executives as well as strategic advice to First Reserve investment teams. Prior to joining First Reserve, Mr. Mogford spent 32 years at BP in various roles, including Executive Vice President for Refining, Head of Refining at BP plc, and Chief Operating Officer of Refining sub-segment of BP plc. Mr. Mogford served as a Member of the BP Executive Management Team, and was also one of 10 members of BP’s Executive Committee. Mr. Mogford has been a Non Executive Director of The Weir Group PLC since June 1, 2008. Mr. Mogford holds a Bachelors of Engineering from Sheffield University and is a Fellow of the Institute of Mechanical Engineers. He has also received business qualifications from INSEAD and Stanford Universities.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures regarding our current plans, considerations, expectations and determinations regarding future compensation programs. Our future compensation programs could differ materially from those summarized in this discussion and analysis.

Compensation Philosophy

The primary objectives of our executive compensation program are to attract and retain talented executives to effectively manage and lead our company and create value for our stockholders. The compensation packages for our named executive officers generally include a base salary, performance-based annual cash awards, equity awards and other benefits.

The discussion below includes a review of our compensation decisions with respect to our 2013 fiscal year, which ended on April 30, 2013. Our named executive officers for fiscal 2013 were:

•	William Amelio, President and Chief Executive Officer;

•	Peter Bartolotta, President and Chief Operating Officer, Helicopter Services;

•	Larry Alexandre, Senior Vice President and President of Heli-One;

•	Joan Hooper, Senior Vice President and Chief Financial Officer;

•	Michael O’Neill, Senior Vice President, Chief Legal Officer; and

•	Michael Summers, Senior Vice President, Human Resources.

Compensation Determination Process

Our current compensation program for our named executive officers has been designed based on our view that the various components of executive compensation should be set at levels that are necessary, within reasonable parameters, to successfully attract and retain skilled executives and that are fair and equitable in light of market practices. In setting an individual named executive officer’s initial compensation package and the relative allocation among different elements of compensation, we consider the nature of the position being filled, the scope of associated responsibilities, the individual’s prior experience and skills and the individual’s compensation expectations, as well as the compensation of existing executive officers at our company and our general impressions of prevailing conditions in the market for executive talent.

During fiscal 2013, our compensation programs were overseen by the board of directors of CHC Cayman. Following its establishment in September 2011, the Compensation Committee of the board of directors of CHC Cayman (the “Compensation Committee”) has overseen our executive compensation programs and our overall compensation philosophy, including program design principles, budgeting and executive benchmarking. The Compensation Committee has established an annual review process for reviewing executive compensation levels, benchmarks and budgets. Base salaries are typically reviewed in April and adjustments are effective in May of each year. Financial goals under our annual Short Term Incentive Plan (the “Bonus Plan”) are reviewed and established in April of each year for the following fiscal year. The determination of payouts under our Bonus Plan typically happens in June each year following the end of the fiscal year with payouts generally occurring in July. The Compensation Committee may utilize external compensation consultants periodically to review both the external and internal position of our executives and all aspects of their compensation. During fiscal 2013, the Compensation Committee reviewed and approved the expansion of the short term, performance based incentive plan to include all managers.

Elements of Compensation

Base Salaries

Base salaries are intended to provide a fixed level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our executive compensation program. We believe that the base salary element is required to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. Annual base salaries are established on the basis of market conditions at the time we hire an executive officer. Any subsequent modifications to annual base salaries are influenced by the performance of the executive and by significant changes in market conditions. The Compensation Committee will review base salary modification recommendations made by the Chief Executive Officer with respect to all named executive officers other than himself on an annual basis.

The annual base salaries for our named executive officers during fiscal 2013 were as follows:

Named Executive Officer	Fiscal 2013 Annual Base Salary(1) (US $)
William Amelio	$764,298
Peter Bartolotta	$475,000
Larry Alexandre	$432,257
Joan Hooper	$485,800
Michael O’Neill	$460,800
Michael Summers	$460,800

(1)	Effective January 1, 2013, other than Mr. Amelio whose base salary had already included a car allowance, the base salaries for our named executive officers also include any car allowances. The table above shows base salaries inclusive of any car allowances as if such allowances have been included as of May 1, 2012.

Performance-Based Annual Cash Awards

Our named executive officers (and other employees), other than Mr. Amelio, are generally eligible for performance-based annual cash awards under our Bonus Plan. The Bonus Plan is intended to provide a measure of management performance against annual targets, the results of which form the basis for the calculation of the Bonus Plan incentive awards. The Bonus Plan’s guiding objectives and principles are as follows:

•	provide focus and clarify business objectives, specific priorities and financial targets;

•	link the behavior and actions of senior management to the interests of shareholders by providing incentive awards for performance beyond our financial targets;

•	provide a certain amount of discretion to the employee’s manager to differentiate incentive compensation based on an individual’s performance; and

•	remain competitive with executive compensation practices so as to attract and retain competent and professional management.

The purposes of the Bonus Plan are (1) focusing employees on our key annual financial goals, (2) encouraging top performance at all levels (corporate, business unit and individual levels) and (3) providing competitive rewards when performance is strong.

Our Bonus Plan has been designed such that it is composed of a target bonus which is based on our annual financial performance. In this respect, each named executive officer is provided a target award based on a percentage of annual base salary. The actual amounts paid under the Bonus Plan are linked to our performance in relation to both corporate financial and individual performance factors.

The key annual financial goals set forth in the 2013 Bonus Plan were based on measures of (a) earnings before interest, taxes, depreciation, amortization, and rent (leases) (“EBITDAR”) and (b) cash flow excluding EBITDAR (and certain other exclusions) (“Free Cash Flow”) (c) a safety component and (d) other modifiers.

Under our Bonus Plan that was in effect for fiscal 2013, our named executive officers were eligible for a target Bonus Plan award based on the Company’s achievement of annual EBITDAR, performance objective with safety, free cash flow and First Reserve equity metrics considered and individual objectives also considered. The target bonus amount for a named executive officer under the 2013 Bonus Plan is calculated as a percentage of such named executive officer’s annual base salary. The plan is a modifier plan whereby each metric has an assigned modifier scale linked to achievement against that metric’s target. The Corporate Modifier EBITDAR, after 85% achievement, ranges from 0.50x to 2.0x; the Safety metric caps at 1.0x, and the additional Executive corporate financial factors are combined modifier, with each weighted 50% (Free Cash Flow and First Reserve equity). The individual performance modifier ranges from 0x to 1.25x. The corresponding payout amount as determined by the level of EBITDAR, Free Cash Flow, First Reserve Equity, and Safety modifiers at fiscal year-end was then multiplied by the named executive officer’s individual performance modifier set out in the below table to calculate the actual performance-based annual cash awards earned under the Bonus Plan. The actual bonus paid for fiscal 2013 may be more or less than the target bonus amount; however, any bonus payment will be subject to the maximum limit provided by the 2013 Bonus Plan, which is three hundred percent (300%) of the target bonus amount.

Named Executive Officer	Target Percentage of fiscal 2013 base salary	Individual Performance Modifier for Fiscal 2013(2)
William Amelio(1)	100%
Peter Bartolotta	85%
Larry Alexandre	85%
Joan Hooper	85%
Michael O’Neill	85%
Michael Summers	85%

(1)	The fiscal 2013 performance-based bonus for Mr. Amelio generally follows the same corporate financial goals and terms as the other named executive officers to be paid under the 2013 Bonus Plan except subject to additional review and metrics as set forth by the board of directors of CHC Cayman (maximum remains up to 300% of target).
(2)	The fiscal 2013 EBITDAR performance including the modifiers are currently being finalized.

For fiscal 2013, our EBITDAR target was approximately $486.0 million and our free cash flow target was approximately ($637.0) million. At this time, our Compensation Committee has not finalized the payouts under the 2013 Bonus Plan for our other named executive officers. It is expected that such payouts will be finalized and approved in June of 2013.

Long-Term Incentive Compensation

We currently issue long-term incentive compensation to our named executive officers under the 6922767 Holding (Cayman) Inc. 2011 Management Equity Plan (the “2011 MEP”). The Board adopted the 2011 MEP to be effective as of November 21, 2011. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2013 Table—Equity Plans—2011 Management Equity Plan” for a description of the material terms of this plan.

Prior to December 30, 2011, we provided long-term equity incentive compensation to our named executive officers in the form of stock options to purchase Ordinary B shares (“Options”) and grants of Special A shares (“Special Shares”) under the 6922767 Holding (Cayman) Inc. Share Incentive Plan (the “SIP”). The purpose of the SIP is to promote the long-term success of Holdings by providing equity-based incentive awards to eligible employees of Holdings and its affiliates. The SIP is designed to provide eligible employees a proprietary interest in Holdings and thereby encourage such employees to perform the duties of their employment to the best of their abilities and to devote their business time and efforts to increase the value of CHC Helicopter Limited, LLC and to facilitate a successful public offering or other disposition of the shares or other economic interests in CHC Helicopter Limited, LLC. The SIP is also intended to assist Holdings and its affiliates in attracting and retaining individuals with superior experience and ability.

In connection with our transition from the SIP to the 2011 MEP due in part to the economic conditions in which we operate and due to the shares underlying the previously granted Options having a fair market value below the exercise price of the Options and the low probability that the Special Shares would become vested, we determined that offering New Options (as defined below under “—2011 Management Equity Plan”) with different vesting terms and a lower per-share exercise price may be better suited than the existing Options and Special Shares to meet CHC Cayman’s objectives to attract, motivate, retain and reward talented and experienced individuals. Holders of unvested Options (or Options that vested on September 16, 2011) and Special Shares were offered an opportunity to exchange such awards for New Options under the 2011 MEP (the “Eligible Group”). Members of the Eligible Group who held such Options had the opportunity to elect to have such Options replaced with an equivalent number of New Time and Performance Options granted pursuant to the 2011 MEP. Members of the Eligible Group who held Special Shares had the opportunity to elect to have such Special Shares replaced with New Performance Options granted pursuant to the 2011 MEP. The exercise price for such New Time and Performance Options and New Performance Options was the fair value of an Ordinary B share on the grant date.

Other Compensation

We also provide various other benefits to our named executive officers that are intended to be part of a competitive compensation program. These benefits include the following:

•

We provide matching contributions under our 401(k) plan of up to 4% of eligible base salary, subject to Internal Revenue Service limitations, to all eligible executives. This plan is a tax-qualified retirement plan and is extended to all eligible U.S. employees.

•	We have a Canadian defined contribution pension plan, pursuant to which we make matching contributions of up to 6% of employee contributions, subject to Canadian tax legislation limitations.

•	Annual automobile allowances were paid to eligible Canadian and U.S. employees prior to January 1, 2013. Subsequently, automobile allowances have been included in the base salaries of employees.

•

Tax return preparation services are provided by Deloitte Canada to certain executives, if they chose to utilize this service. Tax returns are processed in the U.S. and Canada as required by legislation in each country.

•

Tax equalization payments are made for certain executives as a result of their employment in Canada. Returns are filed in the U.S. and Canada with respective tax liabilities resulting from employment in Canada. We pay the executive’s Canadian taxes, and the executive is responsible for paying his or her U.S. taxes.

•	We reimburse our employees for certain expenses, such as relocation costs and certain business expenses.

We believe that these benefits are comparable to those offered by other companies that compete with us for executive talent.

Payments Upon Termination or Change in Control

We had or currently have an employment agreement with each of our named executive officers. Pursuant to the terms of these employment agreements, each of our named executive officers has received or is entitled to receive certain payments and benefits in connection with certain terminations of his or her employment with us, the terms of which are described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2013 Table—Employment Agreements” and “Potential Payments Upon Termination or Change in Control.” We believe that these benefits are valuable as they address the valid concern that it may be difficult for these named executive officers to find comparable employment in a short period of time in the event of termination.

Executive compensation

The following tables provide information on compensation for the services of the named executive officers for fiscal 2013.

Summary Compensation Table—Fiscal Year 2013

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers, for services rendered to us during the fiscal year ended on April 30, 2013. The amounts in the table for Mr. Amelio and Mr. Alexandre were converted from Canadian dollars based on the exchange rate in effect on April 30, 2013 of one Canadian dollar being equivalent to $0.9929 U.S. dollars.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($) (4)
William Amelio,	2013	764,298	—		—	—	—	—	47,171	811,469
President and Chief Executive Officer	2012	765,491	—		—	—	2,250,000	—	795,293	3,810,784

Joan Hooper,	2013	478,739	—		—	—	—	—	50,254	521,932
Senior Vice President and Chief Financial Officer	2012	255,769	150,000	(1)	—	—	265,819	—	34,094	705,682

Peter Bartolotta,	2013	401,923	500,000	(1)	—	—	—	—	—	901,923
President and Chief Operating Officer, Helicopter Services

Larry Alexandre,	2013	427,623	—		—	—	—	—	118,644	546,267
Senior Vice President and President of Heli-One	2012	288,240	60,000	(1)	—	—	—	—	26,163	374,403

Michael Summers,	2013	453,739	—		—	—	—	—	31,074	484,813
Senior Vice President, Human Resources	2012	460,346	—		—	—	547,453	—	77,899	1,085,698

Michael O’Neill,	2013	453,739	—		—	—	—		18,964	472,703
Senior Vice President, Legal	2012	450,000	—		—	—	547,453	—	49,197	1,046,650

(1)	This amount represents a signing bonus paid pursuant to the terms of the named executive officer’s employment agreement.
(2)	Represents the grant date fair value of the restricted share units (also known as restricted stock units) awarded to the named executive officers in recognition of the premium paid for the Ordinary B shares as described under “2011 Management Equity Plan—Equity Plans”. The grant date value for the restricted stock units is zero because the named executive officers provided cash consideration such that there is no compensation expense for these restricted stock units.
(3)	Represents the incremental grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of the performance and time and performance option awards granted to the named executive officer during fiscal 2013 and which are described in the “Long-Term Incentive Compensation” section above and the “Grants of Plan-Based Awards-Fiscal Year 2013” table below. The Company has determined it is not probable that the performance condition(s) will be met for the performance and time and performance options awarded on July 1, 2012 and therefore the incremental grant date fair value represented above is zero. Additional assumptions used to calculate these amounts are included in Note 19, “Stock Based Compensation,” to the Company’s consolidated financial statements for the fiscal year ended April 30, 2012 in this prospectus.

In the event that the performance criteria relating to an Exit Event (as defined in the 2011 MEP) is met for the time and performance options the value of the award at the grant date would be $630,706.

In the event that an Exit Event occurs and the Exit Value (as defined in the 2011 MEP) is equal to or exceeds 2.5 times the Adjusted Equity Investment (as defined in the 2011 MEP), which would result in the maximum possible value of the option awards, the value of the award at the grant date would be $1,379,249.

(4)	Fiscal 2013 performance-based bonuses that will be paid under the Bonus Plan for Ms. Hooper and Messrs. Bartolotta, Alexandre, Summers and O’Neill have not been finalized and approved by the Compensation Committee as of the date of this prospectus. Accordingly, the fiscal 2013 total compensation as reported for our named executive officers do not include payments under our 2013 Bonus Plan. Further details on the fiscal 2013 performance-based bonuses paid under the Bonus Plan are described in “Performance-Based Annual Cash Awards” above and the “Grants of Plan-Based Awards-Fiscal Year 2013” table below.
(5)	The amount for fiscal 2013 consists of the following (note that certain of the amounts set forth in the table below have been converted from Canadian dollars based on the exchange rate in effect on April 30, 2013 of one Canadian dollar being equivalent to $0.9929 U.S. dollars):

Named Executive Officer	Car allowance (b)	Company contributions to the Canada Pension Plan	Tax equalization payments	Tax preparation fees	Employer matching contributions to 401(k) plan	Post- termination medical and insurance benefits	Premiums for private health and life insurance coverage	Other
William Amelio	—	$23,318	—	$23,853	—	—	—	—
Joan Hooper	$7,061	—	$29,098	$3,962	$10,133	—	—	—
Peter Bartolotta	—	—	—	—	—	—	—	—
Larry Alexandre	$7,061	$3,602	$90,510	$1,668	$5,874	—	—	$9,929	(a)
Michael Summers	$7,061	—	$14,440	$2,402	$7,171	—	—	—
Michael O’Neill	$7,061	—	$7,511	$2,196	$2,196	—	—	—

(a)	Represents $9,929 described below under “—Employment Agreement—“Larry Alexandre”.
(b)	On January 1, 2013, other than Mr. Amelio whose base salary had already included a car allowance, the car allowances were included as part of the gross salaries.

Grants of Plan-Based Awards—Fiscal Year 2013

The following table provides supplemental information relating to grants of plan-based awards to help explain information provided above in our Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
William Amelio,	—	—	—	750,000	1,500,000	—	—	—	—	—		—	—
President and Chief
Executive Officer

Joan Hooper,	—	—	—	—	—	—	—	—	—	—		—	—
Senior Vice President and Chief Financial Officer

Peter Bartolotta,	7/1/12	7/1/12	—	—	—	—	—	—	—	2,742,200	(2)	0.6515	—
President and Chief Operating Officer, Helicopter Services	7/1/12	7/1/12	—	—	—	—	—	—	—	4,113,200	(3)	0.6515	—
	7/1/12	7/1/12	—	—	—	—	—	—	—	2,860,473	(4)	0.6515	—
	9/7/12	—	—	—	—	—	—	—	132,040	—		—	—

Larry Alexandre,	—	—	—	—	—	—	—	—	—	—		—	—
Senior Vice President and President of Heli-One													—

Michael Summers,	—	—	—	—	—	—	—	—	—	—		—	—
Senior Vice President, Human Resources			—	—	—	—	—	—	—	—		—	—

Michael O’Neill,	—	—	—	—	—	—	—	—	—	—		—	—
Senior Vice President, Legal

(1)	Each named executive officer was eligible to earn a fiscal 2013 performance-based bonus pursuant to his or her employment agreement and, in the case of Ms. Hooper and Messrs. Bartolotta, Alexandre, Summers and O’Neill, as implemented under the Bonus Plan as discussed in “Performance-Based Annual Cash Awards” and “Employment agreements”.
(2)	These options are referred to as time and performance options and vest in four equal annual installments of twenty-five percent (25%) beginning on the first anniversary of the grant date, subject to the named executive officer’s continued service with the Company and an Exit Event (as defined in the 2011 MEP) occurring, and include acceleration of vesting, that is generally as described above under “Long-Term Incentive Compensation”.
(3)	These options are referred to as Type I performance options and vest in up to three tranches, each equal to one-third of the total award of the option, upon the achievement of an Exit Event or Final Exit Event which results in an Exit Value, at the time of the applicable Exit Event or Final Exit Event, equal to or in excess of: (1) the Equity Investment; (2) 2.0 times the Adjusted Equity Investment; and (3) 2.5 times the Adjusted Equity Investment (as such terms are defined in the 2011 MEP).
(4)	These options are referred to as Type II performance options and vest in up to two tranches, each equal to one-half of the total award of the Performance Option, upon the achievement of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of: (i) 2.0 times the Adjusted Equity Investment; and (ii) 2.5 times the Adjusted Equity Investment (as such terms are defined in the 2011 MEP).
(5)	In accordance with applicable SEC rules, this column shows the aggregate grant date fair value of the stock options and restricted stock units granted to the named executive officers during fiscal 2013 and are further described in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table and “2011 Management Equity Plan—Equity Plans” below. The incremental grant date fair value for these options represented above is zero as the Company has determined it is not probable that the performance condition(s) of the performance and time and performance options will be met. The grant date value for the restricted stock units is also zero because, as referenced in footnote (6) below, the named executive officers provided cash consideration such that there is no compensation expense for these restricted stock units. For additional information on the valuation assumptions, refer to Note 19, “Stock Based Compensation,” to our consolidated financial statements for the fiscal year ended April 30, 2012, in this prospectus.
(6)	These restricted stock units were awarded to the named executive officers in recognition of the premium paid for the Ordinary B Shares and are further described in the “Outstanding Equity Awards at 2013 Fiscal Year-End” table and “2011 Management Equity Plan-Equity Plans” below.

Narrative Disclosure to Summary Compensation Table and Grants of

Plan-Based Awards in Fiscal 2013 Table

Employment Agreements

William J. Amelio

Heli-One Canada entered into an employment agreement with Mr. Amelio, dated as of July 15, 2010, whereby Mr. Amelio serves as the President and Chief Executive Officer of CHC Helicopter S.à r.l. and its direct and indirect subsidiaries (the “CHC Group”). Mr. Amelio’s employment agreement has an indefinite term which commenced on August 10, 2010, subject to the right of Heli-One Canada or Mr. Amelio to terminate the employment agreement in accordance with its terms. Pursuant to the terms of his employment agreement, Mr. Amelio’s annual base salary was originally set at $750,000, which Heli-One Canada will review at the end of each fiscal year and will maintain or increase such annual base salary as the Board of Managers of CHC Helicopter S.à r.l. may determine in its discretion. Additionally, Mr. Amelio is eligible to participate in the Bonus Plan, pursuant to which he is entitled to earn an annual incentive bonus of up to 100% of his base salary if he meets, or up to 300% of his base salary if he exceeds, certain quantitative and qualitative performance targets as set by the Board of Managers of CHC Helicopter S.à r.l. If Mr. Amelio is an employee of Heli-One Canada at the end of a fiscal year, he will be eligible to collect any annual incentive bonus with respect to such fiscal year even if he ceases to be an employee prior to the date on which the annual incentive bonus is paid. Under the agreement, Mr. Amelio is also eligible to receive relocation cash payments and reimbursements upon his relocation to Metro Vancouver or a proximate area in the State of Washington.

The agreement also provided for Mr. Amelio to receive stock option awards and provides him with an automobile allowance of approximately $1,191 per month (based on the April 30, 2013 exchange rate of Canadian dollars to U.S. dollars) and for Heli-One Canada to pay all reasonable operating costs for the use of the vehicle. Pursuant to the terms of the employment agreement, Mr. Amelio is also entitled to participate in Heli-One Canada’s defined contribution plan and all employee insurance and other benefit plans as may be provided by Heli-One Canada to its executive employees. In addition, for each calendar year during which Mr. Amelio is subject to Canadian tax as a result of income arising out of his employment agreement, Heli-One Canada will pay for the services of a tax professional to prepare Mr. Amelio’s U.S. and Canadian tax returns and to manage any audit with respect to such returns. For each calendar year during which Mr. Amelio is subject to Canadian or other non-U.S. tax as a result of income arising under his employment agreement, Heli-One Canada will pay the costs of tax equalization. The agreement also required Mr. Amelio to purchase $2,000,000 of ordinary shares of 6622767 Holding (Cayman) Inc. no later than August 10, 2010 (which Mr. Amelio satisfied). Heli-One Canada advanced $500,000 to Mr. Amelio as a loan to assist him with the purchase of these shares, with a term of two years and interest at the Canadian Prescribed rate as determined by the Income Tax Act (Canada) payable annually. $250,000 of the principal balance of this loan has now been repaid by Mr. Amelio and the remaining $250,000 of the principal balance of this loan was forgiven by Heli-One and is included under the column “All Other Compensation” in the Summary Compensation Table above.

If Mr. Amelio’s employment is terminated: (1) by Heli-One Canada other than for Cause; (2) by him for Good Reason; (3) upon Mr. Amelio’s death or permanent disability; or (4) if during the 180-day period following a Change of Control (as defined in Mr. Amelio’s employment agreement), (i) Mr. Amelio’s employment is terminated by Heli-One Canada other than for Cause or (ii) Mr. Amelio is required to perform his principal duties at a location that is more than 150 kilometers from the location at which he performed his duties immediately before the Change of Control (a “CIC Constructive Termination”), subject to signing a general release of claims (except in the event of his Permanent Disability (as defined in Mr. Amelio’s employment agreement) or death), he will be entitled to, in addition to certain accrued amounts:

•

a lump sum payment in an amount equal to 12 months of his base salary (18 months, in the event that Mr. Amelio’s employment is terminated by Heli-One Canada other than for Cause, Permanent Disability or death within two years of Mr. Amelio relocating to the Metro Vancouver area or a proximate area in Washington State);

•

subject to the terms and conditions of the applicable benefit plan(s), continuation of his medical and insurance benefits for 12 months, except that Heli-One Canada shall not be required to provide Mr. Amelio and his eligible dependents with medical insurance coverage as long as they are receiving comparable medical insurance coverage from another employer; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years (except if he is employed for less than two years, in which case such bonus will be the previous year’s bonus).

The employment agreement provides for Mr. Amelio to be indemnified under certain circumstances, however, if Mr. Amelio’s employment has been terminated by Heli-One Canada for Cause, Heli-One Canada will have no obligation to indemnify Mr. Amelio for any claim arising out of the matter for which his employment was terminated.

In the event it is determined that any payment or distribution by Heli-One Canada or its affiliates to or for the benefit of Mr. Amelio would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by Mr. Amelio with respect to such excise tax, then Mr. Amelio will be entitled to receive a gross-up payment that fully reimburses him for such excise taxes.

Pursuant to the terms of his employment agreement, Mr. Amelio is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of twelve months following his termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of twelve months following his termination of employment for any reason. In the event Mr. Amelio breaches any of the foregoing restrictive covenants, Heli-One Canada will have no obligation to make the termination payments described above and where such payments have already been made, Mr. Amelio agrees to reimburse Heli-One Canada for the amount paid.

Joan Hooper

Heli-One American Support LLC (“Heli-One”) entered into an employment agreement with Ms. Hooper, dated as of September 26, 2011, whereby Ms. Hooper serves as the Senior Vice-President, Chief Financial Officer for the CHC Group. Ms. Hooper’s employment agreement has an indefinite term which commenced on October 3, 2011, subject to the right of Heli-One or Ms. Hooper to terminate the employment agreement in accordance with its terms. Ms. Hooper’s annual base salary under the employment agreement was originally set at $475,000, which Heli-One will review from time to time and may, in its sole discretion, consider it for increase (but not decrease, other than a decrease generally applicable to other similarly situated executives). Additionally, Ms. Hooper is eligible to participate in the SIP and the Bonus Plan, pursuant to which she is eligible to earn a target annual incentive bonus of 85% of her base salary subject to the attainment of certain performance thresholds (for the first plan year of Ms. Hooper’s employment, such bonus will be prorated for the portion of the plan year during which she was employed by Heli-One). Under the agreement, Ms. Hooper was also eligible to receive a five percent (5%) management promote (which are options and restricted share grants) under the 2011 MEP. Heli-One provides Ms. Hooper with an automobile allowance of $10,800 per year and pays all reasonable operating costs for the use of the vehicle. Pursuant to the terms of the employment agreement, Ms. Hooper is entitled to participate in Heli-One’s defined contribution plan and all employee insurance and other benefit plans as is provided from time to time by Heli-One to other similarly-situated executive employees. Ms. Hooper received a sign-on bonus of $150,000 upon the commencement of her employment. Ms. Hooper will be entitled to the benefits of Heli-One’s Tax Equalization Policy as it exists from time to time.

If Ms. Hooper’s employment is terminated: (1) by Heli-One other than for Cause, death, or Total Disability or (2) by her for Good Reason (as these terms are defined in Ms. Hooper’s employment agreement), subject to signing a general release of claims, she is entitled to, in addition to certain accrued amounts:

•	a lump sum payment in an amount equal to 12 months of her base salary;

•

payment on Ms. Hooper’s behalf of the applicable premium for health care continuation coverage pursuant to COBRA for a period of 12 months or until she ceases to be eligible for COBRA continuation coverage, if earlier; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years under the Bonus Plan (except if she is employed for less than two years, such bonus will be the previous year’s bonus or if she is employed for less than one year, such bonus will be the target bonus).

The employment agreement provides for Ms. Hooper to be indemnified under certain circumstances.

Pursuant to the terms of her employment agreement, Ms. Hooper is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of 12 months following her termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of 12 months following her termination of employment for any reason. In the event Ms. Hooper breaches any of the foregoing restrictive covenants, Heli-One will have no obligation to make the termination payments described above and where such payments have already been made, Ms. Hooper agrees to reimburse Heli-One for the amount paid.

Michael Summers

Heli-One entered into an employment agreement with Mr. Summers, dated as of October 4, 2010, which was amended and restated as of January 5, 2012, whereby Mr. Summers serves as the Senior Vice-President, Human Resources of the CHC Group. The employment agreement is also supplemented by an employment offer letter from Heli-One to Mr. Summers, dated October 26, 2010. Mr. Summers’s employment agreement has an indefinite term which commenced on October 4, 2010, subject to the right of Heli-One or Mr. Summers to terminate the employment agreement in accordance with its terms. Mr. Summers’s annual base salary under the employment agreement is $450,000, which Heli-One will review at the end of each fiscal year and will maintain or increase such annual base salary for the following year to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee may determine in its discretion. Additionally, Mr. Summers is eligible to participate in the SIP, the 2011 MEP and the Bonus Plan, pursuant to which he is eligible to earn an annual target performance bonus of 85% of his base salary if certain corporate performance targets are attained. Heli-One provides Mr. Summers with an automobile allowance of $900 per month and pays all reasonable operating costs for the use of the vehicle. Pursuant to the terms of the employment agreement, Mr. Summers is entitled to participate in Heli-One’s defined contribution plan, supplemental pension plan, and all employee insurance and other benefit plans as is provided by Heli-One to its executive employees. Further, Mr. Summers is entitled to be provided tax preparation assistance and tax equalization payments in accordance with Heli-One’s Tax Equalization Policy.

If Mr. Summers’s employment is terminated: (1) by Heli-One other than for Cause, (2) by him for Good Reason, or (3) upon his death or permanent disability (as these terms are defined in Mr. Summers’s employment agreement), subject to signing a general release of claims, he is entitled to, in addition to certain accrued amounts:

•	a lump sum payment in an amount equal to 12 months of his base salary;

•

subject to the terms and conditions of the applicable benefit plan(s), continuation of his medical and insurance benefits for 12 months, except that Heli-One will not be required to provide Mr. Summers and his eligible dependents with medical insurance coverage as long as they are receiving comparable medical insurance coverage from another employer; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years under the Bonus Plan (except if he is employed for less than two years, such bonus will be the previous year’s bonus or if he is employed for less than one year, such bonus will be the target bonus).

The employment agreement provides for Mr. Summers to be indemnified under certain circumstances, however, if Mr. Summers’s employment has been terminated by CHC for Cause, CHC will have no obligation to indemnify Mr. Summers for any claim arising out of the matter for which his employment was terminated.

Pursuant to the terms of his employment agreement, Mr. Summers is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason. In the event Mr. Summers breaches any of the foregoing restrictive covenants, Heli-One will have no obligation to make the termination payments described above and where such payments have already been made, Mr. Summers agrees to reimburse Heli-One for the amount paid.

Michael O’Neill

Heli-One entered into an employment agreement with Mr. O’Neill, dated as of February 2, 2011, whereby Mr. O’Neill serves as the Senior Vice-President, Legal of the CHC Group. Mr. O’Neill’s employment agreement has an indefinite term which commenced on February 2, 2011, subject to the right of Heli-One or Mr. O’Neill to terminate the employment agreement in accordance with its terms. Mr. O’Neill’s annual base salary under the employment agreement was originally set at $450,000, which Heli-One will review at the end of each fiscal year and will maintain or increase such annual base salary for the following year to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee may determine in its discretion (during the first year of Mr. O’Neill’s employment, such review will occur in connection with the mid-year review process), and he is eligible to participate in the Bonus Plan and the SIP. Heli-One provides Mr. O’Neill with an automobile allowance of $900 per month and pays all reasonable operating costs for the use of the vehicle. Pursuant to the terms of the employment agreement, Mr. O’Neill is entitled to participate in Heli-One’s defined contribution plan and all employee insurance and other benefit plans as is provided by Heli-One to its executive employees. If Heli-One relocates Mr. O’Neill to Vancouver on or before August 1, 2012, with Mr. O’Neill’s prior written consent, Heli-One will provide Mr. O’Neill with relocation assistance in accordance with its policies and practices for similarly situated executives. Mr. O’Neill has not yet relocated to Vancouver and, therefore, he has not yet received any such relocation assistance.

If Mr. O’Neill’s employment is terminated: (1) by Heli-One other than for Cause, (2) by him for Good Reason, or (3) upon his death or permanent disability (as these terms are defined in Mr. O’Neill’s employment agreement), subject to signing a general release of claims, he is entitled to, in addition to certain accrued amounts:

•	a lump sum payment in an amount equal to 12 months of his base salary;

•

subject to the terms and conditions of the applicable benefit plan(s), continuation of his medical and insurance benefits for 12 months, except that Heli-One will not be required to provide Mr. O’Neill and his eligible dependents with medical insurance coverage as long as they are receiving comparable medical insurance coverage from another employer; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years under the Bonus Plan (except if he is employed for less than two years, such bonus will be the previous year’s bonus or if he is employed for less than one year, such bonus will be the target bonus).

The employment agreement provides for Mr. O’Neill to be indemnified under certain circumstances, however, if Mr. O’Neill’s employment has been terminated by Heli-One for Cause, Heli-One will have no obligation to indemnify Mr. O’Neill for any claim arising out of the matter for which his employment was terminated.

Pursuant to the terms of his employment agreement, Mr. O’Neill is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason. In the event Mr. O’Neill breaches any of the foregoing restrictive covenants, Heli-One will have no obligation to make the termination payments described above and where such payments have already been made, Mr. O’Neill agrees to reimburse Heli-One for the amount paid.

Peter Bartolotta

Heli-One entered into an employment agreement with Mr. Bartolotta, dated as of June 24, 2012, whereby Mr. Bartolotta serves as our President and Chief Operating Officer of Heli-One. Mr. Bartolotta’s employment agreement has an indefinite term which commenced on July 1, 2012, subject to the right of Heli-One or Mr. Bartolotta to terminate the employment agreement in accordance with its terms. Mr. Bartolotta’s annual base salary under the employment agreement was originally set at $475,000, which Heli-One will review at the end of each fiscal year and will maintain or increase such annual base salary for the following year to such amount as the President and Chief Executive Officer in consultation with the Compensation Committee may determine in its discretion (during the first year of Mr. Bartolotta’s employment, such review will occur in connection with the mid-year review process), and he is eligible to participate in the Bonus Plan and the SIP. Mr. Bartolotta received a sign-on bonus of $500,000 upon commencement of his employment. Pursuant to the terms of the employment agreement, Mr. Bartolotta is entitled to participate in Heli-One’s defined contribution plan and all employee insurance and other benefit plans as is provided by Heli-One to its executive employees.

If Mr. Bartolotta’s employment is terminated: (1) by Heli-One other than for Cause, (2) by him for Good Reason, or (3) upon his death or permanent disability (as these terms are defined in Mr. Bartolotta’s employment agreement), subject to signing a general release of claims, he is entitled to, in addition to certain accrued amounts:

•	a lump sum payment in an amount equal to 12 months of his base salary;

•

subject to the terms and conditions of the applicable benefit plan(s), continuation of his medical and insurance benefits for 12 months, except that Heli-One will not be required to provide Mr. Bartolotta and his eligible dependents with medical insurance coverage as long as they are receiving comparable medical insurance coverage from another employer; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years under the Bonus Plan (except if he is employed for less than two years, such bonus will be the previous year’s bonus or if he is employed for less than one year, such bonus will be the target bonus).

The employment agreement provides for Mr. Bartolotta to be indemnified under certain circumstances, however, if Mr. Bartolotta’s employment has been terminated by Heli-One for Cause, Heli-One will have no obligation to indemnify Mr. Bartolotta for any claim arising out of the matter for which his employment was terminated.

Pursuant to the terms of his employment agreement, Mr. Bartolotta is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason. In the event Mr. Bartolotta breaches any of the foregoing restrictive covenants, Heli-One will have no obligation to make the termination payments described above and where such payments have already been made, Mr. Bartolotta agrees to reimburse Heli-One for the amount paid.

Larry Alexandre

Heli-One entered into an employment agreement with Mr. Alexandre, dated as of February 15, 2013 whereby Mr. Alexandre serves as our Senior Vice President and President of Heli-One. Mr. Alexandre’s

employment agreement has an indefinite term which commenced on February 16, 2013, subject to the right of Heli-One or Mr. Alexandre to terminate the employment agreement in accordance with its terms. Mr. Alexandre’s annual base salary under the employment agreement was originally set at $425,000, which Heli-One will review at its discretion, from time to time, and he is eligible to participate in the Bonus Plan and the SIP. Heli-One provides Mr. Alexandre with an automobile allowance of $900 per month and pays all reasonable operating costs for the use of the vehicle. Pursuant to the terms of the employment agreement, Mr. Alexandre is entitled to participate in Heli-One’s defined contribution plan and all employee insurance and other benefit plans as is provided by Heli-One to its executive employees. Heli-One provided Mr. Alexandre $9,929 in connection with his relocation costs under the employment agreement.

If Mr. Alexandre’s employment is terminated: (1) by Heli-One other than for Cause, (2) by him for Good Reason, or (3) upon his death or disability (as these terms are defined in Mr. Alexandre’s employment agreement), subject to signing a general release of claims, he is entitled to, in addition to certain accrued amounts:

•	a lump sum payment in an amount equal to 12 months of his base salary; and

•

a pro-rated annual cash bonus based on the average of the bonuses earned in each of the previous two years under the Bonus Plan (except if he is employed for less than two years, such bonus will be the previous year’s bonus or if he is employed for less than one year, such bonus will be the target bonus).

The employment agreement provides for Mr. Alexandre to be indemnified under certain circumstances, however, if Mr. Alexandre’s employment has been terminated by Heli-One for Cause, Heli-One will have no obligation to indemnify Mr. Alexandre for any claim arising out of the matter for which his employment was terminated.

Pursuant to the terms of his employment agreement, Mr. Alexandre is subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete for a period of 12 months following his termination of employment for any reason; and (3) a covenant not to solicit employees or customers for a period of 12 months following his termination of employment for any reason. In the event Mr. Alexandre breaches any of the foregoing restrictive covenants, Heli-One will have no obligation to make the termination payments described above and where such payments have already been made, Mr. Alexandre agrees to reimburse Heli-One for the amount paid.

Equity Plans

Share Incentive Plan

The SIP authorizes the Board, or any person or persons designated by the Board to administer the SIP (the “Designated Committee”), to grant Options and Special Shares to employees, directors or consultants of CHC Cayman and its affiliates.

Options. The Options vest in five equal annual installments beginning on the first anniversary of the effective date of the stock option agreement. The Options will also become 100% vested (x) immediately following receipt by the funds and the investors of aggregate distributions from CHC Cayman in an amount equal to the Investors’ Investment and (y) immediately prior to the occurrence of a Change in Control (as such terms are defined in the SIP), whichever occurs first. Upon termination of a participant’s employment, (1) unvested Options held by such participant will be cancelled as of such date of termination and (2) vested Options held by such participant will be exercisable within the period commencing on the date such Option becomes vested and ending on the earlier of (A) the occurrence of the Final Exit Event (as defined in the SIP) and (B) the tenth anniversary of the effective date of the stock option agreement, except if the participant’s employment (x) is terminated by us for Cause or (y) is terminated by us without Cause or terminates due to Retirement (as such terms are defined in the SIP) prior to a Change in Control (where, in the case of clause (y), such participant is employed by, contracts or consults with a competitor of CHC Cayman or any of its affiliates at any time during the 1 year period following the date of termination), in which case vested Options held by such participant will be cancelled effective as of the date of termination. In addition, if the participant’s employment terminates due to Disability (as defined in the SIP) or death, the participant (or, in the case of the death of the participant, the participant’s legal representative or estate) will have the right to surrender to CHC Cayman all Options granted to the participant which have vested as of such date of termination for a cash amount equal to the excess of the fair value of the Ordinary B shares as of such date underlying such Options over the aggregate exercise price for such Options.

Special Shares. The Special Shares vest upon a given Exit Event once the aggregate Exit Value in connection with such Exit Event and all Exit Events prior to such Exit Event equals or exceeds a certain multiple of the Investors’ Investment, provided that the participant’s employment has not been terminated prior to the date of such Exit Event (as such terms are defined in the SIP). Pursuant to the SIP: (1) if the participant’s employment terminates due to Retirement or is terminated by us without Cause (other than where such participant is employed by, contracts or consults with a competitor of CHC Cayman or any of its affiliates at any time during the 1 year period following the date of termination), CHC Cayman may redeem using the proceeds received by it in connection with an Exit Event, at any time following the Exit Event until or on the date of the Final Exit Event, any unvested Special Shares, for their fair value determined as of the participant’s date of termination, immediately following such redemption, the unvested Special Shares will be cancelled; (2) if the participant’s employment terminates due to death or Disability, CHC Cayman may redeem at any time until or on the date of the Final Exit Event any unvested Special Shares, for their fair value determined as of the participant’s date of termination, and immediately following such redemption, the unvested Special Shares will be cancelled; (3) except where CHC Cayman exercises its right to redeem a participant’s Special Shares pursuant clauses (1) or (2) above, if the participant’s employment terminates for any reason, CHC Cayman will redeem the unvested Special Shares issued to the participant effective as of the participant’s date of termination for their par value, immediately following which the unvested Special Shares so redeemed will be cancelled; (4) if the participant’s employment (a) is terminated by us for Cause or (b) is terminated by us without Cause or terminates due to Retirement (where, in the case of clause (b), such participant is employed by, contracts or consults with a competitor of CHC Cayman or any of its affiliates at any time during the 1 year period following the date of termination), any vested Special Shares (determined as of the date of termination) may be redeemed by CHC Cayman for their par value, immediately following which the vested Special Shares so redeemed will be cancelled; and (5) except where CHC Cayman exercises its right to redeem a participant’s Special Shares pursuant to clause (6) above, if the participant’s employment terminates for any reason, CHC Cayman may redeem, at any time following 6 months plus 1 day following the date of vesting applicable to such shares until or on the Final Exit Event, the vested Special Shares issued to the participant for their fair value determined as of the later of such date of termination and 6 months plus 1 day following the date of vesting applicable to such shares, immediately following which the vested Special Shares so redeemed will be cancelled.

2011 Management Equity Plan

Our Board adopted the 2011 MEP in November 2011. The following description of the 2011 MEP is not complete and is qualified by reference to the full text of the plan which is attached as Exhibit 10.6 to our Form S-4 registration statement filed with the SEC on January 18, 2012. The 2011 MEP is designed to provide eligible employees a proprietary interest in us and thereby encourage such employees to perform the duties of their employment to the best of their abilities and to devote their business time and efforts to increase the value of CHC Helicopter S.A. (“CHC S.A.”) and to facilitate a successful public offering or other disposition of the shares or other economic interests in CHC S.A. The 2011 MEP is also intended to assist CHC Cayman and its affiliates in attracting and retaining individuals with superior experience and ability.

The 2011 MEP authorizes the Designated Committee to grant time- and performance-based stock options to purchase Ordinary B shares (the “New Time and Performance Options”), performance-based stock options to purchase Ordinary B Shares (the “New Performance Options” and together with the New Time and Performance Options, the “New Options”) and restricted share units (“RSUs”) to employees, directors or consultants of CHC Cayman and its affiliates.

New Options. Unless otherwise provided in an award agreement, the New Time and Performance Options vest in four equal annual installments of 25% beginning on the first anniversary of the effective date of the stock option agreement. Notwithstanding the foregoing, all unvested New Time and Performance Options will vest immediately in the event of the funds and the investors receiving aggregate distributions from us in an amount equal to the Equity Investment, or immediately prior to a Change in Control (as such terms are defined in the 2011 MEP). The New Performance Options vest in up to three tranches, each equal to one-third of the total award of New Performance Options, upon the achievement of an Exit Event or Final Exit Event which results in an Exit Value, at the time of the applicable Exit Event or Final Exit Event, equal to or in excess of: (1) the Equity Investment; (2) 2.0 times the Adjusted Equity Investment; and (3) 2.5 times the Adjusted Equity Investment (as such terms are defined in the 2011 MEP). The exercise price for each Ordinary B share issuable under any New Option will be determined by the Designated Committee, but in any event, will be no less than the fair value per Ordinary B share on the date of grant. The terms addressing the exercise period and the consequences of a termination of an option holder’s employment of the New Options are generally the same as the terms provided under the SIP.

Restricted Stock Units. The Designated Committee may from time to time grant RSUs to participants in such number and on such terms and conditions consistent with the 2011 MEP, as the Designated Committee determines. Unless otherwise provided in an award agreement, RSUs will be vested on the date of grant and will generally be settled on the earlier to occur of (1) the fifth anniversary of the date of grant and (2) the date of a 409A Change of Control (as such term is defined in the 2011 MEP) (the “Settlement Date”). If a participant’s employment terminates for any reason (other than by the Company for Cause or due to death) prior to the Settlement Date, the participant’s RSUs will continue to be eligible for settlement. In the event that an RSU holder dies prior to the Settlement Date, any RSUs credited to such participant’s account on the date of death will be settled and the Company will deliver the requisite number of Ordinary B shares issued from treasury to the participant’s personal representative as soon as practical following the Participant’s death. In the event that an RSU holder’s employment is terminated by the Company for Cause, all RSUs credited to his or her account will be forfeited and cancelled, and the participant will receive no compensation for such forfeiture and cancellation.

Buy-In Program. In order to participate in the 2011 MEP, the named executive officers were required to purchase Ordinary B shares of CHC Cayman at a premium. The named executive officer purchased such shares pursuant to a Subscription Agreement dated December 30, 2011 between the named executive officer and CHC Cayman at a subscription price of $0.83 a share. In recognition of the premium paid by the named executive officers, they each were awarded, pursuant to the 2011 MEP, RSUs. Each named executive officer received an award of RSUs redeemable on settlement for a number of Ordinary B shares equal to 27.39% of the Ordinary B shares purchased by him or her above, rounded down to the nearest whole number.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of April 30, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William Amelio,	—	11,130,466	—	0.6515	12/30/21	(1)	—	—	—		—
President and Chief Executive Officer	—	16,452,900	—	0.6515	12/30/21	(2)	—	—	—		—
	—	6,992,500	—	0.6515	12/30/21	(3)	—	—	—		—

Joan Hooper,	—	2,782,610	—	0.6515	12/30/21	(1)	—	—	—		—
Senior Vice President and Chief Financial Officer	—	4,113,200	—	0.6515	12/30/21	(2)	—	—	33,010	(4)	21,506	(4)

Peter Bartolotta,	—	2,742,200	—	0.6515	7/1/22	(1)	—	—	—		—
President and Chief	—	4,113,200	—	0.6515	7/1/22	(2)	—	—	132,040	(4)	86,024	(4)
Operating Officer, Helicopter Services	—	2,860,473	—	0.6515	7/1/22	(3)	—	—	—		—

Larry Alexandre,	—	2,782,610	—	0.6515	12/30/21	(1)	—	—	—		—
Senior Vice President and President of Heli-One	—	4,113,200	—	0.6515	12/30/21	(2)	—	—	16,505	(4)	10,753	(4)

Michael Summers,	—	2,782,610	—	0.6515	12/30/21	(1)	—	—	33,010	(4)	21,506	(4)
Senior Vice President, Human Resources	—	4,113,200	—	0.6515	12/30/21	(2)	—	—	—		—

Michael O’Neill,	—	2,782,610	—	0.6515	12/30/21	(1)	—	—	66,020	(4)	43,012	(4)
Senior Vice President, Legal	—	4,113,200	—	0.6515	12/30/21	(2)	—	—	—		—

(1)	These Time and Performance Options vest in four equal annual installments of twenty-five percent (25%) beginning on the first anniversary of the grant date and expire 10 years following the grant date. In addition, these options may become fully vested in the event of the funds and the investors receiving aggregate distributions from us in an amount equal to the Equity Investment, or immediately prior to a Change in Control (as such terms are defined in the 2011 MEP). However, these options will only be exercisable in the event of an Exit Event or Final Exit Event, as the case may be, which results in an Exit Value equal to or in excess of the Equity Investment, as at the time of the applicable event (as such terms are defined in the 2011 MEP).
(2)	These Type I Performance Options vest in up to three tranches, each equal to one-third of the total award of the Performance Option, upon the achievement of an Exit Event or Final Exit Event which results in an Exit Value, at the time of the applicable Exit Event or Final Exit Event, equal to or in excess of: (1) the Equity Investment; (2) 2.0 times the Adjusted Equity Investment; and (3) 2.5 times the Adjusted Equity Investment (as such terms are defined in the 2011 MEP). These options expire 10 years following the grant date.
(3)	These Type II Performance Options vest in up to two tranches, each equal to one-half of the total award of the Performance Option, upon the achievement of an Exit Event or Final Exit Event which results in an Exit Value equal to or in excess of: (i) 2.0 times the Adjusted Equity Investment; and (ii) 2.5 times the Adjusted Equity Investment (as such terms are defined in the 2011 MEP). These options expire 10 years following the grant date.
(4)	These restricted share units are settled on the earlier of: (i) the fifth anniversary of the date of grant; and (ii) the date of a 409A Change of Control as described under “2011 Management Equity Plan—Equity Plans.” Because there is no public market for our equity securities, the market value of the restricted share units is not readily determinable. However, purely for purposes of completing the above table, the fair market value of an Ordinary B share has been assumed to be $0.6515, the April 30, 2012 fair market value. As of the date of this prospectus, we are in the process of obtaining the fair market value of an Ordinary B share as of April 30, 2013.

Option Exercises and Stock Vested—Fiscal Year 2013

None of our named executive officers had options that were exercised or stock that vested during the 2013 fiscal year.

Pension Benefits—Fiscal Year 2013

None of our named executive officers received any pension benefits in the 2013 fiscal year.

Non-Qualified Deferred Compensation—Fiscal Year 2013

We do not offer non-qualified deferred compensation to our named executive officers.

Hypothetical Potential Payments Upon Termination or Change in Control

Each of our named executive officers is or was party to an employment agreement as described above under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2013 Table—Employment Agreements.” Pursuant to these agreements, our named executive officers are or were entitled to certain severance payments and benefits and are subject to certain confidentiality, non-competition and non-solicitation provisions.

The following tables below provide estimates for compensation payable to each named executive officer under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the tables are estimates and assume the hypothetical involuntary termination or change in control occurred on April 30, 2013, the last day of fiscal 2013, applying the provisions of the agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.

For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive’s rate of base salary as of April 30, 2013;

•	Cash severance as provided under the executive’s employment agreement in effect as of April 30, 2013;

•	Company change in control occurring on April 30, 2013;

•	Termination of executive’s employment occurring on April 30, 2013;

•	April 30, 2012 share price of $0.6515;

•	Exchange rate in effect on April 30, 2013 of one Canadian dollar being equivalent to $0.9929 U.S. dollars; and

•	The executives’ employment agreements that were in effect as of April 30, 2013 were utilized.

Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

Mr. Amelio

	Change in Control	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	—	$764,298	(1)	$764,298	(1)	$764,298	(1)
Bonus	—	$1,125,000	(2)	$1,125,000	(2)	$1,125,000	(2)
Continuation of Health Insurance Benefits	—	$12,063	(3)	$12,063	(3)	$12,063	(3)
Tax Gross-up	—	$—	(4)	$—	(4)	$—	(4)
Total	—	$2,512,616		$2,512,616		$2,512,616

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Mr. Amelio’s base salary. The lump sum payment would be equal to 18 months salary in the event that Mr. Amelio’s employment is terminated by Heli-One Canada other than for cause, permanent disability or death within two years of Mr. Amelio relocating to the Metro Vancouver area or a proximate area in Washington State.
(2)	This amount represents the average bonus earned in the two years preceding the year of termination.
(3)	This amount represents the value of continuation of medical and insurance benefits for 12 months.
(4)	In the event it is determined that any payment or distribution by Heli-One Canada or its affiliates to or for the benefit of Mr. Amelio would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by Mr. Amelio with respect to such excise tax, then Mr. Amelio will be entitled to receive a gross-up payment that fully reimburses him for such excise taxes.

Ms. Hooper

	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	$485,800	(1)	$485,800	(1)	—
Bonus	$265,819	(2)	$265,819	(2)	—
Continuation of Health Insurance Benefits	$21,000	(3)	$21,000	(3)	—
Total	$772,619		$772,619		—

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Ms. Hooper’s base salary.
(2)	This amount represents a pro-rated annual bonus based on her target bonus under the Bonus Plan for fiscal 2012.
(3)	This amount represents the value of continuation of medical and insurance benefits for 12 months.

Mr. Bartolotta

	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	$475,000	(1)	$475,000	(1)	$475,000	(1)
Bonus	$341,805	(2)	$341,805	(2)	$341,805	(2)
Continuation of Health Insurance Benefits	$25,000	(3)	$25,000	(3)	$25,000	(3)
Total	$903,750		$903,750		$903,750

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Mr. Bartolotta’s base salary.
(2)	This amount represents a pro-rated annual bonus based on the target bonus for the uncompleted year of service in which the termination occurred.
(3)	This amount represents the value of continuation of medical and insurance benefits for 12 months.

Mr. Alexandre

	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	$432,257	(1)	$432,257	(1)	$432,257	(1)
Bonus(2)	$273,078	(2)	$273,078	(2)	$273,078	(2)
Continuation of Health Insurance Benefits	—		—		—
Total	$704,073		$704,073		$704,073

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Mr. Alexandre’s base salary.
(2)	This amount represents a pro-rated annual bonus based on the bonus he earned in fiscal 2012.

Mr. Summers

	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	$460,800	(1)	$460,800	(1)	$460,800	(1)
Bonus(2)	$273,727	(2)	$273,727	(2)	$273,727	(2)
Continuation of Health Insurance Benefits	$2,000	(3)	$2,000	(3)	$2,000	(3)
Total	$1,010,254		$1,010,254		$1,010,254

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Mr. Summers’s base salary.
(2)	This amount represents the average bonus earned in the two years preceding the year of termination.
(3)	This amount represents the value of continuation of his medical and insurance benefits for 12 months.

Mr. O’Neill

	Involuntary Termination (without cause or resignation by executive for good reason)		Involuntary Termination (without cause or resignation by executive for good reason) during a Change in Control Period		Death or Permanent Disability
Base Salary Continuation	$460,800	(1)	$460,800	(1)	$460,800	(1)
Bonus	$273,727	(2)	$273,727	(2)	$273,727	(2)
Continuation of Health Insurance Benefits	$14,000	(3)	$14,000	(3)	$14,000	(3)
Total	$1,022,254		$1,022,254		$1,022,254

(1)	This amount represents a lump sum payment in an amount equal to 12 months of Mr. O’Neill’s base salary.
(2)	This amount represents the average bonus earned in the two years preceding the year of termination.
(3)	This amount represents the value of continuation of his medical and insurance benefits for 12 months.

Board Compensation

With the exception of Mr. Lewis, the members of the Company’s board of directors and CHC Cayman’s board of managers do not receive compensation in their capacity as directors or members of the board of managers. In his capacity as an outside member of the CHC Cayman board of managers, Mr. Lewis is entitled to a retainer of $40,000; a meeting fee of $2,500 per board of managers meeting attended (subject to a maximum of $10,000 per annum); a restricted stock grant of the Company of $100,000, vesting over a three year period; and additional committee chair fees, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The Issuer is a wholly-owned subsidiary of CHC Helicopter Holding S.à r.l., which owns all of its issued and outstanding capital stock. CHC Helicopter Holding S.à r.l. is a wholly-owned subsidiary of 6922767 Holding S.à r.l., which owns all of its issued and outstanding capital stock. 6922767 Holding S.à r.l. is a wholly-owned subsidiary of CHC Cayman, which indirectly owns all of its issued and outstanding capital stock. The capital stock of CHC Cayman is comprised of Ordinary A shares (“Class A Shares”), Ordinary B shares (“Class B Shares”), Special A shares (“Special Shares”) and Adjustable C shares (“Class C Shares”). Holders of Class A Shares are entitled to one vote per Class A Share. Holders of Special Shares are entitled to one vote per 100 Special Shares. Holders of Class C Shares do not have any voting rights until a Qualified EEA JV Sale (as such term is defined in CHC Cayman’s Amended and Restated Memorandum and Articles of Association) occurs. Following the occurrence of a Qualified EEA JV Sale, holders of Class C Shares will, under certain circumstances, be entitled to the same voting rights as holders of Class A Shares. Holders of Class B Shares do not have any voting rights.

The following table sets forth as of May 23, 2013 certain information regarding the beneficial ownership of voting securities of CHC Cayman by each person who beneficially owns more than five percent of CHC Cayman’s voting securities. In addition, the following table sets forth as of May 23, 2013 certain information regarding the beneficial ownership of equity securities of CHC Cayman by each of the directors and executive officers of the Company, individually, and by the directors and executive officers of the Company as a group.

The percentages of shares outstanding are based on 1,870,561,417 Class A Shares, 7,918,689 Class B Shares, 393,000 Special Shares and one Class C Share outstanding as of May 23, 2013. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Aggregate Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Issued Shares	Percent of Class
Horizon Alpha Limited (2)(4)	1,404,461,768 Class A Shares	75.1%
FR XI Horizon Co-Investment I, L.P. (3)(4)	424,000,000 Class A Shares	22.7%
FR XI Horizon Co-Investment II, L.P. (3)(4)	17,099,649 Class A Shares	0.9%

Directors and Executive Officers:
Dod Wales (5)	—	—
Daren Schneider (5)	—	—
Johan Dejans	—	—
Richard Brekelmans	—	—
Hille-Paul Schut	—	—
Joan Hooper (6)	153,492 Class B Shares	1.9%
William Amelio	2,000,000 Class B Shares	25.3%

	Aggregate Number of Shares Beneficially Owned (1)
Directors and Executive Officers:	Number of Issued Shares	Percent of Class
Larry Alexandre (7)	76,746 Class B Shares	1.0%
Michael O’Neill (8)	306,984 Class B Shares	3.8%
Daniel M. McDonald (9)	76,746 Class B Shares	1.0%
Peter Bartolotta (10)	613,968 Class B Shares	7.6%
Michael Summers (11)	153,492 Class B Shares	1.9%
All current directors and executive officers as a group	3,381,428 Class B Shares	41.2%

(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Class A Shares of CHC Cayman held by Horizon Alpha Limited may also be deemed to be beneficially owned by the following entities and persons: (i) First Reserve Fund XII, L.P. (“FR Fund XII”), FR XII–A Parallel Vehicle, L.P. (“Parallel LP”) and FR Horizon AIV, L.P. (“FR Horizon AIV LP”), which collectively own all of the equity in Horizon Alpha Limited; (ii) First Reserve GP XII, L.P., the general partner of FR Fund XII and Parallel LP; (iii) First Reserve GP XII Limited, the general partner of First Reserve GP XII, L.P.; (iv) FR Horizon GP, L.P., the general partner of FR Horizon AIV LP; and (v) FR Horizon GP Limited, the general partner of FR Horizon GP, L.P. The address of each of the persons mentioned in this paragraph is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830.
(3)	Class A Shares of CHC Cayman held by FR XI Horizon Co-Investment I, L.P. (“FR XI Co-Investment I LP”) may also be deemed beneficially owned by FR Horizon GP Limited, the general partner of FR XI Co-Investment I LP. Class A Shares of CHC Cayman held by FR XI Horizon Co-Investment II, L.P. (“FR XI Co-Investment II LP”) may also be deemed beneficially owned by FR Horizon GP Limited, the general partner of FR XI Co-Investment II LP. The address of each of the persons mentioned in this paragraph is c/o First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830.
(4)	Decisions with respect to voting and investments are made by William E. Macaulay, Alex T. Krueger, Timothy H. Day and Kenneth W. Moore, who are the voting members of the investment committee of First Reserve GP XII Limited and FR Horizon GP Limited, and are all Managing Directors of First Reserve GP XII Limited and FR Horizon GP Limited. All of them disclaim beneficial ownership of any shares of CHC Cayman’s equity securities owned by such entities or their affiliates (including FR Fund XII, Parallel LP, FR Horizon AIV LP, FR XI Co-Investment I LP and FR XI Co-Investment II LP). With respect to investments held by these entities, decisions with respect to operations oversight are made by the officers that work most closely on a given investment, which includes Messrs. John Mogford, Kenneth W. Moore, and Dod E. Wales in the case of CHC Cayman.
(5)	Mr. Wales is a non-executive Director of First Reserve GP XII Limited and FR Horizon GP Limited and Mr. Schneider is the Controller of First Reserve GP XII Limited and FR Horizon GP Limited. Messrs. Schneider and Wales disclaim beneficial ownership of any shares of CHC Cayman’s equity securities owned by such entity or its affiliates (including FR Fund XII, Parallel LP, FR Horizon AIV LP, FR XI Co-Investment I LP and FR XI Co-Investment II LP).
(6)	Includes 33,010 vested Restricted Stock Units.
(7)	Includes 16,505 vested Restricted Stock Units.
(8)	Includes 66,020 vested Restricted Stock Units.
(9)	Includes 16,505 vested Restricted Stock Units.
(10)	Includes 132,040 vested Restricted Stock Units.
(11)	Includes 33,010 vested Restricted Stock Units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Shareholders Agreement

All members of our management who own shares of CHC Cayman common stock are parties to a Management Shareholders Agreement, dated September 16, 2008, among CHC Cayman and such members of CHC Cayman’s management (the “Management Shareholders Agreement”). The Management Shareholders Agreement imposes significant restrictions on transfers of shares of CHC Cayman common stock held by management.

The Management Shareholders Agreement provides that if the management shareholder is no longer employed by or providing services to CHC Cayman or an affiliate of CHC Cayman, CHC Cayman or an affiliate of CHC Cayman has the right (but not the obligation) to purchase all or a portion of the shares of CHC Cayman common stock held by such management shareholder, including those that have been received upon the exercise of stock options, at a purchase price equal to their Fair Value (as defined in the Management Shareholders Agreement); provided, however, that such repurchase right with respect to shares received upon exercise of stock options only applies on or prior to the Final Exit Event (as defined in the Management Shareholders Agreement). In addition, the Management Shareholders Agreement provides that, if the management shareholder’s employment or service with CHC Cayman or an affiliate of CHC Cayman terminates due to death or disability, such management shareholder (or his or her legal representative or estate) may, for the period of one year, exercise his or her right to sell his or her vested Special Shares or shares of CHC Cayman common stock to CHC Cayman or an affiliate of CHC Cayman, and CHC Cayman or such affiliate will required to repurchase such shares, at a purchase price equal to the Fair Value of such shares as of the termination date.

The management shareholders who are not subject to a written employment, consulting or similar agreement that contains restrictive covenants are subject to the following covenants: (1) a covenant not to disclose confidential information while employed and at all times thereafter; (2) a covenant not to compete while employed or for a period of 12 months following his or her termination of employment; and (3) a covenant not to solicit employees or customers while employed or for a period of 12 months following his or her termination of employment. In the event a management shareholder materially breaches any of the foregoing restrictive covenants, in addition to other remedies that may be available to CHC Cayman, the management shareholder is required to pay to CHC Cayman the lesser of (i) the aggregate of any amounts actually paid to the management shareholder by CHC Cayman in respect of any exercise, purchase or repurchase by CHC Cayman of stock options or shares received upon exercise of stock options and (ii) an amount equal to the financial loss caused to CHC Cayman or any of its affiliates by the management shareholder’s material breach.

Transactions with Shareholders

On April 25, 2013, the Company issued one share of capital stock for cash consideration of $25.0 million to a company related to CHC Cayman, which was allocated as one Euro to the capital stock of the Company and $25.0 million to contributed surplus.

During the nine months ended January 31, 2013 and the years ended April 30, 2012 and April 30, 2011, the Company entered into operating lease agreements to lease aircraft from certain variable interest entities (“VIEs”) related to the Company’s indirect shareholder, CHC Cayman. The operating lease payments to these related party lessors were $35.3 million, $28.8 million, and $20.5 million for the nine months ended January 31, 2013 and the fiscal year ended April 30, 2012 and the fiscal year ended April 30, 2011, respectively. The lessor VIEs are considered related parties because they are partially financed through equity contributions from entities that have also invested in the Company.

At January 31, 2013, the Company has $2.0 million payables and accruals due to and $1.0 million in receivables due from CHC Cayman.

During the year ended April 30, 2009, the Company provided a short-term non-interest bearing loan for $7.8 million to a shareholder of CHC Cayman. This amount was recorded in receivables, net of allowance for doubtful accounts. During the year ended April 30, 2010, this loan was extinguished as part of the redemption of ordinary shares by the shareholder.

Transactions with a Company Previously Subject to Significant Influence

In the course of its regular business activities, the Company entered into routine transactions with Aero Contractors Company of Nigeria Limited (“ACN”). During the year ended April 30, 2010, the Company agreed to convert $30.0 million of the trade receivable balance due from ACN into a term loan. On July 1, 2010, the Company entered into a term loan agreement with ACN to forgive $15.0 million of the trade receivable balance, which reduced the outstanding indebtedness owed by ACN to the Company from $27.5 million to $12.5 million. Under the new agreement, the term loan is non-interest bearing until the occurrence of an event of default. The loan is repayable in monthly installments commencing July 31, 2012.

On July 1, 2010, the Company sold its interests in ACN for consideration of 1 Nigerian naira and ACN ceased to be a related party of the Company. Prior to the sale of the Company’s interests in ACN, the Company earned $9.4 million in revenues in the course of regular business activities (April 30, 2010—$60.7 million). These transactions were measured at the amounts exchanged, which is the amount of consideration determined and agreed to by the related parties. All outstanding balances due from ACN were fully provided.

Policy and Procedures with Respect to Related Person Transactions

The Board of Directors has not adopted a formal written policy for the review and approval of transactions with related persons. However, all such transactions will be reviewed by the Board on an as-needed basis.

Director Independence

As a privately held company, the board is not required to have a majority of its directors be independent. We believe that Messrs. Dejans, Brekelmans and Schut would be deemed independent directors according to the independence definition promulgated under the New York Stock Exchange listing standards.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Revolving Credit Facility

General

In connection with the initial issuance of our Senior Secured Notes, the Issuer entered into a senior secured revolving credit facility on October 4, 2010 with HSBC Bank plc as administrative agent, HSBC Corporate Trustee Company (UK) Limited as collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Royal Bank of Canada and UBS Securities LLC as documentation agents, 6922767 Holding S.à r.l. and CHC Helicopter Holding S.à r.l, the joint lead arrangers and joint bookrunners party thereto and the lenders party thereto. Set forth below is a summary of the material terms of the senior secured revolving credit facility, subject to the qualifications, exclusions and exceptions specified in the loan documentation.

Size and Tenor

Under the senior secured revolving credit facility, the lenders have provided a five-year revolving facility currently in an amount of up to $375.0 million.

The proceeds of the revolving loans under the senior secured revolving credit facility are used for general corporate purposes (which may include the refinancing of existing debt). Letters of credit may be issued under the senior secured revolving credit facility up to maximum amounts as agreed between the Issuer and issuing bank from time to time.

Interest Rates and Fees

The loans under the senior secured revolving credit facility may be denominated in U.S. dollars, Canadian dollars or Sterling (“LIBOR Loans”). The loans under the senior secured revolving credit facility also may be denominated in Euros (“EURIBOR Loans”). The interest rate per annum and fees on the revolving loans is equal to:

•

in the case of LIBOR Loans, a base rate of LIBOR plus a margin ranging from 2.75% to 4.50% plus a fee rate, if any, to compensate lenders for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority; or

•

in the case of EURIBOR Loans, a base rate of EURIBOR plus a margin ranging from 2.75% to 4.50% plus a fee rate, if any, to compensate lenders for the cost of compliance with the requirements of the European Central Bank.

The margins in the LIBOR Loans and EURIBOR Loans may be reduced from 4.50% to 3.75% if the Issuer’s leverage ratio is less than 3.50 to 1.00.

“EURIBOR” means for any interest period for EURIBOR Loans, the rate that appears on the page of the Reuters EURIBOR 01 screen at approximately 11:00 a.m., Brussels time, two target days prior to the commencement of such interest period, as the rate for deposits in Euro with a maturity comparable to such interest period or, if for any reason such rate is not available, the rate at which Euro deposits for a maturity comparable to such interest period are offered by the principal office of the applicable administrative agent in same day funds to first-class banks in the European interbank market at approximately 10:00 a.m., London time, two target days prior to the commencement of such interest period.

“LIBOR” means, for any interest period for LIBOR Loans, the British Bankers Association Interest Settlement Rate displayed on the appropriate page of the Reuters screen for the relevant currency two business days prior to the commencement of such interest period, or, if for any reason such rate is not available, the rate at which the relevant currency deposits for a maturity comparable to such interest period are offered by the principal office of the applicable administrative agent in same day funds to first-class banks in the London interbank market at approximately 10:00 a.m., London time, (i) in the case of LIBOR Loans denominated in U.S. dollars or Canadian dollars, two business days prior to the commencement of such interest period and (ii) in the case of LIBOR Loans denominated in Sterling, on the first day of such interest period.

A default rate equal to the applicable rate per annum plus 2.00% is payable on demand on amounts unpaid and overdue.

A fee is payable on all outstanding letters of credit at a rate per annum equal to the applicable interest rate then in effect with respect to LIBOR loans under the senior secured revolving credit facility. A customary fronting fee is also payable to the issuer of the letter of credit.

The senior secured revolving credit facility includes a commitment fee of 0.75% per annum accrues on the unused portion of the commitments and is payable quarterly in arrears.

Security and Guarantees

The Issuer’s obligations under the senior secured revolving credit facility are, subject to certain exceptions set forth in the loan documentation for the senior secured revolving credit facility, guaranteed on a first-priority secured basis by each direct and indirect and future subsidiary of 6922767 Holding S.à r.l. that are organized in Security Jurisdictions (as defined below), whose gross assets or EBITDA (excluding intra-group items, except for PBH maintenance, lease and similar transactions) are equal to or exceed 5% of the consolidated gross assets or consolidated EBITDA of 6922767 Holding S.à r.l. and its subsidiaries.

The obligations and guarantees under the senior secured revolving credit facility are secured, to the extent possible and subject to an agreed set of security principles, by a first priority security interest in substantially all of the tangible and intangible properties and assets of the Issuer as borrower and each of the guarantors. No guarantee or security is required from subsidiaries incorporated in any jurisdiction other than the United Kingdom, the Netherlands, Norway, Luxembourg, Canada, Australia, the United States, Ireland or Barbados (the “Security Jurisdictions”). Subject to the agreed security principles, the guarantors shall comprise at least 80% of the consolidated gross assets and consolidated EBITDA of 6922767 Holding S.à r.l., CHC Helicopter Holding S.à r.l., the Issuer’s and each of the Issuer’s subsidiaries incorporated in the Security Jurisdictions.

Ranking

The now owned or hereafter acquired collateral securing the Senior Secured Notes and the related guarantees, as well as the obligations under the senior secured revolving credit facility, certain hedging and cash management obligations and certain other future indebtedness and obligations permitted under the indenture governing the Senior Secured Notes and the senior secured revolving credit facility are subject to first priority liens. The claims of holders of the notes will rank behind the claims, including interest, of the lenders and letter of credit issuers under the senior secured revolving credit facility, including claims for such hedging obligations and cash management obligations, and the claims of the holders of the Senior Secured Notes, to the extent of the value of the collateral securing such indebtedness.

Covenants

The senior secured revolving credit facility contains negative incurrence-based covenants similar to those contained in the indenture governing the Senior Secured Notes and the indenture that governs the notes and also includes a maximum first priority debt leverage ratio maintenance covenant (where the first priority debt only includes indebtedness under the senior secured revolving credit facility and any other Priority Payment Lien Obligation, but excludes the Senior Secured Notes or any indebtedness ranking pari passu with the Senior Secured Notes), which is tested quarterly with respect to 6922767 Holding S.à r.l., the Issuer’s indirect parent entity, and its subsidiaries on a consolidated basis. The credit agreement governing the senior secured revolving credit facility contains affirmative covenants usual and customary for transactions of this type.

Events of Default

The credit agreement governing the senior secured revolving credit facility contains events of default usual and customary for facilities of this type, including non-payment of principal, interest, fees or other amounts, violation of covenants, cross-default to material indebtedness, certain events of bankruptcy and insolvency, material judgments, a change in control and invalidity of liens or guarantees or any collateral document, in each case subject to the threshold amounts and grace periods set forth in the loan documentation.

Senior Secured Notes

General

On October 4, 2010, we issued $1.1 billion aggregate principal amount of our Senior Secured Notes. On October 5, 2012, we issued an additional $200.0 million aggregate principal amount of our Senior Secured Notes.

Interest Rate

Our Senior Secured Notes accrue interest at the rate of 9.250% per annum and mature on October 15, 2020. Interest on our Senior Secured Notes is payable on April 15 and October 15 of each year.

Ranking and Security

Our Senior Secured Notes are senior secured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively senior in right of payment to our unsecured indebtedness, including the notes, to the extent of the value of the collateral securing our Senior Secured Notes, (iv) are effectively equal in right of payment with our secured indebtedness, including our senior secured revolving credit facility and (v) are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We may redeem our Senior Secured Notes, in whole or in part, at any time prior to October 15, 2015, at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem our Senior Secured Notes, in whole or in part, at established redemption prices specified in the indenture governing our Senior Secured Notes. On or prior to October 15, 2013, we may also redeem up to 35% of our Senior Secured Notes with the proceeds from certain equity offerings at 109.250% of the principal amount thereof plus accrued and unpaid interest. In addition, during any 12-month period commencing on October 4, 2011 until October 15, 2015, we may redeem up to 10% of the principal amount thereof at a redemption price equal to 103% of the principal amount thereof plus accrued and unpaid interest.

In addition, we will be required to offer to repurchase our Senior Secured Notes at 101% of the principal amount thereof, plus accrued and unpaid interest upon the occurrence of a change of control.

Guarantees

All obligations under our Senior Secured Notes are currently guaranteed by 6922767 Holding S.à r.l., CHC Helicopter S.A.’s indirect parent, CHC Helicopter Holding S.à r.l., CHC Helicopter S.A.’s direct parent, and all of 6922767 Holding S.à r.l.’s existing and future restricted subsidiaries that guarantee our senior secured revolving credit facility (other than the issuer), including the Liquidating Entities. Upon liquidation, each of the Liquidating Entities will no longer be a guarantor of our Senior Secured Notes.

Certain Covenants and Events of Default

The indenture governing our Senior Secured Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends or repurchase or redeem equity interests;

•	limit dividends or other payments by restricted subsidiaries that are not guarantors to us or our other subsidiaries;

•	make certain investments;

•	incur liens;

•	engage in other business activities;

•	enter into certain types of transactions with our affiliates; and

•	sell assets or consolidate or merge with or into other companies.

In addition, the indenture governing our Senior Secured Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing our Senior Secured Notes also contains certain customary events of default.

Other Indebtedness

Other Indebtedness as of January 31, 2013 is represented primarily by $80.3 million of capital leases and financing of the Boundary Bay facility and $3.9 million of other term loans. One of the term loans is a government loan issued by Export Development Canada to our predecessor to finance the purchase of certain aircraft. This loan amortizes with semi-annual payments and matures in 2014. The second term loan is fully due at maturity in 2015.

During fiscal 2012, the Company expanded its trade receivables securitization program to include additional originators. As of January 31, 2013, the facility secured by accounts receivable had a balance of $41.3 million. See Note 2 to our unaudited interim consolidated financial statements for the nine months ended January 31, 2013, included elsewhere in this prospectus.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Issuer and the guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to file, within 180 days after the outstanding notes issue date of May 13, 2013, a registration statement relating to an offer to exchange the outstanding notes for exchange notes and thereafter use their commercially reasonable efforts cause the registration statement to become effective under the Securities Act and consummate the exchange offer as promptly thereafter as possible. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Under the circumstances set forth below, the Issuer and the guarantors will use their commercially reasonable efforts to file a shelf registration statement with the SEC. These circumstances include:

(1)	If the Issuer and the guarantors are not:

(a)	permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(b)	if, for any other reason, the exchange offer is not consummated within 360 days after the outstanding notes issue date of May 13, 2013; or

(2)	If any holder of Transfer Restricted Securities (as defined below) notifies the Issuer prior to the effectiveness of the exchange offer that:

(a)	it is prohibited by law or SEC policy from participating in the exchange offer;

(b)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement of which this prospectus forms a part is not appropriate or available for such resales; or

(c)	it is a broker-dealer and owns notes acquired directly from the Issuer or an affiliate of the Issuer or the guarantors.

For purposes of the preceding, “Transfer Restricted Securities” means each outstanding note until the earliest to occur of:

(1)	the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2)	following the exchange by a broker-dealer in the exchange offer of a note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement of which this prospectus forms a part;

(3)	the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement described above;

(4)	the date on which such note is sold pursuant to Rule 144 under the Securities Act; or

(5)	the date on which such note ceases to be outstanding.

If (1) the Issuer and the guarantors fail to consummate the Exchange Offer within 360 days after the May 13, 2013 notes issue date with respect to this exchange offer registration statement or fail to cause the shelf registration statement, if applicable, to be effective within 450 days after the May 13, 2013 notes issue date; or

(2) the shelf registration statement or this exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) and (2) above, a “Registration Default”), then the Issuer and the guarantors will pay additional interest to each holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum. The amount of the Additional Interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Additional Interest for all Registration Defaults of 1.00% per annum. Copies of the registration rights agreement have been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are acquiring the exchange notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•

you are not an affiliate of the Issuer or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•

if you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; and

•

you have the full power and authority to transfer the outstanding notes for exchange notes and the Issuer will acquire good and unencumbered title to the outstanding notes free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Issuer or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in principal amounts of $100,000 and in integral multiples of $1,000 in excess thereof. The Issuer will issue $100,000 and integral multiples of $1,000, in excess thereof, principal amount of exchange notes in exchange for each $100,000 and integral multiples of $1,000, in excess thereof, principal amount of outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $300.0 million aggregate principal amount of the 9.375% Senior Secured Notes due 2021 that were issued in a private offering on May 13, 2013 are outstanding and unregistered. This prospectus and the applicable letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer intends to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

The Issuer will be deemed to have accepted for exchange properly tendered outstanding notes when it has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Issuer expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offers.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions, Amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on July 10, 2013. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer. We do not currently intend to extend the expiration date.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Issuer reserves the right, in its sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend an exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If the Issuer amends the exchange offer in a manner that we determine to constitute a material change, it will promptly notify the exchange agent and disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and it may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of the exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, the Issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

The Issuer expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Issuer may delay acceptance of any outstanding notes by giving written notice of such extension to holders. The Issuer will cause to be returned any outstanding notes that it does not accept for exchange for any reason without expense to tendering holder promptly after the expiration or termination of the exchange offer.

The Issuer expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of an exchange offer specified above. The Issuer will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes and the exchange agent as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer may assert at any time or at various times prior to the expiration date.

In addition, the Issuer will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offers, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver the letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Notes” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below and a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

DTC has confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, the Issuer will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes in violation of the provisions of the Securities Act; and

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. The Issuer reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither the Issuer, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as the book-entry transfer facility for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be transmitted to and received by the exchange agent prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tenders through book-entry delivery will not be deemed made until the exchange agent receives such book-entry confirmation and agent’s message. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who wish to exchange their outstanding notes in the exchange offer but who are unable to transfer their outstanding notes into the exchange agent’s account at the book-entry transfer facility and transmit an agent’s message to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, and any other documents required by the letter of transmittal, together with the outstanding notes or a book-entry confirmation and an agent’s message, will be deposited or transferred/transmitted by the eligible guarantor institution with or to the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, and all other documents required by the letter of transmittal as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and an agent’s message within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offers. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the indenture governing the notes. You should direct all questions and requests for assistance in respect of the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Hand, Overnight Delivery, Registered or Certified Mail:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Adam DeCapio

By Facsimile: (732) 667-9408 Corporate Trust Operations Reorganization Unit	To Confirm by Telephone: (315) 414-3360 Corporate Trust Operations Reorganization Unit

For Information, Call:

(315) 414-3360

Corporate Trust Operations

Reorganization Unit

Email: ct_reorg_unit_inquiries@bnymellon.com

Note: Delivery of the letter of transmittal and outstanding notes to an address other than as set forth above, or transfer of outstanding notes transmission of instructions other than as set forth above, will not constitute a valid delivery.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses, including the fees and expenses of its counsel. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offers and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offers.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will expense the fees relating to the exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “Company,” “we” and “our” refer only to 6922767 Holding S.à r.l., a Luxembourg entity, and not to any of its Subsidiaries, the term “Issuer” refers to CHC Helicopter S.A., a Luxembourg entity, and not to any of its Subsidiaries, and the term “Existing Notes” refer to our Senior Secured Notes.

The Issuer issued notes under an indenture dated as of May 13, 2013 among the Issuer, the Guarantors and The Bank of New York Mellon, as trustee. The terms of the notes include those stated in the indenture and those, if any, made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, will define your rights as holders of the notes. Copies of the indenture are available as set forth below under “—Where You Can Find Additional Information.” For a summary of the registration rights agreement, see “Exchange Offer; Registration Rights.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE NOTE GUARANTEES

The Notes

The notes are:

•	general unsecured obligations of the Issuer;

•	pari passu in right of payment with all existing and future senior Indebtedness of the Issuer;

•

effectively subordinated to the Issuer’s Secured Indebtedness, which includes all obligations under our senior secured revolving credit facility and the Existing Notes, to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future subordinated Indebtedness of the Issuer;

•	structurally subordinated to any existing and future Indebtedness and liabilities of non-Guarantor Subsidiaries, including any Unrestricted Subsidiaries; and

•	unconditionally guaranteed, jointly and severally, by the Guarantors (as defined below), subject to guarantee limitations under applicable law.

The Note Guarantees

As of the date of this prospectus, the notes are guaranteed by the Issuer’s direct parent entity, CHC Helicopter Holding S.à r.l., by CHC Helicopter Holding S.à r.l.’s direct parent entity, the Company, and by each of the Company’s other direct and indirect Restricted Subsidiaries existing on the Closing Date that guarantee the Existing Notes and Indebtedness under our senior secured revolving credit facility (other than Receivables Subsidiaries), except for the Liquidating Entities. For information about the financial positions and results of operations of our non-guarantor subsidiaries, see Note 20 of our unaudited interim consolidated financial statements for the nine months ended January 31, 2013 and Note 29 of our audited annual consolidated financial statements for the year ended April 30, 2012, each of which is included elsewhere in this prospectus. CHC Helicopter Holding S.à r.l. is a holding company that also guarantees our senior secured revolving credit facility.

The information about the financial positions and results of operations of our guarantor subsidiaries includes the Liquidating Entities, each of which is a guarantor of our senior secured revolving credit facility and our Existing Notes. However, each of the Liquidating Entities is currently being liquidated, and as a result, will not guarantee the notes. Upon liquidation, the assets of each of the Liquidating Entities will be contributed to an entity that is a guarantor of Indebtedness under our senior secured revolving credit facility and our Existing Notes and which will be a guarantor of the notes. Upon liquidation, each of the Liquidating Entities will no longer be a guarantor of our senior secured revolving credit facility or our Existing Notes. CHC Helicopter Holding S.à r.l. is a holding company that guaranteed the senior secured revolving credit facility and the Existing Notes, and will guarantee the notes. The Company is also a holding company and also guarantees our senior secured revolving credit facility and the Existing Notes.

Each Note Guarantee is:

•	a general unsecured obligation of that Guarantor;

•	pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor;

•

effectively subordinated to all Secured Indebtedness of that Guarantor, including all obligations under our senior secured revolving credit facility and the Existing Notes, to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future subordinated Indebtedness of that Guarantor; and

•	structurally subordinated to any existing and future Indebtedness and liabilities of non-guarantor Subsidiaries, including Unrestricted Subsidiaries.

As of the date of this prospectus, all of our Subsidiaries are Restricted Subsidiaries. Under the circumstances described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary will be released.

PRINCIPAL, MATURITY AND INTEREST

The Issuer issued $300.0 million in aggregate principal amount of the notes on May 13, 2013 in a private placement. The Issuer may issue an unlimited amount of additional notes under the indenture from time to time after the date of this prospectus. Any issuance of additional notes will be subject to all of the covenants in the indenture, including the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer issued the notes in denominations of $100,000 and integral multiples of $1,000 in excess of $100,000. The notes will mature on June 1, 2021.

Interest on the notes will accrue at the rate of 9.375% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2013 (whether or not a Business Day). The Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The yearly rate of interest that is equivalent to the rate payable under the notes is the rate payable multiplied by the actual number of days in the year and divided by 360 and is disclosed herein solely for the purpose of providing the disclosure required by the Interest Act (Canada).

METHODS OF RECEIVING PAYMENTS ON THE NOTES

If a holder of notes has given wire transfer instructions to the Issuer, the Issuer will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries, including the Issuer, may act as paying agent or registrar.

TRANSFER AND EXCHANGE

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any note selected for redemption. Also, the Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

NOTE GUARANTEES

As of the date of this prospectus, the notes are unconditionally guaranteed by the Issuer’s direct parent entity, CHC Helicopter Holding S.à r.l., by CHC Helicopter Holding S.à r.l.’s direct parent entity, the Company, and by the Company’s other direct and indirect Restricted Subsidiaries that guarantee Indebtedness under our senior secured revolving credit facility (other than Receivables Subsidiaries), except for the Liquidating Entities. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or unlawful financial assistance under applicable law, including non-Canadian and non-U.S. law or otherwise to reflect applicable law, including laws relating to capital maintenance, corporate interest and the liability of directors and officers. See “Risk Factors—Risks Relating to the Notes—A guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state or foreign law, which would prevent the holders of the notes from relying on that guarantor to satisfy claims.” Furthermore, certain other limitations apply to the validity and enforceability of the Note Guarantees. See “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.” In particular, we cannot assure you that the Norwegian Guarantors are not prohibited from providing guarantees due to the rules under Norwegian law governing (i) the prohibition of financial assistance and/or (ii) the restrictions on providing loans and guarantees to shareholders. Therefore, there is a significant risk that the guarantees granted by the Norwegian Guarantors will be ineffective to the extent these cover refinanced acquisition debt and/or to the extent the group exemption under Norwegian law for providing guarantees cannot be relied on.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving person), another person, other than the Company, the Issuer or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Subsidiary Guarantor under the indenture, its Note Guarantee, the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b) the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Subsidiary Guarantor will be released:

(1) in connection with any sale, disposition or transfer of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, amalgamation or consolidation) to a person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, disposition or transfer does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale, disposition or transfer of all of the capital stock of that Subsidiary Guarantor to a person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, disposition or transfer does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; or

(5) upon the release of such Subsidiary Guarantor’s guarantee under our senior secured revolving credit facility or such other Indebtedness that triggered such Subsidiary Guarantor’s Note Guarantee.

OPTIONAL REDEMPTION

At any time prior to June 1, 2016, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any Additional Notes issued after the Issue Date) at a redemption price of 109.375% of the principal amount, plus accrued and unpaid interest on the notes redeemed to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more equity offerings; provided that:

(1) at least 50% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all of such notes are redeemed); and

(2) the redemption occurs within 180 days of the date of the closing of such equity offering.

Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at the Issuer’s option prior to June 1, 2016. The Issuer will not, however, be prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after June 1, 2016, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2016	107.031%
2017	104.688%
2018	102.344%
2019 and thereafter	100.000%

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

At any time prior to June 1, 2016, the Issuer may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date).

The notes will also be subject to redemption as a whole, but not in part, at the option of the Issuer at any time, on not less than 30 nor more than 60 days’ prior written notice to the holders of notes (which notice shall be irrevocable), at 100% of the principal amount, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), and all Additional Amounts, if any, then due or becoming due on the redemption date, in the event the Issuer is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts or indemnification payments (other than in respect of documentary taxes) as a result of a change or amendment in the laws (including any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any change or amendment in the application, administration or interpretation of such laws, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective after the date of this prospectus (or, if the relevant taxing jurisdiction became a relevant taxing jurisdiction on a later date, after such later date); provided that the Issuer has determined, in its business judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer. See “—Additional Amounts.”

Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would, but for such redemption, be obligated to make such payment or withholding or later than 365 days after the Issuer first becomes liable to make such payment or withholding. Prior to the mailing of any notice of redemption of the notes pursuant to the preceding paragraph, the Issuer will deliver to the trustee an opinion of an independent tax counsel of recognized international standing to the effect that the circumstances referred to in the preceding paragraph exist. The trustee shall accept such opinion as sufficient evidence of the satisfaction of the conditions precedent above, which opinion shall then be conclusive and binding on the holders of notes.

Any notice of any redemption may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

MANDATORY REDEMPTION

The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

ADDITIONAL AMOUNTS

All payments made by or on behalf of the Issuer or a Guarantor under or with respect to the notes or a Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any taxing authority (hereinafter “Taxes”), unless the applicable withholding agent is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the applicable withholding agent is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the notes or a Note Guarantee, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction (including any withholding or deduction in respect of Additional Amounts) will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made to a holder of notes or to a third party on behalf of a holder of notes to the extent the following exceptions apply (to such extent, an “Excluded Holder”) (i) in the case of Canadian withholding taxes, the Issuer or Guarantor, as the case may be, does not deal at arms’s length (within the meaning of the Income Tax Act (Canada)) with such holder at the time of making such payment, (ii) the holder (or fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is subject to such Taxes by reason of its being connected with the relevant taxing jurisdiction otherwise than by reason of the holder’s activity in connection with purchasing the notes, or by the mere holding or disposition of notes or the receipt of payments thereunder or the enforcement of its rights thereunder, (iii) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Union Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directives, (iv) to the extent that no deduction or withholding would have been required if the holder or beneficial owner had made a declaration of non-residence or other similar claim for exemption or presented any applicable form or certificate, upon the making or presentation of which that holder or beneficial owner would either have been able to avoid such deduction or withholding or to obtain a refund of such deduction or withholding, (v) to the extent that such deduction or withholding could have been avoided if the payment was made through another paying agent, (vi) to the extent any tax, assessment or other governmental charge arising in relation to the note has been refunded by any tax authority to a holder in accordance with the terms of an applicable double taxation treaty, (vii) the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after the date on which such payment or such note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30-day period), (viii) where such deduction or withholding is imposed with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar tax, assessment or other governmental charge, or (ix) to the extent that any tax, assessment or other governmental charge is payable otherwise than by deduction or withholding from payments under or with respect to the notes or a Note Guarantee other than pursuant to Section 803 of the Income Tax Regulations to the Income Tax Act (Canada). In addition, no Additional Amounts shall be paid with respect to any payment to any holder of notes who is a fiduciary or a partnership or other than the sole beneficial owner of such notes to the extent that the beneficiary or settlor with respect to such fiduciary, the member of such partnership or the beneficial owner of such notes would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner held such notes directly.

The Issuer or a Guarantor will (a) make any required withholding or deduction and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer or a Guarantor will furnish to the trustee and the holders of the notes, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts (or other suitable documentation) evidencing such payment by the Issuer or such Guarantor. The Issuer or a Guarantor will indemnify and hold harmless each holder (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (1) any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes or a Note Guarantee and (2) any Taxes levied or imposed and paid by such holder with respect to any indemnification payments under clause (1), other than any Taxes with respect to which such holder is an Excluded Holder.

At least 30 days prior to each date on which any payment under or with respect to the notes or a Note Guarantee is due and payable, if the Issuer or a Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable, and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders of notes on the payment date. Whenever in the indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, change of control purchase price, interest or any other amount payable under or with respect to any note or a Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts or indemnification payments to the extent that, in such context, Additional Amounts or indemnification payments are, were or would be payable in respect thereof.

The Issuer will pay and indemnify any holders for any present or future stamp, court, documentary or other similar Taxes, charges or levies that arise in any taxing jurisdiction from the execution, delivery or registration of, enforcement of rights under, or payment under or with respect to the indenture or any related document, including the Note Guarantees (“Documentary Taxes”).

The obligation to pay Additional Amounts, any indemnification payments and Documentary Taxes under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor to the Issuer or any Guarantor.

In the event that the Issuer is, has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the notes, Additional Amounts or indemnification payments (other than in respect of Documentary Taxes) as a result of certain changes in tax laws in a Taxing Jurisdiction, the Issuer may, at its option, redeem all, but not less than all, the notes then outstanding at a redemption price equal to 100% of the principal amount together with accrued interest thereon to the redemption date. See “—Optional Redemption” above.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess of $100,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased to, but not including, the date of purchase (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the business day immediately preceding the Change of Control Payment Date, the Issuer will, to the extent lawful, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted for payment.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions of notes (in a minimum principal amount of $100,000 and integral multiples of $1,000 in excess of $100,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn; and

(2) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $100,000 or an integral multiple of $1,000 in excess of $100,000.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuer, or any other Person making a Change of Control Offer in lieu of the Issuer as described below, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuer will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified or terminated with the written consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such Change of Control.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) other than in connection with an Aircraft Sale and Leaseback Transaction or a Designated Building and Equipment Transaction, at least 75% of the aggregate consideration received from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Marketable Securities or Additional Assets, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of the Company or any Restricted Subsidiary, including novations of aircraft contracts in connection with aircraft sale and leaseback transactions (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary is released from further liability;

(b) any securities, notes, other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $50 0 million; and

(d) any capital stock or assets of the kind referred to in clause (e), (f) or (g) of the next paragraph.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may:

(1) apply such Net Proceeds, at its option:

(a) to permanently reduce (or offer to reduce) (x) Obligations under senior Indebtedness that is Secured Indebtedness, permitted by the indenture (and to correspondingly and permanently reduce commitments with respect thereto) or (y) Obligations under other pari passu Indebtedness (and to correspondingly and permanently reduce commitments with respect thereto), provided that in the case of this clause (y), the Issuer shall equally and ratably reduce Obligations under the notes on a pro rata basis, provided that all reductions of or offers to reduce Obligations under the notes shall be made as provided under “—Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase their notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest on the amount of notes to be repurchased; or

(b) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of such Restricted Subsidiary that is not a Guarantor (and to correspondingly and permanently reduce commitments with respect thereto), other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(c) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided that in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company; or

(d) to acquire other short- or long-term assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(e) to invest in Additional Assets and Permitted Joint Ventures; provided that any Investment in a Permitted Joint Venture (other than an Existing Permitted JV) pursuant to this Clause (7) and Clause 2(d) of the first paragraph of this covenant shall not, together with Investments outstanding pursuant to Clause (19)(B) of the definition of “Permitted Investments,” exceed the greater of (x) $125.0 million and (y) 5.0% of Total Assets at the time such Investment is made; or

(2) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (1)(c), (d) or (e) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Not later than the 366th day (or such later date as permitted by clause (b) of the second paragraph of this covenant) from the later of the date of such Asset Sale or the receipt of such Net Proceeds, if the aggregate amount of Excess Proceeds exceeds $25.0 million, within ten Business Days thereof, the Issuer will make an Asset Sale Offer to all holders of notes and all holders of other pari passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness, including the Credit Agreement and the indenture governing the Existing Notes, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuer. In the event a Change of Control or Asset Sale occurs at a time when the Issuer is prohibited from purchasing notes, the Company could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase the notes upon a change of control.”

SELECTION AND NOTICE

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.

No notes of $100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption unless redemption is conditioned upon the closing of a specified transaction. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

CERTAIN COVENANTS

Covenant Suspension

During any period of time and beginning on the day that (a) the notes have an Investment Grade Rating and (b) no Default or Event of Default has occurred and is continuing under the indenture, the Company and its Restricted Subsidiaries will not be subject to the provisions of the indenture described under:

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(4) “—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(5) “—Transactions with Affiliates”;

(6) “—Designation of Restricted and Unrestricted Subsidiaries”;

(7) clause (4) of the covenant described under “—Consolidation, Amalgamation, Merger or Sale of Assets”; and

(8) “—Business Activities.”

If the Company and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the previous sentence (a “Fall-Away Period”) and, subsequently, the ratings assigned to the notes are withdrawn or downgraded so the notes no longer have an Investment Grade Rating or an Event of Default (other than with respect to a suspended covenant) occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of the Company and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding the foregoing, the continued existence after the end of the Fall-Away Period of facts and circumstances or obligations arising from transactions that occurred during a Fall-Away Period shall not constitute a breach of any covenant set forth in the indenture or cause an Event of Default thereunder.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuer or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since October 4, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (15), (16) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on August 1, 2010 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since October 4, 2010 (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after October 4, 2010 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after October 4, 2010 is redesignated as a Restricted Subsidiary after October 4, 2010 or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company, 100% of the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed; plus

(e) 100% of any dividends or distributions received by the Company or a Restricted Subsidiary of the Company after October 4, 2010 from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Company to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any calendar year (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any of its direct or indirect parent entities) (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after October 4, 2010 (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (3) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after October 4, 2010;

(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described under “—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(8) Permitted Payments to Parent;

(9) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(10) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after October 4, 2010 and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after October 4, 2010; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (10) does not exceed the net cash proceeds actually received by the Company (including any such proceeds contributed to the Company by any direct or indirect parent company of the Company) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after October 4, 2010;

(11) any payments made in connection with the consummation of this initial offering of the notes;

(12) Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Company and its Restricted Subsidiaries;

(13) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $40.0 million and (y) 2% of Total Assets since the Issue Date;

(14) the satisfaction of change of control obligations and asset sale obligations once the Issuer has fulfilled its obligations under the indenture with respect to a Change of Control or an Asset Sale;

(15) the repayment of intercompany debt that was permitted to be incurred under the indenture;

(16) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent permitted by the covenant described under “—Transactions with Affiliates” (other than clause (6) of the second paragraph of such covenant);

(17) the payment of dividends or distributions on the Company’ common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph; and

(18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) or (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (18) above or is entitled to be made pursuant to the first paragraph above, the Company shall, in its sole discretion, classify such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Equity

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Company or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence under Credit Facilities by (a) the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit and bankers’ acceptances thereunder in an aggregate principal amount under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $375.0 million outstanding at any one time;

(2) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Issue Date, including the Existing Notes and the related guarantees;

(3) the incurrence by the Company and its Restricted Subsidiaries (including any future Guarantor) of Indebtedness represented (A) by the notes and the related Note Guarantees issued on the Issue Date and the Exchange Notes and the related Note Guarantees to be issued pursuant to the registration rights agreement or (B) by additional notes or other Indebtedness and related guarantees to be issued from time to time to refinance, replace or renegotiate the terms or financing arrangements (including successive or series of such transactions) of any leases expected to be renegotiated in connection with the expiration of covenant waivers in place as of September 10, 2010, or to provide funds to purchase the underlying aircraft on acceleration or termination thereof or otherwise provide liquidity to facilitate or effectuate the same or resolve damages or payments due in connection therewith (or refinance other Indebtedness which was incurred for any of the foregoing purposes) not to exceed, in the case of clause (3)(B), $200.0 million;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capital Lease Obligations and other Indebtedness in respect of leases, in each case, relating to aircraft or Aircraft Sale and Leaseback Transactions and (B) other Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred stock, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount under this clause (4)(B) not to exceed at any time outstanding 5.0% of Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (16) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Company and any of its Restricted Subsidiaries (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness (other than cash management pooling obligations and arrangements and Indebtedness owed to the EMEA JV and any other Permitted Joint Venture) and the payee is not the Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(b) any sale or other transfer of any such preferred equity to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations other than for speculative purposes;

(9) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Company or a Restricted Subsidiary of the Company (treating the EMEA JV and any other Permitted Joint Venture as Restricted Subsidiaries for this purpose); provided that any such guarantee (other than a guarantee of cash management pooling obligations and arrangements) by the Company or any of its Restricted Subsidiaries in respect of a Permitted Joint Venture that does not exist on the Issue Date shall not exceed the amount set forth in clause (19)(B) of the definition of “Permitted Investments”) that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to flying contracts, supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) Indebtedness, Disqualified Stock or preferred equity of the Company or any Restricted Subsidiary incurred or issued to finance an acquisition (including an acquisition of aircraft) or of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that for any such indebtedness outstanding under this clause (12) in excess of $10.0 million, after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity either:

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(13) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(14) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed the greater of (x) $175.0 million and (y) 7.5% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Company could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (15));

(16) Contribution Indebtedness; and

(17) Manufacturer Support Indebtedness, Deposit Financings and Vendor Financings at any time outstanding not to exceed in the aggregate 3.0% of Total Assets.

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Company may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant; provided, in each such case (other than preferred stock that is not Disqualified Stock), that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other person.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Obligations under any Indebtedness of the Company or its Restricted Subsidiaries, on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless: (a) in the case of Liens securing subordinated Indebtedness, the notes and the Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens or (b) in all other cases, the notes and the Notes Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens until such time as such Obligations are no longer secured by such Lien.

The foregoing paragraph shall not apply to (a) Permitted Liens, (b) Liens securing (x) Indebtedness and other Obligations under Credit Facilities, including any letter of credit facility relating thereto, permitted to be incurred pursuant to clause (1) of the second paragraph under “—Incurrence of Indebtedness and Issuance of

Preferred Equity” and (y) obligations of the Company or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any arranger, agent or lender party to any Credit Facility or any Affiliate of such arranger, agent or lender (or any Person that was an arranger, agent or lender or an Affiliate of an arranger, agent or lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided or were entered into) and (c) Liens securing Indebtedness permitted to be incurred under the covenant “—Incurrence of Indebtedness and Issuance of Preferred Equity” so long as at the date of incurrence of such Lien, the Senior Secured Leverage Ratio does not exceed 5.0:1.0 (the “Maximum Secured Leverage Ratio”); provided that any Lien securing such Indebtedness may attach at the date of incurrence of such Indebtedness or within 180 days of the date of incurrence of such Indebtedness so long as at the date of incurrence of such Indebtedness the Maximum Secured Leverage Ratio would not have been exceeded had such Lien attached at the date of incurrence of such Indebtedness and the Company certifies the same in a certificate filed with the trustee and identifying with particularity such Indebtedness (such Indebtedness, the “Delayed Lien Debt”) and detailing the Liens generally to attach.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that is not the Issuer or a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Issuer or any Restricted Subsidiary that is not a Guarantor to:

(a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the Issue Date, the Credit Agreement and Credit Facilities as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the indenture, the notes and the Note Guarantees (and any additional notes and related guarantees under the indenture or other pari passu Indebtedness);

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described under “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Issuer’s or the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(13) other Indebtedness of Restricted Subsidiaries that are non-Guarantors that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(14) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(15) contractual encumbrances or restrictions in effect on the Issue Date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(16) any customary encumbrances or restrictions imposed pursuant to the EMEA JV or other Permitted Joint Ventures;

(17) any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(18) any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Issuer determines that any such encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive;

(19) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (18); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(20) provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary in connection with a sale and leaseback transaction

Consolidation, Amalgamation, Merger, or Sale of Assets

Neither the Company nor the Issuer will, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1) either (a) the Company or Issuer is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company or the Issuer), the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company or the Issuer, as the case may be, under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) (a) the Company or the Issuer or the Person formed by or surviving any such consolidation or merger (if other than the Issuer or the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

In addition, neither the Company nor the Issuer will, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Consolidation, Amalgamation, Merger or Sale of Assets” covenant will not apply to:

(1) a merger of the Company or the Issuer with an Affiliate solely for the purpose of reincorporating the Company or the Issuer under the laws of Canada or any province or territory thereof or the United States, any state of the United States or the District of Columbia; or

(2) any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and the Company or the Issuer or the Company and any Guarantor, including any amalgamation or such other transaction among the Company, CHC Helicopter Holding S.à r.l. and the Issuer.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution of the Board of Directors of the Company or the Issuer certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors of the Company or the Issuer.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(2) transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries (treating the EMEA JV and any Permitted Joint Venture as Restricted Subsidiaries for this purpose);

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(6) Restricted Payments and Investments that do not violate the covenant described under “—Restricted Payments”;

(7) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees to the Equity Investors in an amount not to exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for such period and related expenses;

(8) loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(11) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the Issue Date;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, including aircraft services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or the Issuer or senior management of either of them, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) (x) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(14) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(15) transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole);

(16) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors;

(17) transactions, agreements, arrangements and any amendments or modifications of the foregoing (including, without limitation, sale and leaseback transactions) entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the Company and an EU Licensed Operator or EU Investorco (after such EU Licensed Operator or EU Investorco ceases to be a Restricted Subsidiary) that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party; and

(18) transactions, agreements, arrangements and any amendments or modifications of the foregoing entered into in the ordinary course of business between the Company or a Restricted Subsidiary of the Company and a Permitted Joint Venture that are on terms that are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could reasonably have been obtained at such time from an unaffiliated party.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary, after the Issue Date, then that newly acquired or created Restricted Subsidiary, if such Subsidiary guarantees any Credit Facilities of the Issuer (unless such Subsidiary is a Receivables Subsidiary), will become a Guarantor, execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary or (ii) guarantees our senior secured revolving credit facility.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company or the Issuer may designate any Restricted Subsidiary, other than the Issuer, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described under “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company or the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the applicable Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity,” the Company will be in default of such covenant. The Board of Directors of the Company of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Company could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Incurrence of Indebtedness and Issuance of Preferred Equity,” or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; and (2) no Default or Event of Default would be in existence following such designation.

Payment for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any cash consideration to or for the benefit of any holder of notes for any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers”, or non-U.S. persons, within the meaning of Regulation S of the Securities Act, and that consent, waive or agree to amend in the timeframe set forth in the solicitation documents relating to such consent, waiver or agreement.
REPORTS

The indenture provides that for so long as the notes are outstanding, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to the trustee or shall post to a publicly available website: (i) as soon as available but within 140 days after the end of each financial year of the Company, annual reports on Form 20-F or 10-K, as applicable (or any successor form), containing the information required to be contained therein (or required in such successor form), including audited year-end consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with Canadian GAAP, IFRS or U.S. GAAP, as applicable, consistently applied; (ii) as soon as available but within 60 days after the end of each of the first three fiscal quarters of each financial year of the Company, reports on Form 6-K or 10-Q, as applicable (or any successor form), containing substantially the same information required to be contained in Form 10-Q (or required in such successor form), including unaudited interim consolidated financial statements (including a balance sheet, income statement and statement of changes of cash flow) prepared in accordance with Canadian GAAP, IFRS or U.S. GAAP, as applicable, consistently applied; and (iii) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K or 8-K, as applicable (or any successor form), containing substantially the same information required to be contained in Form 8-K (or required in any successor form). The indenture also provides that, so long as any of the notes remain outstanding, the Company will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

The Company will use commercially reasonable efforts to hold a quarterly conference call for the holders of the notes, securities analysts and prospective note investors to discuss financial information for the previous fiscal quarter or previous fiscal year, as applicable, to be held as soon as reasonably practicable after furnishing or posting the financial information as set forth in the immediately preceding paragraph. No fewer than three days prior to the conference call, the Company shall post on its website the time and date of such conference call and provide instructions for holders of notes, securities analysts and prospective investors to obtain access to such call.

This covenant will not impose any duty on the Company under the Sarbanes-Oxley Act of 2002 and the related SEC rules that would not otherwise be applicable.

In the event that any direct or indirect parent company of the Company becomes a Guarantor of the notes, the indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same is accompanied by information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

The foregoing requirements shall be deemed satisfied by posting reports on the Company’s or Issuer’s website (or on the publicly available website of any of its parent companies or Subsidiaries) or by providing such reports to the trustee, in each case containing financial information that satisfies the foregoing requirements, subject to exceptions consistent with the presentation of financial information in this prospectus, and other information in a form consistent with the presentation of information in this prospectus, to the extent posted within the times specified above.

EVENTS OF DEFAULT AND REMEDIES

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Company or any of the Company’s Restricted Subsidiaries for 60 days (or 180 days in the case of a Reporting Failure) after notice to the Company by the trustee or the holders of at least 30% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than aircraft leases) by the Company, the Issuer or any of its Significant Subsidiaries or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by an Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(5) failure by the Company, the Issuer or any of the Company’s Significant Subsidiaries, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(6) except as permitted by the indenture, any Note Guarantee of the Company, CHC Helicopter Holding S.à r.l. or any Significant Subsidiary of the Company or group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

(7) certain events of bankruptcy or insolvency described in the indenture with respect to the Company, the Issuer or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of the Company’s Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, the Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 30% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 30% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Company will be required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS AND MEMBERS

To the extent permitted by law no director, manager, officer, employee, incorporator, stockholder or member of the Company, any parent entity of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company, or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Issuer may at any time, at the option of the Issuer’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture and all obligations of the Guarantors discharged with respect to their Note Guarantees and the indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, their obligations under the covenants described in “—Certain Covenants,” and the cross-acceleration provision and judgment default provisions described under “—Events of Default and Remedies”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a U.S. or Canadian nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others;

(7) the Issuer must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) in the case of both Legal Defeasance and Covenant Defeasance, the Issuer shall have delivered to the trustee an opinion of Canadian counsel stating that the Issuer has received from, or there has been published by, the Canada Revenue Agency an advance ruling, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income tax or other tax purposes as a result of such deposit and defeasance and will be subject to Canadian federal, provincial or territorial income tax or other tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the notes include holders who are not resident in Canada).

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (for the avoidance of doubt, the provisions relating to the covenants described under “—Repurchase at the Option of Holders” are not redemptions of the notes);

(3) reduce the rate of or extend the time for payment of interest, including default interest, or premium on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7) waive a redemption payment with respect to any note (for the avoidance of doubt, a payment required by one of the covenants described under “—Repurchase at the Option of Holders” is not a redemption payment);

(8) release any Guarantor that is the Company, CHC Helicopter Holding S.à r.l. or a Significant Subsidiary of the Company from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

SATISFACTION AND DISCHARGE

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal and interest) on the notes not delivered to the trustee for cancellation;

(2) the Issuer or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(3) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ENFORCEABILITY OF JUDGMENTS

Since substantially all of our assets are outside the United States, any judgment obtained in the United States against us, including judgments with respect to the payment of principal, premium, interest, additional interest, Additional Amounts, Change of Control purchase price, offer price, redemption price or other amounts payable under the notes, may not be collectible within the United States. For an overview of limitations on the enforceability of judgments against us see “Limitations on Validity and Enforceability of Guarantees and Enforceability of Civil Liabilities.”

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any properties or assets to be used by the Company or a Restricted Subsidiary in a Permitted Business;

(2)	Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

(3)	capital expenditures by the Company or a Restricted Subsidiary of the Company with respect to property, plant, equipment or other non-current assets that will be used in a Permitted Business; or

(4)	the Capital Stock of a Person that becomes a Restricted Subsidiary of the Company as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary of the Company;

provided , however, that, in the case of clauses (2) and (4), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Interest” means, at any time, all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aircraft Sale and Leaseback Transaction” means, in respect of any new or existing aircraft acquired or owned by the Company or any of its Restricted Subsidiaries (whether before or after the Issue Date), any transaction occurring whereby such aircraft is sold by and leased back to the Company or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such aircraft is assigned or novated to an entity which will lease the aircraft to the Company or any of its Restricted Subsidiaries).

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 1, 2016 (such redemption price being set forth in the table appearing under “—Optional Redemption”), plus (ii) all required interest payments due on the note through June 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business but including acquisitions of aircraft.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights of the Company and its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described under “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under “—Certain Covenants—Consolidation, Amalgamation, Merger or Sale of Assets” and not by the provisions described under “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $10.0 million;

(2)	a transfer of assets between or among the Company and any Restricted Subsidiary;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(5)	the sale or discounting of accounts receivable in the ordinary course of business;

(6)	any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties, including aircrafts and parts;

(7)	any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8)	the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9)	a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(10)	a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(11)	a Restricted Payment that does not violate the covenant described under “—Certain Covenants— Restricted Payments” or a Permitted Investment;

(12)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)	the granting of Liens not otherwise prohibited by the indenture;

(14)	the surrender, or waiver of contract rights, leases, or settlement, release or surrender of contract, tort or other claims; and

(15)	any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Company.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a Restricted Payment that does not violate the covenant described under “—Certain Covenants— Restricted Payments” or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or any portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, cash pooling and other cash management arrangements and commercial credit card and merchant card services.

“Bankruptcy Law” means Title 11, U.S. Bankruptcy Code of 1978, as amended, or any similar United States federal or state law, Canadian federal or provincial law or law of any other jurisdiction relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3)	with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State, in Ontario, Canada or in London, England.

“Canadian JV” means any joint venture formed with a Canadian investor for the purpose of holding all the Capital Stock of CHC Global Operations Canada (2008) Inc.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Restricted Subsidiaries, either existing on the Issue Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contributions” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	Canadian dollars, Euros, United States dollars or such local currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the government of Canada, Luxembourg, the United States, Norway, the United Kingdom, South Africa, Holland or Australia or any agency or instrumentality of such government (provided that the full faith and credit of such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any bank to which the Bank Act (Canada) applies or by any company licensed to carry on the business of a trust in one or more provinces of Canada or any financial institution that is a member of the Federal Reserve System, or the comparable banking authority in Norway, the United Kingdom, South Africa, Holland or Australia, in each case having combined capital and surplus and undivided profits of not less than U.S.$500.0 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)	securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Cash Management Obligations” means obligations owed by the Issuer or any Guarantor to any lender or Affiliate of a lender under the Credit Agreement in respect of any overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders; or

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Issuer measured by voting power rather than number of shares.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock for another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment” has the meaning assigned to that term in the indenture governing the notes.

“Change of Control Payment Date” has the meaning assigned to that term in the indenture governing the notes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication to the extent the same was deducted in calculating Consolidated Net Income (treating the EMEA JV and any joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose):

(1)	provision for Canadian or other taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of advance aircraft lease rental payments and amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of Accounting Standards Codifications Topic 350, Intangibles—Goodwill and Other and Topic 360, Property, Plant and Equipment) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus

(5)	the minority expense relating to any partner in a joint venture which is consolidated with the Company for accounting purposes and the Minority Interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6)	the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Equity Investors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the greater of (x) $5.0 million and (y) 2.0% of Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for such period; plus

(7)	accretion of asset retirement obligations in accordance with Accounting Standards Codification Topic 410, Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; plus

(8)	to the extent not otherwise included (a) the proceeds of any business interruption insurance received during such period, or, so long as the Company made a reasonable determination in good faith that such amount will in fact be reimbursed by the insurer or the indemnifying party within 365 days from the date of such event (it being understood that to the extent such amount is in fact not reimbursed within 365 days of such date, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such period) plus (b) without duplication of clause (a) above, the Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for any four fiscal quarter period that is not earned as a result of unusual or extraordinary events for which business interruption insurance proceeds are not expected to be received during such period; provided that the aggregate amount of Consolidated Adjusted EBITDA that may be added back pursuant to this clause (b) shall not exceed 10% of the Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for such four fiscal quarter period; minus

(B) (1) non-cash items increasing such Consolidated Net Income for such period, other than (i) amortization of deferred revenue and deferred gains on aircraft sale leasebacks, (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required and (iii) any items which represent the impact of purchase accounting; and (2) the Minority Interest income consisting of subsidiary losses attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (treating the EMEA JV and any joint venture that is consolidated with the Company for accounting purposes as Restricted Subsidiaries for this purpose) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, other restructuring costs and lease costs in connection with early aircraft contract terminations), any severance or relocation expense, pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition, disposition or incurrence or repayment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5)	(A) the Net Income for such period of any Person that is not a Subsidiary (other than the EMEA JV or other joint venture that is consolidated with the Company for accounting purposes), or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Company or a Restricted Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6)	any increase in depreciation, or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7)	accruals and reserves that are established within twelve months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8)	any impairment charges resulting from the application of Accounting Standards Codifications Topic 350, Intangibles—Goodwill and Other and Topic 360, Property, Plant and Equipment and the amortization of intangibles pursuant to Accounting Standards Codification Topic 805, Business Combinations, or asset write-offs shall be excluded;

(9)	any long-term incentive plan accruals and any compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10)	any asset impairment writedowns under GAAP or SEC guidelines shall be excluded;

(11)	(A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification Topic 815, Derivatives and Hedging), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship, in each case, shall be excluded;

(12)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary of the Issuer (other than a Guarantor and the EMEA JV or other joint venture that is consolidated with the Company for accounting purposes) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Company or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(13)	the cumulative effect of a change in accounting principles will be excluded; and

(14)	the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Receivables Financings, all Hedging Obligations and all Capital Lease Obligations or other lease obligations in connection with aircraft) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company or the Issuer. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(2)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(2)	such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

“Credit Agreement” means that certain credit agreement, dated as of October 4, 2010, by and among the Company, HSBC Bank Canada (or an affiliate of HSBC Bank Canada) as administrative agent, Royal Bank of Canada and UBS Securities LLC as co-documentation agents and Morgan Stanley Senior Funding, Inc. as syndication agent and the lenders party thereto from time to time, providing for revolving credit borrowings and letters of credit, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Financings” means Indebtedness incurred by the Company or any Restricted Subsidiary to an aircraft lessor or other party to finance the deposit of funds in connection with aircraft sale and leaseback transactions, including in connection with pre-delivery novations of aircraft contracts.

“Designated Building and Equipment Transactions” means the sale and leaseback of (a) the hangar, office and repair facilities and/or equipment at (i) Boundary Bay Airport, Delta, British Columbia, (ii) Agar Drive, Richmond, British Columbia, (iii) Bergen, Norway, (iv) Gander, Newfoundland, (v) Stavanger, Norway or (vi) any hangar, office and repair facility that is acquired or for which construction has been completed, after the Issue Date and that has a market value in excess of $5.0 million at the time of such sale and leaseback and (b) any flight simulator or flight training device.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company of the Issuer (other than Disqualified Stock) that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EDC Debt” means the EDC Secured Debt and the EDC Unsecured Debt.

“EDC Debt Collateral” means the aircraft securing the EDC Secured Debt on the Issue Date or any other aircraft owned by the Company or any Restricted Subsidiary and provided as security for the EDC Secured Debt in substitution for such aircraft, provided that (a) no substitution of EDC Debt Collateral may be made while an Event of Default has occurred and is continuing; and (b) the replacement aircraft(s) shall have in aggregate an equivalent value to the aircraft which they are replacing, based on the most recent appraisal conducted in accordance with the Company’s standard appraisal procedure.

“EDC Secured Debt” means:

(1)	the secured loan between Export Development Canada and CHC Helicopter Holding S.à r.l. dated 28 April 2006; and

(2)	the secured loan between Export Development Canada and CHC Helicopter Holding S.à r.l. dated 26 November 2007,

including any Indebtedness incurred for the purpose of refinancing any EDC Secured Debt, provided that (i) the principal amount then outstanding is not increased and (ii) the terms of any such Indebtedness are not materially more onerous on the Company or more favorable to the lender than the terms of the original EDC Secured Debt.

“EDC Unsecured Debt” means the unsecured loan between Export Development Canada and CHC Helicopter Holding S.à r.l. dated 25 January 2006, including any Indebtedness incurred for the purpose of refinancing any EDC Unsecured Debt, provided that (i) the principal amount then outstanding is not increased and (ii) the terms of any such Indebtedness are not materially more onerous on the Company or more favorable to the lender than the terms of the original EDC Unsecured Debt.

“EMEA JV” means EEA Helicopter Operations B.V., a joint venture organized under the laws of the Netherlands for the purpose of holding regulated European operations of the Company and its Subsidiaries, and all its Subsidiaries as such joint venture is in effect on the Issue Date or amended or modified in the Company’s sole discretion in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as a whole.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Investors” means each of First Reserve Fund XII, L.P., Fund XII A Parallel Vehicle, L.P. and FR Horizon AIV L.P. and their respective Affiliates.

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent entity of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“EU Investorco” means any Person established by the Company to acquire a direct or indirect ownership interest in an EU Licensed Operator, it being understood that once an EU Investorco ceases to be a Restricted Subsidiary of the Company, it and its Restricted Subsidiaries will cease to be bound by the covenants under the indenture and will cease to be Guarantors.

“EU Licensed Operators” means CHC Scotia Limited, CHC Ireland Ltd., CHC Denmark APS, CHC Helikopter Service AS, CHC Helicopters Netherlands B.V., or any other Restricted Subsidiary of the Company incorporated in a European country that holds licenses to conduct helicopter transportation business that is subject to the provisions of Article 4 of European Union Regulation No. 2407/92 of July 23, 1992, it being understood that once an EU Licensed Operator ceases to be a Restricted Subsidiary of the Company, it and its Restricted Subsidiaries will cease to be bound by the covenants under the indenture and will cease to be Guarantors.

“EU National” or “EU Nationals” means member states of the European Union or the European Economic Area or nationals thereof, including any Person regarded as a national of, or owned or controlled by, one or more nationals of, the European Union or the European Economic Area for the purposes of the ownership and control requirements of the legislation of the European Union or the European Economic Area or a member thereof regarding aviation operating licenses (including Article 4 of European Union Regulation 2407/92).

“Excluded Contributions” means the net cash proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate executed by an Officer of the Company, the net cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of “—Restricted Payments.”

“Existing Notes” means the $1,300,000,000 aggregate principal amount of 9.250% Senior Secured Notes due 2020, issued by the Issuer under that certain indenture dated as of October 4, 2010.

“Existing Permitted JV” means each of EMEA JV, Canadian JV and each other Permitted Joint Venture, as such Permitted Joint Venture is in effect on the Issue Date or amended or modified in the Company’s sole discretion in a manner not materially adverse to the Company and its Restricted Subsidiaries when taken as whole.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Company or the Issuer for transactions less than $50.0 million and (ii) the Board of Directors of the Company or the Issuer (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $50.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officer’s Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all cash dividend payments or other cash distributions on any series of preferred equity of such Person and all other dividend payments or other distributions on the Disqualified Stock of such Person; less

(4)	interest income, including interest income on junior loans extended in connection with aircraft leases; less

(5)	non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less

(6)	accretion or accrual of discounted liabilities not constituting Indebtedness; less

(7)	any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; and less

(8)	Additional Interest.

“GAAP” means generally accepted accounting principles in Canada, the United States or under IFRS, as applicable, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	the Company and CHC Helicopter Holding S.à r.l.;

(2)	any Subsidiary Guarantor;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof) provided that the underlying obligation in respect of which the letter of credit was issued would, under one or more of paragraphs (1) above or (3) to (7) below, be treated as being Indebtedness;

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)	to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); or

(7)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company or the Issuer, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the indenture; or (e) any financing related to the novation of aircraft (“assets under construction”), where the recourse of the finance provider is limited to the relevant assets under construction.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a Moody’s rating of Baa3 (or the equivalent) or higher and an S&P rating of BBB- (or the equivalent) or higher, or, if either such Rating Agency ceases to rate the notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means May 13, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Manufacturer Support Indebtedness” means Indebtedness incurred by the Company or a Restricted Subsidiary of the Company to a manufacturer of a helicopter or fixed wing aircraft in connection with the purchase of such helicopter or fixed wing aircraft from the manufacturer.

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Material Subsidiary” means any Subsidiary of the Company whose gross assets or Consolidated Adjusted EBITDA (in each case excluding intra-group items (except for power-by-the-hour maintenance, lease and similar or related transactions)) are equal to or exceed 5.0% of Total Assets or Consolidated Adjusted EBITDA of the Company and its Subsidiaries.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that is not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, Assistant Treasurer, Controller, Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company and its Restricted Subsidiaries by an Officer of Heli-One Canada Inc., who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Heli-One Canada Inc., or such other person that meets the requirements set forth in the indenture.

“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Employee Stock Purchase Loans” means loans, in an aggregate amount outstanding at any time not to exceed $25.0 million, whether made by the Company or any third party (other than any Affiliate of the Company), to employees of the Company and its Subsidiaries who become participants in the Company’s stock purchase program to enable such employees to purchase Equity Interests in the Company or any of its parent entities.

“Permitted Holders” means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company (treating the Existing Permitted JVs as Restricted Subsidiaries for this purpose);

(2)	any Investment in cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by any such Person;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent company of the Company;

(6)	any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of the Company or any Restricted Subsidiary of the Company and Permitted Employee Stock Purchase Loans or guarantees thereof;

(9)	repurchases of the notes;

(10)	Investments in Permitted Businesses, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (10) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transaction with Affiliates” (except for transactions described in clauses (6), (8), (10) and (12) of such paragraph);

(13)	(A) Guarantees issued in accordance with the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and “—Certain Covenants—Additional Note Guarantees”; and (B) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(14)	any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(15)	Investments consisting of purchases and acquisitions of aircrafts, parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16)	any Investment in the UK SAR-H project in an aggregate amount of up to the U.S. Dollar Equivalent of £25.0 million;

(17)	additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding not to exceed 3.0% of Total Assets; provided, however, that if any Investment pursuant to this clause (17) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (17) for so long as such Person continues to be a Restricted Subsidiary;

(18)	Investments, including junior loans to aircraft lessors or the economic equivalent thereof, made by the Company or a Restricted Subsidiary in connection with or in anticipation of (x) an Aircraft Sale and Leaseback Transaction or (y) the lease of a helicopter or fixed wing aircraft by any Restricted Subsidiary; provided that the aggregate Investments permitted pursuant to this clause (18) does not exceed 25% of the aggregate value of all helicopters and fixed wing aircraft at the time the Investment was made and provided further, that such Investments must be made no later than 365 days after the sale and leaseback transaction or the lease transaction, as the case may be, is entered into; and

(19)	(A) any Investment in any Existing Permitted JV, and (B) any Investment in any other Permitted Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (19)(B) and all other Investments made pursuant to clause (7) of the second paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” in each case that are at the time outstanding, not to exceed the greater of (x) $125 million and (y) 5.0% of Total Assets at the time of such Investment;

provided , however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (19) so that the entire Investment would be a Permitted Investment.

“Permitted Joint Venture” means any joint venture, partnership or other Person (i) in which the Company or a Restricted Subsidiary has an Investment in such Person, (ii) all of whose Indebtedness is Non-Recourse Indebtedness, (iii) which is engaged in a Permitted Business, (iv) in which any Investment made as a result of designating such Person as a Permitted Joint Venture will not violate the covenant described under “—Certain Covenants—Restricted Payments” and (v) none of the Capital Stock of which is held by an officer, director or holder of Capital Stock of the Company qualifying as an Affiliate. Notwithstanding the foregoing, each of Slemon Park Corporation, Thai Aviation Services Ltd., Viscom (Aberdeen) Ltd., CHC Helicopter (Namibia) (Pty) Ltd., Court Aircraft Sales (Pty) Limited, Myanmar Helicopters International Ltd. East West Helicopter Services (Georgia) Corp., East West Helicopter Services (Azerbaijan) Ltd., Whirly Bird Airport Services Limited, joint venture with Cougar Helicopters Inc. in respect of the Newfoundland offshore, Canadian Helicopters Limited, Aero Contractors Company of Nigeria Ltd., Airport Den Helder CV, Schreiner Airways Cameroun SA, Inaer, Inversiones Aereas S.L., Canadian Helicopters Philippines International Inc. and each EU Licensed Operator or EU Investorco that ceases to be a Restricted Subsidiary shall be deemed to be a Permitted

Joint Venture. Any such designation (other than with respect to Persons identified in the preceding sentence) shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Permitted Liens” means:

(1)	Liens securing Indebtedness and other Obligations under Credit Facilities incurred pursuant to clause (1) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(6)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(9)	Liens existing on the Issue Date, including Liens securing the Existing Notes and the related guarantees;

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(12)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(13)	leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)

easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(15)	Liens created for the benefit of (or to secure) the notes, the Note Guarantees, and any exchange notes or exchange guarantees;

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(18)	judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19)	Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations that do not exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at any one time outstanding;

(20)	Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(21)	licenses of intellectual property in the ordinary course of business;

(22)	Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(23)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(24)	Liens to secure a defeasance trust;

(25)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(26)	Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

(27)	Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’ historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (7) above;

(28)	Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(29)	Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions, provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;

(30)	Liens over the EDC Debt Collateral securing the EDC Secured Debt;

(31)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(32)	Liens securing Hedging Obligations;

(33)	any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(34)	Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease, sale and leaseback, novations, refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits; and

(35)	Liens securing Manufacturer Support Indebtedness, provided that such Liens only secure the helicopter or fixed wing aircraft purchased from such manufacturer and any assets or contract rights related thereto.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to any parent companies of the Company in amounts equal to the amounts required for any direct payment of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Company and general corporate overhead expenses of any direct parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries;

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with such parent companies, payments to such parent companies in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that such parent companies actually owe to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of such parent companies’ receipt of such Tax Payments or refunded to the Company; and

(3) dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under Credit Facilities;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Company or the Issuer will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary;

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company or the Issuer); and

(3)	the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company or the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Company (except for Standard Securitization Undertakings).

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, selected by the Company as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or the Issuer (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2)	with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(3)	to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or the Issuer shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company or the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Reporting Failure” means the failure of the Company to hold conference calls with respect to, or make available, post or otherwise deliver to the trustee, within the time periods specified in “—Certain Covenants—Reports” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange

Act), the periodic reports, information, documents or other reports which the Company or a parent Guarantor may be required to make available, post or otherwise deliver pursuant to such provision.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Senior Secured Leverage Ratio” means, as of any date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available that is secured by a Lien (including, without duplication, any Delayed Lien Debt), less an amount equal to the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date, to (b) Consolidated Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Senior Secured Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Senior Secured Leverage Ratio is made, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Senior Secured Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Senior Secured Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation which is being given pro forma effect that have been or are expected to be realized).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the final payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means (1) the subsidiaries of the Company (other than the Issuer) that execute a Note Guarantee on the Issue Date and (2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture.

“Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.

“Taxing Jurisdiction” means with respect to any payments made under or with respect to the notes or a Note Guarantee, any jurisdiction in which the Issuer or any Guarantor is organized, resident or doing business or through which payments are made by such person or its paying agents (or any political subdivision, state, province or territory thereof).

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if the period from the redemption date to June 1, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company or the Issuer in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company or the Issuer may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) other than the Issuer to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur Non-recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “—Certain Covenants—Restricted Payments.”

The Board of Directors of the Company or the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)	(1) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Company or the Issuer shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the applicable Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Vendor Financings” means Indebtedness incurred by the Company or a Restricted Subsidiary of the Company to a vendor of aircraft and rotables and other aircraft parts in connection with the purchase of such aircraft, rotables or other aircraft parts from such vendor.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The global notes

The exchange notes will be represented by global notes in definitive, fully registered form, without interest coupons (collectively, the “global notes”).

Upon issuance, the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the applicable indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the applicable indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the applicable indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the applicable indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND LUXEMBOURG INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

United States

The following discussion is a summary of material U.S. federal income tax consequences relevant to the exchange of outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all potential tax effects. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations issued thereunder, Internal Revenue Service (IRS) ruling and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is limited to holders who exchange outstanding notes for exchange notes in the exchange offer. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address the Medicare tax on net investment income or the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes hold notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer.

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Luxembourg

The following discussion is a summary of certain material Luxembourg income tax considerations relating to the exchange offer for holders, which either are tax residents of Luxembourg or are tax residents of another country but have a permanent establishment or a fixed base in Luxembourg to which the notes are allocable (the “taxable holder(s)”). This discussion is based on the Luxembourg Income Tax Act of 1967 (Loi relative à l’impôt sur le revenu) as amended and does not address all of the Luxembourg income tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under Luxembourg income tax law.

For Luxembourg income tax purposes, the exchange of an old note for a new note by a taxable holder pursuant to the exchange offer is treated as a sale of the old note at its fair market value followed by the acquisition of the new note, at that same value. Accordingly, a taxable holder of an old note may have to recognize a gain or loss upon the exchange of an old note for a new note pursuant to the exchange offer. The holding period of the new note by a taxable holder does not include the holding period of the old note, and the fiscal value of the new note upon the exchange is equal to the fair market value of the old note at the date the exchange took place. In principle, there should not be any Luxembourg income tax consequences for a holder of an old note that does not participate in the exchange offer. For holders that are not tax residents of Luxembourg and that do not have a permanent establishment or a fixed base in Luxembourg to which the notes are allocable, the exchange of an old note for a new note should not have any Luxembourg income tax consequences.

INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE LUXEMBOURG TAX CONSIDERATIONS TO THEM RELATING TO THE NOTES, INCLUDING THE TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER OR NOT PARTICIPATING IN THE EXCHANGE OFFER.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes and exchange notes and the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes or exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes or exchange notes (including the exchange of outstanding notes for exchange notes) by an ERISA Plan with respect to which the Issuer, an initial purchaser or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes or exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, the Pension Protection Act of 2006, as amended, provides a statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (not including a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction.

Because of the foregoing, the notes or exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note or exchange notes (including an exchange of outstanding notes for exchange notes), each purchaser and subsequent transferee of a note or exchange notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes or exchange notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes or exchange notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive, nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any notes or exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the notes or exchange notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of this exchange offer we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until the date that is 90 days from the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of this exchange offer, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LIMITATIONS ON VALIDITY AND ENFORCEABILITY OF GUARANTEES AND ENFORCEABILITY OF CIVIL LIABILITIES

European Union

Several of the guarantors of the notes are incorporated under the laws of Member States of the European Union.

The EC Regulation No. 1346/2000 on Insolvency Proceedings (the “EC Regulation”) is effective in all EU Member States other than Denmark. Pursuant to the EC Regulation, the courts of a Member State (other than Denmark) will have jurisdiction to open main insolvency proceedings if the company concerned has its centre of main interests (“COMI”) in that Member State. The place of a company’s registered office is presumed to be its COMI in the absence of proof to the contrary. This presumption can only be rebutted by objective factors that are ascertainable to third parties dealing with the company. The question of where a company’s COMI is located must be determined at the time that the relevant insolvency proceedings are opened. If main insolvency proceedings are validly opened in one Member State, they will be recognized and have effect in all other Member States (other than Denmark) pursuant to the EC Regulation subject to article 5 of the EC Regulation which provides that the opening of main insolvency proceedings in one Member State does not affect the rights in rem of creditors or third parties in respect of tangible or intangible, moveable or immoveable assets belonging to the debtors which are located in another Member State at the time of the opening of proceedings. If the company is found to have its COMI in a place other than the relevant Member State (other than Denmark), the courts of that Member State will only have jurisdiction to open secondary insolvency proceedings in that Member State and only then provided that the company concerned has an “establishment” in that Member State. The effects of such secondary insolvency proceedings will be restricted to the assets of the company located in that Member State and the main insolvency proceedings will be opened in the Member State (other than Denmark) in which the company is found to have its COMI.

Luxembourg

Service of Process and Enforcement of Civil Liabilities in Luxembourg

The Issuer is a public company limited by shares (société anonyme) under the laws of Luxembourg. Some of the Issuer’s directors are non-residents of the United States. 6922767 Holding S.à r.l., a guarantor of the notes, is a private limited liability company (société à responsabilité limitée) under the laws of Luxembourg. In addition, all or a substantial portion of the assets of the Issuer and substantially all of the assets of its directors are located outside the United States. As a result, it may not be possible for you to serve process on these persons or the Issuer in the United States or to enforce judgments obtained in U.S. courts against them or the Issuer based on civil liability provisions of the securities laws of the United States.

We have been advised by our Luxembourg counsel that the United States and Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters. According to such counsel, an enforceable judgment for the payment of monies rendered by any U.S. Federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However, a party who received such favorable judgment in a U.S. court may initiate enforcement proceedings in Luxembourg (exequatur) by requesting enforcement of the U.S. judgment by the District Court (Tribunal d’Arrondissement) pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

•	the U.S. judgment is enforceable (exécutoire) in the United States;

•

the U.S. court awarding the judgment has jurisdiction to adjudicate the respective matter under applicable U.S. Federal or state jurisdictions rules, and that jurisdiction is recognized by Luxembourg private international and local law;

•	the U.S. court has applied to the dispute the substantive law which would have been applied by Luxembourg courts;

•	the principles of natural justice have been complied with;

•	the U.S. judgment does not contravene international public policy or order as understood under the laws of Luxembourg or has been given in proceedings of a criminal nature;

•	the U.S. court has acted in accordance with its own procedural laws; and

•	the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense.

In practice, Luxembourg courts now tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

Corporate Benefit Restrictions

Limitations on Validity and Enforceability of the Guarantees

A guarantee to be provided by a Luxembourg guarantor must comply with a number of conditions. Guarantees to be provided by a Luxembourg guarantor are not within the scope of the Luxembourg law of 5th August 2005 implementing directive 2002/47/EC on financial collateral arrangements of 6 June 2002. Hence, the following outline discussing such conditions is subject to, and should be read in conjunction with, the developments under “—Luxembourg—Insolvency Proceedings.”

The conditions to be satisfied by the granting of guarantees relate to (a) corporate power, (b) corporate authority and (c) corporate benefit. These rules are derived from general principles and must be applied to specific circumstances, which have to be analyzed on a case by case basis.

Corporate Power

Limits on corporate power can either be imposed (i) by law or (ii) by the articles of association of the company.

(i) Limitations imposed by law

Pursuant to the Luxembourg Civil Code, a company is established with a view to participating in the profits (and the losses) which may arise therefrom. The goal to share the profits is an essential element of every company and therefore the purely free (or gratuitous) act, without consideration, may be outside the scope of the activities of a company as contemplated by law.

A company may however carry out gratuitous acts whenever these acts are accomplished in view of the realization, directly or indirectly, of the company’s corporate object. It is normally accepted that except in exceptional circumstances, an intragroup security is a type of act which may serve the purpose of realising a profit.

Thus, it is only in exceptional circumstances when there is no reasonable justification of an even indirect potential benefit of, or a motivated interest for, a proposed guarantee to be given by a company, that the validity thereof could be challenged for lack of any interest by the guarantor in providing the guarantee.

Further to this general legal restriction, additional limitations are imposed by specific laws such as the prohibition to exercise a financial activity without a specific authorization (which in case of a Luxembourg company does not apply to financial activities within a group of companies) or the limitation on financial assistance to shareholders in case of subscription or purchases of shares in the guarantor or the guarantor’s parent.

(ii) Limitations imposed by the articles of association.

The provision of guarantees or security by a company must be within the limits of the object clause of its articles of association.

Should the provision of a guarantee or security by a Luxembourg company be considered to exceed the corporate object as expressed in the articles of association, the company is still bound by such action, unless there is evidence that the beneficiary of such acts knew that the acts exceed the corporate object or that the beneficiary could not in view of the circumstances have been unaware of this fact.

Corporate Authority

When a Luxembourg company grants guarantees and/or security, applicable corporate procedures normally entail that the decision be approved by a board resolution or by decision of delegates that have been appointed for such purpose.

Corporate Benefit

The third condition for a guarantee to be granted by a Luxembourg company is that the proposed action by the company must be in the corporate interest of the company, which words are a translation of the French “intérêt social”, an equivalent term to the English concept of corporate benefit, the concept of “corporate interest” is not defined by law, but has been developed by doctrine and court precedents and may be described as being ‘the limit of acceptable corporate behaviour’. Whereas the previous discussions of the limits of corporate power are based on objective criteria (provisions of law and of the articles of association), the concept of corporate benefit requires a subjective judgement. In that context, the concept of a group of companies may be relevant and if it should be first analysed whether a transaction is in the best interest of the company on a stand alone basis, it should also be examined whether the transaction is justified in the light of the interest on a group level, which may result in a benefit for the guarantor.

In general terms, group interest may justify the issue of a guarantee or the granting of security in favour of a parent company (upstream guarantee) or a sister company (cross-stream guarantee), under the following circumstances:

•	the proposed action must be justified on the basis of a common economical, social, or financial policy applicable throughout the whole group.

•	the existence of a group should be evidenced through capital links.

•	the guarantee must not be (i) without consideration, or alternatively (ii) break up the balance between the undertakings of the various group companies.

To the extent that all companies of the group are asked to bear in a similar way the burden of guarantees or security given for the benefit of the other group company(ies) in an equal way, the obligation undertaken by a group company for the benefit of other group companies may be justified. Similarly, if a group company cannot exist outside of the group and is dependent on the group, assistance to other group companies should ultimately result in a benefit for such company. The limit of reasonable corporate behaviour is reached when the transaction is exclusively in the interest of the parent company or the other companies of the group, without any benefit, direct or indirect, for the granting of the guarantee or benefit.

However, the failure to comply with the corporate benefit requirement will typically result in liability for the directors or managers of the guarantor concerned, but not in the voiding the guarantee or security improperly granted.

The criteria mentioned above have to be applied on a case-by-case basis and a subjective fact-based judgment are required to be made by the directors of the guarantor.

In order to avoid that the financial assistance exceeds the assisting company’s financial means, it is usual for the guarantee to be limited to an aggregate amount not exceeding 80% to 95% of the guarantor’s own funds (“capitaux propres”).

Insolvency Proceedings

The insolvency laws of Luxembourg may not be as favorable to holders of notes as insolvency laws of jurisdictions with which investors may be familiar. The following is a brief description of certain aspects of insolvency laws in Luxembourg.

Under Luxembourg insolvency laws, the following types of proceedings (together referred to as insolvency proceedings) may be opened against the Issuer:

•

bankruptcy proceedings (faillite), the opening of which may be requested by the Issuer, by any of its creditors or by the Luxembourg public prosecutor. Following such a request, the courts having jurisdiction may open bankruptcy proceedings, if the Issuer (a) is in default of payment (cessation de paiements) and (b) has lost its commercial creditworthiness (ébranlement de crédit). If a court considers that these conditions are met, it may also open bankruptcy proceedings, absent a request made by the Issuer or a creditor. The main effect of such proceedings is the suspension of all measures of enforcement against the Company, except, subject to certain limited exceptions, only for secured creditors and the payment of the creditors in accordance with their rank upon realization of the assets;

•	controlled management proceedings (gestion contrôlée), the opening of which may only be requested by the Issuer and not by its creditors; and

•

composition proceedings (concordat préventif de la faillite), which may be requested only by the Issuer (having received prior consent of a majority of its creditors) and not by its creditors. The court’s decision to admit a company to the composition proceedings triggers a provisional stay on enforcement of claims of creditors.

In addition to these proceedings, the ability of the holders of notes to receive payment on the notes may be affected by a decision of a court to grant a reprieve from payments (sursis de paiements) or to put the Issuer into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious violation of the commercial code or of the Luxembourg act dated 10 August 1915 on commercial companies, as amended. The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.

The Issuer’s liabilities in respect of the notes will, in the event of a liquidation of the Issuer following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned Issuer’s debts that are entitled to priority under Luxembourg law. Preferential debts under Luxembourg law for instance include, among others:

•	certain amounts owed to the Luxembourg Revenue;

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.

Assets over which a security interest has been granted will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized).

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Issuer during the period before bankruptcy, the so-called suspect period (periode suspecte) which is a maximum of six months and the days preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date. In particular:

•

pursuant to article 445 of the Luxembourg code of commerce, some specific transactions (such as, in particular, the granting of a security interest for antecedent debts, save in respect of financial collateral arrangements within the meaning of the Luxembourg law of 5 August 2005 on financial collateral arrangements, as amended; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets without consideration or with substantially inadequate consideration) entered into during the suspect period (or the ten days preceding it) must be set aside or declared null and void, if so requested by the insolvency receiver;

•

pursuant to article 446 of the Luxembourg code of commerce payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments;

•

in case of bankruptcy, article 448 of the Luxembourg code of commerce and article 1167 of the civil code (action paulienne) gives the insolvency receiver (acting on behalf of the creditors) the right to challenge any fraudulent payments and transactions, including the granting of security with an intent to defraud, made prior to the bankruptcy, without any time limit.

In principle, a bankruptcy order rendered by a Luxembourg court does not result in automatic termination of contracts except for intuitu personae contracts, that is, contracts for which the identity of the company or its solvency were crucial. The contracts, therefore, subsist after the bankruptcy order. However, the insolvency receiver may choose to terminate certain contracts. However, as of the date of adjudication of bankruptcy, no interest on any unsecured claim will accrue vis-á-vis the bankruptcy estate. The bankruptcy order provides for a period of time during which creditors must file their claims with the clerk’s office of the Luxembourg district court sitting in commercial matters.

After having converted all available assets of the company into cash and after having determined all the company’s liabilities, the insolvency receiver will distribute the proceeds of the sale, on a pro rata basis, to the creditors after deduction of the receiver fees and the bankruptcy administration costs.

Insolvency proceedings may hence have a material adverse effect on the Issuer’s business and its obligations under the notes.

Canada

New York courts and federal courts located in New York have non-exclusive jurisdiction to settle any dispute arising in connection with the guarantee by CHC Global Operations (2008) Inc., CHC Global Operations International Inc, Heli-One Canada Inc. and Heli-One Leasing Inc. A court in the Province of Ontario (an “Ontario Court”) will give a judgment based on a final and conclusive in personam judgment of the New York courts and federal courts located in New York (a “Foreign Judgment”) for a sum certain obtained against the Canadian guarantor with respect to a claim arising out of the guarantee by the Canadian guarantor, without reconsideration of the merits; provided that (i) the action to enforce the Foreign Judgment is commenced within applicable limitation periods, (ii) the Foreign Judgment is not under appeal and (iii) there is not another subsisting judgment in any jurisdiction relating to the same cause of action as the Foreign Judgment. In addition, the Foreign Judgment must not: (i) be contrary to public policy, be obtained by fraud or in a manner contrary to the principles of natural justice or be contrary to an order made by the Attorney General of Canada under the

Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes, (ii) be for a claim that is characterized based on foreign revenue, expropriatory, penal or other public law, and (iii) have been satisfied or be void or voidable under the laws of New York and the federal laws of the United States.

It should be noted that an Ontario Court will only award a judgment in Canadian currency and the award of the Foreign Judgment may be affected by the bankruptcy, insolvency or similar proceeding of the Canadian guarantor. Each Canadian guarantor is organized under the laws of Canada. In the event of the insolvency of the Canadian guarantor, insolvency proceedings may be initiated in Canada. Canadian law would then govern those proceedings. The insolvency laws of Canada may not be as favorable to your interests as creditors as the insolvency laws of other jurisdictions, including in respect of priority of creditors’ claims, the ability to obtain post-petition interest and the duration of the insolvency proceedings, and may limit your ability to recover payments due on the notes to an extent exceeding the limitations arising under other insolvency laws.

In Canada, there are two primary federal statutes that govern insolvency and restructuring proceedings of corporate debtors. The Bankruptcy and Insolvency Act (the “BIA”) contains provisions for the liquidation of insolvent companies (in a manner loosely akin, in substance, to United States Chapter 7 proceedings (with important distinctions)) and for the restructuring of corporations (in a manner loosely akin, in substance, to United States Chapter 11 proceedings (with important distinctions)). Similar to bankruptcy proceedings in the United States, a corporate debtor may be petitioned into bankruptcy (i.e., involuntary proceedings) or file for bankruptcy or reorganization (i.e., voluntary proceedings). In addition to the BIA, Canada also has the Companies’ Creditors Arrangement Act (the “CCAA”), which is a restructuring statute that operates, in practice, in a manner also loosely akin to United States Chapter 11 proceedings (with important distinctions). CCAA proceedings are only available to insolvent debtor companies having debts in excess, together with its affiliates, of CDN$5 million Insolvency proceedings in Canada, whether under the BIA or CCAA, are court-supervised. In addition, it may be possible to restructure certain debt obligations, including guarantees, under the applicable corporate governing statute (such as the Canada Business Corporations Act in respect of the Canadian guarantors).

Upon the bankruptcy of a debtor corporation, whether voluntarily or involuntarily upon the application of a creditor, the BIA imposes a stay of any action, execution or other proceeding by unsecured creditors in respect of the debtor, unless the creditors first obtain leave of the applicable court. In a liquidation (as opposed to restructuring) context, the stay of proceedings does not generally apply to secured creditors, who are free to exercise their rights of self-help, to seek the appointment of a receiver by the court or to otherwise realize on their security outside of the BIA. However, there may be a delay of up to six months to allow the trustee to review the security and generally to consider its right to realize on any equity in the secured collateral, which rights includes redeeming the security or requiring the sale of the collateral. Upon becoming bankrupt, whether voluntarily or involuntarily, all of a debtor’s assets (subject to very limited exceptions and subject to the rights of secured creditors) vest in a trustee in bankruptcy, at which point the debtor no longer has any ability to deal with those assets. The trustee typically proceeds to liquidate the assets and distribute the proceeds of the estate in accordance with the provisions of the BIA.

The BIA sets out the priority scheme for the payment of claims against a bankrupt debtor, which priority scheme takes precedence over any operative priority scheme outside of bankruptcy (such as, for example, priority schemes in provincial statutes that create statutory liens or trusts that purport to elevate the priority of some creditor claims over secured and unsecured claims) but is expressly subject to the rights of secured creditors. Subject to certain statutory priority claims and true trust claims, secured creditors have the right to look first to the assets charged by their security for payment. Thereafter, the BIA provides a list of preferred creditors who recover their debts or portions thereof in priority to the general body of unsecured creditors. Preferred claims are paid in full, in order of their ranking, before any payments to lower ranking preferred creditors or general unsecured creditors. All other general unsecured claims rank pari passu and would share pro rata. If there is any surplus after payment in full to the unsecured creditors, the balance will be used to pay interest from the date of the bankruptcy at 5% per annum on all claims proved in the bankruptcy according to their priority. Any remaining amount then would be available for shareholders. Distributions made by a trustee are subject to a levy imposed by the Superintendent of Bankruptcy.

The proceeds resulting from the realization of the estate of an insolvent Canadian debtor that has guaranteed the obligations of the issuers may not be sufficient to satisfy your unsecured claims after the Canadian debtor’s secured creditors and other claims that rank higher in priority to your claims have been satisfied.

Corporate restructurings in Canada may be implemented under either the BIA or the CCAA, with the latter being more prevalent in the case of large corporations. In either case, a broad stay of creditors’ rights and enforcement proceedings is generally implemented. The stay usually applies to secured creditors (with the principal exception under the BIA being that secured creditors that have commenced enforcement proceedings that have been advanced to a certain statutorily-prescribed point are not subject to the stay). Under this court-ordered protection, the debtor will typically formulate a restructuring proposal or plan, or conduct an orderly liquidation/sale as a going concern and distribute the proceeds to the creditors in accordance with the priority of their claims. In the event of a restructuring proposal or plan, a double majority of the creditors (i.e., simple majority in number having two thirds in value of the claims in question) in each designated class must approve the proposal or plan, and the proposal or plan must be sanctioned by the court. Secured creditors may be included in such a proposal or plan (in which case they shall vote in a separate class) or may be dealt with outside of the proposal or plan. In the event of liquidation/sale as a going concern, proceeds are generally distributed in accordance with priorities established by statute and the court (which may differ in some respects from those in a bankruptcy under the BIA, including certain statutory priorities which may rank ahead of secured creditors). Issues may arise as to the applicable priorities which govern the distribution of such proceeds. The court may also authorize the creation of priority charges ranking ahead of other creditors, including claims of holders of notes, in both CCAA and BIA restructurings (for example, charges securing DIP financings, directors’ and officers’ indemnification and professional fees).

The proposed treatment of unsecured claims under the guarantee granted by the Canadian guarantor in any restructuring proposal or plan is generally at the discretion of the Canadian debtors, subject to the rights of creditors affected by the proposal or plan to vote on such proposal or plan and subject to sanction by the court, which may be opposed by an affected creditor.

Where a debtor deals with its property in a manner that prejudices its creditors (particularly where such debtor is or becomes thereafter insolvent), such transactions by the debtor may be subject to challenge by creditors and the scrutiny of the courts. Under Canadian federal and provincial law, there are a number of statutory means to challenge or avoid such transactions. In Canada, the granting of a guarantee on the eve of insolvency may be subject to review and invalidation under the BIA and CCAA, and in certain circumstances guarantees can be the subject of review under provincial fraudulent preference legislation. Additionally, under Canadian federal bankruptcy laws and comparable provisions of Canadian provincial fraudulent transfer laws, payments or transfers of property made to a creditor or other third party can be attacked in circumstances where the party making the payment (i.e., the guarantor) was on the eve of insolvency at the time the payment is made, and in the case of provincial legislation, where necessary intent exists. Where a transaction subject to review is held to be contrary to Canadian law, the transaction is subject to be impugned and a wide variety of possible remedies may be imposed. Should the Canadian guarantor become insolvent within applicable time periods, the granting of the guarantee could be subject to challenge and the guarantee potentially avoided, and any amounts obtained under the guarantee in support thereof that is avoided would have to be repaid. Should the holders of the notes in the present case be repaid or otherwise recover from the Canadian guarantor at a time when the guarantor is insolvent, or if the Canadian guarantor thereafter becomes insolvent within applicable time periods, the repayment or recovery may be subject to challenge.

United Kingdom

Insolvency Proceedings

Each of Heli-One Holdings (UK) Limited, Heliworld Leasing Limited and Management Aviation Limited is a company incorporated under the law of England and Wales (the “English Guarantors”) and each of CHC Holding (UK) Limited, Heli-One (UK) Limited and Lloyd Helicopter Services Limited is incorporated under Scots law (“Scottish Guarantors”) (each, a “UK Guarantor” and collectively, the “UK Guarantors”). Accordingly, as a general rule, insolvency proceedings with respect to these UK companies should be based on UK insolvency laws which are of general application in both jurisdictions of England and Wales and Scotland. It should be noted, however, that there are areas of the law where Scots and English law differ and therefore different sections of the Insolvency Act 1986 will apply specifically to Scottish companies. In particular, it should be noted that the insolvency process for Scottish companies is governed by the Insolvency (Scotland) Rules 1986 (as amended). However, where a UK company conducts business in more than one member state of the European Union, the jurisdiction of the UK courts may be curtailed if the company’s “centre of main interests” is in a member state other than the United Kingdom. There are a number of factors that are taken into account to ascertain the “centre of main interests,” which should correspond to the place where the company conducts the administration of its interests on a regular basis and is therefore ascertainable by third parties.

The UK Insolvency Act 1986 empowers UK courts to make an administration order in respect of a UK company if the court is satisfied that the company is or is likely to become unable to pay its debts and that an administration order is likely to achieve the purpose of administration which is specified in the legislation. An administrator can be appointed by, amongst others, the company, its directors or the holder of a “qualifying floating charge” and different procedures may apply according to the identity of the appointor. The holder of a floating charge relating to the whole or substantially the whole of the company’s property, or the company itself or its directors may place a company into administration using an out-of-court procedure. The trustee will not hold such a charge, will not be entitled to commence an administration out of court and will not be given prior notice of the making of, or an intention to make, an administration order.

Once appointed, the administrator must perform his functions with the objective of: (a) rescuing the company as a going concern; (b) achieving a better result for the company’s creditors as a whole than would be likely if the company were wound up (without first going into administration); or (c) realizing property in order to make a distribution to one or more secured or preferential creditors. The administrator must perform his functions in the interests of the company’s creditors as a whole. He may only perform his functions in pursuit of the objective stated in (b) if, in his opinion, it is either not reasonably practicable to rescue the company, or the objectives described in (b) would achieve a better result for the company’s creditors as a whole. He may only perform his functions in pursuit of the objective stated in (c) if he believes that it is not reasonably practicable to achieve the objectives stated in (a) or (b) and to do so would not unnecessarily harm the interests of the creditors of the company as a whole. During the administration, in general no proceedings or other legal process may be commenced or continued against the debtor, except with leave of the court or consent of the administrator. If a UK Guarantor were to enter into administration proceedings, it is possible that the obligations due under the guarantee and any security granted by a UK Guarantor may not be enforced while it was in administration.

In the event of a liquidation under either English law of any English Guarantor or under Scottish law of any Scottish Guarantor, the liabilities of such UK Guarantor to its unsecured creditors will be satisfied only after payment of all secured indebtedness (to the extent of the assets securing that indebtedness) and after payment of all claims entitled to priority under UK insolvency law. Currently, the debts entitled to priority may include (a) amounts owed in respect of unpaid contributions for occupational pension schemes, and (b) certain amounts owed to employees in respect of unpaid wages and holiday entitlements. All expenses (including the liquidator’s remuneration) properly incurred in a winding-up are also payable out of the company’s assets in priority to preferential claims and floating charge holder claims.

Any interest accruing under or in respect of amounts due under the guarantee to which a UK Guarantor is a party in respect of any period after the commencement of liquidation proceedings would only be recoverable by holders of the notes from any surplus remaining after payment of all other debts proved in the proceedings and accrued and unpaid interest up to the date of the commencement of the proceedings.

Under English insolvency law, a liquidator or administrator of an English Guarantor could apply to the court to set aside the issuance of its guarantee or creation of any security (where applicable) if such liquidator or administrator believed that issuance of such guarantee constituted a transaction at an undervalue. Under English insolvency law, the liquidator or administrator of a company may, among other things, apply to the court to set aside a transaction entered into by a company, if such company was insolvent (as defined in the UK Insolvency Act 1986, as amended) at the time of, or in consequence of, the transaction and enters into liquidation or administration within two years of entering into the transaction. A transaction might be subject to being set aside if it involved a gift by a company, if a company received no consideration or if a company received consideration of significantly less value, in money or money’s worth, than the consideration given by such company. Upon such application, the court can make such order as it thinks fit to restore the company to the position it would have been in had it not entered into the transaction. A court generally will not intervene, however, if it is satisfied that the company entered into the transaction in good faith and for the purpose of carrying on its business, and that at the time it did so there were reasonable grounds for believing the transaction would benefit such company.

Under Scottish insolvency law, a liquidator, creditor or administrator of a Scottish company could apply to the court to set aside the issuance of a guarantee or creation of any security by it if such liquidator, creditor or administrator believed that the issuance of such guarantee or the creation of such security constituted a gratuitous alienation. In the case of a winding up having commenced, such challenge could be made by application to the court by the liquidator or any creditor (by virtue of any debt incurred by the relevant company on or before the commencement of such winding up). In the case of an administration, such challenge could be made by application to the court by the administrator. The relevant conditions for such a challenge are that: (a) the transaction must have been entered into two years before the winding up (or five years in the case of an associated company); and (ii) that the alienation is one in which the company did not receive adequate consideration. Upon application to the court by the liquidator, creditor or administrator of a company, the court may be asked to set aside a transaction entered into by a company and if it is established that the transaction was a gratuitous alienation, the court must grant decree of reduction (nullifying and reversing the transaction, or part of it), or make an order for restoration of property to the company’s assets, or such other redress as may seem appropriate. The court will not grant such decree if the person seeking to uphold the alienation establishes (i) that the alienation was made for adequate consideration; or (ii) that immediately, or at any other time, after the alienation, the company’s assets were greater than its liabilities. Accordingly, a liquidator, creditor or administrator of a Scottish UK Guarantor could apply to the court to set aside the issuance of its guarantee or creation of any security if such liquidator, creditor or administrator believed that the issuance of such guarantee or the creation of such security constituted a gratuitous alienation.

An administrator or liquidator may apply to the court for an order avoiding any action taken by an English Guarantor within six months (two years if the person receiving the preference is connected with the company) before that English Guarantor went into administration or liquidation which has the effect of putting a creditor, guarantor or surety of the English Guarantor in a better position (in the event of the company going into insolvent liquidation) than if the action had not been taken. In order to be successful, it must be shown that the English Guarantor was influenced by a desire to produce that result and provided that, at the time or as a result of the preference, the company was unable to pay its debts.

Under Scottish insolvency law, an administrator, liquidator or creditor may apply to the court for an order avoiding any action taken by a company within six months before that company went into administration or liquidation which has the effect of creating a preference in favour of a creditor to the prejudice of the general body of creditors (an unfair preference). Where a winding up order has commenced in respect of a company, such application may be made by the liquidator or any creditor (by virtue of any debt incurred by the relevant company on or before the commencement of such winding up) and where an administration order is in force in relation to the company, such application may be made by the administrator. Certain transactions shall not give rise to an unfair preference action as follows: (i) a transaction in the ordinary course of trade or business; (ii) a payment in cash for a debt that has become due (unless collusive with a view to prejudicing creditors); (iii) one where reciprocal obligations are assumed (unless collusive with a view to prejudicing creditors); (iv) certain mandates. Accordingly, a liquidator, creditor or administrator of a Scottish UK Guarantor could apply to the court to set aside the issuance of its guarantee or creation of any security (where applicable) if (a) such liquidator, creditor or administrator could establish that such action was taken by the Scottish UK Guarantor within six months before that company went into administration or liquidation and which had the effect of creating a preference in favour of a creditor to the prejudice of the general body of creditors; and (b) none of the foregoing exceptions apply.

An unfair preference may also be challenged at Scottish common law. A creditor may challenge voluntary transactions by which, after the insolvency of a Scottish UK Guarantor, another creditor receives a preference. The challenge may be brought by any creditor or liquidator or administrator.

Where it can be shown that a transaction was at an undervalue, in the case of an English Guarantor, and was made for the purposes of putting assets beyond the reach of a person who is making, or may make, a claim against a company, or of otherwise prejudicing the interests of a person in relation to the claim, which that person is making or may make, the transaction may be set aside by the court as a transaction defrauding creditors. This provision may be used by any person who claims to be a “victim” of the transaction and is not therefore limited to liquidators or administrators. There is no statutory time limit in the English insolvency legislation within which the challenge must be made and the relevant company does not need to be insolvent at the time of the transaction.

The Scottish common law allows challenge of a voluntary alienation by a Scottish UK Guarantor, irrespective of proof of intention to defraud, where it can be shown (i) the relevant company was insolvent at the time of the challenge and was either insolvent at the time of the alienation or was made insolvent by it, (ii) the alienation was made without onerous consideration and (iii) the alienation was to the prejudice of the challenging creditor. The common law challenge may be made by any creditor, whether its debt was contracted before or after the alienation. There are no statutory time limits under Scottish common law within which such challenge must be raised.

Service of Process and Enforceability of U.S. Judgments

A majority of the directors of the UK Guarantors and the Issuer are non-residents of the United States. In addition, certain of the UK Guarantors are incorporated under the laws of England and Wales. All of or a substantial portion of the assets of such UK Guarantors are located outside the United States. It may not be possible for holders of the Notes to effect service of process within the United States upon a UK Guarantor or its directors or to enforce against it judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal or state securities laws.

With respect to the enforceability of certain U.S. court judgments in England, the company and the Guarantors have been advised as follows. The United States and England currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not automatically be enforceable in England. In order to enforce any such judgment in England, fresh proceedings must be initiated by way of a common law action before a court of competent jurisdiction in England. In a common law action, an English court generally will not (subject to the following sentence) reinvestigate the merits of the original matter decided by a U.S. court and will often order summary judgment on the basis that there is no defense to the claim for payment. Such applications are usually successful and are basically a formality unless the debtor has a credible challenge to the validity of the original judgment. The proceedings do however require to be served upon the defendant. The entry of an enforcement order by an English court is conditional upon the following:

•	the judgment not having been overturned on appeal in the originating jurisdiction;

•	the U.S. court having had jurisdiction over the original proceeding according to English conflicts of laws principles;

•	the judgment being final and conclusive on the merits in the sense of being final and unalterable in the court which pronounced it and being for a debt or a definite sum of money;

•	the judgment not contravening public policy of England;

•	the judgment being not for a sum payable in respect of tax, or other charges of a like nature in respect of a penalty or fine;

•

the defendant having been given an opportunity to defend his proceedings, and the judgment not having been arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damaged sustained and not being otherwise in breach of Section 5 of the Protection of Trading Interests Act 1980;

•	the judgment not having been obtained by fraud or in breach of English principles of natural justice;

•	there not having been a prior judgment in another court recognizable in England between the same parties concerning the same issues; and

•	enforcement proceedings having been instituted within six years after the date of judgment.

A judgment by an English court may be given in Pounds Sterling in some cases. Subject to the foregoing, holders of the notes may be able to enforce judgments in England, in civil and commercial matters obtained from U.S. federal or state courts. However, we cannot assure you that those judgments will be enforceable. In addition, it is doubtful whether an English court would accept jurisdiction and impose civil liability if proceedings were commenced in England in an original action predicated solely upon U.S. federal securities laws.

In Scotland, the method of obtaining authority to enforce a foreign judgment depends on whether there is a legislative provision allowing for mutual recognition and enforcement of judgments. Currently there is no such provision as between Scotland and the United States. With that being the case, the enforcement of a judgment of a court of the United States, or of a state forming part of the United Sates, would be carried out by raising an action in the Court of Session in Scotland for what is known as a “decree-conform” under the common law of Scotland. Where a decree-conform may validly be sought, generally the Scottish court will not re-investigate the merits of the relevant action. As a matter of Scots common law, the position on the recognition and enforcement of U.S. judgments in such cases will generally follow the broad principles of English law outlined above. However in summary, and in general, an action for decree-conform may be sought where:

•	the court which issued the judgment had jurisdiction and acted judicially with no element of unfairness;

•

such judgment was final, not obtained by fraud, not penal or discriminatory, or a revenue action, remained capable of enforcement in the place it was pronounced and was not contrary to natural justice; and

•	enforcement of the judgment is not contrary to Scottish public policy.

The alternative to the raising of an action for decree-conform would be to seek a new judgment of a Scottish court on the matter, after establishing the relevant obligations as valid and binding according to their proper law by proof through the leading of appropriate expert evidence as to that law.

As there is little recent case law on this topic, it is, however, difficult to be definitive on these matters.

Norway

Each of CHC Norway Acquisition Co AS, Helicopter Services Group AS, Heli-One (Europe) AS, Heli-One (Norway) AS, Heli-One Leasing (Norway) AS and Integra Leasing AS (each a “Norwegian Guarantor”) is a private limited company incorporated under the laws of Norway.

Insolvency Proceedings

Under Norwegian insolvency laws, the granting of liens and unusual payments can be voided if undertaken during the three-month period prior to the commencement of insolvency proceedings. There are also other preference provisions such as fraudulent conveyance rules that can void any transaction undertaken less than ten years prior to the commencement of insolvency proceedings that (a) in an improper way favors one particular creditor (even if such creditor was not party to the transaction) at the expense of another creditor, (b) otherwise restricts the availability of the debtor’s assets for the benefit of creditors or (c) increases the debtor’s debt in a detrimental way for the creditors, in each case provided that the debtor’s financial position was weak at the time of, or became materially weaker as a result of, the transaction and the other party thereto knew or should have known of the debtor’s financial difficulties and the circumstances which made the transaction improper.

Contractually agreed liens secure the creditors up to the value of the secured property and entitle them to the proceeds resulting from the realization of the secured property. Exceeding claims are transferred to ordinary unsecured dividend claims. Pursuant to the Norwegian Creditors’ Recovery Act costs pertaining to the administration of the bankruptcy estate are covered before any unsecured claims, and there are two main groups of priority claims which also rank ahead of unsecured claims—salary claims (first priority claims) and certain tax and VAT claims (second priority claims). None of these claims have priority over contractually agreed liens.

The bankrupt estate of any party which has pledged any of its assets as security for obligations owed, has a statutory lien over any such pledged assets as well as over assets which a third party has pledged as security for the obligations of the bankrupt party. The statutory lien has priority over all other liens or security interests in the relevant asset, regardless of whether such other liens or security interest have been created voluntarily or involuntarily. The statutory lien for the bankrupt estate is limited to 5% of the value of or sales proceeds for the pledged asset, however, limited to a maximum amount equal 700 times the court fee (No: rettsgebyr) (which at present means a maximum amount of NOK 602.000) in respect of each mortgage of registered property. The bankruptcy estate may only apply any proceeds from the statutory lien to pay for necessary expenses (No: nødvendige boomkostninger).

Under Norwegian law, there is no consolidation of bankruptcies of the assets and liabilities of a group of companies. Each individual company would thus be traded separately by a bankruptcy administrator appointment by the local district court. The assets of each of our subsidiaries would first be used to satisfy the debts of each respective subsidiary and only the remaining surplus, if any, of a subsidiary would benefit our creditors.

The Norwegian Bankruptcy Act 1984 sets out two main procedures that can be followed in respect of a company being illiquid or insolvent: debt settlement proceedings (voluntary or compulsory) and bankruptcy. Only the subject company can apply for debt settlement proceedings. The purpose of debt settlement proceedings is to give a debtor who is illiquid the opportunity to negotiate with its creditors for a voluntary composition or a compulsory composition under the protection of the courts. In such a proceeding, the court will appoint a debt settlement committee composed preferentially of creditors’ representatives with a lawyer as chairman. If a voluntary debt settlement is opposed by any of the creditors, the alternatives are either compulsory debt settlement proceedings or bankruptcy. While in debt settlement proceedings a debtor is restricted with respect to carrying out certain activities within its business but remains in charge of its business under the supervision of the committee. As a general rule, during the first three months of debt settlement proceedings, a bankruptcy petition cannot be filed.

During the first six months of the debt settlement or bankruptcy proceedings, security may only be enforced with the consent of the debt settlement committee or the bankruptcy trustee, as the case may be. In certain circumstances, liens by operation of law have priority ranking ahead of contractually agreed liens.

Restrictions in Relation to Financial Assistance and Providing of Loans or Guarantees to Shareholders

Section 8-10 of the Norwegian Private Limited Companies Act 1997 and the Public Limited Companies Act 1997 (together, the “Acts”) prohibits a Norwegian private or public limited liability company from providing financial assistance in connection with the acquisition of its shares or the shares in its (direct or indirect) parent company.

The prohibition against financial assistance applies irrespective of whether a parent target company is a Norwegian or foreign entity, and there are no relevant general exemptions.

The prohibition applies to the granting of loans, guarantees and security, and also to making assets available (the latter goes beyond the requirements of the EC 2nd Company Directive art 23 (as amended)). Thus, the prohibition against financial assistance in Norway does not only cover the provision of loans, guarantees and security; even other transfers such as e.g. the provision of capital in the form of equity could be seen as financial assistance.

The assistance is prohibited if made “in connection with” the acquisition of shares, which also may cover financial assistance after completion of the acquisition (such as a refinancing of an acquisition loan facility or the subsequent merger of the target company and the acquisition vehicle). There must, however, be sufficient connection both in time and as regards other circumstances surrounding such assistance for it to be illegal. On the other hand, any legal distributions (whether by way of dividends or a reduction of share capital) made from the target company to the acquiring entity will not be considered as illegal financial assistance.

In addition to the above general financial assistance prohibition, Section 8-7 of the Acts restricts a Norwegian limited liability company from granting credit to, or providing guarantees/security for the obligations of, its shareholders beyond its distributable reserves (free equity) and then, further provided, that satisfactory security for repayment has been established.

This restriction applies to granting credit and providing guarantees and security. The term “credit” covers loans to shareholders and could also cover transactions which involve sales from the company to shareholders on credit, as well as transactions where the company is the buyer and makes a payment to shareholders in advance. Whether a credit, guarantee or security is in compliance with the Act has to be determined at the time the credit, guarantee or security is granted; if for example the conditions later change so that the company no longer has any distributable funds, this does not affect the status of the credit, guarantee or security already granted.

The above restriction does not, however, apply to credit or guarantee for the obligations of a parent company or another company within the same “group.” This exemption must be read in conjunction with the group definition in Section 1-3 of the Acts which, broadly speaking, includes Norwegian (private or public) limited liability companies. The group exemption is, according to Section 1-4 of the Acts, extended to limited liability companies established within the EEA (i.e., all EU countries, together with Norway, Iceland and Liechtenstein), but only to the extent such EEA group companies (which the credit or guarantee is granted in favor of) are subject to laws which are correspondent to or more stringent than the Norwegian rules with respect to lending to, guaranteeing or providing security for the obligations of shareholders (a qualification which is difficult to apply in practice).

No authoritative, detailed comparative analysis has been made, but it is our view that the above exemption is narrow and cannot be relied on if a guarantee is granted by a Norwegian Guarantor to secure the obligations of a Luxembourg company such as the Issuer. Therefore, there is a significant risk that the guarantees and any security granted by the Norwegian Guarantors will not be effective (in part or in full).

However, certain of the Norwegian guarantors have received funding under the senior secured revolving credit facility through intra-group loan arrangements. Further, if a Norwegian Guarantor receives funds indirectly from the notes issue by way of intra-group loan arrangements, it could be argued that such Norwegian Guarantor is the actual beneficiary of the on-lent funds and may thus, for the purpose of the above restrictions, be considered as if it were the primary obligor and would be able to guarantee and provide security for the on-lent amount as for its own debt. A further consequence would be that the abovementioned group exemption could be relied on for the other Norwegian Guarantors, i.e. the guarantees and security provided by them would be effective for such on-lent funds, provided there is sufficient evidenced for the intra-group loan to the relevant Norwegian Guarantor(s). The validity of this argumentation is, however, not clear under Norwegian law, and we cannot be certain that a court of law would respect a guarantee or security interest provided by a Norwegian Guarantor for funds from the notes issue on-lent to any of the Norwegian Guarantors.

Furthermore, cash pooling among group companies is permitted through group account schemes (No: konsernkontoordning) established in accordance with the Acts, provided that the account funds are used within the group’s operations only, excluding for instance any financing relating to acquisition etc. This allows for Norwegian companies to participate in group account schemes with foreign companies at higher levels in the group structure, even where Norwegian companies are prevented from intra-group lending to such foreign companies pursuant to the main rules of the Acts. Norwegian companies being parties to a group account scheme may provide security for the obligations of all entities participating in the group account scheme, even where Norwegian companies are prevented from providing such security pursuant to the main rules of the Acts. If any of the funds received pursuant to the notes are made available under a cash pool scheme, any participating Norwegian companies may provide guarantees for the obligations of all parties under such cash pool scheme.

A guarantee infringing the limitations set out in Section 8-7 and/or 8-10 of the Acts may be declared void if challenged (by e.g. other creditors or a bankruptcy estate), and any funds paid out will have to be repaid. An illegal arrangement of this kind may give rise to directors’ liability issues. The Guarantees and any security granted by the Norwegian Guarantors will contain appropriate limitation language to avoid an infringement of said limitations.

The principle of corporate benefit also exists in Norway and may in some situations impose a restriction on a Norwegian company’s ability to offer credits or a guarantee and provide security to shareholders (or close associates of the shareholders) in addition to the restrictions on financial assistance and guarantees as described above.

Foreclosure

Enforcement of the Norwegian law share pledges will be subject to the mandatory provisions of the Norwegian Financial Securities Act 2004 no. 17 which stipulates that enforcement must be implemented on commercially reasonable terms. Enforcement of the other Norwegian law security in Norway will be subject to the mandatory provisions of the Norwegian Enforcement Act 1992 no. 86.

Pursuant to the Acts, sections 5-2, a shareholder may at any time revoke a power of attorney to exercise voting rights. Accordingly, provisions in the Norwegian share pledges giving the holder of the security power of attorney to vote for the relevant shares may therefore be rendered ineffective against the relevant company whose shares are pledged in the event the pledgor of the relevant shares were to revoke the power of attorney while he remains the registered owner of the shares.

A pledge in future shares is only to be read as an obligation to pledge future shares and not a pledge in itself, consequently a share declaration by the pledgor must be issued and notified to the issuer of the shares, upon issuance of the shares, in order to receive a perfected security interest.

Standings in Court

Only creditors of a claim may have active judicial standing in a Norwegian court, therefore a security agent may seek enforcement of a claim but such claim may have to be supported by the actual creditors of such claim. A security agent has standing to be sued in Norway and it is believed that if sufficient powers are provided to a security agent, a security agent may enforce any security being subject to the Financial Collateral Act of 2004 implementing the EU Financial Collateral Directive.

Enforceability of U.S. Judgments

There is doubt as to the enforceability in Norway, in original actions or in actions for the enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the federal securities laws of the United States. The United States and Norway do currently not have a treaty providing for the reciprocal recognition and enforcement of judgments A final and conclusive judgment obtained in the United States may not be enforceable by the courts of Norway without re-examination of the merits of the case, unless (a) such judgment obtained is final and enforceable in and pursuant to the laws of the United States, (b) the United States is the agreed legal venue and the judgment is in compliance with Section 19-16 (2) of the Norwegian Civil Procedure Act (2005), (c) enforcement of the judgment is in accordance with the mandatory provisions of the Norwegian Enforcement Act (1992) and (d) such judgment is not in conflict with Norwegian public policy.

Netherlands

Each of Capital Aviation Services B.V., CHC Den Helder B.V., CHC Holding NL B.V., CHC Hoofddorp B.V., CHC Netherlands B.V. and Heli-One (Netherlands) B.V., guarantors of the notes, is organized under the laws of the Netherlands (each a “Dutch Guarantor”). Each Dutch Guarantor will guarantee the notes. Under Dutch law, receipt of any payment under a guarantee may be affected by the standards of reasonableness and fairness (maatstaven van redelijkheid en billijkheid); force majeure (niet-toerekenbare tekortkoming) and unforeseen circumstances (onvoorziene omstandigheden); and other general defenses available to debtors under Dutch law in respect of the validity, binding effect and enforceability of such guarantee. Other general defenses include claims that a guarantee should be avoided because it was entered into through undue influence (misbruik van omstandigheden), fraud (bedrog), duress (bedreiging) or error (dwaling). The validity and enforceability of the guarantee may also be affected by the rules of decency (goede zeden) and public order (openbare orde).

The validity and enforceability of a guarantee may also be contested by a Dutch company (or its receiver in bankruptcy) on the basis of an ultra vires claim. Such a claim will be successful if both (i) the granting of a guarantee does not fall within the scope of the objects clause as set out in the articles of association of the Dutch company (doeloverschrijding) and (ii) the counterparty of such Dutch company under the relevant guarantee knew or ought to have known (without inquiry) of this fact. In determining whether the granting of a guarantee is in furtherance of the objects and purposes of a Dutch company, a court will consider (i) the text of the objects clause in the articles of association of the company; (ii) whether the granting of such guarantee is in the company’s corporate interests (vennootschappelijk belang) and to its benefit; and (iii) whether the subsistence of the company is jeopardized by the granting of such guarantee. Although each Dutch Guarantor’s objects clause permits the granting of guarantees for the benefit of third parties, the mere fact that a certain legal act (rechtshandeling) is explicitly reflected in a Dutch company’s objects clause may not be conclusive evidence to state that such legal act is not ultra vires. Rather, a transaction must be in the corporate interest of a Dutch company and must not jeopardize its subsistence in order to withstand a challenge that it is ultra vires.

The validity and enforceability of a guarantee may also be contested by any creditor, or by the guarantor’s receiver in bankruptcy when the guarantor is in bankruptcy proceedings, if (i) the granting by a Dutch company of the guarantee has led to one or more other creditors being prejudiced in their ability to take recourse and (ii) in the event of a legal act for consideration, at the time of the granting of the guarantee, both the company and its counterparty knew or ought to have known that the granting of the guarantee prejudice one or more other creditors in their ability to take recourse. These requirements are reflected in Article 42 et seq. of the Netherlands

Bankruptcy Act (Faillissementswet) and Article 3:45 et seq. of the Dutch Civil Code (Burgerlijk Wetboek) and would apply so long as the granting of the guarantee is not based on a prior obligation to do so. If the granting of the guarantee were based on a prior obligation to do so, the requirements in Article 47 et seq. of the Netherlands Bankruptcy Act would need to be met, while such action can only be initiated by the trustee during bankruptcy of a Dutch company.

Insolvency Proceedings

Any insolvency proceedings applicable to the Dutch Guarantors may be governed by Dutch insolvency laws. In addition, as a member state of the European Union, the Dutch Guarantors will be subject to the regulations of the European Union on the jurisdiction of insolvency proceedings. See “—European Union.” There are two applicable corporate insolvency regimes under Dutch law: (a) suspension of payments (surseance van betaling), which is intended to facilitate the reorganization of a debtor’s debts and enable the debtor to continue as a going concern; and (b) bankruptcy (faillissement), which is primarily designed to liquidate and distribute the assets of a debtor to its creditors. In practice, however, a suspension of payments nearly always results in the bankruptcy of the debtor.

In Dutch bankruptcy proceedings, the assets of a Dutch Guarantor would generally be liquidated and the proceeds distributed to such Dutch Guarantor’s creditors on the basis of the relative priority of the claims of those creditors and, to the extent claims of certain creditors have equal priority, in proportion to the amount of such claims. Certain parties, such as secured creditors, would benefit from special rights. Secured creditors may enforce their rights separately from suspension of payments or bankruptcy and are not required to contribute to the liquidation costs. However, the enforcement of their security interests may be subject to the following: (a) a statutory stay of execution of up to two months, extendable by another period of up to two months, imposed by court order pursuant to Sections 63(a) and 241(a) of the Netherlands Bankruptcy Act (Faillissementswet), (b) a receiver in bankruptcy (curator) may force a secured creditor to foreclose its security interest within a reasonable time (as determined by the receiver pursuant to Section 58(1) of the Netherlands Bankruptcy Act), failing which the receiver will be entitled to sell the relevant rights or assets and distribute the proceeds to the secured creditor after deduction of liquidation costs and (c) excess proceeds of enforcement must be returned to the receiver and may not be offset against an unsecured claim of the secured creditor against the Dutch company. All unsecured, pre-bankruptcy claims must be submitted to the receiver for verification, and the receiver makes a determination as to the existence, ranking and value of the claim and whether and to what extent it should be admitted in the bankruptcy proceedings. Creditors that wish to dispute the verification of their claims by the receiver must commence a court proceeding in order to establish the amount and rank of the disputed claim.

Interest accruing after the date of the bankruptcy order may not be admitted unless secured by a pledge or mortgage. In that event, interest will be admitted to the extent that it is covered by the proceeds of the pledged or mortgaged assets. No interest is payable in respect of unsecured claims as of the date of a bankruptcy.

Limitations on the Enforcement of Civil Liabilities and the Appointment of a Process Agent

Since there is no applicable treaty in effect between the United States and the Netherlands, a judgment rendered by an United States court will not automatically be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits (i) if that judgment results from proceedings compatible with Dutch concepts of due process, (ii) if that judgment does not contravene public policy of the Netherlands and (iii) the jurisdiction of the United States court has been based on an internationally acceptable ground.

According to Dutch law, a legal or natural person is upon certain conditions entitled to elect a domicile which is different from its/his physical or real domicile. However, our Dutch counsel is not aware of any case law confirming that the principle referred to in the foregoing sentence also includes the possibility to validly elect a domicile outside the Netherlands for service of process purposes. Therefore, our Dutch counsel recommends that, in the event of initiating legal proceedings against a party domiciled or residing in the Netherlands, service of process is also effected upon him at his domicile or residence in the Netherlands.

In addition, it may not be possible for investors to effect service of process within the United States upon a Dutch Guarantor or directors and executive officers or to enforce against any of them in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States, and there is doubt as to the enforceability in the Netherlands of civil liabilities predicated upon the federal securities or other laws of the United States. Furthermore, it is questionable whether a Dutch court would accept jurisdiction and impose civil liability if proceedings were commenced in the Netherlands predicated solely upon the federal securities or other laws of the United States.

Zero coupon notes in bearer form and other Notes that qualify as savings certificates as defined in the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of either the relevant Issuer of those Notes or a member of Euronext Amsterdam N.V. and with due observance of the Dutch Savings Certificates Act and its implementing regulations (including registration requirements), provided that no such intermediary services are required in respect of (i) the initial issue of such Notes to the first holders thereof, (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade, and (iii) the transfer or acceptance of those Notes, if such Notes are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter.

Barbados

Insolvency Proceedings

CHC Capital (Barbados) Limited and CHC Helicopters (Barbados) Limited (the “Barbados Guarantors”) are incorporated under the laws of Barbados and as such insolvency proceedings are based on the insolvency laws applicable in Barbados. Insolvency proceedings involving a company are governed by the Companies Act Cap. 308 and the Bankruptcy and Insolvency Act Cap. 303 of the laws of Barbados (the “BIA”).

A creditor is allowed three options under the BIA:

(1) The creditor may apply to the court for a receiving order.

(2) The creditor may accept the Barbados Guarantors’ assignment of its property for the general benefit of the creditors.

(3) The creditor may accept a proposal from the Barbados Guarantors for payment of the outstanding debt.

In order to exercise the first option, the creditor must be able to prove that debt owing to the creditor bringing the claim is equal to or exceeds BDS$4,000.00 and that the debtor company has committed an act of bankruptcy. An act of bankruptcy occurs when the debtor company (i) either in Barbados or elsewhere makes an assignment of their property to a trustee for the benefit of their creditors generally, whether it is an assignment authorized by the Act or not; (ii) either in Barbados or elsewhere makes a fraudulent conveyance, gift, delivery or transfer of property or of any part of that property; (iii) permits any execution or other process issued against the debtor under which any of the debtor’s property is seized, levied on or taken in execution to remain unsatisfied for 21 days; (iv) gives notice to any creditors that they have suspended, or are about to suspend, payment of their debts, or makes a submission of their inability to pay their debts at any creditors meeting; (v) ceases to meet their liabilities generally as they become due or (vi) assigns, removes, secretes or disposes or attempts or is about to assign, remove, secrete or dispose of their property with intent to defraud, default or delay their creditors.

Under the BIA, the debtor company can make an assignment of all their property for the general benefit of their creditors. The debtor company must first obtain the court’s permission and the permission of the Supervisor of Insolvency to make an assignment. Once this has been approved, a trustee in bankruptcy is appointed. This trustee will then apply for a court order for the property to be vested in the trustee and once this has been granted and the property is vested in the trustee, the trustee then liquidates the property and distributes the proceeds to the creditors.

The creditor can also accept a proposal from the debtor company by which the debtor company arranges to make payments to the creditors to avoid bankruptcy.

An unsecured creditor will rank pari passu in point of priority and security with all other unsecured creditors.

Enforceability of U.S. Judgments

A judgment obtained in the courts of the United States would not be enforced directly by the courts of Barbados save and except under and subject to the provisions of the Foreign and Commonwealth Judgments (Reciprocal Enforcement) Act Cap. 201 of the laws of Barbados (the “FCJA”), none of the provisions of which have been extended to the United States.

Since the provisions of the FCJA have not been extended to the United States, a judgment in personam obtained in a superior court in the United States (the “foreign court”) will only be recognized and enforced by the High Court of Barbados in accordance with the following common law principles:

•	The foreign court is a court of competent jurisdiction according to the rules of conflict of laws applied by the High Court of Barbados; and

•

The foreign judgment is not impeachable on the ground that it was obtained by fraud, or that its recognition or enforcement would be contrary to Barbadian principles of public policy, or that it was obtained in proceedings which were contrary to natural justice and the enforcement thereof would not otherwise be inconsistent with public policy, as such term is understood under the laws of Barbados; and

•

The judgment is for a definite sum of money, other than a sum payable in respect of taxes or penalties and that it finally and conclusively determines the rights and liabilities of the parties to it so as to be res judicata where pronounced, and that it has not been satisfied; and

•	There has been compliance with any applicable statute of limitations under the laws of Barbados; and

•	There is no manifest error on the face of such foreign judgment.

Please note that this list is not exhaustive.

An application may be made by a creditor to the High Court of Barbados to register the foreign judgment within twelve months of receiving the judgment from the foreign court. In some cases this time period may be extended if the court determines that it is “just and convenient” to do so. Notice of the registration of the foreign judgment must be served on the debtor/defendant court may direct.

It should be noted that the debtor/defendant has a right to apply to the court to set aside the registration of the foreign judgment and can successfully do so where they satisfy the court that:

•	The judgment falls within any of the cases in which a judgment may not be registered under the provisions of any relevant enactment; or

•	It is not just or convenient that the judgment should be enforced within the jurisdiction. Therefore the Barbados Guarantors could successfully set aside the registration of the foreign judgment.

It should further be noted that the sum payable under the registered foreign judgment must be stated in Barbadian currency and the award will only be paid in Barbadian currency.

Ireland

As the United States is not a party to a convention with Ireland in respect of the enforcement of judgments, common law rules apply in order to determine whether a monetary judgment of the courts of the United States is enforceable in Ireland. The following should be noted in respect of enforcing a judgment of a court of the United States in Ireland:

(1) The United States judgment must be given by a court of competent jurisdiction under Irish conflict of law rules. If the Irish courts determine that the jurisdiction of the United States court is not acceptable, then the judgment cannot be enforced or recognized in Ireland.

(2) The judgment must be final and conclusive. The enforcement of a judgment under appeal in the United States will normally be stayed in Ireland pending the outcome of the appeal.

(3) When enforcing an in personam judgment (action against a specific person as opposed to a judgment specific to an asset), the amount in question must be a definite sum of money.

(4) Once the United States court is shown to have jurisdiction, the Irish courts will not examine the merits of the judgment obtained in the United States.

(5) Enforcement proceedings should be instituted in Ireland within six years of the date of judgment.

There are a number of possible defenses to an application to enforce a judgment of the courts of the United States in Ireland, including the following:

(1) A judgment obtained by fraud will not be enforceable.

(2) A judgment in breach of natural or constitutional justice will not be enforceable. This would include a failure to notify the other party of the hearing or to give the other party a fair hearing.

(3) A judgment contrary to Irish public policy is not enforceable. This would include, for example, among other things (i) a judgment obtained on foot of a contract recognized as illegal in Ireland (such as a contract in restraint of trade) or (ii) a judgment granted on foot of foreign penal laws or expropriatory laws (the latter of which would include certain laws permitting the requisitioning or confiscation of property) with no equivalent provision in Irish law.

(4) A judgment inconsistent with a prior Irish judgment is not enforceable.

In the case of a non-money judgment, de novo proceedings would have to be initiated in Ireland, however, the United States decision would be persuasive before the Irish courts.

Difference in Insolvency Law

CHC Leasing (Ireland) Limited (the “Irish Guarantor”) is incorporated under the laws of Ireland. Any insolvency proceedings applicable to the Irish Guarantor are likely to be governed by Irish insolvency laws. Irish insolvency law differs significantly from the insolvency laws of the United States and may make it more difficult for holders of the notes to recover amounts owning by the Irish Guarantor pursuant to its guarantee in respect of the notes than may be recovered in a liquidation or bankruptcy proceeding in the United States.

Fraudulent Preference

If a company goes into liquidation under Irish insolvency law, a liquidator may apply to the court to have a transaction avoided if it amounted to a fraudulent preference. Section 286 of the Companies Act, 1963, as amended (the “1963 Act”), provides that any conveyance, mortgage, delivery of goods, payment, execution or other act relating to property made or done by or against an Irish company, which is unable to pay its debts as they become due in favor of any creditor or any person on trust for any creditor, with a view of giving such creditor (or any guarantor for the debt due to such creditor) a preference over the other creditors within six months (or in the case of a connected person, two years) of the commencement of a winding-up of the Irish company, shall be invalid. Case law relevant to Section 286 indicates that a dominant intent on the part of the entity concerned to prefer a creditor over its other creditors is necessary in order for Section 286 to apply although that intention may be assumed where the transaction was in favor of a connected person. Section 286 is only applicable if, at the time of the conveyance, mortgage or other relevant act, the Irish company was insolvent as a matter of Irish company law (i.e., unable to pay its debts as they became due).

Examinership

Examinership is a form of court protection available under the Irish Companies (Amendment) Act, 1990, as amended (the “1990 Act”) to facilitate the survival of companies in financial difficulties.

In circumstances where a company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or shareholders of that company holding, at the date of presentation of the petition, not less than one-tenth of the voting share capital of that company are each entitled to petition the court for the appointment of an examiner to that company. Where the Irish High Court appoints an examiner to a company, it may, at the same or any time thereafter, make an order appointing the examiner to be examiner for the purposes of the 1990 Act to a related company of such company. The examiner, once appointed, may in certain circumstances, avoid a negative pledge given by the company prior to his appointment. A company in examinership may also apply to the Court for the repudiation of certain contracts where it can show that such repudiation is necessary to ensure the survival of the company and the unfulfilled obligations of the parties under the contract involve an element other than the payment of money. Furthermore, the examiner may sell assets that are the subject of a fixed security interest. However, if such power is exercised the examiner must account to the holders of the fixed security interest for the amount realized and discharge the amount due to the holders of the fixed security interest out of the proceeds of the sale.

During the period of an examinership, the Court imposes a moratorium on the commencement of proceedings against a company, or the enforcement of security over its assets (such as the appointment of a receiver or a liquidator in respect of such company). In addition, the appointment of any receiver that is in situ for the less than 48 hours prior to the petition for the appointment of an examiner to a company will be set aside for the period of the moratorium.

During the period of protection, the examiner will formulate proposals for a compromise or scheme of arrangement to assist the survival of the company, or of the related company, or both, and the whole or any part of its or their undertaking as a going concern. A scheme of arrangement may be approved by the Irish High Court when at least one class of creditors who would be adversely affected by the scheme of arrangement has voted in favor of the proposals and the Irish High Court is satisfied that such proposals are fair and equitable in relation to any class of members or creditors who have not accepted the proposals and whose interests would be impaired by implementation of the scheme of arrangement. It is possible for a scheme of arrangement to provide for the compromise of claims by secured as well as unsecured creditors. However, in determining whether the terms of a proposed scheme of arrangement are unfairly prejudicial to the interests of secured creditors, the Irish High Court will generally consider whether the terms of the scheme provide a secured creditor with at least as good an outcome as it would have obtained if a company had been liquidated rather than placed under examinership.

Improper Transfers

Under Section 139 of the 1990 Act, if it can be shown on the application of a liquidator, creditor or contributory of a company which is being wound up, to the satisfaction of the High Court that any property of such company was disposed of (which would include by way of transfer, mortgage or security) and the effect of such a disposal was to perpetrate a fraud on the company, its creditors or members, the High Court may, if it deems it just and equitable, order any person who appears to have use, control or possession of such property or the proceeds of the sale or development thereof to deliver it or pay a sum in respect of it to the liquidator on such terms as the High Court sees fit. Section 139 does not apply to a disposal that would constitute a fraudulent preference for the purpose of Section 286 of the 1963 Act. Section 139 also applies in examinerships and receiverships.

General

The validity and enforceability of a guarantee or security interest may be contested on the basis of an ultra vires claim. It is also important in this regard that the Irish Guarantor has sufficient powers in its Memorandum of Association to give guarantees, indemnities and create security over its assets.

Subject to certain exceptions, under section 60 of the 1963 Act, it is unlawful for a company to give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person or for any shares in the company or in its holding company.

On a disposal of any charged assets on an enforcement of the relevant security, the charge holder may be required to pay capital gains tax owed in respect of those assets in priority to the debts secured by such assets.

Enforcement Process

Receivership. A receiver could be appointed by way of enforcement of the right of the holders of fixed security interests. Receivers are appointed over defined assets, and not over the company itself. The appointment of a receiver could result in the costs and expenses of the receiver taking priority over any amounts otherwise owed to holders of the notes. Where an examiner is appointed to a company that has created fixed security over some or all of its assets, and the examiner is unable to come forward with proposals for a scheme of arrangement within the period of court protection allowed under Irish company law, the company is likely, due to insolvency, to be liquidated and/or have a receiver appointed to it shortly following the end of the period of court protection. In those circumstances, the remuneration, costs and expenses of the examiner will rank in priority to all other claims in the liquidation or receivership of the company, including the claims of holders of fixed security interests. In addition, certain liabilities of the company that have been incurred during the period of examinership will, in any subsequent liquidation or receivership of that company, rank ahead of the holder of any floating security, but behind the holder of the fixed security interest.

Guarantees. There is a risk that the guarantees may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of a relevant guarantor or that it is not for the purpose of carrying on the business of a relevant guarantor.

The Irish courts have laid down that the test is whether an intelligent and honest man in the position of a director in the corporate guarantor concerned, could, in the whole of the existing circumstances, have reasonably believed that the transactions were for the benefit of the corporate guarantor. The types of questions which the directors may need to consider (taking relevant professional advice where necessary) in balancing the advantages to the corporate guarantor against the risks of entering into such an arrangement include:

(a) Is the trading relationship between the relevant companies sufficiently valuable to justify one company assuming liability for another company’s obligations?

(b) What is the strength of the current and projected financial position of the group as a whole and that of the company which is being guaranteed or secured?

(c) Are there any co-sureties who will be liable to contribute if the guarantees are called?

(d) What is the likelihood of the guarantees being called? The greater the risk that it will be called, the greater the commercial benefit must be.

(e) If the guarantees are called, can the corporate guarantor meet its obligations under the guarantees and still remain solvent?

The discussion of these issues at the relevant board meeting and the conclusions reached should be carefully minuted, since they constitute the rationale for the directors’ decision to grant the guarantee and enter into the particular arrangement should that decision be challenged at a later date.

The directors’ primary duty is to act in the best interests of their own company and not in the interest of the group as a whole. Nevertheless, it is often to the advantage of one company to support other members of the group and the Irish courts have held that corporate benefit may be established where the benefit flows to the group generally rather than specifically to the relevant Irish guarantor.

A corporate guarantor’s liability may be diminished where a principal debtor comes under the protection of the court following the appointment of an examiner to a principal debtor during the protection period and a lender is precluded from commencing any proceedings (but not from making a demand) against the corporate guarantor in respect of that principal debtors’ indebtedness unless the lender has served an offer in writing on the corporate guarantor pursuant to Section 25A of the 1990 Act. The proposals for a compromise or scheme of arrangement formulated by an examiner invariably involve a write down of the debt due to each creditor, including creditors with the benefit of a guarantee.

Australia

CHC Helicopter Australia Pty Ltd (previously known as Lloyd Off-Shore Helicopters Pty Ltd) (ACN 007 970 934), Lloyd Bass Strait Helicopters Pty. Ltd. (ACN 007 975 304), Lloyd Helicopter Services Pty. Ltd. (ACN 058 277 491), Lloyd Helicopters International Pty. Ltd. (ACN 008 284 982) and Lloyd Helicopters Pty. Ltd. (ACN 007 916 912) (the “Australian Guarantors”) are each a company incorporated under Australian law. Each Australian Guarantor guarantees the exchange notes on a senior unsecured basis.

Limitations on Guarantees

Under Australian law, if a liquidator was appointed to any Australian Guarantor, the liquidator would have the power to investigate the validity of past transactions (including the giving of a guarantee) and may seek various court orders, including orders to void certain transactions (including an order to void entry into a guarantee) entered into prior to the winding-up of such Australian Guarantor and for the repayment of money. These transactions are known as “voidable transactions” and include (but are not limited to) transactions which:

•	are insolvent transactions;

•	are uncommercial transactions;

•	result in an unfair preference being given to a creditor; or

•	otherwise defeat, delay or interfere with the rights of creditors.

There are various time periods within which a liquidator can take such action depending on the nature of the transaction being challenged. The test for insolvency in Australia in this context is whether the relevant company is able to pay its debts as and when they fall due.

Under Australian law, a guarantee given by a company may be set aside on a number of additional grounds. For example, a guarantee may be unenforceable against a guarantor if the directors of the guarantor did not comply with their duties to act in good faith for the benefit of the guarantor and for a proper purpose in giving the guarantee. These duties are relevant where a subsidiary provides a guarantee in relation to the obligations of another member of the group. The duties assume particular importance where a subsidiary guarantees the obligations of its parent. In determining whether there is sufficient benefit, all relevant facts and circumstances of the transaction need to be considered by the directors, including the benefits and detriments to the guarantor in giving the guarantee, and the respective benefits to the other parties involved in the transaction.

Whether a guarantee entered into in breach of directors’ duties can be avoided against a third party relying on the guarantee depends on the state of knowledge of that third party, and whether the third party knew of or suspected the breach. Under Australian law, a person dealing with a company is entitled to assume that the directors properly perform their duties to the company unless that person knows or suspects that they have not done so.

Australian courts have recognized that guarantors and other sureties are in a somewhat unique position, and have therefore developed a number of defenses which are available to a guarantor and which are designed to protect it against certain acts of the creditor which would otherwise disadvantage the guarantor. Ultimately, the Australian courts have held that the liability of the guarantor will ordinarily be extinguished if the creditor alters the nature of the guarantor’s obligation without the guarantor’s consent, unless the alteration is insubstantial and not prejudicial to the guarantor. The liability of the guarantor may therefore be released if, for example, without the guarantor’s consent:

•	the creditor grants time for payment or other indulgence to the debtor;

•	the creditor releases the debtor; or

•	another co-guarantor or surety is released.

However, it is possible to exclude these equitable defences by agreement, and it is standard in Australia for guarantee documents to do so. Importantly, as the guarantee itself will be governed by New York law, the enforceability of the guarantee is ultimately a matter of New York Law. This section provides general guidance only and no opinion is expressed in relation to the guarantee’s enforceability.

Insolvency Proceedings

There are four principal corporate insolvency processes in Australia: administration (sometimes referred to as voluntary administration); deed of company arrangement; liquidation (winding up); and receivership. In addition, there is a fifth, lesser-used regime: schemes of arrangement.

According to section 435A of the Corporations Act 2001 (Cwlth) of Australia (“Australia Corporations Act”), the object of administration is to provide for the business, property and affairs of an insolvent company to be administered in a way (i) that maximizes the chances of the company, or as much as possible of its business, continuing in existence or, (ii) (if it is not possible for the company or its business to continue in existence) that results in a better return for the company’s creditors and members than would result from an immediate winding up of the company.

Administration is only intended to last for a limited period. During this period the administrator takes control of the company, assesses its situation and the options available to it, and reports to creditors his or her opinion on which of those options should be followed. The options in question are usually either liquidation or a deed of company arrangement. To permit the administrator the opportunity to do this, there is a moratorium on the enforcement of creditors’ claims and actions against the company and its property (subject to certain exceptions, such as where a secured party which holds a security interest over the whole or substantially the whole of the company’s assets has enforced the security interest before the administration begins or enforces the security interest during the first 13 days of commencement of the administration).

A deed of company arrangement is an agreement binding on the company and its creditors (and sometimes others) in the nature of a compromise. By force of the Australian Corporations Act, the agreement is one which will bind even those unsecured creditors who do not vote in favor of it, provided a simple majority votes in favor. A secured creditor is only bound by a deed of company arrangement entered into following an administration if the secured creditor agrees to be bound.

The purpose of a liquidation is to enable the realization of all of a company’s assets and the distribution of the proceeds of sale of those assets among the company’s creditors and (if there is a surplus after paying creditors) members. Generally speaking, to the extent that their security is sufficient, secured creditors stand outside the liquidation and therefore do not have to prove for their debts. They are generally entitled to sell the assets subject to their security or have them sold and to receive the proceeds (subject to the rights of any prior security holders). Receivers are typically appointed by a person to whom the company has granted a security interest. Their appointment and powers are usually governed by the terms of the security interest under which they are appointed. Receivers are also governed by general law and statutory duties, including a statutory duty to take all reasonable care to sell the property for not less than market value (or, if it does not have a market value, the best price that is reasonably obtainable, having regard to the circumstances existing when the property is sold). The receiver’s principal task is to realize the assets subject to the security interest(s) and pay the proceeds to the secured party. Receivership is a regime implemented for the benefit of the secured creditor which appoints the receiver; whereas both administration and liquidation are regimes aimed at securing the best outcome for all the company’s creditors generally. Where a company grants security over an asset, the proceeds of enforcement must generally be remitted to the secured party because they represent property over which the secured party had security.

One exception to this is that where assets are subject to a circulating security interest, the receiver or other person taking possession or assuming control of property of the company must pay priority payments from their proceeds before accounting to the secured party. Priority payments are those listed in sections 433(3), 562, 556(1)(e), (g) or (h) and 560 of the Australian Corporations Act and include liabilities in respect of certain insurance policies, auditors’ fees and employees’ pre-liquidation wages and superannuation and certain other employee entitlements.

In addition, a receiver will need to pay prior ranking security interests and prior ranking claims, other expenses and his or her remuneration before paying the secured party.

A scheme of arrangement is an arrangement or compromise which binds the company and its creditors or members even though a dissentient minority of those creditors or members may oppose it. It is thus similar in effect to a deed of company arrangement entered into after an administration.

Enforceability of U.S. Judgments

A judgment in personam obtained against an Australian Guarantor from the Federal Courts sitting in the State of New York may, subject to compliance with the rules and procedures of the Supreme Courts of the States of Australia, be the subject of an action for the purposes of enabling a corresponding judgment to be obtained and enforced in those Supreme Courts but any such foreign judgment may not be recognized if it is a judgment which is, amongst other things:

(a)	for an uncertain sum;

(b)	in respect of taxes or any revenue law (including for any fiscal penalty) or a fine or other penalty;

(c)	obtained:

(i)	by fraud;

(ii)	contrary to notions of natural justice or public policy under the laws of the jurisdiction of the relevant Supreme Court;

(iii)	in circumstances where the judgment debtor did not receive notice of the proceedings in sufficient time to enable the judgment debtor to defend;

(iv)	from a court whose jurisdiction is not recognized under the rules of private international law; or

(v)	in favor of a person other than the applicant for enforcement or recognition;

(d)	not final and conclusive or is otherwise subject to appeal, dismissal, reversal, setting aside or stay of execution;

(e)	on a cause of action previously adjudicated; or

(f)	of a nature or type which a court in its absolute discretion refuses to enforce.

On the hearing of an action to enforce the foreign judgment, the foreign judgment will not be re-examined on its merits, although the defendant may raise any counterclaim which it might have raised had the action originally been brought before the relevant Supreme Court unless the subject of the counterclaim was in issue and was decided by the foreign judgment of the New York Court.

A foreign judgment which is obtained in a currency other than Australian dollars may be converted into Australian dollars by the relevant Supreme Court when issuing the corresponding local judgment (however in the absence of an official or fixed exchange rate between Australian dollars and any other currency, we can express no opinion on how that rate of exchange is to be determined).

On June 27, 1991 the Foreign Judgments Act 1991 (Cwlth) of Australia (the “Foreign Judgments Act”) became effective. It provides for registration of foreign judgments of certain countries which are listed in the regulations. At the date of this prospectus, no such regulations have been promulgated with respect to the United States of America and its courts; provided, however, that the Foreign Judgments Act does not state that it operates to the exclusion of the rules of common law or equity which have application in the case of New York Courts in the manner described above.

Australian Exchange Controls and Economic Sanctions

Regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a proscribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be opined upon for us by Cooley LLP, Palo Alto, California (concerning matters of New York law), Simpson Thacher & Bartlett, Hong Kong (concerning matters of English law), Loyens & Loeff (concerning matters of Luxembourg law), Harridyal Sodha & Associates (concerning matters of Barbados law), Blake, Cassels & Graydon LLP (concerning matters of Canadian law), King & Wood Mallesons (concerning matters of Australian law), Advokatfirmaet Thommessen AS (concerning Norwegian law), Van Doorne N.V. (concerning matters of Dutch law), Burness Paull & Willamsons LLP (concerning matters of Scottish law), Arthur Cox (concerning matters of Irish law) and DLA Piper LLP (US) (concerning matters of Texas law).

EXPERTS

The consolidated financial statements of 6922767 Holding S.à.r.l. at April 30, 2012 and April 30, 2011, and for each of the three years in the period ended April 30, 2012 appearing in this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Issuer and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of 6922767 Holding S.à.r.l.

We have audited the accompanying consolidated balance sheets of 6922767 Holding S.à.r.l. (the “Company”) as of April 30, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), shareholder’s equity, and cash flows for each of the three years in the period ended April 30, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at April 30, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Chartered Accountants

Vancouver, Canada

October 30, 2012

6922767 HOLDING S.à.r.l.

Consolidated Balance Sheets

(Expressed in thousands of United States dollars)

April 30, 2012, with comparative information for 2011

	2012	2011

Assets

Current assets:
Cash and cash equivalents	$55,547	$68,921
Receivables, net of allowance for doubtful accounts of $2.6 million and $0.5 million, respectively (notes 4 and 12)	266,115	222,565
Income taxes receivable	20,747	11,457
Deferred income tax assets (note 17)	8,542	7,596
Inventories (note 11)	90,013	102,224
Prepaid expenses	21,183	17,853
Other assets (note 13)	33,195	36,234

	495,342	466,850
Property and equipment, net (note 6)	1,026,860	1,133,499
Investments (note 10)	24,226	23,548
Intangible assets (note 8)	217,890	243,184
Goodwill (note 9)	433,811	448,121
Restricted cash	25,994	13,219
Other assets (note 13)	363,103	319,053
Deferred income tax assets (note 17)	48,943	90,882
Assets held for sale (note 7)	79,813	49,799

	$2,715,982	$2,788,155

Liabilities and Shareholder’s Equity

Current liabilities:
Payables and accruals	$363,064	$364,848
Deferred revenue	23,737	24,183
Income taxes payable	43,581	29,132
Deferred income tax liabilities (note 17)	11,729	13,035
Current facility secured by accounts receivable (note 4)	45,566	21,571
Other liabilities (note 14)	23,648	32,306
Current portion of long-term debt (note 15)	17,701	106,642

	529,026	591,717
Long-term debt (note 15)	1,269,379	1,184,844
Liabilities held for sale (note 7)	—	1,608
Deferred revenue	43,517	37,799
Other liabilities (note 14)	191,521	188,654
Deferred income tax liabilities (note 17)	20,072	36,170

Total liabilities	2,053,515	2,040,792

Redeemable non-controlling interests	1,675	3,087

Capital stock: Par value 1 Euro;
Authorized and issued:
1,228,377,770 and 1,184,793,767, respectively (note 18)	1,607,101	1,547,101
Contributed surplus	55,318	14,583
Deficit	(940,031)	(832,609)
Accumulated other comprehensive earnings (loss)	(61,596)	15,201

	$2,715,982	$2,788,155

See accompanying notes to consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Operations

(Expressed in thousands of United States dollars)

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Revenue	$1,692,539	$1,445,460	$1,313,566

Operating expenses:
Direct costs	(1,381,900)	(1,211,680)	(1,029,882)
Earnings from equity accounted investees	2,844	2,159	1,436
General and administration costs	(69,590)	(65,391)	(61,157)
Amortization (note 6)	(112,967)	(99,625)	(77,738)
Restructuring costs (note 5)	(22,511)	(4,751)	(4,855)
Recovery (impairment) of receivables and funded residual value guarantees	272	(1,919)	(13,266)
Impairment of intangible assets (note 8)	(4,218)	(20,608)	(53,903)
Impairment of property and equipment	—	—	(36,240)
Impairment of assets held for sale (note 7)	(13,469)	(5,239)	(26,585)
Gain (loss) on disposal of assets	8,169	7,193	(2,686)

	(1,593,370)	(1,399,861)	(1,304,876)

Operating income	99,169	45,599	8,690

Interest on long-term debt	(116,578)	(91,462)	(69,520)
Foreign exchange gain	1,795	17,916	16,520
Other financing charges (note 16)	(15,062)	(67,036)	(21,459)

Loss from continuing operations before income tax	(30,676)	(94,983)	(65,769)

Income tax recovery (expense) (note 17)	(48,217)	32,916	(9,297)

Loss from continuing operations	(78,893)	(62,067)	(75,066)

Loss from discontinued operations, net of tax (note 7)	(16,107)	(3,202)	(1,436)

Loss for the year	$(95,000)	$(65,269)	$(76,502)

Net earnings (loss) attributable to:
Controlling interest	$(107,422)	$(70,338)	$(70,607)
Non-controlling interest	12,422	5,069	(5,895)

Loss for the year	$(95,000)	$(65,269)	$(76,502)

See accompanying notes to consolidated financial statements.

6922767 Holding S.à.r.l.

Consolidated Statements of Comprehensive Income (Loss)

(Expressed in thousands of United States dollars)

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010
Net loss	$(95,000)	$(65,269)	$(76,502)

Other comprehensive income (loss):
Net foreign currency translation adjustments	(62,757)	90,507	59,781
Net change in defined benefit pension plan, net of income tax	(25,437)	53,419	(51,006)
Net change in cash flow hedges	(2,437)	(571)	2,977

Comprehensive income (loss)	$(185,631)	$78,086	$(64,750)

Comprehensive income (loss) attributable to:
Controlling interest	$(184,219)	$49,972	$(39,723)
Non-controlling interest	(1,412)	28,114	(25,027)

Comprehensive income (loss)	$(185,631)	$78,086	$(64,750)

See accompanying notes to consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Cash provided by (used in):

Operating activities:
Loss for the year	$(95,000)	$(65,269)	$(76,502)
Loss from discontinued operations, net of tax	(16,107)	(3,202)	(1,436)

Net loss from continuing operations	(78,893)	(62,067)	(75,066)
Adjustments to reconcile net loss to cash flows provided by (used in) operating activities:
Amortization	112,967	99,625	77,738
Loss (gain) on disposal of assets	(8,169)	(7,193)	2,686
Impairment (recovery) of receivables and funded residual value guarantees	(272)	1,919	13,266
Impairment of intangible assets	4,218	20,608	53,903
Impairment of assets held for sale	13,469	5,239	26,585
Impairment on property and equipment	—	—	36,240
Earnings from equity accounted investees	(2,844)	(2,159)	(1,436)
Deferred income taxes	32,172	(37,142)	(35,334)
Non-cash stock-based compensation expense	735	1,655	4,017
Amortization of unfavorable contract credits	(11,548)	(22,868)	(8,937)
Amortization of lease related fixed interest rate obligations	(3,265)	(3,920)	(7,191)
Amortization of long-term debt and lease deferred financing costs	8,813	7,795	7,392
Write-off of unamortized transaction costs on the senior facility agreement	—	47,140	—
Non-cash accrued interest income on funded residual value guarantees receivable	(7,358)	(6,923)	(5,592)
Mark to market loss on derivative instruments	5,380	9,350	11,478
Non-cash defined benefit pension expense	15,573	21,966	22,532
Defined benefit contributions and benefits paid	(44,480)	(30,117)	(33,896)
Unrealized loss (gain) on foreign currency exchange translation	(1,965)	8,529	9,300
Increase to deferred lease financing costs	(6,981)	(2,621)	(16,699)
Other	10,675	6,168	(3,993)
Decrease in cash resulting from changes in operating assets and liabilities (note 22)	(22,626)	(12,694)	(2,693)

Cash provided by operating activities	15,601	42,290	74,300

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Financing activities:
Redemption of capital stock	$—	$—	$(20,000)
Sold interest in accounts receivable, net of collections	27,203	(25,309)	43,214
Proceeds from the senior secured notes	—	1,082,389	—
Repayment of the senior credit facility debt	—	(1,020,550)	—
Redemption of senior subordinated notes	—	(129)	—
Settlement of the interest rate swap and other breakage fees	—	(45,711)	—
Long-term debt proceeds	867,853	262,800	275,919
Long-term debt repayments	(786,808)	(213,920)	(276,215)
Senior secured notes, senior credit facility and revolver deferred financing costs	(1,033)	(42,721)	(182)
Proceeds from the issuance of capital stock	100,000	146	—

Cash (used in) provided by financing activities	207,215	(3,005)	22,736

Investing activities:
Property and equipment additions	(376,624)	(228,804)	(162,737)
Proceeds from disposal of property and equipment	218,259	61,768	105,228
Proceeds from the sale of the flight training operations to CAE Inc.	—	29,779	—
Aircraft deposits net of lease inception refunds	(47,307)	(28,253)	(42,606)
Restricted cash	(13,135)	4,755	(3,861)
Investments in subsidiaries, net of cash acquired	—	—	(13,300)
Distributions from equity investments	1,134	—	1,275

Cash used in investing activities	(217,673)	(160,755)	(116,001)

Cash (used in) provided by continuing operations	5,143	(121,470)	(18,965)

Cash flows provided by (used in) discontinued operations:
Cash flows provided by (used in) operating activities	2,240	(1,032)	(1)
Cash flows provided by (used in) financing activities	(2,240)	1,032	1

Cash provided by (used in) discontinued operations	—	—	—

Effect of exchange rate changes on cash and cash equivalents	(18,517)	15,431	853

Change in cash and cash equivalents during the year	(13,374)	(106,039)	(18,112)

Cash and cash equivalents, beginning of year	68,921	174,960	199,267
Less: cash and cash equivalents from deconsolidation of VIEs	—	—	(6,195)

Cash and cash equivalents, end of year	$55,547	$68,921	$174,960

See accompanying notes to consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Shareholder’s Equity

(Expressed in thousands of United States dollars)

	Capital stock	Convertible preferred equity certificates (“CPECs”)	Contributed surplus	Deficit	Accumulated other comprehensive earnings (loss)	Total shareholder’s equity	Redeemable non- controlling interests

April 30, 2009	$19	$1,574,302	$8,911	$(691,222)	$(135,993)	$756,017	$—

Conversion of CPECs into capital stock	1,546,489	(1,546,489)	—	—	—	—	—
Conversion of CPECs into capital stock	20,000	(20,000)	—	—	—	—	—
Conversion of CPECs into capital stock	7,813	(7,813)	—	—	—	—	—
Redemption of capital stock	(27,366)	—	—	(442)	—	(27,808)	—
Net change in cash flow hedges, net of income tax of $0.1 million	—	—	—	—	2,977	2,977	—
Foreign currency translation	—	—	—	—	61,354	61,354	(1,573)
Stock compensation expense (note 19)	—	—	4,017	—	—	4,017	—
Defined benefit plan, net of income tax of $5.7 million	—	—	—	—	(33,447)	(33,447)	(17,559)
Net loss	—	—	—	(70,607)	—	(70,607)	(5,895)

April 30, 2010	1,546,955	—	12,928	(762,271)	(105,109)	692,503	(25,027)

Issuance of capital stock for cash	146	—	—	—	—	146	—
Net change in cash flow hedges	—	—	—	—	(571)	(571)	—
Foreign currency translation	—	—	—	—	90,714	90,714	(207)
Stock compensation expense (note 19)	—	—	1,655	—	—	1,655	—
Defined benefit plan, net of income tax of $18.6 million	—	—	—	—	30,167	30,167	23,252
Net earnings (loss)	—	—	—	(70,338)	—	(70,338)	5,069

April 30, 2011	1,547,101	—	14,583	(832,609)	15,201	744,276	3,087

Issuance of capital stock for cash	60,000	—	40,000	—	—	100,000	—
Net change in cash flow hedges	—	—	—	—	(2,437)	(2,437)	—
Foreign currency translation	—	—	—	—	(60,608)	(60,608)	(2,149)
Stock compensation expense (note 19)	—	—	735	—	—	735	—
Defined benefit plan, net of income tax of $6.0 million	—	—	—	—	(13,752)	(13,752)	(11,685)
Net earnings (loss)	—	—	—	(107,422)	—	(107,422)	12,422

April 30, 2012	$1,607,101	$—	$55,318	$(940,031)	$(61,596)	$660,792	$1,675

See accompanying notes to consolidated financial statements.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

1.	Operations:

These consolidated financial statements include the results of 6922767 Holding S.à.r.l. and its subsidiaries (together the “Company”) for the three years ended April 30, 2012.

6922767 Holding S.à.r.l. was incorporated on February 20, 2008 under the laws of Luxembourg and is a private limited liability company (Société à responsabilité limitée) (S.à.r.l.) whose sole purpose was to form 6922767 Canada Inc. (the “Purchaser”), a wholly owned Canadian company to acquire CHC Helicopter Corporation (“CHC”), its Predecessor (“the Predecessor”).

Through the acquisition of the Predecessor, the Company has become a leading provider of helicopter transportation services to the global oil and gas industry with major units in Norway, the Netherlands, the United Kingdom, Africa, Australia, Canada and Brazil. The Company’s principal activities are: helicopter transportation services and maintenance, repair and overhaul (“MRO”).

2.	Significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements have been prepared according to United States Generally Accepted Accounting Principles (“US GAAP”).

(b)	Critical accounting estimates and assumptions:

The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Areas where significant estimates and assumptions have been made include: classification of aircraft operating leases, consolidation of variable interest entities, property and equipment, goodwill and intangible asset impairment, pension benefits, contingent liabilities, income taxes and stock based compensation.

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. As the estimation process is inherently uncertain, actual future outcomes could differ from present estimates and assumptions, potentially having material future effects on our financial statements. Any change would be accounted for in the period in which it occurs.

(c)	Principles of consolidation:

These consolidated financial statements include the accounts of 6922767 Holding S.à.r.l. and those entities that it has the ability to control through voting or other rights. Investments in entities in which the Company has a majority voting interest and entities that are Variable Interest Entities (“VIEs”) of which the Company is the primary beneficiary are consolidated. The equity method of accounting is applied for investments if the Company has the ability to exercise significant influence over an entity that (i) is not a variable interest entity or (ii) is a variable interest entity, but the Company is not deemed to be the primary beneficiary.

Amendments to Accounting for Variable Interest Entities

On May 1, 2010, the Company adopted an amendment to the accounting and disclosure requirements for the consolidation of VIEs. The new guidance made significant changes to the model for

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(c)	Principles of consolidation (continued):

determining who should consolidate a VIE by specifically eliminating the quantitative approach to determining the primary beneficiary. The amendment requires the use of a qualitative approach to determine the primary beneficiary, based on the power to direct activities of the VIE that most significantly impact its economic performance. In addition, the new guidance removes the concept of a qualifying special-purpose entity. On adoption of the new VIE guidance, the Company concluded it is not the primary beneficiary of Thai Aviation Services Limited (“TAS”) and retroactively restated its financial statements to begin equity accounting for its investment beginning June 2009. See note 4 for additional information on the accounting for the investment in TAS.

(d)	Functional and presentation currency:

Items included in the financial statements of each consolidated entity are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in US dollars, which is the functional currency of 6922767 Holding S.à.r.l. Significant subsidiaries have functional currencies of Pound Sterling (“£”), Norwegian Kroner (“NOK”), Australian dollars (“AUD”) and Euros (“€”).

(i)	Transactions and balances:

Foreign currency transactions are translated into the functional currency using the average rate in effect during the transaction reporting period. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in other than an entity’s functional currency are recognized in the statement of operations.

(ii)	Consolidated companies:

The results and financial position of all the consolidated entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities are translated at the closing rate at the date of each balance sheet;

•	income and expenses are translated at average exchange rates in effect during the reporting period; and

•

exchange gains or losses arising on consolidation are deferred in accumulated other comprehensive earnings until complete or substantially complete liquidation of the Company’s investment in the foreign subsidiary.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(d)	Functional and presentation currency (continued):

(ii)	Consolidated companies (continued):

The currencies which most influence these translations and the relevant exchange rates were:

	2012	2011	2009

Average rates:

US $/£	1.592488	1.564049	1.601810
US $/CAD	1.004218	0.987654	0.932749
US $/NOK	0.177044	0.167802	0.167335
US $/AUD	1.042780	0.954370	0.867456
US $/€	1.366640	1.330173	1.414793

Period end rates, April 30:

US $/£	1.622622	1.663547	1.530645
US $/CAD	1.011736	1.051414	0.988533
US $/NOK	0.174524	0.189675	0.169435
US $/AUD	1.041076	1.089160	0.930506
US $/€	1.322845	1.478393	1.330170

(e)	Revenue:

The Company recognizes revenue when there is persuasive evidence of an arrangement; the services or products have been performed or delivered to the customer; the sales price is fixed or determinable; and collection is reasonably assured.

(i)	Helicopter flying services:

The majority of customer contracts earn revenues based on hourly flight rates, fixed monthly charges or a combination of both. Revenue related to flying services that are billed hourly is recognized as hours are flown. Fixed monthly charges are recognized monthly over the term of the contract. Certain contracts provide for mobilization revenue, which is the advance billing for the delivery of an aircraft to a specific location and the setup of the aircraft and personnel prior to commencement of flying services under the contract. Mobilization revenue does not qualify as a separate unit of accounting; accordingly, it is deferred and recognized as flying services are provided under the contract. Related direct and incremental mobilization costs are deferred and amortized over the term of the contract.

Costs that are reimbursed by the customer as stipulated within certain customer contracts (such as fuel, landing fees and other costs) are recognized as revenue when reimbursable costs are incurred by the Company and amounts become owing from the customer.

Customer contracts are for varying periods and may permit the customer to cancel the contract before the end of the term.

(ii)	Maintenance and repair and overhaul:

The Company enters into long-term Power by Hour (“PBH”) contracts with third-party customers to provide maintenance and repair and overhaul (“R&O”) services on customer owned engines

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(e)	Revenue (continued):

(ii)	Maintenance and repair and overhaul (continued):

and components. Under these contracts, customers pay the Company a fixed fee per hour flown and the Company provides R&O services for the customer’s engines and components over the specific term of the contract. These R&O contracts contain multiple deliverables that include predetermined major component overhauls at specific intervals based on hours flown and ongoing routine maintenance on major and non-major components. Each deliverable is treated as a separate unit of accounting as each deliverable has value to the customer on a stand-alone basis.

In October 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance on multiple deliverables in revenue arrangements, which was adopted by the Company on May 1, 2011 for new revenue arrangements entered into or materially modified after this date. This update provides guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting and establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable is based on: vendor-specific objective evidence, if available; third-party evidence if vendor-specific objective evidence is not available; or estimated selling price if neither vendor-specific or third-party evidence is available.

For contracts entered into or materially modified after May 1, 2011, the relative-selling-price method has been used to allocate the consideration to the two contract deliverables. Under this method, the selling price of the scheduled major overhaul has been determined based on the price charged for an overhaul when it is sold separately by the Company and the selling price for the ongoing routine maintenance has been determined using the best estimate of selling price. On the adoption of this standard, there was no significant impact on the financial position, cash flows or results of operations.

For contracts entered into before May 1, 2011, the residual method has been used to allocate the fair value of these deliverables because the Company does not have objective reliable evidence of the fair value of the ongoing routine maintenance. Under this method, the amount of consideration allocated to the delivered item equals the total consideration less the fair value of the undelivered item. Adoption of the new guidance required the Company to discontinue use of the residual value method for new or materially modified contracts.

Customers are usually invoiced in advance for R&O services performed under PBH contracts, with a portion of this revenue recognized on a monthly basis as hours are flown by the customer to reflect ongoing routine maintenance services provided. The balance is recognized as the scheduled major component overhauls are completed.

For other long-term maintenance contracts, revenue is recognized based on the completed contract method. Costs incurred for in progress contracts are classified as work in progress in the inventory line item of the consolidated balance sheets.

(iii)	Other:

Unfavorable contract credits, which were recognized as liabilities at the time of acquisition of the Predecessor, are amortized to net earnings (loss) as revenue over the term of the related contract, which ranges from 1 to 6 years.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(f)	Accounts receivable:

Trade and other receivables are stated at net realizable value. The Company maintains an allowance for doubtful accounts against its trade receivables for estimated losses that may arise if its customers are unable to make required payments. Management specifically analyzes the age of outstanding customer balances, historical bad debts, customer credit worthiness, payment history and other factors when making estimates of the uncollectibility of the Company’s receivables. When all or part of a trade receivable is known to be uncollectible, the trade receivable and related allowance are written off. Amounts subsequently recovered from trade receivables previously considered uncollectible and written off are recorded in net earnings (loss) as an expense recovery in the period that the cash is collected.

(g)	Transfer of receivables:

The Company sells pools of its trade receivables, or beneficial interests therein, to a single seller special purpose entity (“SPE”) to fund its operations. The transfer of receivables is accounted for as a sale when the criteria for sale accounting are met.

(h)	Cash and cash equivalents:

Cash and cash equivalents consist of cash on hand with banks and investments in money market instruments with maturities of less than 90 days that are readily convertible to known amounts of cash.

(i)	Restricted cash:

The Company has restricted cash that is retained to fund required claims reserves and deposits held as security for guarantees and bid bonds for its reinsurance subsidiary. In addition, cash that can only be used to support the securitization of transferred receivables has been classified as restricted.

(j)	Inventories:

Inventories comprised of consumable parts and supplies, are measured at the lower of the weighted average acquisition cost or market value, and are charged to direct costs when used in operations. The cost of acquisition is the price paid to the manufacturer or supplier including an allocation for freight charges. The Company records provisions to reduce inventory to the lower of cost or market value, to reflect changes in economic factors that impact inventory value or reflect present intentions for the use of slow moving and obsolete supplies inventory.

(k)	Property and equipment:

Property and equipment includes flying assets, facilities and equipment, which are initially recorded at cost, including capitalized interest, and are amortized over their estimated useful lives under the methods described below to their residual values.

Long-lived assets that have been classified as held for sale are measured at the lower of their carrying amount or fair value less costs to sell and are not amortized once they are classified as held for sale.

(i)	Flying assets:

Aircraft, major components and spares are recorded at cost and are amortized on a straight-line basis over their estimated service life of 15-25 years. The cost of major airframe inspections as required by the manufacturer and aviation regulatory authorities and modifications that are considered betterments and improvements for both owned and leased aircraft are capitalized. The

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(k)	Property and equipment (continued):

(i)	Flying assets (continued):

major airframe inspections are amortized on a straight-line basis over the period to the estimated date of the next inspection. The modifications are amortized over the lower of the estimated useful life of the modification or the aircraft lease term.

Repairable assets are recorded at cost and are amortized on a pooled basis to their estimated residual value on a 20% declining balance basis. When components are retired or otherwise disposed of in the ordinary course of business, their original cost, net of salvage or sale proceeds, is charged to accumulated amortization.

Maintenance and repairs for owned and leased major components, spares and repairable parts are charged to direct costs as incurred.

(ii)	Facilities and equipment:

Facilities are composed of hangars, heliports and other buildings housing base operations and administrative support. Equipment includes repair and overhaul, manufacturing and base equipment and vehicles. Such facilities and equipment are recorded at cost and are amortized to their estimated residual value on a straight-line basis at 5% and 20%, respectively. Leasehold improvements associated with leased facilities and equipment are capitalized and amortized on a straight-line basis over the shorter of their estimated useful life and respective lease term.

(l)	Impairment of long-lived assets:

Long-lived assets, comprised of property and equipment and intangibles subject to amortization, are assessed for impairment whenever events or circumstances indicate that their carrying value may not be recoverable. For the purpose of impairment testing, long-lived assets are grouped and tested for recoverability at the lowest level that generates independent cash flows from another asset group. In testing the recoverability of the assets, the carrying value of the assets or asset groups is compared to the future projected undiscounted cash flows. The cash flows are based on management’s expectations of future revenues and expenses including costs to maintain the assets over their respective service lives. An impairment loss is recognized as the excess of the carrying value over the fair value when an asset or asset group is not recoverable. Fair value is based on valuation techniques or third party appraisals. Significant estimates and judgments are applied in determining these cash flows and fair values.

The recoverability of goodwill and indefinite life intangible assets is assessed on an annual basis or more frequently if events or circumstances indicate that the carrying value may not be recoverable. During the year ended April 30, 2012, the date of the annual impairment test for goodwill and indefinite lived intangible assets was changed from April 30 to February 1. The Company adopted this change in timing in order to ensure that the annual impairment analysis would be completed by the required filing date of the Company’s annual financial statements. In addition, this change in timing will provide additional time to quantify the fair value of its reporting units and, if necessary, to determine the implied fair value of goodwill. The revised date also more closely aligns with our internal budgeting and forecasting process. In accordance with GAAP, the Company will perform interim impairment testing should circumstances requiring it arise. Management believes this

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(l)	Impairment of long-lived assets (continued):

accounting change is preferable and does not result in the delay, acceleration, or avoidance of an impairment charge. This change is not applied retrospectively as it is impracticable to do so because retrospective application would require the application of significant estimates and assumptions with the use of hindsight. Accordingly, the change will be applied prospectively.

Goodwill is assessed for impairment at the reporting unit level. The fair value of a reporting unit is compared with its carrying amount, including goodwill. Significant estimates are applied in determining fair value, which include the discount rate that is applied to management’s estimate of expected cash flows and assumptions about the future revenue, expenses and costs incurred to maintain the assets over their respective service lives.

If the carrying amount of a reporting unit exceeds its fair value, then implied fair value of the reporting unit’s goodwill is calculated. An impairment loss, if any, is recognized equal to the amount that the carrying value of the reporting unit’s goodwill exceeds its implied fair value.

(m)	Leases:

(i)	Lease classification:

When the Company assumes substantially all the risks and rewards of ownership in a lease it is classified as a capital lease. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset. Minimum lease payments made under capital leases are apportioned between interest expense and the reduction of the outstanding liability. The interest expense is allocated to each period during the lease term to produce a constant periodic rate of interest on the remaining balance of the liability. Other leases are classified as operating leases and are not recognized in the Company’s consolidated balance sheets. Payments made under operating leases are recognized in direct costs on a straight-line basis over the term of the lease. Contingent lease payments are accounted for in the period when it becomes probable they will be incurred. Direct costs of arranging lease financing are deferred and amortized straight-line over the term of the lease.

(ii)	Residual value guarantees:

At the inception of an operating lease where the Company has guaranteed a portion of the aircraft residual values at the end of the lease term, a liability is recognized with a corresponding prepaid rent asset that represents the fair value of the guaranteed aircraft residual. The prepaid rent asset is amortized on a straight-line basis to net earnings (loss) over the lease term of the related asset and the liability is settled at the end of the lease term.

(iii)	Embedded equity in lease contracts:

The Company recognized intangible assets on the acquisition of the Predecessor, which represents the excess of the market prices on the date of acquisition to the fixed lease buyout prices under certain aircraft operating leases. The recoverability of these assets is dependent on aircraft values which are impacted by market conditions including demand for certain aircraft types and changes in technology arising from the introduction of newer, more efficient aircraft. Embedded equity is not amortized and the Company tests embedded equity for impairment on an ongoing basis. In the

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(l)	Impairment of long-lived assets (continued):

(iii)	Embedded equity in lease contracts (continued):

event that a purchase option is exercised, the embedded equity is added to the carrying value of the purchased asset. Embedded equity that is not realized at the end of an aircraft operating lease is recognized as an expense in the statement of operations.

(iv)	Lessee involvement in assets under construction:

Where the Company provides guarantees to lessors in respect of novated aircraft purchase contracts the Company is required to record assets under construction and corresponding obligations as prescribed by ASC 840 Leases. Once an aircraft is delivered under these agreements, a sale-leaseback transaction will occur as the Company enters into an operating lease with the lessor. Upon entering an operating lease, the assets under construction and corresponding liability are removed from the balance sheet.

(n)	Income taxes:

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between the tax basis and accounting basis of the assets and liabilities measured using tax rates enacted at the balance sheet date. The Company generally believes that the positions taken on previously filed income tax returns are more likely than not to be sustained by the taxation authorities. The Company has recorded income tax and related interest liabilities where the Company believes its position may not be sustained or where the full income tax benefit will not be recognized. Interest and penalties are classified as other financing charges in the statement of operations.

The Company has assessed the realization of the deferred income tax asset (net of allowance) related to income tax losses as more likely than not. This determination was based on assumptions regarding the reversal of existing deferred tax liabilities and future earnings levels in the subsidiaries with accumulated losses, and an ability to implement tax planning measures. If, in the future, it is determined that it is more likely than not that all or part of the deferred tax asset will not be realized, a charge will be made to earnings in the period when such determination is made.

(o)	Employee benefits:

(i)	Pension costs and obligations:

The Company maintains defined contribution and defined benefit pension plans for substantially all of its employees. The cost of defined benefit plans are determined based on independent annual actuarial valuations performed using the projected benefit method prorated on services and management’s estimate of expected plan asset performance, salary escalation and various other factors including expected health care costs, mortality rates, terminations and retirement ages. The excess of unrecognized net actuarial gains and losses over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service life of the plan participants. When an event giving rise to a settlement and a curtailment occurs, the curtailment is accounted for prior to the settlement. The funded status of defined benefit pension plans and other post-retirement benefit plans is recognized on the balance sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(o)	Employee benefits (continued):

(i)	Pension costs and obligations (continued):

Measuring the Company’s obligations under the plans and the related periodic pension expense involves significant estimates. These factors include assumptions about the rate at which the pension obligation is discounted, the expected long-term rate of return on plan assets, the rate of future compensation increases and mortality rates. Differing estimates may have a material impact on the amount of pension expense recorded and on the carrying value of prepaid pension costs and accrued pension obligations.

(ii)	Stock-based compensation:

Stock-based compensation is measured at the grant date based on the estimated fair value of the awards granted. The related cost is recognized net of an estimated forfeiture rate. The compensation cost is recognized only for those options where it is probable that performance criteria will be met in the future. For awards which only have service conditions, the compensation cost is recognized on a straight-line basis over the requisite service period for the entire award.

(p)	Financial Instruments:

(i)	Transaction costs:

Transaction costs related to long-term debt are capitalized and amortized over the expected life of the debt using the effective interest rate method. Transaction costs incurred in connection with securing revolving credit facilities are deferred and amortized on a straight-line basis over the terms of the related credit facilities to net earnings (loss). Deferred transaction costs are included in other assets in the consolidated balance sheets.

(ii)	Fair value measurement:

A three-level valuation hierarchy is used for fair value measurement. The hierarchy reflects the significance of the inputs used in making the fair value measurements, which is as follows:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability.

Level 3 – inputs that are not based on observable market data.

(iii)	Hedging and derivatives:

The Company enters into derivative contracts including foreign exchange forward contracts and interest swaps to manage its foreign exchange and interest rate risk. Derivative contracts that are not formally designated as hedges and do not qualify for hedge accounting treatment are classified as held-for-trading and are recognized at fair value with the resulting gains and losses recognized in other financing charges within net earnings (loss).

When a hedge is formally de-designated because it is discontinued or no longer meets the criteria for hedge accounting, any cumulative gain or loss recorded in other comprehensive earnings

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(p)	Financial Instruments (continued):

(iii)	Hedging and derivatives: (continued)

remains in other comprehensive earnings until the forecasted transaction is recorded. When a forecasted transaction is no longer expected to occur, the net cumulative gain or loss that was reported in other comprehensive earnings is immediately recorded in net earnings (loss). Any ineffective portion of a hedge is recognized immediately in net earnings (loss).

Certain of the Company’s customer contracts are denominated in a currency that is other than the functional currency of the parties to the contract. This gives rise to embedded derivatives which are accounted for as derivative financial instruments. These are measured at fair value with resulting gains and losses recorded in the statement of operations as an other financing charge.

(q)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial presentation adopted for the current year. Financing charges were reclassified to reflect the change in presentation whereby foreign exchange gain / (loss) and interest on long-term debt are shown separately on the face of the statement of operations rather than combined with other financing charges.

(r)	Recent accounting pronouncements adopted in the current year:

(i)	Financial instruments:

On February 1, 2012, the Company adopted an accounting amendment for fair value measurements and related disclosures. This amendment provides guidance about how fair value should be applied where it already is required or permitted under US GAAP. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity's use of a nonfinancial asset that is different from the asset's highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. The adoption of the amendment did not have a material impact on our consolidated financial statements.

(ii)	Presentation of comprehensive income in financial statements:

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that provides new guidance on the presentation of comprehensive income in financial statements. Entities are required to present total comprehensive income either in a single, continuous statement of comprehensive income or in two, separate, but consecutive, statements. Under either method, entities must display adjustments for items reclassified from other comprehensive income to net income in both net income and comprehensive income. In December 2011, the FASB issued an accounting pronouncement that defers the requirement to present components of reclassifications of comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of the presentation of comprehensive income unaffected. The provisions for

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

2.	Significant accounting policies (continued):

(r)	Recent accounting pronouncements adopted in the current year (continued):

these pronouncements are effective for fiscal years, and interim periods within these years, beginning after December 15, 2011, with early adoption permitted. The Company has early adopted this guidance for the years ended April 30, 2010, April 30, 2011 and April 30, 2012 using the two-statement approach presentation.

(s)	Recent accounting pronouncements not yet adopted:

Multiemployer defined benefit plans:

In September 2011, the FASB provided additional guidance on disclosures surrounding multiemployer defined benefit plans including the level of Company participation in the plan, the financial health of the plan and the nature of commitments to the plan. This guidance will be effective for our fiscal year ending April 30, 2013. We are currently assessing the impact of this new guidance on our consolidated financial statements.

3.	Sale of flight training operations:

In the year ended April 30, 2011 the Company completed the sale of its flight training operations to CAE Inc. (“CAE”) for net proceeds of $29.8 million. Of the total sale proceeds, $17.7 million relates to the sale of four flight training simulators, software, and customer contracts. The remaining $12.1 million was considered an inducement to enter into a fifteen year Master Training Services Agreement (“MTSA”) with CAE for the provision of training services to the Company on CAE’s worldwide network of simulators, which now includes the assets purchased from the Company. A portion of the sale proceeds was considered an inducement as it is refundable on a pro-rata basis in the event that the Company cancels the contract early.

The inducement proceeds have been deferred and are recognized as a reduction in direct costs over the term of the MTSA as the amounts become non-refundable.

The MTSA commits the Company to annual minimum training purchases as follows:

Minimum training service purchase commitment

2013	$8,200
2014	9,700
2015	9,400
2016	9,300
and thereafter	21,000

$57,600

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities:

(a)	VIEs of which the Company is the primary beneficiary:

(i)	Local ownership VIEs:

Certain areas of operations are subject to local governmental regulations that may limit foreign ownership of aviation companies. Accordingly, operations in certain jurisdictions may require the establishment of local ownership entities that are considered to be VIEs. The nature of the Company’s involvement with consolidated local ownership entities is as follows:

EEA Helicopters Operations B.V. (“EHOB”)

EHOB is incorporated in the Netherlands and through its wholly-owned subsidiaries in Norway, Denmark, the Netherlands, the United Kingdom and Ireland provides helicopter flying services to customers in Europe.

The Company owns 49.9% of the common shares (9,896,085 Class B shares) of EHOB, with the remaining 50.1% of the common shares (9,935,750 Class A shares) held by a European investor. The Management Board of EHOB is comprised of one director nominated by the Class B shareholders and three directors nominated by the Class A shareholder.

The Company also owns 7,000,000 par value 1 Euro Profit Certificates in EHOB. Through its ownership of the Profit Certificates, the Company is entitled to a cumulative annual dividend equal to 30% of the issue price of each Profit Certificate (equivalent to a cumulative annual dividend of € 2.1 million) for the first 7 years after issuance and thereafter, a cumulative annual dividend equal to 5% of the issue price of each Profit Certificate (equivalent to a cumulative annual dividend of €0.35 million), subject to Board approval and the availability of cash and further subject to any and all restrictions applicable under Dutch law.

The Company also holds a call option over the Class A shareholder’s stock in EHOB and has granted a put option to the Class A shareholder which entitles the Class A shareholder to put its shares back to the Company. Both the put and call are exercisable in certain circumstances including: liquidation, events of default, and if the Company makes a public offering of its shares resulting in change in control. The Class A shareholder also holds a call option over the Company’s Class B shares which is exercisable only in the event of bankruptcy.

The Company has determined that the activities that most significantly impact the economic performance of EHOB are: servicing existing flying services contracts and entering into new contracts, safety and training, and maintenance of aircraft. Through agreement with EHOB, the Company has the right to enter directly into new flying services contracts and require that EHOB act as the subcontractor for provision of those services. EHOB’s fleet of aircraft is leased entirely from the Company and the lease agreements require that all aircraft maintenance be provided by the Company. The shareholders’ agreement requires EHOB to ensure safety standards meet minimums set by the Company.

As a result of consolidating EHOB, the Company has recorded a non-controlling interest relating to the 50.1% Class A shareholder’s interest in the net assets of EHOB. As at April 30, 2012, the redeemable non-controlling interest is $1.7 million (April 30, 2011 – $3.1 million). Because of the terms of the put and call arrangements with the European investor, the non-controlling interest is considered redeemable and is classified outside of equity.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

BHH – Brazilian Helicopter Holdings S.A. (“BHH”)

BHH holds an investment in the common shares of its subsidiary, BHS – Brazilian Helicopter Services Taxi Aereo S.A. (“BHS”). BHS provides helicopter flying services to customers in Brazil.

The Company has a 60% interest in BHH, comprised of 100% of the non-voting preferred shares and 20% of the ordinary voting shares. The remaining equity interest comprised of 80% of the ordinary voting shares is held by a Brazilian investor, whose investment was financed by the Company and is therefore considered to be a related party.

The Company has entered into a put/call arrangement which gives it the right to purchase the BHH shares held by the Brazilian investor and the Brazilian investor the right to put its shares to the Company at any time and for any reason. The put/call price is the greater of the book value of the shares and the original capital contribution plus 2% per annum. The guaranteed return due to the Brazilian investor has been recorded as a redeemable non-controlling interest.

The Company has entered into a shareholders’ agreement with the Brazilian Investor, which requires unanimous shareholder consent for important business decisions.

CHC Helicopters Canada Inc (“CHC Canada”)

CHC Canada provides helicopter flying services to customers in Canada.

The Company owns 200,000 Class A Common Shares (25%) and 200,000 (100%) Class B Non-voting Preferred Shares of CHC Canada, with the remaining 600,000 (75%) of the Class A Common Shares held by a Canadian Investor who is a director of the Company’s ultimate parent and therefore a related party. The Board of CHC Canada is comprised of one director nominated by the Company and two directors nominated by the Canadian Investor.

The Company has entered in an arrangement which allows the Canadian Investor to put its shares back to it at any time for any reason. The Company has also entered into a call arrangement which allows it or the Canadian Investor to elect to purchase the other party’s shares. The calls are exercisable in certain circumstances including: liquidation, events of default, and if the Company makes a public offering of its shares resulting in change of control. The price on the put and the call arrangement is the higher of the book value of the shares and the original capital contribution plus 6% per annum. The guaranteed return due to the Canadian investor has been recorded as a redeemable non-controlling interest.

The Company has entered into a shareholder’s agreement with the Canadian Investor, which requires unanimous shareholder consent for CHC Canada to enter into any material contracts.

Other local ownership VIEs

The Company also has operations in several other countries that are conducted through entities with local ownership. The Company has consolidated these entities because the local owners do not have extensive knowledge of the aviation industry and defer to the Company in the overall management and operation of these entities.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

Financial information of local ownership VIEs

All of the local ownership VIEs and their subsidiaries have the same purpose and are exposed to similar operational risks and are monitored on a similar basis by management. As such, the financial information reflected on the consolidated balance sheets and statements of operations for all local ownership VIEs has been presented in the aggregate below, including intercompany amounts with other consolidated entities:

	2012	2011

Cash	$30,372	$57,652
Accounts receivable	86,623	40,256
Other current assets	28,423	38,116
Goodwill	72,269	72,619
Other long-term assets	84,127	44,727

Total assets	$301,814	$253,370

Accounts payable	$231,191	$155,882
Other current liabilities	40,455	50,170
Pension liability	55,365	49,024
Other long-term liabilities	58,183	48,972

Total liabilities	$385,194	$304,048

Revenue	$993,959	$1,038,216
Net earnings (loss)	(3,589)	5,650

(ii)	Accounts receivable securitization:

The Company enters into trade receivables securitization transactions to raise financing, through the sale of pools of receivables, or beneficial interests therein, to a VIE, Finacity Receivables – CHC 2009, LLC (“Finacity”). Finacity only buys receivables, or beneficial interests therein, from the Company. These transactions with Finacity satisfy the requirements for sales accounting treatment. Finacity is financed directly by a multi-seller commercial paper conduit, Hannover Funding Company LLC (“Hannover”), which purchases undivided ownership interests in the receivables, or beneficial interests therein, acquired by Finacity from the Company.

The Company has determined that servicing decisions most significantly impact the economic performance of Finacity and as the Company has the power to make these decisions, it is the primary beneficiary of Finacity.

As a result of consolidation, intercompany receivables and payables between the Company and Finacity together with any gain/(loss) arising from the sales treatment of the securitization transactions have been eliminated. The securitized assets and associated liabilities are included in

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(ii)	Accounts receivable securitization (continued):

the consolidated financial statements. Cash and cash equivalent balances of Finacity are used only to support the securitizations of the receivables transferred, including the payment of related fees, costs and expenses. The receivables that have been included in securitizations are pledged as security for the benefit of Hannover and are only available for payment of the debt or other obligations arising in the securitization transactions until the associated debt or other obligations are satisfied. The asset backed debt has been issued directly by Finacity.

The following table shows the assets and the associated liabilities related to the Company’s secured debt arrangements that are included in the consolidated financial statements:

	2012	2011

Restricted cash	$14,882	$3,399
Transferred receivables	66,177	25,274
Current facility secured by accounts receivable	45,566	21,571

(iii)	Trinity Helicopters Limited:

As at April 30, 2012 the Company leased two aircraft from Trinity Helicopters Limited (“Trinity”), an entity considered to be a VIE. Prior to December 2011, Trinity was funded by an unrelated lender who was considered to be the primary beneficiary. In conjunction with the Company’s lease covenant negotiations (Note 25), the Company agreed to purchase the aircraft off lease from the lender. Instead of outright purchasing the aircraft the Company loaned the lease termination sum to Trinity who used these funds to repay the financing from the unrelated lender and continued to lease the aircraft to the Company. The security interest in the aircraft was assigned to the Company.

The Company has been determined to be the primary beneficiary of the VIE and began consolidating this entity upon repayment of the previous lendor. Prior to consolidation of this entity, the aircraft leases were recorded as capital leases.

At the time of consolidation by the Company, Trinity owned aircraft with a book value of $13.2 million, which approximated fair value.

(b)	VIEs of which the Company is not the primary beneficiary:

(i)	Local ownership VIEs:

Thai Aviation Services (“TAS”)

TAS provides helicopter flying services in Thailand. The Company has a 29.9% interest in the ordinary shares of TAS, with the remaining 70.1% owned by a group of Thai Investors who are considered to be related to each other. The Thai investors have the ability to call and the Company has the ability to put all shares owned by the Company to the Thai investors at fair value in the event of a dispute.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities (continued):

(b)	VIEs of which the Company is not the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

The Company has determined that the activities that most significantly impact the economic performance of TAS are: servicing existing flying services contracts and entering into new contracts, safety and training, maintenance of aircraft and other investment activities. The Thai investors have the ability to control the majority of these decisions through Board majority.

The following table summarizes the amounts recorded for TAS in the consolidated balance sheet:

	April 30, 2012		April 30, 2011
	Carrying amounts	Maximum exposure to loss	Carrying amounts	Maximum exposure to loss

Accounts receivable	$2,408	$2,408	$2,107	$2,107
Equity method investment	15,548	15,548	14,250	14,250

(ii)	Leasing entities:

Related party lessors:

During the year ended April 30, 2012 the Company had operating lease agreements for the lease of 25 aircraft (2011 – 14 aircraft) from individual related party entities considered to be VIEs. The total operating lease expense for these leases was $28.8 million for the year ended April 30, 2012 (2011 – $20.5 million), with $4.4 million outstanding in accrued liabilities at April 30, 2012 (2011 – $3.0 million).

The lessor VIEs are considered related parties because they are partially financed through equity contributions from entities that have also invested in the Company. The Company has determined that the activity that most significantly impacts the economic performance of the related party lessor VIEs is the remarketing of the aircraft at the end of the lease term. As the Company does not have the power to make remarketing decisions, the Company has determined that it is not the primary beneficiary of the lessor VIEs.

Other VIE lessors:

At April 30, 2012, the Company leased eight aircraft (2011 – ten aircraft) from two different entities considered to be VIEs. At April 30, 2012, all eight leases were considered to be operating leases (2011 – seven operating leases, three capital leases).

The Company has determined that the activity that most significantly impacts the economic performance of the lessor VIEs is the remarketing of the aircraft at the end of the lease term. As the Company does not have the power to make remarketing decisions, the Company has determined that it is not the primary beneficiary of the lessor VIEs.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

4.	Variable interest entities (continued):

(b)	VIEs of which the Company is not the primary beneficiary (continued):

(ii)	Leasing entities (continued):

The following table summarizes the amounts recorded in respect of the operating leases with VIE lessors:

	April 30, 2012		April 30, 2011
	Carrying amounts	Maximum exposure to loss	Carrying amounts	Maximum exposure to loss

Funded residual value guarantees and receivables (included in Other assets)	$—	$—	$2,386	$2,386
Embedded equity	—	—	1,752	1,752
Accrued liabilities	—	n/a	330	n/a

The following table summarizes the amounts recorded in respect of the capital leases with VIE lessors:

	April 30, 2012		April 30, 2011
	Carrying amounts	Maximum exposure to loss	Carrying amounts	Maximum exposure to loss

Assets under capital lease	$—	$—	$20,776	$20,776
Capital lease obligation	—	n/a	15,515	n/a

5.	Restructuring costs:

The Company is undergoing a comprehensive review of its operations and organizational structure through its transformation project with the view of strengthening and standardizing processes globally and lowering overhead costs. In connection with the transformation project, the Company has incurred consulting fees and severance costs that have been expensed as incurred. At April 30, 2012, the restructuring liability is not significant.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

6.	Property and equipment:

The cost and related accumulated amortization of the Company’s flying assets, facilities and equipment are as follows:

	Property and equipment			Total
	Flying Assets	Equipment	Facilities

At April 30, 2012:
Cost	$1,029,381	$81,802	$129,284	$1,240,467
Accumulated depreciation	(156,345)	(24,992)	(32,270)	(213,607)

Net book value	$873,036	$56,810	$97,014	$1,026,860

At April 30, 2011:
Cost	$1,117,338	$65,657	$135,969	$1,318,964
Accumulated depreciation	(142,024)	(13,622)	(29,819)	(185,465)

Net book value	$975,314	$52,035	$106,150	$1,133,499

Amortization of property and equipment totaled $113.0 million (2011 – $99.6 million, 2010 – $77.7 million).

The flying assets under capital lease included above are as follows:

	2012	2011

Flying assets under capital lease:
Cost	$32,795	$149,653
Accumulated amortization	(2,073)	(1,745)

	$30,722	$147,908

Amortization related to flying assets under capital lease was $2.5 million, for the year ended April 30, 2012 (2011 – $1.1 million, 2010 – $0.6 million).

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

7.	Assets held for sale and discontinued operations:

(a)	Assets held for sale:

The Company has classified certain assets as held for sale as the assets are ready for immediate sale and management expects these assets to be sold within one year.

	2012		2011
	# Aircraft		# Aircraft

Aircraft held for sale:
Book value, beginning of year	12	$31,782	25	$46,973
Classified as held for sale, net of impairment	19	82,377	10	25,044
Sales	(10)	(21,147)	(18)	(22,692)
Reclassified as held for use	(3)	(12,740)	(5)	(19,121)
Foreign exchange		(979)		1,578

Aircraft held for sale	18	79,293	12	31,782

Buildings held for sale	—	520	—	3,407

Discontinued operations	—	—	—	14,610

Total assets held for sale		$79,813		$49,799

The aircraft classified as held for sale are older technology aircraft that are being divested by the Company. The buildings classified as held for sale are the result of relocation of certain of the Company’s base operations. During the year ended April 30, 2012, there were three aircraft that were reclassified to assets held for use as management reviewed its fleet strategy and have decided to redeploy these aircraft to the flying operations.

During the year ended April 30, 2012, certain aircraft held for sale were written down to their fair value less costs to sell. This measurement is considered a level 2 measurement in the fair value hierarchy as the measurement is based on third party appraisals using market data.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

7.	Assets held for sale and discontinued operations (continued):

(b)	Discontinued operations:

In fiscal 2011 the Company committed to a plan to sell its Composites business. In March 2012, the Composites business was disposed of to a third party for $750,000. There is no continuing involvement after the disposition. This has been classified as a discontinued operation in the statements of operations. As at April 30, 2011, the held for sale assets and liabilities are comprised of a building and equipment with net book value of $8.0 million and working capital of $6.6 million.

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Revenue	$6,063	$7,049	$7,820
Direct costs	(9,319)	(9,696)	(8,403)
Amortization	(16)	(1,277)	(1,726)
Impairment of held for sale assets	(12,608)	—	—
Loss on disposal	(210)	—	—

Operating loss	(16,090)	(3,924)	(2,309)
Financing income (charges)	(17)	(436)	325
Income tax recovery	—	1,158	548

Loss from discontinued operations	$(16,107)	$(3,202)	$(1,436)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

8.	Intangible assets:

	Definite life	Indefinite life		Total
	Embedded equity in lease contracts	Trade names and trademarks	Safety manuals, AOCs and operating licenses
Cost:

Balance, April 30, 2010	$180,479	$179,900	$3,947	$364,326
Embedded equity in lease contracts realized	(23,384)	—	—	(23,384)
Foreign exchange	1,562	—	191	1,753

Balance, April 30, 2011	158,657	179,900	4,138	342,695
Embedded equity in lease contracts realized	(19,840)	—	—	(19,840)
Foreign exchange	(1,039)	—	(197)	(1,236)

April 30, 2012	$137,778	$179,900	$3,941	$321,619

Impairment losses:

Balance, April 30, 2010	(53,903)	(25,000)	—	(78,903)
Impairment loss	(20,608)	—	—	(20,608)

Balance, April 30, 2011	(74,511)	(25,000)	—	(99,511)
Impairment loss	(4,218)	—	—	(4,218)

April 30, 2012	$(78,729)	$(25,000)	$—	$(103,729)

Net book value:

April 30, 2012	$59,049	$154,900	$3,941	$217,890
April 30, 2011	84,146	154,900	4,138	243,184

Due to a decline in aircraft values, the Company impaired a portion of its embedded equity in 2012 and 2011 to fair value. This measurement is considered a level 2 measurement in the fair value hierarchy as the measurement of embedded equity is based on aircraft values from third party appraisals using market data.

Embedded equity relates to the fair value of aircraft purchase options contained within leases on the date of our acquisition of the Predecessor. Embedded equity is not amortized, instead the embedded equity is added to the value of the purchased asset in the event that the lease purchase option is exercised.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

9.	Goodwill:

Balance, April 30, 2010	$425,514
Foreign currency translation	22,607

Balance, April 30, 2011	448,121
Foreign currency translation	(14,310)

Balance, April 30, 2012	$433,811

There is no active market for the Company’s reporting units. The fair value of all reporting units has been determined based on discounted cash flows using financial budgets approved by the Board of Directors covering a three-year period.

10.	Investments:

	Percentage ownership	2012	2011

Equity accounted investments:

TAS	29.9%	$15,548	$14,250
Luchthaven Den Helder C.V.	50%	8,339	9,014
Helideck Certification Agency	50%	338	283

		24,225	23,547
Other, at cost		1	1

Total		$24,226	$23,548

There is no quoted market value available for the investments accounted under the equity method.

11.	Inventories:

	2012	2011

Work-in-progress for long-term maintenance contracts under completed contract accounting	$3,951	$5,989
Consumables	96,588	105,713
Provision for obsolescence	(10,526)	(9,478)

	$90,013	$102,224

Direct costs includes $3.3 million write-down of inventory to the lower of cost or market value for the year ended April 30, 2012 (2011 – $4.8 million).

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

12.	Accounts receivable:

The allowance for doubtful accounts continuity schedule is as follows:

	2012	2011

Balance, beginning of the year	$(482)	$(11,314)
Additional recovery (allowances)	(3,054)	1,981
Net write-offs and collections	931	8,851

Balance, end of the year	$(2,605)	$(482)

13.	Other assets:

	2012	2011

Current:

Aircraft operating lease funded residual value guarantees (a)	$7,004	$9,232
Foreign currency embedded derivatives and forward contracts	6,524	9,389
Deferred financing costs	7,880	6,857
Mobilization costs	4,780	5,339
Prepaid aircraft rentals	4,958	3,870
Residual value guarantee	2,049	1,547

	$33,195	$36,234

Non-current:

Aircraft operating lease funded residual value guarantees (a)	$190,147	$164,339
Deferred financing costs	50,698	52,176
Prepaid aircraft rentals	13,730	15,563
Mobilization costs	13,789	10,328
Residual value guarantee	11,632	9,358
Foreign currency embedded derivatives and forward contracts	1,695	8,765
Accrued pension asset (note 20)	19,449	15,326
Pension guarantee assets (note 20)	4,974	5,406
Aircraft deposits	44,557	37,268
Security deposits	10,027	512
Other assets	2,405	12

	$363,103	$319,053

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

13.	Other assets (continued):

(a)	Aircraft operating lease funded residual value guarantees:

The aircraft operating lease funded residual value guarantees includes amounts due from lessors on the financing of 112 aircraft under operating leases as at April 30, 2012 (2011 – 128 aircraft). Such guarantees bear interest at 0% to 10% (2011 – 0% to 10%) with principal and accrued interest due at maturity. These guarantees mature between fiscal 2013 and 2022. The Company believes that the aircraft will realize a value upon sale at the end of the lease terms sufficient to recover the carrying value of these guarantees, including accrued interest. In the event that aircraft values decline such that the Company does not believe funded residual value guarantees are recoverable, an impairment is recorded. During the year ended April 30, 2012, the Company recognized $7.4 million of interest income on these guarantees (2011 - $6.9 million, 2010 – $5.6 million) and $0.3 million of impairment recovery (2011 – $1.9 million, 2010 – $3.7 million of impairment losses).

14.	Other liabilities:

	2012	2011

Current:

Foreign currency embedded derivatives and foreign currency contracts	$11,089	$10,755
Unfavorable contract credits	2,913	12,238
Residual value guarantees	83	—
Lease aircraft return costs	1,632	1,585
Fixed interest rate obligations (a)	2,900	3,167
Contract inducement (note 3)	801	824
Deferred gains on sale-leasebacks of aircraft	1,853	589
Aircraft modifications	2,377	3,148

	$23,648	$32,306

Non-current:

Accrued pension obligations (note 20)	$107,699	$103,877
Foreign currency embedded derivatives and foreign currency contracts	17,384	24,807
Unfavorable contract credits	—	3,060
Residual value guarantees	17,345	12,852
Contract inducement (note 3)	10,233	11,323
Insurance claims accrual (b)	13,646	10,417
Fixed interest rate obligations (a)	3,137	6,262
Deferred gains on sale-leasebacks of aircraft	14,475	4,683
Deferred rent liabilities	2,013	3,645
Other	5,589	7,728

	$191,521	$188,654

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

14.	Other liabilities (continued):

(a)	Fixed interest rate obligations:

As part of the acquisition of the Predecessor, the Company acquired certain operating leases where swap arrangements were entered into with lessors to fix the interest rate on these leases’ floating interest rates. These swap arrangements are a separately identifiable contractual right that were valued as part of the acquisition. These fixed interest rate obligations are being amortized over the related lease term as a charge to lease costs, recorded in direct costs in the statement of operations.

(b)	Insurance claims accrual:

The insurance claims accrual relates solely to the Company’s reinsurance subsidiary, CHC Reinsurance S.A. The amount represents accruals for losses that have been reported, but not yet paid and accruals for losses that have been incurred, but not yet reported. The reinsurance subsidiary reinsures certain employee benefits, death and disability benefits, loss of license insurance and coverage not available in the commercial insurance market for the operations of the Company.

15.	Debt obligations:

	Principal Repayment terms	Facility maturity dates	2012	2011

Senior secured notes	At maturity	October 2020	$1,084,109	$1,082,936

Revolving credit facility:
US LIBOR plus margin (i)	At maturity	October 2015	125,000	70,000

Other term loans:
Eurocopter Loan - 2.50%	At maturity	June 2011	—	1,618

Eurocopter Loan - 2.50%	On demand	—	4,623	—

EDC US loan - 5.04%	Semi-annually	November 2011	—	1,959
EDC-B.A. CDOR rate (6 month) plus margin (i)	Semi-annually	June 2014	2,745	3,993
EDC-B.A. CDOR rate (6 month) plus margin (i)	Semi-annually	April 2018	10,476	13,609
Capital lease obligations	Quarterly	June 2012 - May 2014	26,922	117,371

Boundary Bay Financing - 6.93%	Monthly	April 2035	33,205	—

Total long-term debt			1,287,080	1,291,486
Less: current portion			(17,701)	(106,642)

Long-term			$1,269,379	$1,184,844

(i)	Margins range from 0.8% to 4.5% during the year ended April 30, 2012 (2011 – 0.8% to 3.75%)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

15.	Debt obligations (continued):

(a)	Senior secured notes:

On October 4, 2010, the Company completed the refinancing of its long-term debt obligations which included the issuance of $1,100.0 million in senior secured notes (the “notes”), a new revolving credit facility agreement, and the repayment of the senior credit facilities using the proceeds from the senior secured note issuance. As a result of the long-term debt refinancing, the Company wrote-off $47.1 million in deferred financing costs related to the senior credit facilities and incurred additional fees of $42.7 million, which are being amortized over the terms of the respective debt instruments.

The notes with an aggregate principal of $1,100.0 million, due October 15, 2020 were issued at 98.399% of par value and bear interest at 9.25% with semi-annual interest payments on April 15 and October 15. The notes have been recorded net of the discount and are being accreted to face value using the effective interest rate method.

The notes were issued by one of the Company’s subsidiaries and are guaranteed by the Company and most of its subsidiaries through a general secured obligation. The notes are secured on a first-priority lien basis by the collateral of each guarantor subject to the permitted liens under the indenture, are subordinated to the priority payment lien obligations including the revolving credit facility and senior to all unsecured indebtedness of each guarantor.

The notes have the following optional redemption features:

•

Any time prior to October 15, 2013, the Company can redeem 35% of the aggregate principal amount of the notes at a redemption price of 109.25% of the principal plus accrued and unpaid interest provided that at least 50% of the aggregate principal of the notes remains outstanding and the redemption occurs within 180 days of the issuance date.

•	The Company can redeem the notes in whole or part, on or after October 15, 2015, at redemption prices that range from 100% to 104.625% of the principal, plus accrued and unpaid interest.

•

The Company can redeem up to 10% of the aggregate principal amount of the notes in any twelve month period following the issuance date up to October 15, 2015 at a redemption price of 103% of the principal plus accrued interest and unpaid interest.

•

The Company can redeem the notes in whole or in part at a price of 100% of the aggregate principal amount plus a premium equal to the greater of 1% of the principal amount or the excess of the present value at the redemption date over the principal amount of the notes. Under this option, the present value at the redemption is to be computed based on a redemption price of 104.625% on October 15, 2015 plus all required interest payments due on the notes through October 15, 2015 (excluding accrued but unpaid interest to the applicable redemption date). The applicable discount rate is equal to the treasury rate plus 50 basis points.

Each holder of the notes has the right to require the Company to repurchase the notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest upon the occurrence of certain events constituting a change in control of the Company.

The notes contain certain covenants limiting the incurrence of additional indebtedness and liens based on the ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to fixed charges and total indebtedness as defined in the indenture and other restrictions including limitations on disposition of assets, the payment of dividends or redemption of equity interests and transactions with affiliates. As at April 30, 2012, the Company was in compliance with these covenants.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

15.	Debt obligations (continued):

(b)	Revolving credit facility:

The revolving credit facility of $375.0 million is held with a syndicate of financial institutions and bears interest at the Alternate Base Rate, LIBOR, Canadian Prime Rate or EURIBOR plus an applicable margin that ranges from 2.75% to 4.50% based on the total leverage ratio calculated as of the most recent quarter. The revolving credit facility has a five year term. The availability on the revolving credit facility at April 30, 2012 is $165.0 million, net of $85.0 million outstanding letters of credit.

The revolving credit facility is secured on a super senior first priority basis and ranks equally with the senior secured notes except for payments upon enforcement and insolvency, where the revolving credit facility will rank before the note holders. The revolving credit facility is guaranteed by most of the Company’s subsidiaries through a general secured obligation. The revolving credit facility covenants include a requirement for the Company to maintain a first priority debt leverage ratio of 2.5:1, which is tested at the end of each financial quarter. At April 30, 2012 the Company was in compliance with all revolving credit facility covenants.

(c)	Boundary Bay financing:

On April 17, 2012, the Company sold its Boundary Bay facility (“the facility”) to a third party for $37.0 million and entered into a 23 year lease agreement to lease the building from the third party for $263,679 per month for the first five years with an increase of the lesser of 12% or CPI every five years. Under the lease agreement the Company has the option to purchase the property during the first 10 years of the lease for $46.4 million up to April 2017 and $47.9 million from May 2017 to April 2022. The Company also has an option to renew the lease agreement for an additional 10 years and a second option to renew the lease for a further five years.

As a result of the option to repurchase the facility, which indicates that the Company has continuing involvement, the disposal of the facility was accounted for as a financing and not a sale. ASC 360-20 specifies the accounting required for a seller’s sale and simultaneous leaseback involving real estate. As a financing, no gain on the sale of the facility was recognized in the Consolidated Statements of Operations.

As a financing, the facility remains on the Consolidated Balance Sheets and continues to be amortized. The related proceeds were recorded as a finance obligation with payments recorded to interest expense and the finance obligation based on the amortization of the obligation over the life of the lease agreement.

The transaction provided a vendor take back mortgage of $3.5 million to the purchaser. It bears interest at 8.55% and the interest is payable monthly. The mortgage is due and payable in April 2013. The finance obligation has been recorded net of the take back mortgage receivable.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

15.	Debt obligations (continued):

(d)	Debt denominated in foreign currencies:

Total debt obligations, including capital leases, denominated in foreign currencies and the US dollar equivalent are as follows:

2012			2011
Debt in original currency		US dollar equivalent	Debt in original currency		US dollar equivalent

	€3,495	$4,623		€3,199	$4,730

	£—	—		£7,111	11,830

CAD	45,887	46,426	CAD	16,741	17,602

		$51,049			$34,162

(e)	Repayment requirements:

Repayment requirements related to the total debt obligations outstanding as of April 30, 2012 over the next five years and thereafter are as follows:

	Boundary Bay financing	Capital lease obligations	Other long-term debt (i)	Total
2013	$(3,364)	$10,769	$7,467	$14,872
2014	152	1,051	2,844	4,047
2015	165	16,188	2,295	18,648
2016	179	—	126,747	126,926
2017	195	—	1,746	1,941
and thereafter	35,878	—	1,101,746	1,137,624

	33,205	28,008	1,242,845	1,304,058
Less interest	—	(1,086)	—	(1,086)

Total	$33,205	$26,922	$1,242,845	$1,302,972

(i)	These amounts exclude the discount on the Senior secured notes of $15.9 million which is included in the carrying amount of debt at April 30, 2012.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

16.	Other financing charges:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Write-off of unamortized transaction costs on the senior facility agreement	$—	$47,140	$—
Amortization of deferred financing costs	6,851	7,151	4,036
Loss on interest rate swap	—	8,656	1,182
Net loss (gain) on fair value of derivative financial instruments	5,380	(5,567)	12,935
Amortization of guaranteed residual values	1,852	1,248	542
Interest expense	8,542	6,672	10,616
Interest income	(12,928)	(10,802)	(10,641)
Other	5,365	12,538	2,789

	$15,062	$67,036	$21,459

17.	Income taxes:

The Company’s income tax recovery (expense) is comprised as follows:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Current income tax recovery (expense):

Luxembourg	$(2,294)	$(5,857)	$(7,615)
Foreign	(13,751)	1,631	(37,016)

	(16,045)	(4,226)	(44,631)

Deferred income tax recovery (expense):

Related to origination and reversal of temporary differences from foreign jurisdictions	23,452	56,355	35,358
Change in valuation allowance	(55,624)	(19,213)	(24)

Income tax recovery (expense)	$(48,217)	$32,916	$(9,297)

During the year ended April 30, 2012, the change in valuation allowance includes an adjustment to the opening balance due to a change in judgment about the realizability of the related deferred tax assets in future years in addition to valuation allowance against current year losses.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

17.	Income taxes (continued):

The components of loss from continuing operations before income tax is comprised as follows:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Luxembourg	$(38,499)	$5,411	$61,930
Foreign	7,823	(100,394)	(127,699)

	$(30,676)	$(94,983)	$(65,769)

As the Company operates in several tax jurisdictions, its income is subject to various rates of taxation. The income tax recovery (expense) differs from the amount that would have resulted from applying the Luxembourg statutory income tax rates to loss before taxes as follows:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Loss from continuing operations before income tax	$(30,676)	$(94,983)	$(65,769)
Combined Luxemburg statutory income tax rate	29%	29%	29%

Income tax recovery calculated at statutory rate	8,896	27,545	19,073

(Increase) decrease in income tax recovery (expense) resulting from:

Rate differences in various jurisdictions	33,522	60,930	73,116
Change in tax law	(3,558)	493	(1,283)
Non-deductible items	(29,365)	(58,007)	(88,132)
Other foreign taxes	(14,846)	(7,740)	(15,593)
Non-deductible portion of capital losses (gains)	991	(373)	4,301
Non-taxable income	10,292	1,442	3,781
Adjustments to prior years	(3,399)	(2,047)	7,781
Functional currency adjustments	4,627	32,163	(13,468)
Valuation allowance	(55,624)	(19,213)	(24)
Other	247	(2,277)	1,151

Income tax recovery (expense)	$(48,217)	$32,916	$(9,297)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

17.	Income taxes (continued):

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of deferred income tax assets and deferred income tax liabilities are presented below:

	2012	2011

Deferred income tax assets:

Pension and other employee benefits	$18,573	$16,716
Losses carried forward	356,697	295,652
Deferred costs	—	1,146
Current accounts payable and receivable	9,139	6,093
Intangible assets	—	3,140

Total deferred income tax assets	384,409	322,747
Valuation allowance	(227,838)	(165,877)

Net deferred income tax assets	$156,571	$156,870

Deferred income tax liabilities:
Intangible assets	$(6,501)	$—
Property, plant and equipment	(56,144)	(29,635)
Deferred capital gains and deferred revenue	(54,508)	(64,968)
Long-term debt	(4,964)	(11,917)
Deferred costs	(5,897)	—
Other	(2,873)	(1,077)

Net deferred income taxes	$25,684	$49,273

Distributed as follows:
Current deferred income tax assets	$8,542	$7,596
Current deferred income tax liabilities	(11,729)	(13,035)
Long-term deferred income tax assets	48,943	90,882
Long-term deferred income tax liabilities	(20,072)	(36,170)

	$25,684	$49,273

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

17.	Income taxes (continued):

As at April 30, 2012, the Company has non-capital loss carry forwards for Luxembourg and other foreign jurisdictions that are available to reduce taxable income in future years. These non-capital loss carry forwards expire as follows:

	2013	2015	2017 and thereafter	No expiry date	Total

Tax losses (i):

Africa	$—	$10,913	$955	$12,458	$24,326
Australia	—	—	—	46,669	46,669
Brazil	—	—	—	88,279	88,279
Canada	—	—	145,196	—	145,196
Denmark	—	—	—	29,458	29,458
Netherlands	2,727	—	13,275	—	16,002
Norway	—	—	—	457,479	457,479
Ireland	—	—	—	16,986	16,986
United Kingdom	—	—	—	98,237	98,237
Luxembourg	—	—	—	251,825	251,825
United States	—	—	19,072	—	19,072
Other	—	—	25,371	200	25,571

	$2,727	$10,913	$203,869	$1,001,591	$1,219,100

(i)	Represents the gross amount of tax loss carry forwards translated at closing exchange rates at April 30, 2012.

The Company has also accumulated approximately $184.6 million in capital losses (April 30, 2011 -$184.8 million), which carry forward indefinitely. None of the capital losses are available to reduce future capital gains realized in Luxembourg, and $184.6 million are available to reduce future capital gains realized in other foreign jurisdictions (April 30, 2011 – $184.8 million).

As at April 30, 2012, the Company has provided a valuation allowance in respect of $494.6 million of the non-capital losses (April 30, 2011 – $430.6 million) (2012 – Luxembourg – $251.8 million, other jurisdictions – $242.8 million; 2011 – Luxembourg – $278.0 million, other jurisdictions – $152.6 million) and $184.6 million (April 30, 2011 – $184.8 million) of the capital losses in other foreign jurisdictions. The benefit anticipated from the utilization of the remaining non–capital and capital losses has been recorded as a deferred income tax asset.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

17.	Income taxes (continued):

Uncertain tax positions:

The following table summarizes activity of the total amounts of unrecognized tax benefits:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Opening balance	$15,302	$16,448	$15,834
Additions in the current year	8,014	122	8,914
Reductions in current year	(6,643)	(2,181)	(1,840)
Reduction due to lapse of statutory limitations	—	—	(9,848)
Foreign exchange	(748)	913	3,388

Total	$15,925	$15,302	$16,448

The following table summarizes information regarding income tax related interest and penalties:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Net reduction in interest and penalties	$(227)	$(628)	$(1,029)

The total amount of interest and penalties accrued on the balance sheet at April 30, 2012 was $2.9 million (2011 – $3.1 million).

General tax contingencies:

The Company is subject to taxes in different countries. Taxes and fiscal risks recognized in the Consolidated Financial Statements reflect the Company’s best estimate of the outcome based on the facts known at the balance sheet date in each individual country. These facts may include, but are not limited to, change in tax laws and interpretation thereof in the various jurisdictions where the Company operates. They may have an impact on the income tax as well as the resulting assets and liabilities. Any differences between tax estimates and final tax assessments are charged to the statement of operations in the period in which they are incurred.

In addition, the Company’s business and operations are complex and include a number of significant financings, acquisitions and dispositions. The determination of earnings, payroll and other taxes involves many factors including the interpretation of tax legislation in multiple jurisdictions in which the Company is subject to ongoing tax assessments. When applicable, the Company adjusts the previously recorded income tax expense, direct costs, interest and the associated assets and liabilities to reflect its change in estimates or assessments. These adjustments could materially change the Company’s results of operations.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

18.	Capital stock:

As at April 30, 2012, the authorized capital stock of the Company is 1,228,377,770 with a par value of 1 Euro.

	Number of capital stock and CPECs issued
	Capital stock	CPECs

April 30, 2009	12,500	1,205,624,393
Conversion of series A CPECs	1,184,667,289	(1,184,667,289)
Conversion of series B CPECs	15,375,200	(15,375,200)
Conversion of series C CPECs	5,581,904	(5,581,904)
Redemption of capital stock	(20,957,104)	—

April 30, 2010	1,184,679,789	—
Capital stock	113,978	—

April 30, 2011	1,184,793,767	—
Capital stock	43,584,003	—

April 30, 2012	1,228,377,770	—

Each series of the CPECs had a par value of 1 euro, was convertible into one share of capital stock of the Company with mandatory redemption or conversion to capital stock at the option of the Company, 51 years from the date of issuance if not previously redeemed in whole, repurchased or converted. In the event of liquidation, the CPECs must be redeemed or converted to capital stock, at the discretion of the Company. The CPECs have a yield payable of 0% per annum. On May 12, 2009, all outstanding Series A, B and C CPECs were converted to capital stock.

In 2010, shares of capital stock were redeemed for total consideration of $27.8 million (comprised of cash and the extinguishment of a loan due from a shareholder of the Parent Company). The consideration in excess of the book value of the capital stock was recorded as a decrease to retained earnings.

On September 9, 2010, the Company issued 113,978 shares of capital stock for consideration of $0.1 million.

On October 13, 2011, the Company issued 43,584,000 shares of capital stock for consideration of $60.0 million. On November 11, 2011, the Company issued one share of capital stock for consideration of $20.0 million, which was allocated one Euro to the Capital stock of the Company and $20.0 million to contributed surplus. On February 13, 2012, the Company issued two shares of capital stock for consideration of $20.0 million, which was allocated two Euros to the Capital stock of the Company and $20.0 million to contributed surplus.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

19.	Stock Based Compensation:

(a)	2011 Management Equity Plan (“2011 Plan”):

On December 30, 2011, 6922767 Holding (Cayman) Inc., the parent of the Company (“the Parent”), adopted an equity compensation plan that permits it to grant time and performance options, performance options and/or restricted share units to certain eligible employees, directors or consultants of the Parent and its affiliates. As of April 30, 2012, a maximum of 137.1 million of the outstanding Ordinary B shares may be granted under the 2011 Plan.

The time and performance options vest in four equal annual installments of 25% beginning one year from the date of grant. All of the unvested time and performance options will vest immediately in the event the Ordinary A shareholders receive distributions equal to their initial investment or on a change of control. The time and performance options cannot be exercised until the occurrence of either, (1) an initial public offering or subsequent public offering of the equity of the Company or (2) the merger, consolidation, sale of interests or sale of assets of the Company (collectively an “Exit Event”) which results in an exit value being equal to or in excess of the initial investment by the Ordinary A shareholders in the Parent.

The term of stock options issued under the 2011 Plan may not exceed the earlier of an Exit Event or ten years from the date of grant. Under the 2011 Plan, the time and performance options and the performance options are granted at an exercise price that is not to be less than 100% of the fair value of an Ordinary B share of 6922767 Holding (Cayman) Inc. on the date of grant.

The performance options vest and are exercisable in up to three equal tranches based on the satisfaction of specified performance conditions. The first third of the options will vest on the occurrence of an Exit Event which results in an exit value being equal to or in excess of the initial investment by the Ordinary A shareholders. The second third of the options will vest on the occurrence of an Exit Event which results in an exit value being equal to or in excess of two times the initial investment by the Ordinary A shareholders. The remaining options will vest on the occurrence of an Exit Event which results in an exit value being equal to or in excess of two and a half times the initial investment by the Ordinary A shareholders.

Restricted Share Units (“RSUs”) vest on the date of grant as they are fully paid up on the grant date. The eligible employee receives Ordinary B shares of the Parent equal to the number of RSUs in exchange for the RSUs on the earlier to occur of (1) the fifth anniversary of the date of grant; and (2) the date of a change of control. The holders of RSUs are entitled to receive cash dividend equivalents based on the cash dividends paid on the Ordinary B shares during the period the RSUs are outstanding.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

19.	Stock Based Compensation (continued):

(a)	2011 Management Equity Plan (“2011 Plan”) (continued):

The following table summarizes the time and performance stock option activity under the 2011 Plan:

	Number of options	Year ended April 30, 2012
		Weighted average exercise price	Weighted remaining contractual life

Outstanding, beginning of period	—	$—
Granted	36,144,451	0.65
Forfeited	—	—
Exchanged options	5,676,525	0.65

Outstanding, end of period	41,820,976	$0.65	9.6 years

Exercisable, end of period	—

The following table summarizes the performance stock option activity under the 2011 Plan:

	Number of options	Year ended April 30, 2012
		Weighted average exercise price	Weighted remaining contractual life

Outstanding, beginning of period	—	$—
Granted	74,267,700	0.65
Forfeited	—	—
Exchanged shares	170,000	0.65

Outstanding, end of period	74,437,700	$0.65	9.6 years

Exercisable, end of period	—

For accounting purposes, time and performance stock options are considered to have a market condition (based on the exit value) and a performance condition (based on an Exit Event). The effect of the market condition has been reflected in the grant date fair value of the award.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

19.	Stock Based Compensation (continued):

(a)	2011 Management Equity Plan (“2011 Plan”) (continued):

The fair value of the 2011 stock options was estimated using a Monte-Carlo simulation model. The key factors that will create value in these awards include the year of an Exit Event, the probability that an Exit Event will occur in a particular year, the risk free interest rate and the ultimate exit value of the Company, which is estimated using historical volatility and implied volatility data of ten peer companies’ stock price. The following table indicates ranges of estimates and assumptions used in the calculation:

Year of Exit Event		2012 - 2019
Probability of Exit Event	Base case	50% in years 2014 to 2017
	Accelerated exit	25% in years 2013 to 2016
	Delayed exit	25% in years 2015 and 2018
Risk free rate		0.03% - 2.01%
Expected dividends		nil
Historical volatility		43.59% - 51.88%

The weighted average grant date fair value of the time and performance stock options granted during 2012 was $0.23 per share. No compensation expense has been recognized in relation to the time and performance options during the year ended April 30, 2012 as the performance criteria has not been met and it is not probable that the criteria will be met in the future. If the performance condition related to the Exit Event had occurred on April 30, 2012, we would have recorded $10.4 million of stock compensation expense on that date related to the time and performance options.

The weighted average grant date fair value of the performance options granted during 2012 was $0.21 per option. No compensation expense has been recognized in relation to the performance options during the year ended April 30, 2012 as the performance criteria have not been met and there is not yet enough certainty that the criteria would be met in the future. If the Exit Event had occurred on April 30, 2012 and had realized: (1) an exit value being equal to or in excess of the initial investment by the Ordinary A shareholders the Company would have recorded $5.6 million of stock compensation expense; (2) an Exit Event which results in an exit value being equal to or in excess of two times the initial investment by the Ordinary A shareholders the Company would have recorded $10.8 million of stock compensation expense; (3) an exit value equal to or exceeding two and a half times the initial investment by the Ordinary A shareholders, the Company would have recorded $15.2 million of stock compensation expense on that date related to the performance options.

(b)	Share Incentive Plan (“2008 Plan”):

On September 16, 2008 the Company introduced a Share Incentive Plan (“the 2008 Plan”) under which options and Special Share Awards can be granted to eligible employees of the Company.

Under the 2008 Plan, options may be granted to employees to purchase Ordinary B shares of the Parent. Each option provides the right to purchase one Ordinary B share. Each option expires at the earlier of the tenth anniversary of the effective date of such options or the occurrence of a Exit Event as defined in the Plan.

Under the Plan, employees may also be granted the right to subscribe to Special A shares of the Parent Company at a specified subscription price. Each Special A share issued may be redeemed in cash or in

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

19.	Stock Based Compensation (continued):

(b)	Share Incentive Plan (“2008 Plan”) (continued):

kind in connection with a future Exit Event. Special A shares vest when two performance criteria have been met: an Exit Event occurs and the value of the exit equals or exceeds 2 times the original investment on September 16, 2008. Special A shares can only be redeemed six months and one day after vesting. The total number of Special A shares allotted for future issuance under the Plan is 10,000,000.

On December 30, 2011, certain employees exchanged 3,784,350 unvested options and 1,892,175 of the options that vested on September 16, 2011 under the 2008 Plan for the same number of time and performance options under the 2011 Plan. The same employees exchanged 170,000 Special A shares for the same number of performance options under the 2011 Plan.

The exchange of the options changed the exercise price from $1 to $0.6515, which resulted in an incremental cost of $0.4 million. No compensation expense has been recognized in relation to the incremental cost during the year ended April 30, 2012 as the performance criteria related to Exit Event has not been met and it is not probable that the criteria will be met in the future. As of April 30, 2012, $1.2 million remained to be recognized for the unvested 2008 options. The unrecognized compensation expense of $1.2 million will be recognized over the four-year vesting period as the options would have vested under the terms of the original options.

The following table summarizes the stock option activity under the 2008 Plan:

	April 30, 2012			April 30, 2011
	Number of options	Weighted average exercise price	Weighted remaining contractual life	Number of options	Weighted average exercise price	Weighted remaining contractual life

Outstanding, beginning of year	29,829,585	$1.00		38,956,549	$1.00
Granted	—	—		—	—
Forfeited	(1,780,871)	1.00		(9,126,964)	1.00
Exchanged options	(5,676,525)	1.00		—	—

Outstanding, end of year	22,372,189	$1.00	6.4 years	29,829,585	$1.00	7.4 years

Exercisable, end of year	20,702,623			19,533,926

There were no Special A shares granted during the year ended April 30, 2012 (2011 – nil), 36,000 Special A shares were forfeited (2011 – 172,000) and 170,000 Special A shares were exchanged for 170,000 performance options in the 2011 plan (2011 – nil). At April 30, 2012, there were 318,000 unvested Special A shares outstanding (2011 – 524,000).

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

19.	Stock Based Compensation (continued):

(b)	Share Incentive Plan (“2008 Plan”) (continued):

No compensation expense has been recognized in relation to the Special A shares during the year ended April 30, 2012 (2011 – nil, 2010 – nil) as the two performance criteria have not been met and there is not yet enough certainty that the criteria would be met in the future. If the two performance criteria had been met on April 30, 2012, we would have recorded $2.4 million of stock compensation expense on that date related to the Special A shares.

During the year ended April 30, 2012, the Company recorded stock compensation expense of $0.8 million (2011 – $1.7 million, 2010 – $4.0 million) in the statement of operations.

20.	Employee pension plans:

(a)	Defined contribution pension plans:

The following table summarizes contributions to defined contribution plans:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Company contributions	$14,197	$13,859	$11,512

(b)	Defined benefit pension plans:

The Company has funded and unfunded and flat-benefit and final-pay defined benefit pension plans in Canada, the UK, Norway and the Netherlands for approximately 30% of the Company’s active employees. Funded plans require the Company to make cash contributions to ensure there will be sufficient assets to discharge the plans’ benefit obligations as they become due. Unfunded plans do not require contributions to be paid into the plans as the Company pays the benefit obligations directly as they are due. Employer contributions expected to be paid to the defined benefit pension plans during the fiscal year ended April 30, 2013, required by funding regulations and law, are $41.3 million.

The plan assets and accrued benefit obligation are measured at fair value as at April 30, 2012. Actuarial valuations are obtained by the Company at least every three years. The most recent actuarial valuations of the defined benefit pension plans were conducted as at April 30, 2012 and the next actuarial valuations are required as at April 30, 2015.

At April 30, 2012, in accordance with changes to applicable United Kingdom statutes, pensions in deferment will be revalued annually based on the Consumer Prices Index, as opposed to the Retail Prices Index which was previously used. The impact on the projected benefit obligation was a gain that was recorded in accumulated other comprehensive earnings (loss) of $14.8 million and is included in the prior service cost.

In 2010, the Norwegian Parliament enacted a new multi-employer early retirement plan for the private sector in Norway, which was effective January 1, 2011. As a result of this legislation, the Company was partially released from its obligation under the Company’s prior early retirement plan (a single-employer defined benefit plan) and the Company recorded a curtailment gain of $1.2 million. The Company recognizes the contributions made to the new multi-employer plan as net pension expense, which includes both cash and the fair market value of non-cash contributions, and recognizes a liability for any unpaid contributions.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

20.	Employee pension plans (continued):

(b)	Defined benefit pension plans (continued):

On September 1, 2009, the UK defined benefit plan was curtailed resulting in an elimination of the right of all members of the plan to earn defined benefits for future services. A curtailment loss of $3.7 million was recognized in net earnings (loss).

For the UK defined benefit pension plan the investment policy requires that the plan assets held be invested as follows:

Category	Maximum percentage

UK equities	22% to 28%
Overseas equities	22% to 28%
Bonds	24% to 45%
Property	4% to 18%
Multi-strategy fund	2% to 18%

The investment policy requires that the assets held in the Norwegian plans are to be diversified as shown below. The total equities, emerging markets bonds, high yield bonds, hedge funds and private equity funds can be a maximum 60% of total assets.

Category	Maximum percentage

Norwegian equities	15%
International equities	35%

Total equities	35%

Structured products	10%
High yield bonds	25%
Emerging markets bonds	0%
Government bonds	70%

Total bonds	100%

Money market	100%
Property funds	15%
Hedge funds	0%
Private equity funds	10%

For the assets held in the plan in the Netherlands, 80% must be invested in fixed rate investments and the remaining 20% invested in shares with a maximum deviation of 5% upwards or downwards. The total of equities, high yield bonds, emerging markets bonds, hedge funds and private equity funds can be a maximum of 60% of total assets.

While the asset mix varies in each plan, overall the asset mix, as a percentage of total market value, of all the defined benefit plans at April 30, 2012 was 21% (2011 – 21%) equities, 58% (2011 – 45%) fixed income and 21% (2011 – 34%) money market.

For all defined benefit pension plans the overall expected long-term rates of return on plan assets have been determined in part by assessing current and expected asset allocations as well as historical and

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

20.	Employee pension plans (continued):

(b)	Defined benefit pension plans (continued):

expected returns on various categories of the assets. Such expected rates of return ignore short-term fluctuations. For the UK plan it is expected that the rate of return on the plan assets will be between approximately 5.4% in excess of price inflation for equities, 5.1% in excess of price inflation for property and 1.4% in excess of inflation for bonds. For the plans in Norway and the Netherlands, the expected long-term rate of return is considered in reference to the longest stated bond rates in each country.

	2012	2011

Change in benefit obligations:
Benefit obligations, beginning of year	$726,908	$700,822
Current service costs	17,573	20,028
Plan curtailment and settlement	—	(9,263)
Interest cost	35,344	33,842
Plan amendments	(14,766)	1,675
Actuarial loss (gain)	41,719	(63,469)
Benefits paid	(27,526)	(24,550)
Foreign currency translation	(44,190)	67,823

Benefit obligations, end of year	$735,062	$726,908

Change in plan assets:
Fair value of plan assets, beginning of year	$638,357	$536,541
Actual gain on plan assets	30,205	35,316
Employer contributions	43,372	29,745
Employee contributions	2,911	—
Benefits paid	(25,983)	(20,740)
Plan curtailment and settlement	—	(4,698)
Foreign currency translation	(42,050)	62,193

Fair value of plan assets, end of year	$646,812	$638,357

	2012	2011

Accumulated benefit obligation	$702,696	$669,329

Projected benefit obligation	$735,062	$726,908
Fair value of plan assets	646,812	638,357

Funded status	88,250	88,551
Pension guarantee assets	(4,974)	(5,406)

Net recognized pension liability	$83,276	$83,145

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

20.	Employee pension plans (continued):

(b)	Defined benefit pension plans (continued):

	2012	2011

Net recognized pension liability:
Non-current asset - pension guarantee assets (note 13)	$4,974	$5,406
Non-current asset (note 13)	19,449	15,326
Non-current liability (note 14)	(107,699)	(103,877)

	2012	2011

Amounts recorded in accumulated other comprehensive (earnings) loss:
Unrecognized net actuarial and experience losses	$62,004	$15,432
Unrecognized prior service costs (credits)	(12,980)	1,762

	$49,024	$17,194

The significant weighted average actuarial assumptions adopted in measuring the defined benefit pension plan obligations and net benefit plan expense as at April 30, 2012 and 2011 are as follows:

	2012	2011

Discount rate	4.40%	5.35%
Rate of compensation increase	2.31%	2.22%
Discount rate for pension expense	4.98%	4.97%
Expected long-term rate of return on plan assets	5.60%	6.11%

The net defined benefit pension plan expense is as follows:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Current service cost	$17,573	$20,028	$19,080
Interest cost	35,344	33,842	32,841
Curtailment and settlement loss (gain)	—	(1,757)	3,684
Expected return on plan assets	(34,691)	(30,258)	(30,107)
Amortization of net actuarial and experience losses	507	1,703	58
Amortization of past service costs (credits)	(249)	89	—
Employee contributions	(2,911)	(1,681)	(3,024)

	$15,573	$21,966	$22,532

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

20.	Employee pension plans (continued):

(b)	Defined benefit pension plans (continued):

The components of other comprehensive loss (earnings) relating to the plans consists of the following:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Other comprehensive loss (earnings):
Net loss (gain)	$46,452	$(71,937)	$55,255
Net prior service cost (credit)	(14,766)	1,675	—
Amortization of net actuarial loss (gain), past service costs and transition amounts	(258)	(1,792)	(58)
Settlements and curtailments	—	(554)	—
Foreign exchange translation	402	576	1,535

	$31,830	$(72,032)	$56,732

As at April 30, 2012, the estimated amount that will be amortized from accumulated other comprehensive loss into net period benefit cost is $2.9 million.

(c)	Pension plan assets and fair value measurement:

	April 30, 2012
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total plan assets

Assets:
Cash equivalents and other short-term investments	$27,339	$—	$—	$27,339
Equity investments	134,207	—	—	134,207
Fixed income	372,082	—	—	372,082
Money market and other	81,470	—	31,714	113,184

	$615,098	$—	$31,714	$646,812

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

20.	Employee pension plans (continued):

(c)	Pension plan assets and fair value measurement (continued):

	April 30, 2011
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total plan assets

Assets:
Cash equivalents and other short-term investments	$22,008	$—	$—	$22,008
Equity investments	141,071	—	—	141,071
Fixed income	438,836	—	—	438,836
Money market and other	8,654	—	27,788	36,442

	$610,569	$—	$27,788	$638,357

The methods and assumptions used to estimate the fair value of the pension assets in level 1 are based on publicly available quoted market prices. The level 3 assets are valued using third party appraisals and changes in the level 3 assets are as follows:

	2012	2011

Opening	$27,788	$21,282
Actual return on assets	3,037	2,143
Purchases, sales and settlements, net	3,054	4,419
Foreign currency translation	(2,165)	(56)

	$31,714	$27,788

(d)	Benefit Payments:

As at April 30, 2012, benefits expected to be paid under the defined benefit pension plans in each of the next five fiscal years and in aggregate for the fiscal years thereafter, are as follows:

Pension benefits

2013	$29,472
2014	31,112
2015	32,618
2016	34,471
2017	36,315
Thereafter	201,722

$365,710

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

21.	Derivative financial instruments and fair value measurements:

The Company is exposed to foreign exchange risk primarily from its subsidiaries which incur revenue and operating expenses in currencies other than their functional currency with the most significant being Pound Sterling, Norwegian Kroner, Canadian dollars, Australian dollars and Euros. The Company monitors these exposures through its cash forecasting process and regularly enters into foreign exchange forward contracts to manage its exposure to fluctuations in expected future cash flows from foreign operations and anticipated transactions in currencies other than the functional currency.

The Company entered into forward exchange contracts that qualified for hedge accounting treatment to manage its exposure to anticipated payroll transaction costs incurred in Canadian dollars and aircraft purchase commitments incurred in Euros. On February 1, 2010, the Company de-designated its hedging relationship for its payroll foreign exchange forward contracts and discontinued hedge accounting. The accumulation of previously recognized fair value gains and losses in accumulated other comprehensive earnings (loss) is reclassified to net earnings (loss) within direct costs as the forecasted transactions occur.

The Company’s outstanding foreign exchange forward contracts are as follows:

	Notional		Fair value	Maturity dates

April 30, 2012:
Purchase contracts to sell US dollars and buy Canadian dollars	CAD	250,502	$6,743	May 2012 to October 2014
Purchase contracts to sell US dollars and buy Euros		€16,872	(1,551)	September 2012

	Notional		Fair value	Maturity dates

April 30, 2011:
Purchase contracts to sell US dollars and buy Canadian dollars	CAD	216,207	$17,682	May 2011 to December 2013
Purchase contracts to sell US dollars and buy Euros		€78,362	826	June 2011 to April 2012

A loss in the amount of $12.8 million was recognized as an other financing charge related to non-hedging derivative forward exchange contracts in the statement of operations for the year ended April 30, 2012 (2011 – a gain of $24.5 million; 2010 – a gain of $12.4 million).

The Company enters into long-term revenue agreements, which provide for pricing denominated in currencies other than the functional currency of the parties to the contract. This pricing feature was determined to be an embedded derivative which has been bifurcated for valuation and accounting purposes. The embedded derivative contracts are measured at fair value and included in other assets or other liabilities.

A gain of $7.4 million due to the change in the fair value of embedded derivatives was recognized in the statement of operations as a part of other financing charges for the year ended April 30, 2012 (2011 – loss of $18.9 million, 2010 – loss of $25.3 million).

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

21.	Derivative financial instruments and fair value measurements (continued):

The following tables summarize the financial instruments measured at fair value on a recurring basis excluding cash and cash equivalents and restricted cash:

	April 30, 2012
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value

Financial assets
Other assets, current:
Foreign currency forward contracts	$—	$6,036	$—	$6,036
Foreign currency embedded derivatives	—	488	—	488

Other assets, non-current:
Foreign currency forward contracts	—	1,630	—	1,630
Foreign currency embedded derivatives	—	65	—	65

	$—	$8,219	$—	$8,219

Financial liabilities
Other liabilities, current:
Foreign currency forward contracts	$—	$(1,747)	$—	$(1,747)
Foreign currency embedded derivatives	—	(9,342)	—	(9,342)
Other liabilities, non-current:
Foreign currency forward contracts	—	(728)	—	(728)
Foreign currency embedded derivatives	—	(16,656)	—	(16,656)

	$—	$(28,473)	$—	$(28,473)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

21.	Derivative financial instruments and fair value measurements (continued):

	April 30, 2011
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value

Financial assets
Other assets, current:
Foreign currency forward contracts	$—	$9,213	$—	$9,213
Foreign currency embedded derivatives	—	176	—	176
Other assets, non-current:
Foreign currency forward contracts	—	8,762	—	8,762
Foreign currency embedded derivatives	—	3	—	3

	$—	$18,154	$—	$18,154

Financial liabilities
Other liabilities, current:
Foreign currency embedded derivatives	$—	$(10,755)	$—	$(10,755)
Other liabilities, non-current:
Foreign currency embedded derivatives	—	(24,807)	—	(24,807)

	$—	$(35,562)	$—	$(35,562)

Inputs to the valuation methodology for Level 2 measurements include quoted prices for similar assets and liabilities in active markets, and inputs are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. The Company has no transfers between categories in the fair value hierarchy.

The carrying values of the Company’s other financial instruments, which are measured at other than fair value, approximate fair value due to the short terms to maturity, except for the senior secured notes, the fair value of which is as follows:

	April 30, 2012		April 30, 2011
	Fair value	Carrying value	Fair value	Carrying value

Senior secured notes	$1,091,750	$1,084,109	$1,071,125	$1,082,936

The fair value of the senior secured notes is determined based on quoted market prices which is considered to be a level 2 measurement in the fair value hierarchy.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

22.	Supplemental cash flow information:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Cash interest paid	$110,163	$132,453	$63,413
Cash taxes paid	15,584	21,986	21,205
Extinguishment of shareholder loan on redemption of capital stock	—	—	7,808
Assets acquired through non-cash capital leases	48,529	126,415	—
Assets under construction related to aircraft purchase contracts novated to lessors	—	—	45,306

Change in cash resulting from changes in operating assets and liabilities:

	For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Receivables	$(38,397)	$(37,614)	$(14,971)
Income taxes	5,170	(8,693)	25,341
Inventory	5,007	(8,021)	2,866
Prepaid expenses	(4,335)	6,894	(14,088)
Payable and accruals	12,407	26,071	1,208
Deferred revenue	4,645	14,057	(1,519)
Other assets and liabilities	(7,123)	(5,388)	(1,530)

	$(22,626)	$(12,694)	$(2,693)

23.	Guarantees:

The Company has provided limited guarantees to third parties under some of its operating leases relating to a portion of the residual aircraft values at the termination of the leases, which have terms expiring between fiscal 2013 and 2022. The Company’s exposure under the asset value guarantees including guarantees in the form of funded residual value guarantees, rebateable advance rentals and deferred payments is approximately $223.0 million as at April 30, 2012 (2011 – $198.4 million).

24.	Related party transactions:

(a)	Related party leasing transactions and balances:

During the years ended April 30, 2012 and 2011, the Company engaged in leasing transactions with VIEs related to the Ultimate Parent Company (note 4).

(b)	Balances with Ultimate Parent:

At April 30, 2012, $2.0 million in payables and accruals is due to and $0.9 million in receivables is due from the Ultimate Parent.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

25.	Commitments:

The Company entered into aircraft operating leases with 18 lessors in respect of 164 aircraft included in the Company’s fleet at April 30, 2012 (2011 – 18 lessors in respect of 166 aircraft). As at April 30, 2012, these leases had expiry dates ranging from fiscal 2013 to 2022. The Company has the option to purchase the majority of the aircraft for agreed amounts that do not constitute bargain purchase options, but has no commitment to do so. With respect to such leased aircraft, substantially all of the costs of major inspections of airframes and the costs to perform inspections, major repairs and overhauls of major components are at the Company’s expense. The Company either performs this work internally through its own repair and overhaul facilities or has the work performed by an external repair and overhaul service provider.

At April 30, 2012, the Company had commitments with respect to operating leases for aircraft, buildings, land and equipment. The minimum lease rentals required under such leases are payable in the following amounts over the following fiscal years:

	Aircraft operating leases	Building, land and equipment operating leases	Total operating leases

2013	$209,352	$8,112	$217,464
2014	184,249	7,222	191,471
2015	165,130	5,894	171,024
2016	147,580	4,668	152,248
2017	124,055	3,888	127,943
Thereafter	356,090	61,112	417,202

	$1,186,456	$90,896	$1,277,352

During the year ended April 30, 2012, the Company incurred aircraft operating lease and related costs of $176.7 million (2011 – $164.8 million; 2010 – $145.1 million) and other operating lease costs of $9.3 million (2011 – $9.0 million, 2010 – $8.1 million).

As at April 30, 2012, the Company has committed to purchase 23 aircraft (2011 – 17 aircraft). The total required additional expenditures related to these purchase commitments is approximately $558.0 million. These aircraft are expected to be delivered in fiscal 2013 ($118.6 million), 2014 ($160.0 million), 2015 to 2017 ($279.4 million) and will be deployed in the Company’s Helicopter Services segment. The Company intends to enter into leases for these aircraft or purchase them outright upon delivery from the manufacturer.

The terms of certain of the Company’s helicopter lease agreements impose operating and financial limitations on the Company. Such agreements limit the extent to which the Company may, among other things, incur indebtedness and fixed charges relative to its level of consolidated adjusted earnings before interest, taxes, depreciation and amortization.

Generally, in the event of a covenant breach, a lessor has the option to terminate the lease and require the return of the aircraft, with the repayment of any arrears of lease payments plus the present value of all future lease payments and certain other amounts which could be material to the Company’s financial position. The aircraft would then be sold and the surplus, if any, returned to the Company. Alternatively the Company could exercise its option to purchase the aircraft. As at April 30, 2012 the Company was in compliance with all financial covenants.

Subsequent to April 30, 2012, a lessor that had been engaged in discussions with the Company approved a financial covenant reset to October 31, 2013. As part of previous negotiations in 2011 with this lessor, the Company also made a commitment to further reduce its total operating lease portfolio by $64.4 million.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

26.	Contingencies:

The Company and its subsidiaries are, from time to time, named as defendants in lawsuits arising in the ordinary course of our business. The Company maintains adequate insurance coverage to respond to most claims. The Company cannot predict the outcome of any such lawsuits with certainty, but management does not expect the outcome of pending or threatened legal matters to have a material adverse impact on our financial condition.

In addition, from time to time, the Company and its subsidiaries are subject to investigation by various government agencies in the jurisdictions in which we operate. In 2006, we voluntarily disclosed to OFAC that our subsidiary formerly operating as Schreiner Airways may have violated applicable U.S. laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and aircraft parts for third-party customers. OFAC’s investigation is ongoing and the Company continues to fully cooperate. Should the U.S. government determine that these activities violated applicable laws and regulations, we or our subsidiaries could be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to the U.S. jurisdiction. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Brazilian customs authorities seized one of the Company’s helicopters (valued at approximately $10.0 million) as a result of allegations that the Company violated Brazilian customs law by failing to ensure its customs agent and the customs agent’s third party shipping company followed approved routing of the helicopter during transport. The Company secured release of the helicopter and is disputing through administrative court action any claim for penalties associated with the seizure and the alleged violation. The Company has preserved its rights by filing a civil action against its customs agent for any losses that may result. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is disputing a claim from the Brazilian tax authorities regarding eligibility for certain tax benefits that our subsidiary claimed in the past in connection with the importation of aircraft parts. The tax authorities are seeking to assess up to $20 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation. On December 19, 2011, a First Level Administrative Panel decision reduced the assessment to $0.3 million. We are appealing the remaining assessment. We will continue to defend this claim vigorously. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is also disputing claims from the Brazilian tax authorities that it was not entitled to certain credits in 2004 and 2007. The tax authorities are seeking up to $3.8 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation and plan to defend this claim vigorously. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

The Company received an inquiry from the Nigerian government regarding the tax treatment of certain of its former joint venture partner’s operations in Nigeria. The Company is cooperating with the government of Nigeria. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

26.	Contingencies (continued):

In the United Kingdom, the Ministry for Transport is investigating potential wrongdoing involving two ex-employees in conjunction with the SAR-H bid award processes. This arose from the Company self-reporting potential improprieties by these individuals upon their discovery in 2010. The SAR-H bid process was subsequently cancelled. The Company will continue to cooperate in all aspects of the investigation. At April 30, 2012, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

27.	Segment information:

The Company operates under the following segments:

•	Helicopter Services;

•	Maintenance, repair and overhaul (“MRO”); and

•	Corporate and other.

The Company has provided information on segment revenues and segment EBITDAR (adjusted) because these are the financial measures used by the Company’s Chief operating decision maker in making operating decisions and assessing performance. Transactions between operating segments are at standard industry rates.

The Helicopter Services segment includes flying operations around the world serving offshore oil and gas, EMS/SAR and other industries.

The MRO segment includes facilities in Norway, Canada, Australia, and the US that provide helicopter repair and overhaul services for the Company’s fleet and for a growing external customer base in Europe, Asia and North America.

During 2011, the Company changed its internal structure resulting in the former European Operations and Global Operations segments being combined to form the Helicopter Services segment. In addition, the former Fleet segment was eliminated as the activities of this segment are now being managed as a cost centre as opposed to as a revenue generating division of the Company. While management does not include aircraft lease and associated costs in an internal measure of profitability for the Helicopter Services segment, these costs are now presented in the Helicopter Services column as they are most directly attributable to Helicopter Services operations and revenues.

Corporate and other includes corporate office costs in various jurisdictions and is not considered a reportable segment.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

27.	Segment information (continued):

The accounting policies of the segments and the basis of accounting for transactions between segments are the same as those described in the summary of significant accounting policies.

	For the year ended April 30, 2012
	Helicopter services	MRO	Corporate and other	Inter-segment eliminations	Consolidated

Revenue from external customers	$1,520,223	$166,479	$5,837	$—	$1,692,539
Add: Inter-segment revenues	7,550	275,920	18	(283,488)	—

Total revenue	1,527,773	442,399	5,855	(283,488)	1,692,539
Direct costs (i)	(1,117,216)	(353,485)	(18,002)	283,488	(1,205,215)
Earnings from equity accounted investees	2,844	—	—	—	2,844
General and administrative	—	—	(69,590)	—	(69,590)

Segment EBITDAR (adjusted) (ii)	413,401	88,914	(81,737)	—	420,578

Aircraft lease and associated costs	(176,685)	—	—	—	(176,685)
Amortization					(112,967)
Restructuring costs					(22,511)
Recovery of receivables and funded residual value guarantees					272
Impairment of intangible assets					(4,218)
Impairment of assets held for sale					(13,469)
Gain on disposal of assets					8,169
Interest on long-term debt					(116,578)
Foreign exchange gain					1,795
Other financing charges					(15,062)
Income tax expense					(48,217)

Loss from continuing operations					(78,893)
Loss from discontinued operations, net of tax					(16,107)

Loss for the year					$(95,000)

Segment assets	$858,930	$392,150	$1,385,089	$—	$2,636,169
Segment assets - held-for-sale (note 7)	521	—	79,292	—	79,813

Total assets	$859,451	$392,150	$1,464,381	$—	$2,715,982

Segment capital asset expenditures	$11,762	$114,971	$249,891	$—	$376,624
Segment goodwill	433,811	—	—	—	433,811

(i)	Direct costs in the segment information presented excludes aircraft lease and associated costs. In the consolidated statement of operations these costs are combined.
(ii)	Segment EBITDAR (adjusted) is defined as revenues less directs costs, excluding aircraft lease and associated costs, general and administrative expenses plus earnings from equity accounted investees.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

27.	Segment information (continued):

	For the year ended April 30, 2011
	Helicopter services	MRO	Corporate and other	Inter-segment eliminations	Consolidated

Revenue from external customers	$1,311,983	$129,222	$4,255	$—	$1,445,460
Add: Inter-segment revenues	7,508	238,397	617	(246,522)	—

Total revenue	1,319,491	367,619	4,872	(246,522)	1,445,460
Direct costs (i), (iii)	(951,268)	(324,057)	(18,049)	246,522	(1,046,852)
Earnings from equity accounted investees	2,159	—	—	—	2,159
General and administrative	—	—	(65,391)	—	(65,391)

Segment EBITDAR (adjusted) (ii)	370,382	43,562	(78,568)	—	335,376

Aircraft lease and associated costs	(164,828)	—	—	—	(164,828)
Amortization					(99,625)
Restructuring costs					(4,751)
Impairment of receivables and funded residual value guarantees					(1,919)
Impairment of intangible assets					(20,608)
Impairment of assets held for sale					(5,239)
Gain on disposal of assets					7,193
Interest on long-term debt					(91,462)
Foreign exchange gain					17,916
Other financing charges					(67,036)
Income tax recovery					32,916

Loss from continuing operations					(62,067)
Loss from discontinued operations, net of tax					(3,202)

Loss for the year					$(65,269)

Segment assets	$1,060,591	$404,940	$1,272,825	$—	$2,738,356
Segment assets - held-for-sale (note 7)	2,749	15,268	31,782	—	49,799

Total assets	$1,063,340	$420,208	$1,304,607	$—	$2,788,155

Segment capital asset expenditures	$12,105	$100,287	$116,412	$—	$228,804
Segment goodwill	448,121	—	—	—	448,121

(i)	Direct costs in the segment information presented excludes aircraft lease and associated costs. In the consolidated statement of operations these costs are combined.
(ii)	Segment EBITDAR (adjusted) is defined as revenues less directs costs, excluding aircraft lease and associated costs, general and administrative expenses plus earnings from equity accounted investees.
(iii)	Direct costs in the Corporate and other segment includes $10.2 million in the write-off of bid costs previously capitalized and other legal and consulting costs incurred in connection with the planned procurement of the UK Search and Rescue Helicopter Services.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

27.	Segment information (continued):

	For the year ended April 30, 2010
	Helicopter services	MRO	Corporate and other	Inter-segment eliminations	Consolidated

Revenue from external customers	$1,186,898	$112,470	$14,198	$—	$1,313,566
Add: Inter-segment revenues	8,462	263,085	1	(271,548)	—

Total revenue	1,195,360	375,555	14,199	(271,548)	1,313,566
Direct costs (i)	(834,351)	(312,431)	(9,576)	271,548	(884,810)
Earnings from equity accounted investees	1,436	—	—	—	1,436
General and administrative	—	—	(61,157)	—	(61,157)

Segment EBITDAR (adjusted) (ii)	362,445	63,124	(56,534)	—	369,035

Aircraft lease and associated costs	(145,072)	—	—	—	(145,072)
Amortization					(77,738)
Restructuring costs					(4,855)
Impairment of receivables and funded residual value guarantees					(13,266)
Impairment of intangible assets					(53,903)
Impairment of assets held for sale					(26,585)
Impairment of property and equipment					(36,240)
Loss on disposal of assets					(2,686)
Interest on long-term debt					(69,520)
Foreign exchange gain					16,520
Other financing charges					(21,459)
Income tax expense					(9,297)

Loss from continuing operations					(75,066)
Loss from discontinued operations, net of tax					(1,436)

Loss for the year					$(76,502)

(i)	Direct costs in the segment information presented excludes aircraft lease and associated costs. In the consolidated statement of operations these costs are combined.
(ii)	Segment EBITDAR (adjusted) is defined as revenues less directs costs, excluding aircraft lease and associated costs, general and administrative expenses plus earnings from equity accounted investees.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

27.	Segment information (continued):

Geographic information:

	Revenue For the year ended
	April 30, 2012	April 30, 2011	April 30, 2010

Canada	$13,914	$12,671	$16,386
United Kingdom	262,592	243,921	251,627
Norway	531,452	452,578	405,258
Africa	60,503	56,361	54,776
Australia	213,970	137,639	126,992
Denmark	29,538	29,108	29,535
The Netherlands	94,663	95,835	119,234
Brazil	210,347	163,928	105,856
Asia	93,782	107,305	93,671
Other European countries	139,955	112,188	49,539
Other countries	41,823	33,926	60,692

Consolidated total	$1,692,539	$1,445,460	$1,313,566

Revenues are attributed to countries based on the location of the customer for MRO services and the location of service for helicopter flying services.

The Company provides services across different geographic areas to many customers. In the year ended April 30, 2012, revenue from two customers (2011 – one customer) was greater than 10% of the Company’s revenue, contributing $450.5 million (2011 – $249.9 million, 2010 – $152.6 million) in Helicopter Services. As at April 30, 2012, these two customers had outstanding accounts receivable balances of $24.4 million.

	Property and equipment		Goodwill
	April 30, 2012	April 30, 2011	April 30, 2012	April 30, 2011

Canada	$62,425	$91,779	$10,857	$11,149
United Kingdom	60,323	75,879	87,800	93,087
Norway	525,470	532,338	39,716	43,526
Africa	55,247	95,138	9,794	10,470
Australia	111,920	97,954	19,523	20,425
Denmark	685	744	1,076	1,199
The Netherlands	9,450	19,466	36,179	40,446
Asia	43,084	46,035	16,100	16,100
Other European countries	58,852	58,686	7,045	7,873
Other countries	99,404	115,480	205,721	203,846

Consolidated total	$1,026,860	$1,133,499	$433,811	$448,121

Property and equipment is attributed to countries based on the physical location of the asset at the fiscal year end.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

(Tabular amounts expressed in thousands unless otherwise noted, except capital stock amounts)

28.	Subsequent events:

On June 12, 2012, the Company committed to acquire 10 AW139 helicopters from AgustaWestland to be delivered between October 2012 and September 2014. In addition, the Company has options to acquire 16 additional AW139 helicopters.

On June 13, 2012, the Company exercised the option to acquire two additional EC225’s from Eurocopter in addition to the twenty helicopters the Company committed to acquire in fiscal 2012.

29.	Supplemental condensed consolidated financial information:

The Company and certain of its direct and indirect wholly-owned subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain outstanding indebtedness of CHC Helicopter SA. The following consolidating schedules present financial information as of April 30, 2012 and 2011 and for the years ended April 30, 2012, 2011 and 2010, respectively, based on the guarantor structure that was in place at April 30, 2012.

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Balance Sheets as at April 30, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Assets
Current Assets
Cash and cash equivalents	$196	$(6,771)	$41,032	$14,319	$6,771	$55,547
Receivables, net of allowance for doubtful accounts	4	113	115,853	150,881	(736)	266,115
Current intercompany receivables	6,065	463,703	521,817	282,677	(1,274,262)	—
Income taxes receivable	—	—	4,203	16,544	—	20,747
Deferred income tax assets	—	—	5,192	3,350	—	8,542
Inventories	—	—	80,879	9,134	—	90,013
Prepaid expenses	—	—	12,088	9,095	—	21,183
Other assets	—	14,202	38,973	38,575	(58,555)	33,195

	6,265	471,247	820,037	524,575	(1,326,782)	495,342
Property and equipment, net	—	—	950,024	77,217	(381)	1,026,860
Investments	661,373	324,255	358,315	15,548	(1,335,265)	24,226
Intangible assets	—	—	215,949	1,941	—	217,890
Goodwill	—	—	336,703	97,108	—	433,811
Restricted cash	—	—	6,039	19,955	—	25,994
Other assets	—	31,497	333,683	29,362	(31,439)	363,103
Long term intercompany receivables	—	873,263	30,151	496,926	(1,400,340)	—
Deferred income tax assets	—	—	30,759	18,184	—	48,943
Assets held for sale	—	—	79,813	—	—	79,813

	$667,638	$1,700,262	$3,161,473	$1,280,816	$(4,094,207)	$2,715,982

Liabilities
Current Liabilities
Payables and accruals	$45	$5,796	$255,960	$107,059	$(5,796)	$363,064
Deferred revenue	—	—	14,020	9,717	—	23,737
Income taxes payable	5,433	3,908	20,763	17,385	(3,908)	43,581
Current intercompany payables	1,352	31,754	327,798	489,454	(850,358)	—
Deferred income tax liabilities	—	—	11,652	77	—	11,729
Current facility secured by accounts receivable	—	—	—	45,566	—	45,566
Other liabilities	—	34,606	49,277	18,641	(78,876)	23,648
Current portion of long-term debt	—	—	17,701	—	—	17,701

	6,830	76,064	697,171	687,899	(938,938)	529,026
Long-term debt	—	1,209,109	1,269,379	—	(1,209,109)	1,269,379
Long-term intercompany payables	—	—	449,595	69,313	(518,908)	—
Liabilities held for sale	—	—	—	—	—	—
Deferred revenue	—	—	17,955	25,562	—	43,517
Other liabilities	16	—	107,491	84,014	—	191,521
Deferred income tax liabilities	—	—	16,931	3,141	—	20,072

Total liabilities	6,846	1,285,173	2,558,522	869,929	(2,666,955)	2,053,515

Redeemable non-controlling interests	—	—	—	1,675	—	1,675

Shareholders’ equity	660,792	415,089	602,951	409,212	(1,427,252)	660,792

	$667,638	$1,700,262	$3,161,473	$1,280,816	$(4,094,207)	$2,715,982

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Operations as at April 30, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Revenue	$—	$—	$1,154,778	$1,093,376	$(555,615)	$1,692,539

Operating expenses:
Direct costs	—	(2)	(865,677)	(1,071,839)	555,618	(1,381,900)
Earnings from equity accounted investees	(107,782)	(102,017)	(42,236)	1,178	253,701	2,844
General and administration costs	(387)	32,223	(37,504)	(31,515)	(32,407)	(69,590)
Amortization	—	—	(98,755)	(14,212)	—	(112,967)
Restructuring costs	—	—	(18,359)	(4,152)	—	(22,511)
Recovery of receivables and funded residual value guarantees	—	—	272	—	—	272
Impairment of intangible assets	—	—	(4,218)	—	—	(4,218)
Impairment of property and equipment	—	—	—	—	—	—
Impairment of assets held for sale	—	—	(12,794)	(675)	—	(13,469)
Gain on disposal of assets	—	—	7,335	834	—	8,169

	(108,169)	(69,796)	(1,071,936)	(1,120,381)	776,912	(1,593,370)

Operating income (loss)	(108,169)	(69,796)	82,842	(27,005)	221,297	99,169
Financing charges	(32)	(42,655)	(120,835)	(8,978)	42,655	(129,845)

Loss from continuing operations before income tax	(108,201)	(112,451)	(37,993)	(35,983)	263,952	(30,676)

Income tax recovery (expense)	779	(3,072)	(53,683)	4,687	3,072	(48,217)

Loss from continuing operations	(107,422)	(115,523)	(91,676)	(31,296)	267,024	(78,893)

Loss from discontinued operations, net of tax	—	—	(16,107)	—	—	(16,107)

Loss for the year	$(107,422)	$(115,523)	$(107,783)	$(31,296)	$267,024	$(95,000)

Net earnings (loss) attributable to:
Controlling interest	$(107,422)	$(115,523)	$(107,783)	$(43,718)	$267,024	$(107,422)
Non-controlling interests	—	—	—	12,422	—	12,422

Loss for the year	$(107,422)	$(115,523)	$(107,783)	$(31,296)	$267,024	$(95,000)

Comprehensive loss	(184,219)	(190,410)	(184,580)	(68,832)	442,410	(185,631)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Cash Flows for the year ended April 30, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Cash provided by operating activities	$(28,331)	$(174,931)	$97,930	$(13,998)	$134,931	$15,601

Financing activities:
Sold interest in accounts receivable, net of collections	—	—	—	27,203	—	27,203
Long term debt proceeds	—	835,000	867,853	—	(835,000)	867,853
Long term debt repayments	—	(780,000)	(786,808)	—	780,000	(786,808)
Long term intercompany flow - issuance of debt	(71,501)	71,501	71,501	—	(71,501)	—
Dividends paid (received)	—	40,000	(40,000)	—	—	—
Senior secured notes, senior credit facility and revolver deferred financing costs	—	(1,033)	(1,033)	—	1,033	(1,033)
Proceeds from the issuance of capital stock	100,000	—	—	—	—	100,000

Cash (used in) provided by financing activities	28,499	165,468	111,513	27,203	(125,468)	207,215

Investing activities:
Property and equipment additions	—	—	(341,325)	(35,299)	—	(376,624)
Proceeds from disposal of property and equipment	—	—	218,253	6	—	218,259
Aircraft deposits net of lease inception refunds	—	—	(47,307)	—	—	(47,307)
Restricted cash	—	—	536	(13,671)	—	(13,135)
Distributions from equity investments	—	—	1,134	—	—	1,134

Cash used in investing activities	—	—	(168,709)	(48,964)	—	(217,673)

Cash (used in) provided by continuing operations	168	(9,463)	40,734	(35,759)	9,463	5,143

Cash flows (used in) provided by discontinued operations:
Cash flows provided by (used in) operating activities	—	—	2,240	—	—	2,240
Cash flows provided by financing activities	—	—	(2,240)	—	—	(2,240)

Cash provided by discontinued operations	—	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	(14,718)	(3,799)	—	(18,517)

Change in cash and cash equivalents during the year	168	(9,463)	26,016	(39,558)	9,463	(13,374)

Cash and cash equivalents, beginning of the year	28	2,692	15,016	53,877	(2,692)	68,921

Cash and cash equivalents, end of the year	$196	$(6,771)	$41,032	$14,319	$6,771	$55,547

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Balance Sheets as at April 30, 2011 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Assets
Current Assets
Cash and cash equivalents	$28	$2,692	$15,016	$53,877	$(2,692)	$68,921
Receivables, net of allowance for doubtful accounts	4	113	114,771	108,394	(717)	222,565
Current intercompany receivables	6,099	354,672	438,739	227,097	(1,026,607)	—
Income taxes receivable	—	—	1	11,456	—	11,457
Deferred income tax assets	—	—	9,637	2,169	(4,210)	7,596
Inventories	—	—	91,413	10,811	—	102,224
Prepaid expenses	69	—	8,007	9,777	—	17,853
Other assets	—	8,390	27,186	83,322	(82,664)	36,234

	6,200	365,867	704,770	506,903	(1,116,890)	466,850
Property and equipment, net	—	—	1,078,542	55,338	(381)	1,133,499
Investments	773,706	555,426	437,943	14,368	(1,757,895)	23,548
Intangible assets	—	—	241,046	2,138	—	243,184
Goodwill	—	—	349,373	98,748	—	448,121
Restricted cash	—	—	6,798	6,421	—	13,219
Other assets	—	35,595	292,382	26,671	(35,595)	319,053
Long term intercompany receivables	—	932,192	30,795	508,612	(1,471,599)	—
Deferred income tax assets	—	—	72,796	21,644	(3,558)	90,882
Assets held for sale	—	—	46,234	3,565	—	49,799

	$779,906	$1,889,080	$3,260,679	$1,244,408	$(4,385,918)	$2,788,155

Liabilities
Current Liabilities
Payables and accruals	$20	$6,383	$219,217	$145,611	$(6,383)	$364,848
Deferred revenue	—	—	16,114	8,069	—	24,183
Income taxes payable	6,882	4,088	(4,913)	32,731	(9,656)	29,132
Current intercompany payables	28,712	92,601	324,848	345,739	(791,900)	—
Deferred income tax liabilities	—	—	12,373	1,900	(1,238)	13,035
Current facility secured by accounts receivable	—	—	—	21,571	—	21,571
Other liabilities	—	81,858	91,022	19,351	(159,925)	32,306
Current portion of long-term debt	—	—	106,642	—	—	106,642

	35,614	184,930	765,303	574,972	(969,102)	591,717
Long-term debt	—	1,152,936	1,184,844	—	(1,152,936)	1,184,844
Long-term intercompany payables	—	—	468,315	71,083	(539,398)	—
Liabilities held for sale	—	—	1,608	—	—	1,608
Deferred revenue	—	—	13,014	24,785	—	37,799
Other liabilities	16	2	105,685	82,953	(2)	188,654
Deferred income tax liabilities	—	—	27,812	8,358	—	36,170

Total liabilities	35,630	1,337,868	2,566,581	762,151	(2,661,438)	2,040,792

Redeemable non-controlling interests	—	—	—	3,087	—	3,087

Shareholders’ equity	744,276	551,212	694,098	479,170	(1,724,480)	744,276

	$779,906	$1,889,080	$3,260,679	$1,244,408	$(4,385,918)	$2,788,155

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Operations as at April 30, 2011 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Revenue	$—	$—	$882,995	$1,008,060	$(445,595)	$1,445,460

Operating expenses:
Direct costs	—	—	(702,455)	(954,801)	445,576	(1,211,680)
Earnings from equity accounted investees	(55,754)	(72,037)	8,669	585	120,696	2,159
General and administration costs	(572)	(15,203)	(28,576)	(36,088)	15,048	(65,391)
Amortization	—	—	(93,790)	(5,835)	—	(99,625)
Restructuring costs	—	—	(4,751)	—	—	(4,751)
Impairment of receivables and funded residual value guarantees	—	—	(1,919)	—	—	(1,919)
Impairment of intangible assets	—	—	(20,608)	—	—	(20,608)
Impairment of property and equipment	—	—	—	—	—	—
Impairment of assets held for sale	—	—	(5,228)	(11)	—	(5,239)
Gain on disposal of assets	—	—	5,263	1,930	—	7,193

	(56,326)	(87,240)	(843,395)	(994,220)	581,320	(1,399,861)

Operating income (loss)	(56,326)	(87,240)	39,600	13,840	135,725	45,599
Financing charges	(12,480)	24,032	(147,367)	19,558	(24,325)	(140,582)

Loss from continuing operations before income tax	(68,806)	(63,208)	(107,767)	33,398	111,400	(94,983)

Income tax recovery (expense)	(1,532)	(4,301)	55,215	(19,863)	3,397	32,916

Loss from continuing operations	(70,338)	(67,509)	(52,552)	13,535	114,797	(62,067)

Loss from discontinued operations, net of tax	—	—	(3,202)	—	—	(3,202)

Loss for the year	$(70,338)	$(67,509)	$(55,754)	$13,535	$114,797	$(65,269)

Net earnings (loss) attributable to:
Controlling interest	$(70,338)	$(67,509)	$(55,754)	$8,466	$114,797	$(70,338)
Non-controlling interests	—	—	—	5,069	—	5,069

Loss for the year	$(70,338)	$(67,509)	$(55,754)	$13,535	$114,797	$(65,269)

Comprehensive income	49,972	47,137	64,556	90,841	(174,420)	78,086

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Cash Flows for the year ended April 30, 2011 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Cash provided by operating activities	$(153)	$(91,172)	$(9,200)	$51,643	$91,172	$42,290

Financing activities:
Sold interest in accounts receivable, net of collections	—	—	—	(25,309)	—	(25,309)
Proceeds from the senior secured notes	—	1,082,389	1,082,389	—	(1,082,389)	1,082,389
Repayment of the senior credit facility debt	—	(1,020,550)	(1,020,550)	—	1,020,550	(1,020,550)
Redemption of senior subordinated notes	—	—	(129)	—	—	(129)
Settlement of the interest rate swap and other breakage fees	—	(45,711)	(45,711)	—	45,711	(45,711)
Long term debt proceeds	—	262,800	262,800	—	(262,800)	262,800
Long term debt repayments	—	(199,737)	(213,920)	—	199,737	(213,920)
Long term intercompany flow - issuance of debt	—	—	4,518	(4,518)	—	—
Senior secured notes, senior credit facility and revolver deferred financing costs	—	(42,650)	(42,721)	—	42,650	(42,721)
Proceeds from the issuance of capital stock	146	—	—	—	—	146

Cash (used in) provided by financing activities	146	36,541	26,676	(29,827)	(36,541)	(3,005)

Investing activities:
Property and equipment additions	—	—	(204,581)	(24,223)	—	(228,804)
Proceeds from disposal of property and equipment	—	—	61,739	29	—	61,768
Proceeds from the sale of the flight training operations to CAE Inc.	—	—	20,693	9,086	—	29,779
Aircraft deposits net of lease inception refunds	—	—	(28,253)	—	—	(28,253)
Restricted cash	—	—	(105)	4,860	—	4,755

Cash used in investing activities	—	—	(150,507)	(10,248)	—	(160,755)

Cash (used in) provided by continuing operations	(7)	(54,631)	(133,031)	11,568	54,631	(121,470)

Cash flows (used in) provided by discontinued operations:
Cash flows provided by (used in) operating activities	—	—	(1,032)	—	—	(1,032)
Cash flows provided by financing activities	—	—	1,032	—	—	1,032

Cash provided by discontinued operations	—	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	10,788	4,643	—	15,431

Change in cash and cash equivalents during the year	(7)	(54,631)	(122,243)	16,211	54,631	(106,039)

Cash and cash equivalents, beginning of the year	35	57,323	137,259	37,666	(57,323)	174,960

Cash and cash equivalents, end of the year	$28	$2,692	$15,016	$53,877	$(2,692)	$68,921

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Operations for the year ended April 30, 2010 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Revenue	$—	$—	$829,544	$903,524	$(419,502)	$1,313,566

Operating expenses:
Direct costs	—	—	(616,824)	(832,116)	419,058	(1,029,882)
Earnings from equity accounted investees	(247,766)	(114,627)	27,539	216	336,074	1,436
General and administration costs	(2,483)	(29,425)	(37,338)	(19,574)	27,663	(61,157)
Amortization	—	—	(73,985)	(3,753)	—	(77,738)
Restructuring costs	—	—	(3,931)	(924)	—	(4,855)
Impairment of receivables and funded residual value guarantees	—	—	(11,588)	(1,678)	—	(13,266)
Impairment of intangible assets	—	—	(53,903)	—	—	(53,903)
Impairment of property and equipment	—	—	(34,805)	(1,435)	—	(36,240)
Impairment of assets held for sale	—	—	(21,823)	(4,762)	—	(26,585)
Gain (loss) on disposal of assets	—	—	6,518	(8,822)	(382)	(2,686)
Goodwill impairment	—	—	—	—	—	—

	(250,249)	(144,052)	(820,140)	(872,848)	782,413	(1,304,876)

Operating income (loss)	(250,249)	(144,052)	9,404	30,676	362,911	8,690
Financing charges	183,002	88,342	(261,597)	4,235	(88,441)	(74,459)

Loss from continuing operations before income tax	(67,247)	(55,710)	(252,193)	34,911	274,470	(65,769)

Income tax recovery (expense)	(3,360)	(4,360)	5,863	(11,801)	4,361	(9,297)

Loss from continuing operations	(70,607)	(60,070)	(246,330)	23,110	278,831	(75,066)

Loss from discontinued operations, net of tax	—	—	(1,436)	—	—	(1,436)

Loss for the year	(70,607)	(60,070)	(247,766)	23,110	278,831	(76,502)

Net earnings (loss) attributable to:
Controlling interest	(70,607)	(60,070)	(247,766)	29,005	278,831	(70,607)
Non-controlling interests	—	—	—	(5,895)	—	(5,895)

Loss for the year	$(70,607)	$(60,070)	$(247,766)	$23,110	$278,831	$(76,502)

Comprehensive loss	(39,723)	(32,790)	(216,882)	(19,647)	244,292	(64,750)

6922767 HOLDING S.à.r.l.

Notes to Consolidated Financial Statements

Statements of Cash Flows for the year ended April 30, 2010 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Cash provided by operating activities	$34	$15,179	$59,710	$14,556	$(15,179)	$74,300

Financing activities:
Issuance of convertible preferred equity certificates	—	—	—	—	—	—
Redemption of convertible preferred equity certificates	(20,000)	—	—	—	—	(20,000)
Sold interest in accounts receivable, net of collections	—	—	—	43,214	—	43,214
Long term debt proceeds	—	268,300	275,919	—	(268,300)	275,919
Long term intercompany flow - issuance of debt	—	—	21,569	(21,569)	—	—
Long term debt repayments	—	(256,675)	(276,214)	(1)	256,675	(276,215)
Long term intercompany flow - repayment of debt	—	—	28,891	(28,891)	—	—
Senior secured notes, senior credit facility and revolver deferred financing costs	—	(182)	(182)	—	182	(182)

Cash (used in) provided by financing activities	(20,000)	11,443	49,983	(7,247)	(11,443)	22,736

Investing activities:
Property and equipment additions	—	—	(147,842)	(14,895)	—	(162,737)
Proceeds from disposal of property and equipment	—	—	84,272	20,956	—	105,228
Aircraft deposits net of lease inception refunds	—	—	(42,606)	—	—	(42,606)
Restricted cash	—	—	(1)	(3,860)	—	(3,861)
Investment in subsidiaries, net of cash acquired	—	—	(13,300)	—	—	(13,300)
Distributions from equity investments	—	—	1,275	—	—	1,275

Cash used in investing activities	—	—	(118,202)	2,201	—	(116,001)

Cash (used in) provided by continuing operations	(19,966)	26,622	(8,509)	9,510	(26,622)	(18,965)

Cash flows (used in) provided by discontinued operations
Cash flows used in operating activities	—	—	(1)	—	—	(1)
Cash flows provided by financing activities	—	—	1	—	—	1

Cash provided by discontinued operations	—	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	(680)	1,533	—	853

Change in cash and cash equivalents during the year	(19,966)	26,622	(9,189)	11,043	(26,622)	(18,112)

Cash and cash equivalents, beginning of the year	20,001	30,701	146,448	32,818	(30,701)	199,267
Less: cash and cash equivalents from deconsolidation of variable interest entities	—	—	—	(6,195)	—	(6,195)

Cash and cash equivalents, end of the year	$35	$57,323	$137,259	$37,666	$(57,323)	$174,960

6922767 HOLDING S.à.r.l.

Consolidated Balance Sheets

(Expressed in thousands of United States dollars except share information)

(Unaudited)

	January 31, 2013	April 30, 2012

Assets

Current assets:
Cash and cash equivalents	$59,320	$55,547
Receivables, net of allowance for doubtful accounts of $2,395 and $2,600, respectively (note 2)	287,751	266,115
Income taxes receivable	27,310	20,747
Deferred income tax assets	—	8,542
Inventories (note 4)	105,774	90,013
Prepaid expenses	24,394	21,183
Other assets (note 5)	38,714	33,195

	543,263	495,342
Property and equipment, net (note 6)	1,186,376	1,026,860
Investments	25,739	24,226
Intangible assets (note 7)	202,591	217,890
Goodwill	437,359	433,811
Restricted cash (note 2)	23,538	25,994
Other assets (note 5)	406,920	363,103
Deferred income tax assets	10,884	48,943
Assets held for sale (note 3)	42,174	79,813

	$2,878,844	$2,715,982

Liabilities and Shareholder’s Equity

Current liabilities:
Payables and accruals	$394,238	$363,064
Deferred revenue	20,951	23,737
Income taxes payable	46,658	43,581
Deferred income tax liabilities	2,020	11,729
Current facility secured by accounts receivable (note 2)	41,259	45,566
Other liabilities (note 8)	23,164	23,648
Current portion of long-term debt (note 9)	24,104	17,701

	552,394	529,026
Long-term debt (note 9)	1,479,222	1,269,379
Deferred revenue	52,633	43,517
Other liabilities (note 8)	194,662	191,521
Deferred income tax liabilities	11,830	20,072

Total liabilities	2,290,741	2,053,515

Redeemable non-controlling interests (note 2)	(1,646)	1,675

Capital stock: Par value 1 Euro;
Authorized and issued: 1,228,377,770 and 1,228,377,770, respectively	1,607,101	1,607,101
Contributed surplus	55,652	55,318
Deficit	(1,024,387)	(940,031)
Accumulated other comprehensive loss	(48,617)	(61,596)

Total shareholder’s equity	589,749	660,792

	$2,878,844	$2,715,982

See accompanying notes to interim consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Operations

(Expressed in thousands of United States dollars)

(Unaudited)

	Nine months ended
	January 31, 2013	January 31, 2012

Revenue	$1,304,694	$1,239,582

Operating expenses:
Direct costs	(1,053,129)	(1,013,356)
Earnings from equity accounted investees	2,687	1,642
General and administration costs	(56,110)	(47,483)
Amortization	(84,646)	(80,891)
Restructuring costs	(8,617)	(15,612)
Impairment of receivables and funded residual value guarantees	(1,036)	(161)
Impairment of intangible assets (note 7)	(6,943)	(2,712)
Impairment of assets held for sale (note 3)	(11,457)	(12,554)
Impairment of assets held for use (note 6)	(4,724)	—
Gain (loss) on disposal of assets	(9,019)	2,946

	(1,232,994)	(1,168,181)

Operating income	71,700	71,401

Interest on long-term debt	(93,949)	(89,256)
Foreign exchange gain (loss)	7,015	(7,798)
Other financing charges (note 10)	(22,465)	(14,017)

Loss from continuing operations before income tax	(37,699)	(39,670)

Income tax recovery (expense) (note 11)	(50,606)	1,882

Loss from continuing operations	(88,305)	(37,788)

Income (loss) from discontinued operations, net of tax	1,024	(9,528)

Net loss	$(87,281)	$(47,316)

Net income (loss) attributable to:
Controlling interest	$(84,356)	$(58,118)
Non-controlling interest	(2,925)	10,802

Net loss	$(87,281)	$(47,316)

See accompanying notes to interim consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Comprehensive Loss

(Expressed in thousands of United States dollars)

(Unaudited)

	Nine months ended
	January 31, 2013	January 31, 2012
Net loss	$(87,281)	$(47,316)

Other comprehensive income (loss):
Net foreign currency translation adjustments	19,369	(71,363)
Net change in defined benefit pension plan, net of income tax	(6,722)	(1,369)
Net change in cash flow hedges	(169)	(2,146)

Comprehensive loss	$(74,803)	$(122,194)

Comprehensive income (loss) attributable to:
Controlling interest	$(71,377)	$(131,231)
Non-controlling interest	(3,426)	9,037

Comprehensive loss	$(74,803)	$(122,194)

See accompanying notes to interim consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

(Unaudited)

	Nine months ended
	January 31, 2013	January 31, 2012

Cash provided by (used in):

Operating activities:
Net loss	$(87,281)	$(47,316)
Income (loss) from discontinued operations, net of tax	1,024	(9,528)

Loss from continuing operations	(88,305)	(37,788)
Adjustments to reconcile net loss to cash flows provided by (used in) operating activities:
Amortization	84,646	80,891
Loss (gain) on disposal of assets	9,019	(2,946)
Impairment of receivables and funded residual value guarantees	1,036	161
Impairment of intangible assets	6,943	2,712
Impairment of assets held for use	4,724	—
Impairment of assets held for sale	11,457	12,554
Earnings from equity accounted investees	(2,687)	(1,642)
Deferred income taxes	22,944	(9,108)
Non-cash stock-based compensation expense	334	771
Amortization of unfavorable contract credits	(2,842)	(8,683)
Amortization of lease related fixed interest rate obligations	(2,136)	(2,502)
Amortization of long-term debt and lease deferred financing costs	7,511	6,264
Non-cash accrued interest income on funded residual value guarantees	(5,329)	(5,637)
Mark to market loss on derivative instruments	6,884	11,139
Non-cash defined benefit pension expense (note 12)	5,277	13,316
Defined benefit contributions and benefits paid	(34,215)	(40,086)
Increase to deferred lease financing costs	(2,751)	(8,680)
Unrealized gain on foreign currency exchange translation	(8,780)	(1,789)
Other	6,480	4,565
Decrease in cash resulting from changes in operating assets and liabilities (note 14)	(46,493)	(13,762)

Cash used in operating activities	(26,283)	(250)

6922767 HOLDING S.à.r.l.

Consolidated Statements of Cash Flows

(Expressed in thousands of United States dollars)

(Unaudited)

	Nine months ended
	January 31, 2013	January 31, 2012

Financing activities:
Sold interest in accounts receivable, net of collections	(6,021)	42,657
Proceeds from issuance of senior secured notes	202,000	—
Long-term debt proceeds	812,449	600,000
Long-term debt repayments	(817,594)	(565,743)
Increase in deferred financing costs relating to the notes	(3,793)	—
Proceeds from issuance of capital stock	—	80,000

Cash provided by financing activities	187,041	156,914

Investing activities:
Property and equipment additions	(318,558)	(253,048)
Proceeds from disposal of property and equipment	207,896	165,238
Aircraft deposits net of lease inception refunds	(49,517)	(59,360)
Restricted cash	2,407	(12,978)
Distributions from equity investments	745	936

Cash used in investing activities	(157,027)	(159,212)

Cash provided by (used in) continuing operations	3,731	(2,548)

Cash flows provided by (used in) discontinued operations:
Cash flows provided by (used in) operating activities	1,024	(1,695)
Cash flows provided by (used in) financing activities	(1,024)	1,695

Cash provided by (used in) discontinued operations	—	—

Effect of exchange rate changes on cash and cash equivalents	42	(19,699)

Change in cash and cash equivalents during the period	3,773	(22,247)

Cash and cash equivalents, beginning of period	55,547	68,921

Cash and cash equivalents, end of period	$59,320	$46,674

See accompanying notes to interim consolidated financial statements.

6922767 HOLDING S.à.r.l.

Consolidated Statements of Shareholder’s Equity

(Expressed in thousands of United States dollars)

(Unaudited)

Nine months ended January 31, 2013	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total shareholder’s equity	Redeemable non- controlling interests
April 30, 2012	$1,607,101	$55,318	$(940,031)	$(61,596)	$660,792	$1,675

Consolidation of a variable interest entity	—	—	—	—	—	105
Net change in cash flow hedges	—	—	—	(169)	(169)	—
Foreign currency translation	—	—	—	19,580	19,580	(211)
Stock compensation expense	—	334	—	—	334	—
Defined benefit plan, net of income tax	—	—	—	(6,432)	(6,432)	(290)
Net loss	—	—	(84,356)	—	(84,356)	(2,925)

January 31, 2013	$1,607,101	$55,652	$(1,024,387)	$(48,617)	$589,749	$(1,646)

Nine months ended January 31, 2012	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive income (loss)	Total shareholder’s equity	Redeemable non- controlling interests
April 30, 2011	$1,547,101	$14,583	$(832,609)	$15,201	$744,276	$3,087

Issuance of capital stock	60,000	20,000	—	—	80,000	—
Net change in cash flow hedges	—	—	—	(2,146)	(2,146)	—
Foreign currency translation	—	—	—	(69,721)	(69,721)	(1,642)
Stock compensation expense	—	771	—	—	771	—
Defined benefit plan, net of income tax	—	—	—	(1,246)	(1,246)	(123)
Net income (loss)	—	—	(58,118)	—	(58,118)	10,802

January 31, 2012	$1,607,101	$35,354	$(890,727)	$(57,912)	$693,816	$12,124

See accompanying notes to interim consolidated financial statements.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

1.	Significant accounting policies:

(a)	Basis of presentation:

The unaudited interim consolidated financial statements (“interim financial statements”) include the accounts of 6922767 Holding S.à.r.l. and its subsidiaries (the “Company”, “we”, “us” or “our”) after elimination of all significant intercompany accounts and transactions. The interim financial statements are presented in United States dollars and have been prepared in accordance with the United States Generally Accepted Accounting Principles (“US GAAP”) for interim financial information. Accordingly, the interim financial statements do not include all of the information and disclosures for complete financial statements.

In the opinion of management, these financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods indicated. Results of operations for the periods presented are not necessarily indicative of results of operations for the entire year.

The financial information as of April 30, 2012 is derived from our annual audited consolidated financial statements and notes for the fiscal year ended April 30, 2012. These interim financial statements should be read in conjunction with our annual consolidated financial statements and related notes for the fiscal year ended April 30, 2012, which are included in Amendment No. 1 to the Registration Statement on Form S-4 which was filed with the SEC on November 9, 2012.

(b)	Foreign currency:

The currencies which most influence our foreign currency translations and the relevant exchange rates were:

	Nine months ended
	January 31, 2013	January 31, 2012

Average rates:

US $/£	1.588848	1.594359
US $/CAD	1.001101	1.003814
US $/NOK	0.172290	0.177876
US $/AUD	1.030734	1.039149
US $/€	1.278707	1.382253

Period end rates:

US $/£	1.585468	1.575209
US $/CAD	1.000801	0.994827
US $/NOK	0.182746	0.170215
US $/AUD	1.042834	1.059789
US $/€	1.358387	1.305213

(c)	Recent accounting pronouncements adopted in the period

Presentation of comprehensive income in financial statements:

In June 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that provides new guidance on the presentation of comprehensive income in financial statements. Entities are required to present total comprehensive income either in a single, continuous statement of comprehensive income or in two, separate, but consecutive, statements. Under either

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

1.	Significant accounting policies (continued):

(c)	Recent accounting pronouncements adopted in the period (continued):

method, entities must display adjustments for items reclassified from other comprehensive income to net income in both net income and comprehensive income. In December 2011, the FASB issued an accounting pronouncement that defers the requirement to present components of reclassifications of comprehensive income by income statement line item on the statement of comprehensive income, with all other requirements of the presentation of comprehensive income unaffected. The provisions for these pronouncements are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We have adopted this guidance using the two-statement approach presentation.

(d)	Recent accounting pronouncements not yet adopted

Reporting of amounts reclassified out of accumulated other comprehensive income

In February 2013, the FASB amended the disclosure requirements for amounts reclassified out of accumulated other comprehensive income. Entities are required to separately provide information about the effects on net income of significant amounts reclassified out of each component of accumulated other comprehensive income if those amounts all are required under other accounting pronouncements to be reclassified to net income in their entirety in the same reporting period. Entities are required to provide this information together, either on the face of the statement where net income is presented or as a separate disclosure in the notes to the financial statements. The provision for this pronouncement will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2012, with early adoption permitted. We are currently assessing the impact of this new guidance on our consolidated financial statements.

Multiemployer defined benefit plans:

In September 2011, the FASB provided additional guidance on disclosures surrounding multiemployer defined benefit plans including the level of Company participation in the plan, the financial health of the plan and the nature of commitments to the plan. This guidance will be effective for the annual financial statements for the year ending April 30, 2013. We are currently assessing the impact of this new guidance on our consolidated financial statements.

Annual indefinite-life intangible asset impairment testing:

In July 2012, the FASB amended the accounting guidance on the annual indefinite-life intangible asset impairment testing to allow for the assessment of qualitative factors in determining if it is more likely than not that asset might be impaired and whether it is necessary to perform the intangible asset impairment test required by the current accounting standards. This guidance is effective for the annual financial statements for the year ending April 30, 2014. We have determined that this new guidance will not have a material impact on our consolidated financial statements.

(e)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial presentation adopted for the current year. Financing charges were reclassified to reflect the change in presentation whereby foreign exchange gain (loss) and interest on long-term debt are shown separately on the face of the consolidated statement of operations rather than combined with other financing charges. MRO segment revenues and Helicopter Services segment direct costs were also reclassified to reflect the helicopter parts and supplies provided by MRO to Helicopter Services for use at the bases.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities:

(a)	VIEs of which the Company is the primary beneficiary:

(i)	Local ownership VIEs:

Certain areas of operations are subject to local governmental regulations that may limit foreign ownership of aviation companies. Accordingly, operations in certain jurisdictions may require the establishment of local ownership entities that are considered to be VIEs. The nature of our involvement with consolidated local ownership entities is as follows:

EEA Helicopters Operations B.V. (“EHOB”)

EHOB is incorporated in the Netherlands and through its wholly-owned subsidiaries in Norway, Denmark, the Netherlands, the United Kingdom and Ireland provides helicopter flying services to customers in Europe.

We own 49.9% of the common shares (9,896,085 Class B shares) of EHOB, with the remaining 50.1% of the common shares (9,935,750 Class A shares) held by a European investor. The Management Board of EHOB is comprised of one director nominated by the Class B shareholders and three directors nominated by the Class A shareholder.

We also own 7,000,000 par value 1 Euro Profit Certificates in EHOB. Through our ownership of the Profit Certificates, we are entitled to a cumulative annual dividend equal to 30% of the issue price of each Profit Certificate (equivalent to a cumulative annual dividend of € 2.1 million) for the first 7 years after issuance and thereafter, a cumulative annual dividend equal to 5% of the issue price of each Profit Certificate (equivalent to a cumulative annual dividend of €0.35 million), subject to Board approval and the availability of cash and further subject to any and all restrictions applicable under Dutch law.

We also hold a call option over the Class A shareholder’s stock in EHOB and have granted a put option to the Class A shareholder which entitles the Class A shareholder to put its shares back to us. Both the put and call are exercisable in certain circumstances including: liquidation, events of default, and if the Company makes a public offering of its shares resulting in change in control. The Class A shareholder also holds a call option over our Class B shares which is exercisable only in the event of bankruptcy.

We have determined that the activities that most significantly impact the economic performance of EHOB are: servicing existing flying services contracts and entering into new contracts, safety and training, and maintenance of aircraft. Through agreement with EHOB, we have the right to enter directly into new flying services contracts and require that EHOB act as the subcontractor for provision of those services. EHOB’s fleet of aircraft is leased entirely from us and the lease agreements require that all aircraft maintenance be provided by us. The shareholders’ agreement requires EHOB to ensure safety standards meet minimums set by us.

As a result of consolidating EHOB, the Company has recorded a non-controlling interest relating to the 50.1% Class A shareholder’s interest in the net assets of EHOB. As at January 31, 2013, the redeemable non-controlling loss is $1.8 million (April 30, 2012 – non-controlling interest of $1.7 million). Because of the terms of the put and call arrangements with the European investor, the non-controlling interest is considered redeemable and is classified outside of equity.

BHH – Brazilian Helicopter Holdings S.A. (“BHH”)

BHH holds an investment in the common shares of its subsidiary, BHS – Brazilian Helicopter Services Taxi Aereo S.A. (“BHS”). BHS provides helicopter flying services to customers in Brazil.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

We have a 60% interest in BHH, comprised of 100% of the non-voting preferred shares and 20% of the ordinary voting shares. The remaining equity interest comprised of 80% of the ordinary voting shares is held by a Brazilian investor, whose investment was financed by us and is therefore considered to be a related party.

We have entered into a put/call arrangement which gives us the right to purchase the BHH shares held by the Brazilian investor and the Brazilian investor the right to put its shares to us at any time and for any reason. The put/call price is the greater of the book value of the shares and the original capital contribution plus 2% per annum. The guaranteed return due to the Brazilian investor has been recorded as a redeemable non-controlling interest.

We have entered into a shareholders’ agreement with the Brazilian Investor, which requires unanimous shareholder consent for important business decisions.

CHC Helicopters Canada Inc (“CHC Canada”)

CHC Canada provides helicopter flying services to customers in Canada.

We own 200,000 Class A Common Shares (25%) and 200,000 (100%) Class B Non-voting Preferred Shares of CHC Canada, with the remaining 600,000 (75%) of the Class A Common Shares held by a Canadian Investor who is a director of our ultimate parent and therefore a related party. The Board of CHC Canada is comprised of one director nominated by us and two directors nominated by the Canadian Investor.

We have entered into an arrangement which allows the Canadian Investor to put its shares back to us at any time for any reason. We have also entered into a call arrangement which allows us or the Canadian Investor to elect to purchase the other party’s shares. The calls are exercisable in certain circumstances including: liquidation, events of default, and if the Company makes a public offering of its shares resulting in change of control. The price on the put and the call arrangement is the higher of the book value of the shares and the original capital contribution plus 6% per annum. The guaranteed return due to the Canadian investor has been recorded as a redeemable non-controlling interest.

We have entered into a shareholder’s agreement with the Canadian Investor, which requires unanimous shareholder consent for CHC Canada to enter into any material contracts.

Atlantic Aviation Limited and Atlantic Aviation FZE (collectively “Atlantic Aviation”)

On October 22, 2012, the Company and a Nigerian company (“Nigerian Company”) finalized an agreement to provide helicopter flying services to customers in Nigeria through Atlantic Aviation.

We have no equity ownership interest in Atlantic Aviation as 100% of the share capital of Atlantic Aviation is held by the Nigerian Company.

The Nigerian Company’s risks and rewards are not representative of its equity interest as it is only entitled to management fees for the first four years of the agreement. In the fifth year the Nigerian Company can opt to receive 40% of the profits or losses or continue with the existing arrangement. We will bear the risk for substantially all of the losses for the first four years of the arrangement.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

Under the terms of the agreement the Nigerian Company will not provide any additional funding to Atlantic Aviation. We will fund all start-up costs.

We have also entered into a put/call arrangement which gives us the right to purchase all of the Atlantic Aviation shares held by the Nigerian Company and the Nigerian Company the right to put its shares to us. The calls are exercisable in certain circumstances including: liquidation, events of default, and change of control of the Company or the Nigerian Company. The put is exercisable in the event the agreement is terminated with cause and the Nigerian Company does not continue the business of Atlantic Aviation. The price on the put/call arrangement is a multiple of the Nigerian Company’s share of the preceding 12 months of profits of Atlantic Aviation.

We have determined that the activities that most significantly impact the economic performance of Atlantic Aviation are: entering into flying contracts, safety and training, and maintenance of aircraft. Atlantic Aviation’s fleet of aircraft is leased entirely from us and the lease agreements require that all aircraft maintenance be provided by us. We have entered into various contracts with Atlantic Aviation to provide management, employees and technical services. The framework agreement requires Atlantic Aviation to ensure safety standards meet minimums set by us.

The following table summarizes the estimated fair values of Atlantic Aviation’s assets acquired, liabilities assumed and non-controlling interest at the acquisition date. The provisional measurements of fair value are subject to change, as we are in the process of finalizing the opening balances.

Cash and cash equivalents	$1,824
Property and equipment	97
Other current assets	422
Intangible assets – Indefinite life AOC	638
Shareholder’s loan	897
Other current liabilities	(378)
Non-controlling interest	(105)

Purchase consideration	$3,395

The fair value of the air operators certificate (“AOC”) is the replacement cost of acquiring the same license.

The purchase consideration is represented by the extinguishment of a loan provided by CHC to Atlantic Aviation. The fair value of the loan at the extinguishment date has been determined by discounting expected cash flows by the interest rate that would be obtained in the market.

As a result of consolidating Atlantic Aviation, the Company has recorded a non-controlling interest relating to the Nigerian Company’s interest in the net assets of Atlantic Aviation. The fair value of the non-controlling interest was estimated using the fair value of Atlantic Aviation less consideration transferred by us. As at January 31, 2013, the redeemable non-controlling interest is $0.1 million. Because of the terms of the put arrangement with the Nigerian Company, the non-controlling interest is considered redeemable and is classified outside of equity.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(i)	Local ownership VIEs (continued):

The amount of revenue and net loss included in our consolidated income statement from the date of acquisition to January 31, 2013 are as follows:

Revenue	$—
Net loss	(933)

Atlantic Aviation has a contingent credit with a third party bank for up to $10.0 million to be able to issue bonds.

Other local ownership VIEs

We also have operations in several other countries that are conducted through entities with local ownership. We have consolidated these entities because the local owners do not have extensive knowledge of the aviation industry and defer to us in the overall management and operation of these entities.

Financial information of local ownership VIEs

All of the local ownership VIEs and their subsidiaries have the same purpose and are exposed to similar operational risks and are monitored on a similar basis by management. As such, the financial information reflected on the consolidated balance sheets and statements of operations for all local ownership VIEs has been presented in the aggregate below, including intercompany amounts with other consolidated entities:

	January 31, 2013	April 30, 2012
Cash and cash equivalents	$6,322	$30,372
Receivables, net of allowance	103,998	86,623
Other current assets	35,702	28,423
Goodwill	72,080	72,269
Other long-term assets	91,844	84,127

Total assets	$309,946	$301,814

Payables and accruals	$265,119	$231,191
Other current liabilities	26,250	40,455
Accrued pension obligations	46,892	55,365
Other long-term liabilities	54,429	58,183

Total liabilities	$392,690	$385,194

	Three months ended		Nine months ended
	January 31, 2013	January 31, 2012	January 31, 2013	January 31, 2012
Revenue	$263,602	$245,048	$799,139	$779,350
Net income (loss)	(5,323)	(6,834)	694	6,461

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities (continued):

(a)	VIEs of which the Company is the primary beneficiary (continued):

(ii)	Accounts receivable securitization:

We enter into trade receivables securitization transactions to raise financing, through the sale of pools of receivables, or beneficial interests therein, to a VIE, Finacity Receivables – CHC 2009, LLC (“Finacity”). Finacity only buys receivables, or beneficial interests therein, from us. These transactions with Finacity satisfy the requirements for sales accounting treatment. Finacity is financed directly by a multi-seller commercial paper conduit, Hannover Funding Company LLC (“Hannover”), which purchases undivided ownership interests in the receivables, or beneficial interests therein, acquired by Finacity from us.

We have determined that servicing decisions most significantly impact the economic performance of Finacity and as we have the power to make these decisions, it is the primary beneficiary of Finacity.

As a result of consolidation, intercompany receivables and payables between the Company and Finacity together with any gain/(loss) arising from the sales treatment of the securitization transactions have been eliminated. The securitized assets and associated liabilities are included in the consolidated financial statements. Cash and cash equivalent balances of Finacity are used only to support the securitizations of the receivables transferred, including the payment of related fees, costs and expenses. The receivables that have been included in securitizations are pledged as security for the benefit of Hannover and are only available for payment of the debt or other obligations arising in the securitization transactions until the associated debt or other obligations are satisfied. The asset backed debt has been issued directly by Finacity.

The following table shows the assets and the associated liabilities related to our secured debt arrangements that are included in the consolidated financial statements:

	January 31, 2013	April 30, 2012
Restricted cash	$5,254	$14,882
Transferred receivables	47,230	66,177
Current facility secured by accounts receivable	41,259	45,566

(iii)	Trinity Helicopters Limited:

As at January 31, 2013 we leased two aircraft from Trinity Helicopters Limited (“Trinity”), an entity considered to be a VIE. Prior to December 2011, Trinity was funded by an unrelated lender who was considered to be the primary beneficiary. In conjunction with our lease covenant negotiations, we agreed to purchase the aircraft off lease from the lender. Instead of outright purchasing the aircraft we loaned the lease termination sum to Trinity who used these funds to repay the financing from the unrelated lender and continued to lease the aircraft to us. The security interest in the aircraft was assigned to us.

We have been determined to be the primary beneficiary of the VIE and began consolidating this entity upon repayment of the previous lender. Prior to consolidation of this entity, the aircraft leases were recorded as capital leases.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

2.	Variable interest entities (continued):

(b)	VIEs of which the Company is not the primary beneficiary:

(i)	Local ownership VIEs:

Thai Aviation Services (“TAS”)

TAS provides helicopter flying services in Thailand. We have a 29.9% interest in the ordinary shares of TAS, with the remaining 70.1% owned by a group of Thai Investors who are considered to be related to each other. The Thai investors have the ability to call and we have the ability to put all shares owned by us to the Thai investors at fair value in the event of a dispute.

We have determined that the activities that most significantly impact the economic performance of TAS are: servicing existing flying services contracts and entering into new contracts, safety and training, maintenance of aircraft and other investment activities. The Thai investors have the ability to control the majority of these decisions through Board majority.

The following table summarizes the amounts recorded for TAS in the consolidated balance sheet:

	January 31, 2013		April 30, 2012
	Carrying amounts	Maximum exposure to loss	Carrying amounts	Maximum exposure to loss
Receivables, net of allowances	$2,531	$2,531	$2,408	$2,408
Equity method investment	17,134	17,134	15,548	15,548

(ii)	Leasing entities:

Related party lessors

As at January 31, 2013 we had operating lease agreements for the lease of 31 aircraft (January 31, 2012 – 20 aircraft) from individual related party entities considered to be VIEs. The total operating lease expense for these leases was $35.3 million for the nine months ended January 31, 2013 (January 31, 2012 – $19.0 million), with $5.2 million outstanding in payables and accruals at January 31, 2013 (April 30, 2012 – $4.4 million).

The lessor VIEs are considered related parties because they are partially financed through equity contributions from entities that have also invested in the Company. We have determined that the activity that most significantly impacts the economic performance of the related party lessor VIEs is the remarketing of the aircraft at the end of the lease term. As we do not have the power to make remarketing decisions, we have determined that we are not the primary beneficiary of the lessor VIEs.

Other VIE lessors

At January 31, 2013 we leased 17 aircraft (January 31, 2012 – 8 aircraft) from two different entities considered to be VIEs. At January 31, 2013, all 17 leases were considered to be operating leases (January 31, 2012 – 8 operating leases).

We have determined that the activity that most significantly impacts the economic performance of the lessor VIEs is the remarketing of the aircraft at the end of the lease term. As we do not have the power to make remarketing decisions, we have determined that we are not the primary beneficiary of the lessor VIEs.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

3.	Assets held for sale:

We have classified certain assets such as aircraft and buildings as held for sale as these assets are ready for immediate sale and management expects these assets to be sold within one year.

	January 31, 2013		April 30, 2012
	# Aircraft		# Aircraft
Aircraft held for sale:
Book value, beginning of period	18	$79,293	12	$31,782
Classified as held for sale, net of impairment	10	6,969	19	82,377
Sales	(8)	(25,716)	(10)	(21,147)
Reclassified as held for use	(4)	(19,199)	(3)	(12,740)
Foreign exchange	—	306	—	(979)

Aircraft held for sale	16	41,653	18	79,293
Building held for sale	—	521	—	520

Total assets held for sale		$42,174		$79,813

The aircraft classified as held for sale are older technology aircraft that are being divested by us. The building classified as held for sale results from the relocation of certain base operations. During the nine months ended January 31, 2013, there were four aircraft that were reclassified to assets held for use as management reviewed its fleet strategy and decided to redeploy these aircraft to flying operations.

During the nine months ended January 31, 2013, certain aircraft held for sale were written down to their fair value less costs to sell. This measurement is considered a level 2 measurement in the fair value hierarchy as the measurement is based on third party appraisals using market data.

4.	Inventories:

	January 31, 2013	April 30, 2012
Work-in-progress for maintenance contracts under completed contract accounting	$4,366	$3,951
Consumables	111,926	96,588
Provision for obsolescence	(10,518)	(10,526)

	$105,774	$90,013

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

5.	Other assets:

	January 31, 2013	April 30, 2012
Current:
Aircraft operating lease funded residual value guarantees	$15,207	$7,004
Deferred financing costs	8,593	7,880
Mobilization costs	6,313	4,780
Foreign currency embedded derivatives and forward contracts (note 13)	3,257	6,524
Prepaid aircraft rentals	3,180	4,958
Residual value guarantee	2,164	2,049

	$38,714	$33,195

Non-current:
Aircraft operating lease funded residual value guarantees	$193,522	$190,147
Aircraft deposits	55,493	44,557
Deferred financing costs	51,064	50,698
Accrued pension asset	41,351	19,449
Mobilization costs	21,015	13,789
Residual value guarantee	10,373	11,632
Foreign currency embedded derivatives and forward contracts (note 13)	9,170	1,695
Prepaid aircraft rentals	9,061	13,730
Security deposits	8,702	9,535
Pension guarantee assets	5,208	4,974
Other assets	1,961	2,897

	$406,920	$363,103

6.	Property and equipment:

Due to a decline in aircraft values, we impaired a portion of our flying assets during the nine months ended January 31, 2013 and 2012 to its fair value. This measurement is considered a level 2 measurement in the fair value hierarchy as the measurement of the fair value of the flying assets is based on aircraft values from third party appraisals using market data.

7.	Intangible assets:

Due to a decline in aircraft values, we impaired a portion of our embedded equity during the nine months ended January 31, 2013 and 2012 to its fair value. This measurement is considered a level 2 measurement in the fair value hierarchy as the measurement of embedded equity is based on aircraft values from third party appraisals using market data.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

8.	Other liabilities:

	January 31, 2013	April 30, 2012
Current:
Foreign currency embedded derivatives and forward contracts (note 13)	$14,849	$11,089
Deferred gains on sale-leasebacks of aircraft	2,668	1,853
Fixed interest rate obligations	2,140	2,900
Aircraft modifications	1,757	2,377
Contract inducement	806	801
Lease aircraft return costs	944	1,632
Unfavorable contract credits	—	2,913
Residual value guarantees	—	83

	$23,164	$23,648

Non-current:
Accrued pension obligations	$102,916	$107,699
Foreign currency embedded derivatives and forward contracts (note 13)	26,007	17,384
Deferred gains on sale-leasebacks of aircraft	18,787	14,475
Residual value guarantees	18,276	17,345
Insurance claims accrual	11,533	13,646
Contract inducement	9,639	10,233
Fixed interest rate obligations	1,464	3,137
Deferred rent liabilities	893	2,013
Other	5,147	5,589

	$194,662	$191,521

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

9.	Long-term debt and capital lease obligations:

	Principal Repayment terms	Facility maturity dates	January 31, 2013	April 30, 2012
Senior secured notes	At maturity	October 2020	1,287,005	1,084,109

Revolving credit facility:
US LIBOR plus a 4.5% margin	At maturity	October 2015	110,000	125,000
Alternate Base Rate plus a 3.5% margin	At maturity	October 2015	22,144	—
Other term loans:
Eurocopter Loan - 2.50%	At maturity	December 2015	2,295	4,623
EDC-B.A. CDOR rate (6 month) plus a 0.8% margin	Semi-annually	June 2014	1,629	2,745
EDC-B.A. CDOR rate (6 month) plus a 0.8% margin	Semi-annually	April 2018	—	10,476

Capital lease obligations	Quarterly	March 2013 - October 2017	47,894	26,922

Boundary Bay financing - 6.93%	Monthly	April 2035	32,359	33,205

Total long-term debt and capital lease obligations			1,503,326	1,287,080

Less: current portion			(24,104)	(17,701)

Long-term debt and capital lease obligations			1,479,222	1,269,379

On October 5, 2012, we issued an additional $200.0 million of senior secured notes (the “notes”). The notes were issued under the same indenture that governs the $1.1 billion of senior secured notes which were previously issued in October 2010. The notes have an aggregate principal value of $200.0 million, were issued at 101.0% of par value, bear interest at a rate of 9.25% with semi-annual interest payments on April 15 and October 15 and mature on October 15, 2020.

The notes were issued by one of our subsidiaries and are guaranteed by us and most of our subsidiaries through a general secured obligation. The notes are secured on a first-priority lien basis by the collateral of each guarantor subject to the permitted liens under the indenture, are subordinated to the priority payment lien obligations including the revolving credit facility and are senior to all unsecured indebtedness of each guarantor.

The notes have the following optional redemption features:

•

Any time prior to October 15, 2013, we can redeem 35% of the aggregate principal amount of the notes at a redemption price of 109.25% of the principal plus accrued and unpaid interest with the net proceeds of one or more equity offerings provided that at least 50% of the aggregate principal of the notes remains outstanding and the redemption occurs within 180 days of the closing date of the equity offering.

•	We can redeem the notes in whole or part, on or after October 15, 2015, at redemption prices that range from 100% to 104.625% of the principal, plus accrued and unpaid interest.

•

We can redeem up to 10% of the aggregate principal amount of the notes in any twelve month period following the issuance date up to October 15, 2015 at a redemption price of 103% of the principal plus accrued interest and unpaid interest.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

9.	Long-term debt and capital lease obligations (continued):

We can redeem the notes in whole or in part at a price of 100% of the aggregate principal amount plus a premium equal to the greater of 1% of the principal amount or the excess of the present value at the redemption date over the principal amount of the notes. Under this option, the present value at the redemption is to be computed based on a redemption price of 104.625% on October 15, 2015 plus all required interest payments due on the notes through October 15, 2015 (excluding accrued but unpaid interest to the applicable redemption date). The applicable discount rate is equal to the treasury rate plus 50 basis points.

Each holder of the notes has the right to require us to repurchase the notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest upon the occurrence of certain events constituting a change in control of the Company.

The notes contain certain covenants limiting the incurrence of additional indebtedness and liens based on the ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to fixed charges and total indebtedness as defined in the indenture and other restrictions including limitations on disposition of assets, the payment of dividends or redemption of equity interests and transactions with affiliates.

10.	Other financing charges:

	Nine months ended
	January 31, 2013	January 31, 2012
Amortization of deferred financing costs	$(5,268)	$(4,953)
Net loss on fair value of derivative financial instruments	(6,683)	(7,892)
Amortization of guaranteed residual values	(1,868)	(1,354)
Interest expense	(11,600)	(4,340)
Interest income	10,219	9,606
Other	(7,265)	(5,084)

	$(22,465)	$(14,017)

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

11.	Income taxes:

As we operate in several tax jurisdictions, our income is subject to various rates of taxation. The income tax recovery (expense) differs from the amount that would have resulted from applying the Luxembourg statutory income tax rates to loss from continuing operations before income taxes as follows:

	Nine months ended
	January 31, 2013	January 31, 2012

Loss from continuing operations before income tax	$(37,699)	$(39,670)
Combined Luxemburg statutory income tax rate	29%	29%

Income tax recovery calculated at statutory rate	10,933	11,504

(Increase) decrease in income tax recovery (expense) resulting from:
Rate differences in various jurisdictions	19,623	33,316
Change in tax law	(1,158)	(977)
Non-deductible items	(27,481)	(23,869)
Other foreign taxes	(15,229)	(8,185)
Non-deductible portion of capital losses	185	1,092
Non-taxable income	21,745	2,113
Adjustments to prior years	(2,030)	(5,863)
Functional currency adjustments	858	(8,493)
Valuation allowance	(57,338)	1,707
Other	(714)	(463)

Income tax recovery (expense)	$(50,606)	$1,882

As at January 31, 2013, there was $17.7 million in unrecognized tax benefits, of which $10.3 million would have an impact on the effective tax rate, if recognized.

During the nine months ended January 31, 2013, a $4.0 million uncertain tax position was identified and recorded. This includes interest and penalties of $1.4 million. As of January 31, 2013 and April 30, 2012, interest and penalties totaling $4.2 million and $2.9 million, respectively, were accrued.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

12.	Employee pension plans:

The net defined benefit pension plan expense is as follows:

	Nine months ended
	January 31, 2013	January 31, 2012

Current service cost	$14,433	$14,015
Interest cost	23,636	27,195
Expected return on plan assets	(31,083)	(26,009)
Amortization of net actuarial and experience losses	766	408
Amortization of past service credits	(279)	—
Employee contributions	(2,196)	(2,293)

	$5,277	$13,316

13.	Derivative financial instruments and fair value measurements:

We are exposed to foreign exchange risk primarily from our subsidiaries which incur revenue and operating expenses in currencies other than U.S. dollars with the most significant being the Pound Sterling, Norwegian Kroner, Canadian dollars, Australian dollars and Euros. We monitor these exposures through our cash forecasting process and regularly enter into foreign exchange forward contracts to manage our exposure to fluctuations in expected future cash flows related to transactions in currencies other than the functional currency.

The outstanding foreign exchange forward contracts are as follows:

	Notional	Fair value Asset	Maturity dates

January 31, 2013:
Purchase contracts to sell U.S. dollars and buy Canadian dollars	CAD 225,922	$3,315	February 2013 to June 2015
Purchase contracts to sell U.S. dollars and buy Euros	€69,268	8,142	December 2013 to July 2014

We enter into long-term revenue agreements, which provide for pricing denominated in currencies other than the functional currency of the parties to the contract. This pricing feature was determined to be an embedded derivative which has been bifurcated for valuation and accounting purposes. The embedded derivative contracts are measured at fair value and included in other assets or other liabilities.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

13.	Derivative financial instruments and fair value measurements (continued):

The following tables summarize the financial instruments measured at fair value on a recurring basis excluding cash and cash equivalents and restricted cash:

	January 31, 2013
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Fair value

Financial assets:
Other assets, current:
Foreign currency forward contracts	$—	$3,216	$—	$3,216
Foreign currency embedded derivatives	—	41	—	41
Other assets, non-current:
Foreign currency forward contracts	—	9,167	—	9,167
Foreign currency embedded derivatives	—	3	—	3

	$—	$12,427	$—	$12,427

Financial assets:
Other liabilities, current:
Foreign currency forward contracts	$—	$(546)	$—	$(546)
Foreign currency embedded derivatives	—	(14,303)	—	(14,303)
Other liabilities, non-current:
Foreign currency forward contracts	—	(380)	—	(380)
Foreign currency embedded derivatives	—	(25,627)	—	(25,627)

	$—	$(40,856)	$—	$(40,856)

Inputs to the valuation methodology for Level 2 measurements include quoted prices for similar assets and liabilities in active markets, and inputs are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument. There were no transfers between categories in the fair value hierarchy.

The carrying values of the other financial instruments, which are measured at other than fair value, approximate fair value due to the short terms to maturity, except for non-revolving debt obligations, the fair values of which are as follows:

	January 31, 2013
	Fair value	Carrying value
Senior secured notes	$1,391,000	$1,287,005

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

13.	Derivative financial instruments and fair value measurements (continued):

The fair value of the senior secured notes is determined based on market information provided by third parties which is considered to be a level 2 measurement in the fair value hierarchy.

14.	Supplemental cash flow information:

	Nine months ended
	January 31, 2013	January 31, 2012
Cash interest paid	$60,924	$59,473
Cash taxes paid (recovered)	24,137	8,252
Assets acquired through non-cash capital leases	27,613	48,529

Change in cash resulting from changes in operating assets and liabilities:

	Nine months ended
	January 31, 2013	January 31, 2012

Receivables, net of allowance	$(15,564)	$(57,175)
Income taxes	(3,117)	4,278
Inventory	(9,226)	1,839
Prepaid expenses	(2,856)	(5,633)
Payables and accruals	(10,781)	30,297
Deferred revenue	(4,876)	17,614
Other assets and liabilities	(73)	(4,982)

	$(46,493)	$(13,762)

15.	Guarantees:

We have provided limited guarantees to third parties under some of our operating leases relating to a portion of the residual aircraft values at the termination of the leases, which have terms expiring between fiscal 2013 and 2022. Our exposure under the asset value guarantees including guarantees in the form of funded and unfunded residual value guarantees, rebateable advance rentals and deferred payments is approximately $228.1 million as at January 31, 2013 (April 30, 2012 – $223.0 million).

16.	Related party transactions:

(a)	Related party leasing transactions and balances:

During the nine months ended January 31, 2013 we engaged in leasing transactions with VIEs related to our ultimate parent (note 2).

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

16.	Related party transactions (continued):

(b)	Balances with Ultimate Parent:

At January 31, 2013, $2.0 million in payables and accruals is due to and $1.0 million in receivables is due from our ultimate parent.

(c)	Related party loan:

Atlantic Aviation has provided a loan of $0.9 million to its owner, the Nigerian Company (note 2).

17.	Commitments:

We have aircraft operating leases with 17 lessors in respect of 165 aircraft included in our fleet at January 31, 2013 (April 30, 2012 – 18 lessors in respect of 164 aircraft). As at January 31, 2013, these leases had expiry dates ranging from fiscal 2013 to 2023. We have the option to purchase the majority of the aircraft for agreed amounts that do not constitute bargain purchase options, but have no commitment to do so. With respect to such leased aircraft, substantially all of the costs of major inspections of airframes and the costs to perform inspections, major repairs and overhauls of major components are at our expense. We either perform this work internally through our own repair and overhaul facilities or have the work performed by an external repair and overhaul service provider.

At January 31, 2013, we have commitments with respect to operating leases for aircraft, buildings, land and equipment. The minimum lease rentals required under operating leases are payable in the following amounts over the following years ended January 31:

	Aircraft operating leases	Building, land and equipment operating leases	Total operating leases

2014	$218,307	$11,325	$229,632
2015	198,112	9,332	207,444
2016	188,023	7,784	195,807
2017	160,182	6,463	166,645
2018	142,327	4,946	147,273
and thereafter	339,063	59,080	398,143

	$1,246,014	$98,930	$1,344,944

As at January 31, 2013, we have committed to purchase $100 million of helicopter parts over a three year period and 27 new aircraft. The total required additional expenditures related to the aircraft purchase commitments is approximately $630 million. These aircraft are expected to be delivered in fiscal 2013 to 2017 and will be deployed in our Helicopter Services segment. We intend to enter into leases for these aircraft or purchase them outright upon delivery from the manufacturer.

The terms of certain of the helicopter lease agreements impose operating and financial limitations on us. Such agreements limit the extent to which we may, among other things, incur indebtedness and fixed charges relative to our level of consolidated adjusted earnings before interest, taxes, depreciation and amortization.

Generally, in the event of a covenant breach, a lessor has the option to terminate the lease and require the return of the aircraft, with the repayment of any arrears of lease payments plus the present value of all future

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

17.	Commitments (continued):

lease payments and certain other amounts which could be material to our financial position. The aircraft would then be sold and the surplus, if any, returned to us. Alternatively we could exercise our option to purchase the aircraft. As at January 31, 2013 we were in compliance with all financial covenants.

During the nine months ended January 31, 2013, a lessor that had been engaged in discussions with us approved a long-term financial covenant reset.

18.	Contingencies:

The Company and its subsidiaries are, from time to time, named as defendants in lawsuits arising in the ordinary course of our business. We maintain adequate insurance coverage to respond to most claims. We cannot predict the outcome of any such lawsuits with certainty, but management does not expect the outcome of pending or threatened legal matters to have a material adverse impact on our financial condition.

In addition, from time to time, the Company and its subsidiaries are subject to investigation by various government agencies in the jurisdictions in which we operate. In 2006, we voluntarily disclosed to OFAC that our subsidiary formerly operating as Schreiner Airways may have violated applicable U.S. laws and regulations by re-exporting to Iran, Sudan, and Libya certain helicopters, related parts, map data, operation and maintenance manuals, and aircraft parts for third-party customers. OFAC’s investigation is ongoing and we continue to fully cooperate. Should the U.S. government determine that these activities violated applicable laws and regulations, we or our subsidiaries could be subject to civil or criminal penalties, including fines and/or suspension of the privilege to engage in trading activities involving goods, software and technology subject to the U.S. jurisdiction. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Brazilian customs authorities seized one of our helicopters (valued at approximately $10.0 million) as a result of allegations that we violated Brazilian customs law by failing to ensure our customs agent and the customs agent’s third party shipping company followed approved routing of the helicopter during transport. We secured release of the helicopter and are disputing through administrative court action any claim for penalties associated with the seizure and the alleged violation. We have preserved our rights by filing a civil action against our customs agent for any losses that may result. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is disputing a claim from the Brazilian tax authorities regarding eligibility for certain tax benefits that our subsidiary claimed in the past in connection with the importation of aircraft parts. The tax authorities are seeking to assess up to $20.0 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation. On December 19, 2011, a First Level Administrative Panel decision reduced the assessment to $0.3 million. We are appealing the remaining assessment. We will continue to defend this claim vigorously. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

Our Brazilian subsidiary is also disputing claims from the Brazilian tax authorities that it was not entitled to certain credits in 2004 and 2007. The tax authorities are seeking up to $3.8 million in additional taxes plus interest and penalties. We believe that based on our interpretation of tax legislation and well established aviation industry practice we are in compliance with all applicable tax legislation and plan to defend this

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

18.	Contingencies (continued):

claim vigorously. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

We received an inquiry from the Nigerian government regarding the tax treatment of certain of our former joint venture partner’s operations in Nigeria. We are cooperating with the government of Nigeria. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

In the United Kingdom, the Ministry for Transport is investigating potential wrongdoing involving two ex-employees in conjunction with the SAR-H bid award processes. This arose from our self-reporting potential improprieties by these individuals upon their discovery in 2010. The SAR-H bid process was subsequently cancelled. We will continue to cooperate in all aspects of the investigation. At January 31, 2013, it is not possible to determine the outcome of this matter, or the significance, if any, to our business, financial condition and result of operations.

19.	Segment information:

We operate under the following segments:

•	Helicopter Services;

•	Maintenance, repair and overhaul (“MRO”);

•	Corporate and other.

We have provided information on segment revenues and segment EBITDAR (adjusted) because these are the financial measures used by the Company’s chief operating decision maker in making operating decisions and assessing performance. Transactions between operating segments are at standard industry rates.

The Helicopter Services segment includes flying operations around the world serving offshore oil and gas, EMS/SAR and other industries. While management does not include aircraft lease and associated costs in an internal measure of profitability for the Helicopter Services segment, these costs are presented in the Helicopter Services column as they are most directly attributable to Helicopter Services operations and revenues.

The MRO segment includes facilities in Norway, Canada, Australia, Poland, and the US that provide helicopter repair and overhaul services for our fleet and for a growing external customer base in Europe, Asia and North America.

Corporate and other includes corporate office costs in various jurisdictions and is not considered a reportable segment.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

19.	Segment information (continued):

	Nine months ended January 31, 2013
	Helicopter Services	MRO	Corporate and other	Inter-segment eliminations	Consolidated
Revenue from external customers	$1,203,471	$96,503	$4,720	$—	$1,304,694
Add: Inter-segment revenues	3,635	215,649	42	(219,326)	—

Total revenue	1,207,106	312,152	4,762	(219,326)	1,304,694
Direct costs (i)	(863,298)	(252,613)	(7,154)	219,326	(903,739)
Earnings from equity accounted investees	2,687	—	—	—	2,687
General and administration costs	—	—	(56,110)	—	(56,110)

Segment EBITDAR (adjusted) (ii)	346,495	59,539	(58,502)	—	347,532
Aircraft lease and associated costs	(149,390)	—	—	—	(149,390)
Amortization					(84,646)
Restructuring costs					(8,617)
Impairment of receivables and funded residual value guarantees					(1,036)
Impairment of intangible assets (iii)					(6,943)
Impairment of assets held for sale					(11,457)
Impairment of assets held for use					(4,724)
Loss on disposal of assets					(9,019)
Interest on long-term debt					(93,949)
Foreign exchange gain					7,015
Other financing charges					(22,465)
Income tax expense					(50,606)

Loss from continuing operations					(88,305)
Income from discontinued operations, net of tax					1,024

Net loss					$(87,281)

(i)	Direct costs in the segment information presented excludes aircraft lease and associated costs. In the consolidated statement of operations these costs are combined.
(ii)	Segment EBITDAR (adjusted) is defined as earnings before interest, taxes, depreciation, amortization and aircraft lease and associated costs or total revenue plus earnings from equity accounted investees less direct costs excluding aircraft lease and associated costs less general and administrative expenses.
(iii)	Impairment of intangible assets relates to the Corporate and other segment.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

19.	Segment information (continued):

	Nine months ended January 31, 2012
	Helicopter services	MRO	Corporate and other	Inter-segment eliminations	Consolidated
Revenue from external customers	$1,131,879	$103,707	$3,996	$—	$1,239,582
Add: Inter-segment revenues	4,916	204,208	30	(209,154)	—

Total revenue	1,136,795	307,915	4,026	(209,154)	1,239,582
Direct costs (i)	(827,255)	(253,441)	(12,846)	209,154	(884,388)
Earnings from equity accounted investees	1,642	—	—	—	1,642
General and administration costs	—	—	(47,483)	—	(47,483)

Segment EBITDAR (adjusted) (ii)	311,182	54,474	(56,303)	—	309,353
Aircraft lease and associated costs	(128,968)	—	—	—	(128,968)
Amortization					(80,891)
Restructuring costs					(15,612)
Impairment of receivables and funded residual value guarantees					(161)
Impairment of intangible assets (iii)					(2,712)
Impairment of assets held for sale					(12,554)
Gain on disposal of assets					2,946
Interest on long-term debt					(89,256)
Foreign exchange loss					(7,798)
Other financing charges					(14,017)
Income tax recovery					1,882

Loss from continuing operations					(37,788)
Loss from discontinued operations, net of tax					(9,528)

Net loss					$(47,316)

(i)	Direct costs in the segment information presented excludes aircraft lease and associated costs. In the consolidated statement of operations these costs are combined.
(ii)	Segment EBITDAR (adjusted) is defined as earnings before interest, taxes, depreciation, amortization and aircraft lease and associated costs or total revenue plus earnings from equity accounted investees less direct costs excluding aircraft lease and associated costs less general and administrative expenses.
(iii)	Impairment of intangible assets relates to the Corporate and other segment.

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

20.	Supplemental condensed consolidated financial information:

The Company and certain of its direct and indirect wholly-owned subsidiaries (the “Guarantor Subsidiaries”) guaranteed, subject to customary automatic subsidiary releases, on a joint and several basis, certain outstanding indebtedness of CHC Helicopter SA. The following consolidating schedules present financial information as of January 31, 2013 and for the nine months ended January 31, 2013 and 2012, based on the guarantor structure that was in place at the date of issuance of the financial statements.

Balance Sheets as at January 31, 2013 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Assets
Current Assets
Cash and cash equivalents	$(4,398)	$10,385	$120,963	$(57,245)	$(10,385)	$59,320
Receivables, net of allowance for doubtful accounts	4	113	134,750	153,605	(721)	287,751
Current intercompany receivables	6,056	608,236	447,710	242,363	(1,304,365)	—
Income taxes receivable	—	—	4,091	23,219	—	27,310
Inventories	—	—	98,259	7,515	—	105,774
Prepaid expenses	39	75	12,093	12,262	(75)	24,394
Other assets	—	5,357	34,479	115,219	(116,341)	38,714

	1,701	624,166	852,345	496,938	(1,431,887)	543,263
Property and equipment, net	—	—	1,095,376	91,381	(381)	1,186,376
Investments	590,479	358,814	447,621	17,132	(1,388,307)	25,739
Intangible assets	—	—	199,940	2,651	—	202,591
Goodwill	—	—	340,832	96,527	—	437,359
Restricted cash	—	—	7,411	16,127	—	23,538
Other assets	—	30,839	359,951	46,939	(30,809)	406,920
Long-term intercompany receivables	—	884,529	15,271	488,017	(1,387,817)	—
Deferred income tax assets	—	—	10,349	535	—	10,884
Assets held for sale	—	—	42,174	—	—	42,174

	$592,180	$1,898,348	$3,371,270	$1,256,247	$(4,239,201)	$2,878,844

Liabilities and Shareholder’s Equity
Current Liabilities
Payables and accruals	$418	$39,341	$287,187	$106,635	$(39,343)	$394,238
Deferred revenue	—	—	12,543	8,408	—	20,951
Income taxes payable	1,297	1,031	33,817	11,544	(1,031)	46,658
Current intercompany payables	700	39,301	267,716	427,671	(735,388)	—
Deferred income tax liabilities	—	—	1,921	99	—	2,020
Current facility secured by accounts receivable	—	—	—	41,259	—	41,259
Other liabilities	—	110,948	125,837	8,310	(221,931)	23,164
Current portion of long-term debt	—	—	24,104	—	—	24,104

	2,415	190,621	753,125	603,926	(997,693)	552,394
Long-term debt	—	1,359,149	1,479,222	—	(1,359,149)	1,479,222
Long-term intercompany payables	—	—	448,799	54,460	(503,259)	—
Deferred revenue	—	—	26,101	26,532	—	52,633
Other liabilities	16	—	116,682	77,964	—	194,662
Deferred income tax liabilities	—	—	10,996	834	—	11,830

Total liabilities	2,431	1,549,770	2,834,925	763,716	(2,860,101)	2,290,741
Redeemable non-controlling interests	—	—	—	(1,646)	—	(1,646)
Shareholder’s equity	589,749	348,578	536,345	494,177	(1,379,100)	589,749

	$592,180	$1,898,348	$3,371,270	$1,256,247	$(4,239,201)	$2,878,844

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

Balance Sheets as at April 30, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Assets
Current Assets
Cash and cash equivalents	$196	$(6,771)	$41,032	$14,319	$6,771	$55,547
Receivables, net of allowance for doubtful accounts	4	113	115,853	150,881	(736)	266,115
Current intercompany receivables	6,065	463,703	521,817	282,677	(1,274,262)	—
Income taxes receivable	—	—	4,203	16,544	—	20,747
Deferred income tax assets	—	—	5,192	3,350	—	8,542
Inventories	—	—	80,879	9,134	—	90,013
Prepaid expenses	—	—	12,088	9,095	—	21,183
Other assets	—	14,202	38,973	38,575	(58,555)	33,195

	6,265	471,247	820,037	524,575	(1,326,782)	495,342
Property and equipment, net	—	—	950,024	77,217	(381)	1,026,860
Investments	661,373	324,255	358,315	15,548	(1,335,265)	24,226
Intangible assets	—	—	215,949	1,941	—	217,890
Goodwill	—	—	336,703	97,108	—	433,811
Restricted cash	—	—	6,039	19,955	—	25,994
Other assets	—	31,497	333,683	29,362	(31,439)	363,103
Long-term intercompany receivables	—	873,263	30,151	496,926	(1,400,340)	—
Deferred income tax assets	—	—	30,759	18,184	—	48,943
Assets held for sale	—	—	79,813	—	—	79,813

	$667,638	$1,700,262	$3,161,473	$1,280,816	$(4,094,207)	$2,715,982

Liabilities and Shareholder’s Equity
Current Liabilities
Payables and accruals	$45	$5,796	$255,960	$107,059	$(5,796)	$363,064
Deferred revenue	—	—	14,020	9,717	—	23,737
Income taxes payable	5,433	3,908	20,763	17,385	(3,908)	43,581
Current intercompany payables	1,352	31,754	327,798	489,454	(850,358)	—
Deferred income tax liabilities	—	—	11,652	77	—	11,729
Current facility secured by accounts receivable	—	—	—	45,566	—	45,566
Other liabilities	—	34,606	49,277	18,641	(78,876)	23,648
Current portion of long-term debt	—	—	17,701	—	—	17,701

	6,830	76,064	697,171	687,899	(938,938)	529,026
Long-term debt	—	1,209,109	1,269,379	—	(1,209,109)	1,269,379
Long-term intercompany payables	—	—	449,595	69,313	(518,908)	—
Deferred revenue	—	—	17,955	25,562	—	43,517
Other liabilities	16	—	107,491	84,014	—	191,521
Deferred income tax liabilities	—	—	16,931	3,141	—	20,072

Total liabilities	6,846	1,285,173	2,558,522	869,929	(2,666,955)	2,053,515

Redeemable non-controlling interests	—	—	—	1,675	—	1,675

Shareholder’s equity	660,792	415,089	602,951	409,212	(1,427,252)	660,792

	$667,638	$1,700,262	$3,161,473	$1,280,816	$(4,094,207)	$2,715,982

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

Statements of Operations for the nine months ended January 31, 2013 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Revenue	$—	$—	$839,587	$847,267	$(382,160)	$1,304,694

Operating expenses:
Direct costs	—	(62)	(619,746)	(815,543)	382,222	(1,053,129)
Earnings (loss) from equity accounted investees	(84,195)	7,433	91,112	1,586	(13,249)	2,687
General and administration costs	(234)	(4,268)	(43,657)	(12,268)	4,317	(56,110)
Amortization	—	—	(76,552)	(8,094)	—	(84,646)
Restructuring costs	—	(16)	(2,783)	(5,834)	16	(8,617)
Impairment of receivables and funded residual value guarantees	—	—	(1,036)	—	—	(1,036)
Impairment of intangible assets	—	—	(6,943)	—	—	(6,943)
Impairment of assets held for sale	—	—	(11,457)	—	—	(11,457)
Impairment of assets held for use	—	—	(4,724)	—	—	(4,724)
Gain (loss) on disposal of assets	—	—	(9,107)	88	—	(9,019)

	(84,429)	3,087	(684,893)	(840,065)	373,306	(1,232,994)

Operating income (loss)	(84,429)	3,087	154,694	7,202	(8,854)	71,700
Financing income (charges)	(71)	(84,307)	(204,263)	95,137	84,105	(109,399)

Income (loss) from continuing operations before income tax	(84,500)	(81,220)	(49,569)	102,339	75,251	(37,699)

Income tax recovery (expense)	144	(2,848)	(35,650)	(15,100)	2,848	(50,606)

Income (loss) from continuing operations	(84,356)	(84,068)	(85,219)	87,239	78,099	(88,305)

Income from discontinued operations, net of tax	—	—	1,024	—	—	1,024

Net income (loss)	$(84,356)	$(84,068)	$(84,195)	$87,239	$78,099	$(87,281)

Net income (loss) attributable to:
Controlling interest	$(84,356)	$(84,068)	$(84,195)	$90,164	$78,099	$(84,356)
Non-controlling interests	—	—	—	(2,925)	—	(2,925)

Net income (loss)	$(84,356)	$(84,068)	$(84,195)	$87,239	$78,099	$(87,281)

Comprehensive income (loss)	$(71,377)	$(69,689)	$(71,216)	$75,057	$62,422	$(74,803)

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

Cash Flows for the nine months ended January 31, 2013 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Cash provided by (used in) operating activities	$(4,594)	$(128,195)	$30,234	$(51,923)	$128,195	$(26,283)

Financing activities:
Increase in deferred financing costs relating to the notes	—	(3,793)	(3,793)	—	3,793	(3,793)
Sold interest in accounts receivable, net of collections	—	—	—	(6,021)	—	(6,021)
Proceeds from issuance of senior secured notes	—	202,000	202,000	—	(202,000)	202,000
Long-term debt proceeds	—	752,144	812,449	—	(752,144)	812,449
Long-term debt repayments	—	(805,000)	(817,594)	—	805,000	(817,594)
Long-term intercompany flow -issuance of debt	—	—	(1,821)	1,821	—	—

Cash provided by (used in) financing activities	—	145,351	191,241	(4,200)	(145,351)	187,041

Investing activities:
Property and equipment additions	—	—	(298,556)	(20,002)	—	(318,558)
Proceeds from disposal of property and equipment	—	—	207,863	33	—	207,896
Aircraft deposits net of lease inception refunds	—	—	(49,517)	—	—	(49,517)
Restricted cash	—	—	(1,364)	3,771	—	2,407
Distributions from equity investments	—	—	745	—	—	745

Cash used in investing activities	—	—	(140,829)	(16,198)	—	(157,027)

Cash provided by (used in) continuing operations	(4,594)	17,156	80,646	(72,321)	(17,156)	3,731

Cash provided by (used in) discontinued operations:
Cash provided by operating activities	—	—	1,024	—	—	1,024
Cash used in financing activities	—	—	(1,024)	—	—	(1,024)

Cash provided by (used in) discontinued operations	—	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	(715)	757	—	42

Change in cash and cash equivalents during the period	(4,594)	17,156	79,931	(71,564)	(17,156)	3,773

Cash and cash equivalents, beginning of the period	196	(6,771)	41,032	14,319	6,771	55,547

Cash and cash equivalents, end of the period	$(4,398)	$10,385	$120,963	$(57,245)	$(10,385)	$59,320

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

Statements of Operations for the nine months ended January 31, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Revenue	$—	$—	$822,330	$834,737	$(417,485)	$1,239,582

Operating expenses:
Direct costs	—	—	(634,748)	(797,746)	419,138	(1,013,356)
Earnings from equity accounted investees	(58,542)	(80,112)	(74,776)	659	214,413	1,642
General and administration costs	(333)	33,404	(9,736)	(35,694)	(35,124)	(47,483)
Amortization	—	—	(73,189)	(7,702)	—	(80,891)
Restructuring costs	—	—	(15,203)	(409)	—	(15,612)
Impairment of receivables and funded residual value guarantees	—	—	(161)	—	—	(161)
Impairment of intangible assets	—	—	(2,712)	—	—	(2,712)
Impairment of assets held for sale	—	—	(11,874)	(680)	—	(12,554)

Gain on disposal of assets	—	—	1,399	1,547	—	2,946

	(58,875)	(46,708)	(821,000)	(840,025)	598,427	(1,168,181)

Operating income (loss)	(58,875)	(46,708)	1,330	(5,288)	180,942	71,401
Financing charges	(22)	(6,988)	(52,712)	(58,083)	6,734	(111,071)

Loss from continuing operations before income tax	(58,897)	(53,696)	(51,382)	(63,371)	187,676	(39,670)

Income tax recovery (expense)	779	(2,376)	2,368	(1,265)	2,376	1,882

Loss from continuing operations	(58,118)	(56,072)	(49,014)	(64,636)	190,052	(37,788)

Loss from discontinued operations, net of tax	—	—	(9,528)	—	—	(9,528)

Net loss	(58,118)	(56,072)	(58,542)	(64,636)	190,052	(47,316)

Net income (loss) attributable to:
Controlling interest	(58,118)	(56,072)	(58,542)	(75,438)	190,052	(58,118)
Non-controlling interests	—	—	—	10,802	—	10,802

Net loss	$(58,118)	$(56,072)	$(58,542)	$(64,636)	$190,052	$(47,316)

Comprehensive loss	$(131,231)	$(125,448)	$(131,655)	$(91,211)	$357,351	$(122,194)

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

Statements of Cash Flows for nine months ended January 31, 2012 (Expressed in thousands of United States dollars)	Parent	Issuer	Guarantor	Non-guarantor	Eliminations	Consolidated

Cash provided by (used in) operating activities	$(28,913)	$(176,183)	$88,002	$(59,339)	$176,183	$(250)

Financing activities:
Sold interest in accounts receivable, net of collections	—	—	—	42,657	—	42,657
Long-term debt proceeds	—	600,000	600,000	—	(600,000)	600,000
Long-term debt repayments	—	(530,000)	(565,743)	—	530,000	(565,743)
Long-term intercompany flow - issuance of debt	(51,501)	51,501	51,501	—	(51,501)	—
Proceeds from issuance of capital stock	80,000	—	—	—	—	80,000

Cash provided by financing activities	28,499	121,501	85,758	42,657	(121,501)	156,914
Investing activities:
Property and equipment additions	—	—	(225,436)	(27,612)	—	(253,048)
Proceeds from disposal of property and equipment	—	—	165,232	6	—	165,238
Aircraft deposits net of lease inception refunds	—	—	(59,360)	—		(59,360)
Restricted cash	—	—	536	(13,514)	—	(12,978)
Distributions from equity investments	—	—	936	—	—	936
Cash used in investing activities	—	—	(118,092)	(41,120)	—	(159,212)

Cash provided by (used in) continuing operations	(414)	(54,682)	55,668	(57,802)	54,682	(2,548)

Cash provided by (used in) discontinued operations:
Cash flows used in operating activities	—	—	(1,695)	—	—	(1,695)
Cash flows provided by financing activities	—	—	1,695	—	—	1,695

Cash provided by (used in) discontinued operations	—	—	—	—	—	—

Effect of exchange rate changes on cash and cash equivalents	—	—	(15,715)	(3,984)	—	(19,699)

Change in cash and cash equivalents during the year	(414)	(54,682)	39,953	(61,786)	54,682	(22,247)

Cash and cash equivalents, beginning of the year	28	2,692	15,016	53,877	(2,692)	68,921

Cash and cash equivalents, end of the year	$(386)	$(51,990)	$54,969	$(7,909)	$51,990	$46,674

6922767 HOLDING S.à.r.l.

Notes to Interim Consolidated Financial Statements (Unaudited)

(Tabular amounts expressed in thousands of United States dollars unless otherwise noted)

21.	Subsequent events:

(a)	Issuance of Share Capital

On April 25, 2013, we issued one share of capital stock for cash consideration of $25.0 million to our existing shareholder. The proceeds were allocated as one Euro to the Capital Stock of the Company and $25.0 million to contributed surplus.

(b)	Issuance of Unsecured Senior Notes

On May 8, 2013, we issued $300.0 million of unsecured senior notes (the “unsecured notes”). The unsecured notes are issued under an indenture. The unsecured notes have an aggregate principal value of $300.0 million, were issued at par value, bear interest at a rate of 9.375% with semi-annual interest payments on June 1 and December 1 and mature on June 1, 2021. The net proceeds from the issuance have been used to repay a portion of the Company’s borrowings under its revolving credit facility and for other working capital and general corporate purposes.

(c)	Commitment to Acquire Aircraft

On May 24, 2013, we exercised options to purchase two Sikorsky S92 aircraft.

CHC Helicopter S.A.

Offer to Exchange

$300,000,000 aggregate principal amount of its 9.375% Senior Notes due 2021,

which have been registered under the Securities Act of 1933, as amended, for any and all of its outstanding unregistered 9.375% Senior Notes due 2021.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.